As filed with the Securities and Exchange Commission on October 19, 2012

Registration No. 333-183999

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	98-0501001 (I.R.S. Employer Identification Number)

29 Richmond Road, Pembroke, Bermuda HM 08
(441) 278-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert F. Kuzloski, Esq.
Executive Vice President & General Counsel
Validus Holdings, Ltd.
29 Richmond Road, Pembroke, Bermuda HM 08
(441) 278-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd E. Freed, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Steven J. Daniels, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, Delaware 19801 (302) 651-3000	William F. Fawcett, Esq. General Counsel and Secretary Flagstone Reinsurance Holdings, S.A. 65, Avenue de la Gare L-1611 Luxembourg Grand Duchy of Luxembourg +352 273 515 30	Sarkis Jebejian, Esq. Eric L. Schiele, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑  Accelerated filer ☐  Non-accelerated filer ☐ (Do not check if a smaller reporting company) company  Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, and the rules thereunder, or until the registration statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not complete the mergers described herein and issue the securities described herein until the registration statement filed with the Securities and Exchange Commission (of which this proxy statement/prospectus forms a part) becomes effective. This proxy statement/prospectus is not an offer to sell the securities described herein and Validus Holdings, Ltd. is not soliciting an offer to buy the securities described herein in any state or jurisdiction in which such sale or offer is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 19, 2012

PROPOSED MERGERS—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Flagstone Reinsurance Holdings, S.A.:

The board of directors of Flagstone Reinsurance Holdings, S.A. (“Flagstone”) has approved a merger agreement with Validus Holdings, Ltd. (“Validus”) pursuant to which Validus will acquire Flagstone. Under the terms of the merger agreement, the acquisition will be completed by means of two mergers. First, Flagstone will become a Bermuda entity through a first-step merger into Flagstone Reinsurance Holdings (Bermuda) Limited (“Flagstone Bermuda”), a newly-formed subsidiary of Flagstone that is organized in Bermuda. Second, immediately following the first-step merger, Flagstone Bermuda, as the successor-in-interest to Flagstone, will merge through a second-step merger into a newly-formed Validus subsidiary. Following the second-step merger, the successor-in-interest to Flagstone will be wholly owned by Validus.

If the mergers are completed, for each Flagstone share you hold immediately prior to the completion of the mergers, you will have the right to receive 0.1935 common shares of Validus and $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common share you would otherwise be entitled to receive.

Validus common shares are quoted on the New York Stock Exchange (the “NYSE”) under the symbol “VR.” The closing price of a Validus common share on the NYSE on October  •  , 2012, the most recent practicable date prior to the date of this proxy statement/prospectus, was $  •  . Flagstone shares, which are currently quoted on the NYSE under the symbol “FSR,” would be delisted upon completion of the mergers. The closing price of a Flagstone share on the NYSE on October  •  , 2012, the most recent practicable date prior to the date of this proxy statement/prospectus, was $  •  .

Based on the Validus common shares and Flagstone shares outstanding as of October  •  , 2012, and the exchange ratio of 0.1935 Validus common shares to be issued for each Flagstone share in the mergers, we anticipate that Validus will issue approximately  •   Validus common shares in the mergers, which will represent, in the aggregate, approximately 11.9% of the issued and outstanding Validus common shares on a pro forma, fully-diluted basis, immediately after the mergers.

We are sending you this proxy statement/prospectus to ask you to vote your Flagstone shares, in person or by proxy, at an extraordinary general meeting of Flagstone shareholders on a proposal to approve the merger agreement, the first-step merger and the first-step statutory merger agreement and to approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with, or following the completion of, the mergers.

Flagstone’s board of directors has unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and (2) determined that it is in the best interests of Flagstone and its shareholders that Flagstone enter into the merger agreement and that the mergers and the terms thereof, together with the other transactions contemplated by the merger agreement and the first-step statutory merger agreement, are fair to, and in the best interests of, Flagstone and its shareholders. Accordingly, Flagstone’s board of directors unanimously recommends that Flagstone shareholders vote “FOR” the approval of the merger agreement, the first-step merger and the first-step statutory merger agreement. Flagstone’s board of directors also unanimously recommends that Flagstone shareholders vote “FOR” the non-binding advisory proposal to approve the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with, or following the completion of, the mergers.

This proxy statement/prospectus provides Flagstone shareholders with detailed information about Flagstone’s extraordinary general meeting, the mergers, Validus and Flagstone. You can also obtain information from publicly available documents filed by Validus and Flagstone with the SEC. Validus and Flagstone encourage you to read this entire document carefully, including the section titled “Risk Factors” beginning on page 22.

Your vote is very important. Whether or not you plan to attend Flagstone’s extraordinary general meeting, please take time to submit your proxy or voting instructions as soon as possible so that your shares may be represented and voted at Flagstone’s extraordinary general meeting. I look forward to greeting those of you who are able to attend.

Sincerely,

David A. Brown Chief Executive Officer Flagstone Reinsurance Holdings, S.A.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, passed upon the merits or fairness of the securities to be issued under this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October •  , 2012, and is first being sent or mailed to the shareholders of Flagstone on or about October •  , 2012.

Flagstone Reinsurance Holdings, S.A.
65, Avenue de la Gare, 9th Floor
L-1611 Luxembourg
Grand Duchy of Luxembourg
RCS Luxembourg number: B 153.214

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON •, 2012

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (which we refer to as the “extraordinary general meeting”) of Flagstone Reinsurance Holdings, S.A. (which we refer to as “Flagstone”) will be held on •, 2012, at • at •, Grand Duchy of Luxembourg for the following purposes:

Extraordinary Business

1.

To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 30, 2012 (which we refer to as the “merger agreement”), among Flagstone, Flagstone Reinsurance Holdings (Bermuda) Limited (which we refer to as “Flagstone Bermuda”), Validus Holdings, Ltd. (which we refer to as “Validus”) and Validus UPS, Ltd. (which we refer to as “Merger Sub”) (a copy of which is attached to the accompanying proxy statement/prospectus as Annex A), the merger of Flagstone with and into Flagstone Bermuda, with Flagstone Bermuda surviving this merger (which we refer to as the “first-step merger”) and the First-Step Statutory Merger Agreement, dated as of September 27, 2012, between Flagstone and Flagstone Bermuda and published in the Mémorial C, Recueil des Sociétés et des Associations on October 15, 2012 (a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and which we refer to as the “first-step statutory merger agreement”), upon hearing (1) the special merger report of the board of directors of Flagstone pursuant to Article 265 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (which we refer to as the “Luxembourg Corporate Law”) and (2) the report of the independent expert (réviseur d’entreprise agréé) pursuant to Article 266 of the Luxembourg Corporate Law (which we refer to collectively as the “merger proposal”).

Special Business

2.

To consider and vote on a non-binding, advisory proposal required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, and the rules thereunder to approve the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with, or following the completion of, the first-step merger and the merger of Flagstone Bermuda with and into Merger Sub immediately following the first-step merger (which we refer to collectively as the “mergers”) (this non-binding, advisory proposal relates only to compensation or other arrangements between Flagstone’s named executive officers and Flagstone in existence prior to completion of the mergers that may result in a payment to Flagstone’s named executive officers in connection with, or following, the completion of the mergers and does not relate to any new compensation or other arrangements between Flagstone’s named executive officers and Validus or, following the mergers, the surviving company in the mergers and its subsidiaries) (which we refer to as the “non-binding compensation proposal”).

The extraordinary and special business of the extraordinary general meeting set out above is described in more detail in the accompanying proxy statement/prospectus. Flagstone will transact no other business at the extraordinary general meeting except such business as may properly be brought before the extraordinary general meeting or any adjournment, reconvening or postponement thereof.

The approval of the merger proposal, which requires the affirmative vote of at least three-fourths of the Flagstone shares present or represented at the extraordinary general meeting, is required for completion of the mergers. The approval of the non-binding compensation proposal, which requires the affirmative vote of at least two-thirds of the Flagstone shares present or represented at the extraordinary general meeting, is not required for completion of the mergers.

Flagstone has fixed the close of business on October 5, 2012 as the record date for the extraordinary general meeting. Only Flagstone shareholders of record as of the close of business on the record date are entitled to receive notice of, and to vote at, the extraordinary general meeting or any adjournment, reconvening or postponement thereof.

Flagstone’s board of directors has unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and (2) determined that it is in the best interests of Flagstone and its shareholders that Flagstone enter into the merger agreement and that the mergers and the terms thereof, together with the other transactions contemplated by the merger agreement and the first-step statutory merger agreement, are fair to, and in the best interests of, Flagstone and its shareholders. Accordingly, Flagstone’s board of directors unanimously recommends that Flagstone shareholders vote “FOR” the merger proposal. Flagstone’s board of directors also unanimously recommends that Flagstone shareholders vote “FOR” the non-binding compensation proposal.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, we encourage you to read the accompanying proxy statement/prospectus carefully and submit your proxy or voting instructions as soon as possible. If you are a shareholder of record holding your shares directly in your name, you may submit your proxy by signing, dating and returning your proxy card in the enclosed postage-paid envelope or by personal delivery to Flagstone’s registered office. This proxy may be revoked by the record holder if the shares are represented in person and voted at the extraordinary general meeting. If you are a beneficial owner holding your shares in “street name” (through a broker, bank, trustee or other nominee) as of the close of business on the record date, you should submit your voting instructions in accordance with the instructions on the voting instruction form provided to you.

The accompanying proxy statement/prospectus provides a detailed description of the mergers and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference, and its Annexes carefully and in their entirety.

The accompanying proxy statement/prospectus, proxy card and notice of extraordinary general meeting will be available from October •, 2012 at Flagstone’s registered office.

By order of the board of directors
of Flagstone Reinsurance Holdings, S.A.

William F. Fawcett
General Counsel and Corporate Secretary
Luxembourg, Grand Duchy of Luxembourg
October •, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Extraordinary General Meeting of Shareholders to be held on •, 2012.

The Notice of Extraordinary General Meeting and the Proxy Statement/Prospectus
are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205986&p=extragenmeeting

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Validus and Flagstone from documents previously filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge from the SEC’s website at www.sec.gov. You can also obtain the documents that are incorporated by reference in this proxy statement/prospectus from Validus or Flagstone by requesting them in writing or by telephone using the following contact information:

Validus Holdings, Ltd. 29 Richmond Road Pembroke HM 08 Bermuda Attention: Jon Levenson, Executive Vice President (441) 278-9000	or	Flagstone Reinsurance Holdings, S.A. 2nd Floor, Wellesley House 90 Pitts Bay Road, Pembroke HM 08 Bermuda Attention: Brenton Slade, Chief Marketing Officer (441) 278-4303

If you would like to request any documents, in order to ensure timely delivery, please do so by •, 2012 in order to receive them before the extraordinary general meeting. Validus or Flagstone, as the case may be, will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after the receipt of such request.

See the section of this proxy statement/prospectus titled “Where You Can Find More Information” for more information about the documents referred to in this proxy statement/prospectus.

In addition, if you have questions about the extraordinary general meeting, the merger agreement or the mergers described in this proxy statement/prospectus, you may contact Flagstone’s proxy solicitor, Okapi Partners LLC, at 437 Madison Avenue, 28th Floor, New York, NY 10022, call collect at (212) 297-0720 or call toll free at (855) 208-8902.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-183999) filed by Validus with the SEC. It constitutes a prospectus of Validus under Section 5 of the Securities Act of 1933, as amended, and the rules and regulations thereunder (which we refer to as the “Securities Act”), with respect to the voting common shares, par value $0.175 per share, of Validus (which we refer to as the “Validus common shares”) to be issued to Flagstone shareholders pursuant to the Agreement and Plan of Merger, dated as of August 30, 2012 (which we refer to as the “merger agreement”), as it may be amended from time to time, by and among Validus, Flagstone, Validus UPS, Ltd. and Flagstone Reinsurance Holdings (Bermuda) Limited, a copy of which is included as Annex A to this proxy statement/prospectus. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (which we refer to as the “Exchange Act”), and a notice of meeting with respect to the extraordinary general meeting of Flagstone shareholders (which we refer to as the “extraordinary general meeting”) at which Flagstone shareholders will consider and vote on the merger proposal and the non-binding compensation proposal.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated October •, 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document containing such information. Neither the mailing of this proxy statement/prospectus to Flagstone shareholders nor the issuance by Validus of Validus common shares pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation.

All references in this proxy statement/prospectus to “Validus” refer to Validus Holdings, Ltd., a Bermuda exempted company, and/or its consolidated subsidiaries, unless the context requires otherwise; all references in this proxy statement/prospectus to “Flagstone” refer to Flagstone Reinsurance Holdings, S.A., a Luxembourg joint stock corporation (société anonyme), and/or its consolidated subsidiaries, unless the context requires otherwise; all references to “Merger Sub” refer to Validus UPS, Ltd., a Bermuda exempted company, and a wholly owned subsidiary of Validus; all references to “Flagstone Bermuda” refer to Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company, both in its capacity as a wholly owned subsidiary of Flagstone and in its capacity as the surviving company in the first-step merger. All references in this proxy statement/prospectus to the “mergers” refer to the mergers contemplated by the merger agreement, which are (1) the merger of Flagstone with and into Flagstone Bermuda pursuant to which Flagstone Bermuda will survive as a Bermuda exempted company and the successor-in-interest to Flagstone (which we refer to as the “first- step merger”), and (2) immediately following the first-step merger, the merger of Flagstone Bermuda with and into Merger Sub pursuant to which Merger Sub will be the surviving company and the successor-in-interest to Flagstone (which we refer to as the “second-step merger”). All references in this proxy statement/prospectus to the “first-step statutory merger agreement” refer to the First-Step Statutory Merger Agreement, dated as of September 27, 2012, between Flagstone and Flagstone Bermuda (a copy of which is attached to this proxy statement/prospectus as Annex B). All references in this proxy statement/prospectus to “Flagstone shares” refer to the common shares, par value $0.01 per share, of Flagstone. Unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we,” “our” and “us” refer to Validus and Flagstone collectively. Also, in this proxy statement/prospectus, “$” refers to U.S. dollars.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING OF FLAGSTONE SHAREHOLDERS

The following are some questions that you, as a shareholder of Flagstone, may have regarding the proposals being considered at the extraordinary general meeting and the answers to those questions. Validus and Flagstone urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the proposals being considered at the extraordinary general meeting. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?
A:

Flagstone entered into a merger agreement with Validus, Merger Sub and Flagstone Bermuda, dated as of August 30, 2012. Pursuant to the merger agreement, Flagstone will first merge with and into Flagstone Bermuda with Flagstone Bermuda surviving, after which Flagstone Bermuda will merge with and into Merger Sub. As a result, immediately following the mergers, the successor-in-interest to Flagstone will be a wholly owned subsidiary of Validus.

In order to complete the mergers, among other things, Flagstone shareholders must approve the merger agreement (a copy of which is attached to this proxy statement/prospectus as Annex A), the first-step merger and the first-step statutory merger agreement (a copy of which is attached to this proxy statement/prospectus as Annex B).

Flagstone will hold an extraordinary general meeting of its shareholders to obtain this approval. This proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Validus and Flagstone, the mergers and the extraordinary general meeting. You should read all the available information carefully and in its entirety.

Q:	When and where will the extraordinary general meeting be held?
A:	Flagstone’s extraordinary general meeting of shareholders will be held on •, 2012 at • at •, Grand Duchy of Luxembourg.
Q:	What are the proposals on which I am being asked to vote?
A:	At the extraordinary general meeting, you will be asked to consider and vote on the following proposals:

1.

A proposal to approve the merger agreement (a copy of which is attached to this proxy statement/prospectus as Annex A), the first-step merger and the first-step statutory merger agreement (a copy of which is attached to this proxy statement/prospectus as Annex B) (which we refer to as the “merger proposal”).

2.

A non-binding, advisory proposal required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to approve the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with, or following the completion of, the mergers (this non-binding, advisory proposal relates only to compensation or other arrangements between Flagstone’s named executive officers and Flagstone in existence prior to completion of the mergers that may result in a payment to Flagstone’s named executive officers in connection with, or following, the completion of the mergers and does not relate to any new compensation or other arrangements between Flagstone’s named executive officers and Validus or, following the mergers, the surviving company in the mergers and its subsidiaries) (which we refer to as the “non-binding compensation proposal”).

The approval of the merger proposal is required for completion of the mergers. The approval of the non-binding compensation proposal is not required for completion of the mergers.

Q:	What will happen in the mergers?
A:

In the first-step merger, Flagstone will merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving the first-step merger as a Bermuda exempted company. Immediately following the first-step merger, Flagstone Bermuda, as the successor-in- interest to Flagstone, will merge with and into Merger Sub in the second-step merger, with Merger Sub surviving the second-step merger as a Bermuda exempted company. As a result, immediately following the mergers, the successor-in-interest to Flagstone will be a wholly owned subsidiary of Validus.

Q:	What will I receive in the mergers?
A:

Upon the completion of the mergers, each Flagstone shareholder will have the right to receive 0.1935 Validus common shares and $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common shares they would otherwise be entitled to receive (which we refer to as the “merger consideration”) in consideration for each Flagstone share he, she or it holds immediately prior to the mergers. Because the exchange ratio is fixed at 0.1935 Validus common shares for each Flagstone share, the market value of the Validus common shares issued as a portion of the merger consideration will depend upon the market price of Validus common shares at the time the mergers are completed. That price will not be known at the time of the extraordinary general meeting. Based on the closing price of $• per Validus common share on the NYSE on October  •  , 2012, the most recent practicable date prior to the date of this proxy statement/prospectus, the merger consideration per Flagstone share was valued at $•   (consisting of $2.00 in cash and $•   in Validus common shares). We urge you to obtain current market quotations for Validus common shares and Flagstone shares before voting.

Q:	Will I be taxed on the merger consideration I receive?
A:

Flagstone and Validus intend for each of the first-step merger and the second-step merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and completion of the mergers is conditioned on, among other things, Validus and Flagstone receiving tax opinions to this effect from their respective counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP. Assuming the mergers are so treated, for U.S. federal income tax purposes: (1) a U.S. holder of Flagstone shares, upon the exchange of its Flagstone shares for Flagstone Bermuda common shares in the first-step merger, generally will not recognize any gain or loss and (2) a U.S. holder of Flagstone Bermuda common shares, upon the exchange of its Flagstone Bermuda common shares for Validus common shares and cash in the second-step merger, generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received by such U.S. holder in the second-step merger (excluding any cash received in lieu of a fractional Validus common share) and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the Validus common shares received by such U.S. holder (including the fair market value of any fractional Validus common share deemed received), over (b) the U.S. holder’s tax basis in the Flagstone Bermuda common shares exchanged pursuant to the second-step merger. Subject to the passive foreign investment company rules or the potential application of Section 1248 of the Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes. For more information, see the section of this proxy statement/prospectus titled “United States Federal Income Tax Consequences of the Mergers.”

The tax consequences of the mergers to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult your own tax advisor as to the specific tax consequences of the mergers to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

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Q:	How does Flagstone’s board of directors recommend that Flagstone shareholders vote?
A:

Flagstone’s board of directors has unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and (2) determined that it is in the best interests of Flagstone and its shareholders that Flagstone enter into the merger agreement and that the mergers and the terms thereof, together with the other transactions contemplated by the merger agreement and the first-step statutory merger agreement, are fair to, and in the best interests of, Flagstone and its shareholders. Accordingly, Flagstone’s board of directors unanimously recommends that Flagstone shareholders vote “FOR” both the merger proposal and the non-binding compensation proposal.

Q:	What percentage of the outstanding Validus common shares will the former Flagstone shareholders own, in the aggregate, after the mergers?
A:

Based on the number of outstanding Validus common shares and Flagstone shares as of October •, 2012 and the exchange ratio of 0.1935 Validus common shares to be issued for each Flagstone share in the mergers, Validus estimates that former Flagstone shareholders will own, in the aggregate, approximately 11.9% of the issued and outstanding Validus common shares on a pro forma fully-diluted basis immediately following the completion of the mergers. Validus will issue approximately • Validus common shares in the second- step merger.

Q:	Is Validus’ financial condition relevant to my decision to vote in favor of the merger proposal?
A:

Yes. Validus’ financial condition is relevant to your decision to vote in favor of the merger proposal because the consideration you will receive upon completion of the mergers will consist, in part, of Validus common shares. You should therefore consider Validus’ financial condition before you decide to become one of Validus’ shareholders through the mergers. You should also consider the likely effect that Validus’ acquisition of Flagstone will have on Validus’ financial condition. This proxy statement/prospectus contains financial information regarding Validus and Flagstone, as well as pro forma financial information (which does not reflect any of the synergies that the parties expect will result from the mergers) for the acquisition of all of the issued and outstanding Flagstone shares by Validus, all of which we encourage you to review carefully.

Q:	Does Validus have the financial resources to complete the mergers?
A:

Validus expects to have sufficient cash on hand to complete the transactions contemplated by the merger agreement, including any cash that may be required to pay fees, expenses and other related amounts. Completion of the mergers is not subject to any financing condition or contingency.

Q:	What constitutes a quorum at the extraordinary general meeting?
A:

Two or more Flagstone shareholders who together hold more than one-half of the total number of Flagstone shares (which includes Flagstone’s outstanding and treasury shares) must be present in person or represented by proxy to establish a quorum for the extraordinary general meeting. Abstentions are counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” through a broker, bank, trustee or other nominee, broker “non-votes” (Flagstone shares for which proxies have been returned by a broker, bank, trustee or other nominee indicating that the broker, bank, trustee or other nominee has not received voting instructions from the beneficial owners of the shares and does not have discretionary authority to vote the shares) are not counted for the purpose of determining the presence of a quorum. As a result, whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will make it less likely that a quorum at the extraordinary general meeting will be established.

Q:	Who is entitled to vote at the extraordinary general meeting?
A:

Only holders of record of Flagstone shares as of the close of business on October 5, 2012, the record date fixed by Flagstone’s board of directors (which we refer to as the “record date”), are entitled to notice of, and to vote at the extraordinary general meeting and at any adjournment, reconvening or postponement of the meeting.

Q:	What vote is required to approve each proposal?
A:

The approval of the merger proposal requires the affirmative vote of at least three-fourths of the shares present in person or represented by proxy at the extraordinary general meeting. The approval of the non-binding compensation proposal requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at the extraordinary general meeting.

Q:	How do I vote?
A:

You may vote either in person at the extraordinary general meeting or by proxy. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you may vote in person at the extraordinary general meeting only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares. Whether you hold shares directly in your name or in “street name” through a broker, bank, trustee or other nominee, you may direct how your shares are voted without attending the extraordinary general meeting. If you hold your shares directly in your name as of the close of business on the record date, you may submit your proxy by promptly signing, dating and returning your proxy card in the enclosed postage-paid envelope or by personal delivery to the registered office of Flagstone. If your shares are held in “street name” through a broker, bank, trustee or other nominee as of the close of business on the record date, you should submit your voting instructions in accordance with the instructions on the voting instruction form provided to you. Whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will have no effect on the vote to approve the merger proposal or the non-binding compensation proposal (assuming a quorum is present).

Q:	Have any Flagstone shareholders already agreed to vote in favor of the merger proposal?
A:

Entities affiliated with Lightyear Capital (which we refer to as “Lightyear”) and entities affiliated with Trilantic Capital Partners (which we refer to as “Trilantic”) have entered into voting agreements (which we refer to as “voting agreements”) pursuant to which those shareholders have agreed to vote all of their respective Flagstone shares (subject to the limitations on voting rights set forth in Section 51A of Flagstone’s articles of incorporation, to the extent applicable) in favor of, and to otherwise support, the merger proposal. These entities collectively owned 16,000,000 Flagstone shares, or approximately 22.5% of the Flagstone shares outstanding, as of the close of business on the record date.

Q:	If my shares are held in “street name” by my broker, bank, trustee or other nominee, will my broker, bank, trustee or other nominee automatically vote my shares for me?
A:

No. If you do not provide your broker, bank, trustee or other nominee through which you hold your shares with voting instructions before the extraordinary general meeting, your shares will be counted as broker “non-votes,” and will have no effect on the vote to approve the merger proposal or the non-binding compensation proposal (assuming a quorum is present).

Q:	What will happen if I abstain from voting or fail to vote?
A:

Abstaining from voting will have the same effect as voting “AGAINST” each of the merger proposal and the non-binding compensation proposal. Whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will have no effect on the vote to approve the merger proposal or the non- binding compensation proposal (assuming a quorum is present).

Q:	If I am a Flagstone shareholder, should I send in my Flagstone share certificates with my proxy card?
A:

No. Shortly after the mergers are completed, you will receive a letter of transmittal with instructions informing you how to send in your Flagstone share certificates to the exchange agent in order to receive your merger consideration. You should use the letter of transmittal to exchange your share certificates for the merger consideration to which you are entitled as a result of the mergers. Please do not send in any share certificates with your proxy card.

Q:	How many votes do I have?
A:	Holders of Flagstone shares are entitled to one vote for each Flagstone share that they own as of the close of business on the record date.
Q:	Can I change my vote after I have returned a proxy or voting instruction card?
A:

Yes. If your shares are held directly in your name, you may change your vote or revoke your proxy in one of the following three ways at any time before your proxy is voted at the extraordinary general meeting:

•

timely delivery of written notification to Flagstone’s secretary that you are revoking your proxy at Flagstone Reinsurance Holdings, S.A., 65, Avenue de la Gare, 9th Floor, L-1611 Luxembourg, Grand Duchy of Luxembourg;

•	timely submission of another proxy card with a later date; or

•	voting in person at the extraordinary general meeting.

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must follow the instructions on the voting instruction form provided to you to change or revoke your previously granted proxy.

Q:	When do you expect the mergers to be completed?
A:

We currently anticipate that the completion of the mergers will occur in the fourth quarter of 2012, following satisfaction or waiver of all conditions to the mergers, including approval of the merger proposal by Flagstone shareholders and the receipt of all regulatory approvals that are required to be obtained under the merger agreement. There can be no assurance, however, that the mergers will be completed on this timetable or at all.

Q:	What happens if the mergers are not completed?
A:

If the merger proposal is not approved by the required number of Flagstone shareholders or if the mergers are not completed for any other reason, Flagstone shareholders will not receive any merger consideration. Instead, Flagstone shareholders will continue to own their Flagstone shares, Flagstone will remain an independent public company and Flagstone shares will continue to be registered under the Exchange Act and traded on the NYSE. If the merger agreement is terminated, under specified circumstances, Flagstone will be required to pay Validus a termination fee of $24.16 million or a fee in the amount of $6 million, depending upon the specific reasons for termination, as described in the sections of this proxy statement/prospectus titled “The Merger Agreement—Termination” and “The Merger Agreement—Effect of Termination; Termination Fee.”

Q:	What happens if I sell my Flagstone shares before the extraordinary general meeting?
A:

The record date for the extraordinary general meeting is earlier than both the date of the extraordinary general meeting and the date that the mergers are expected to be completed. If you transfer your shares after the record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting but will have transferred the right to receive the merger consideration upon the completion of the mergers. In order to receive the merger consideration, you must hold your Flagstone shares through the completion of the mergers.

Q:	Are Flagstone shareholders entitled to appraisal rights or dissenters’ rights?
A:	No. Flagstone shareholders are not entitled to any appraisal rights or dissenters’ rights in connection with the mergers.

Q:	What will be the composition of the board of directors of Validus following the completion of the mergers?
A:

Upon the completion of the mergers, Validus’ board of directors will not change and will consist of the directors serving on the board of directors of Validus immediately prior to the completion of the mergers.

Q:	How will Validus be managed after the mergers?
A:	Upon the completion of the mergers, the officers of Validus will be the officers serving Validus immediately prior to the completion of the mergers.
Q:	Why am I being asked to cast a non-binding advisory vote to approve compensation that certain Flagstone executive officers may receive in connection with the mergers?
A:

In accordance with the rules promulgated under Section 14A of the Exchange Act and the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Flagstone is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be paid or become payable to its named executive officers in connection with, or following the completion of, the mergers as described in the table titled “Potential Change of Control Payments to Named Executive Officers” in the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits.” This non-binding, advisory proposal relates only to compensation or other arrangements between Flagstone’s named executive officers and Flagstone in existence prior to completion of the mergers that may result in a payment to Flagstone’s named executive officers in connection with, or following, the completion of the mergers and does not relate to any new compensation or other arrangements between Flagstone’s named executive officers and Validus or, following the mergers, the surviving company in the mergers and its subsidiaries. Since the vote is advisory in nature only, it will not be binding on Flagstone.

Q:	What will happen if Flagstone shareholders do not approve the non-binding compensation proposal at the extraordinary general meeting?
A:

Because Flagstone is contractually obligated to pay the compensation (subject to the terms of grants thereunder), and because the vote to approve the non-binding compensation proposal is only advisory in nature, the compensation will be paid if the mergers are completed (subject to the terms of grants thereunder), regardless of the outcome of the advisory vote.

Q:	What do I need to do now?
A:

Flagstone urges you to read carefully this proxy statement/prospectus, including its Annexes and the documents incorporated by reference into this proxy statement/prospectus. You also may want to review the documents referenced in the section of this proxy statement/prospectus titled “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, Flagstone encourages you to fill in and return the accompanying proxy card (if you are a shareholder of record) or the voting instruction form you receive from your broker, bank, trustee or other nominee (if you hold your shares in “street name” through a broker, bank, trustee or other nominee).

Q:	Who can help answer my questions?
A:

If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, NY 10022, call collect at (212) 297-0720 or call toll-free at (855) 208-8902. If your broker, bank, trustee or other nominee holds your shares, you can also call your broker, bank, trustee or other nominee for additional information.

Q:	Where can I find more information about Validus and Flagstone?
A:	You can find more information about Validus and Flagstone from various sources described in the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

x

SUMMARY

This summary highlights the material information in this proxy statement/prospectus. To more fully understand the merger agreement, and for a more complete description of the terms of the mergers, you should read carefully this entire document, including the Annexes, exhibits and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, see the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

The Companies (page 32)

Validus Holdings, Ltd.

Validus Holdings, Ltd. is a Bermuda exempted company with its principal executive offices located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly owned subsidiaries, Validus Reinsurance Ltd. and Talbot Holdings Ltd. Validus Reinsurance Ltd. is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot Holdings Ltd. is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. At June 30, 2012, Validus had total shareholders’ equity of approximately $3.5 billion and total assets of approximately $8.5 billion. Validus common shares are listed on the NYSE under the ticker symbol “VR” and, as of October •, 2012, the most recent practicable date prior to the date of this proxy statement/prospectus, Validus had a market capitalization of approximately $ • billion. Validus has approximately 490 employees.

Validus UPS, Ltd.

Validus UPS, Ltd. was formed as a Bermuda exempted company on August 28, 2012. Merger Sub’s principal executive offices are located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Merger Sub is (441) 278-9000. Merger Sub is a wholly owned subsidiary of Validus that was formed for the sole purpose of completing the second-step merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement and the second-step merger.

Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance company that employs a focused and technical approach to the property catastrophe, property, and specialty reinsurance businesses. Flagstone is traded on the NYSE under the symbol “FSR.” Flagstone’s principal executive offices are located at 65, Avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg. The telephone number of Flagstone is +352 273 515 30.

Flagstone Reinsurance Holdings (Bermuda) Limited

Flagstone Reinsurance Holdings (Bermuda) Limited is a Bermuda exempted company and a direct wholly owned subsidiary of Flagstone. Flagstone Bermuda was incorporated on May 10, 2012, solely for the purpose of effecting the mergers contemplated by the merger agreement. It has not carried on any activities other than in connection with the mergers. Flagstone Bermuda’s principal executive offices are located at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda HM 08. The telephone number of Flagstone Bermuda is (441) 278-4300.

Risk Factors (page 22)

You should carefully consider the risks described in the section of this proxy statement/prospectus titled “Risk Factors” before deciding whether to vote for approval of the merger proposal. These risks include:

•	risks relating to the mergers;

•	risks relating to Flagstone’s business;

•	risks relating to Validus’ business; and

•	risks relating to Validus following the completion of the mergers.

The Mergers (page 38)

In the first-step merger, Flagstone will merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving as a Bermuda exempted company and the successor-in-interest to Flagstone. Immediately following the first-step merger, Flagstone Bermuda will merge with and into Merger Sub in the second-step merger, with Merger Sub surviving the second-step merger as a Bermuda exempted company. As a result, immediately following the mergers, the successor-in-interest to Flagstone will be a wholly owned subsidiary of Validus.

Merger Consideration (page 79)

As a result of the mergers, in consideration for each Flagstone share they hold immediately prior to the mergers, Flagstone shareholders will have the right to receive 0.1935 Validus common shares and $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common shares they would otherwise be entitled to receive.

The Merger Agreement (page 78)

A copy of the merger agreement, which is incorporated by reference herein, is attached to this proxy statement/prospectus as Annex A. We encourage you to read carefully the merger agreement in its entirety. For more information on the merger agreement, see the section of this proxy statement/prospectus titled “The Merger Agreement.”

The Extraordinary General Meeting (page 33)

Date, Time and Place of the Extraordinary General Meeting (page 33)

The extraordinary general meeting of Flagstone shareholders will be held on •, 2012 at • at •, Grand Duchy of Luxembourg.

Purpose of the Extraordinary General Meeting (page 33)

At the extraordinary general meeting, Flagstone shareholders will be asked to consider and vote on:

•	the merger proposal, which is a proposal to approve the merger agreement, the first-step merger and the first-step statutory merger agreement; and

•

the non-binding compensation proposal, which is a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with, or following, the completion of the mergers.

The approval of the merger proposal is required for completion of the mergers. The approval of the non-binding compensation proposal is not required for completion of the mergers.

Number of Shares Outstanding, Record Date and Voting Rights (page 34)

Only holders of record of Flagstone shares as of the close of business on October 5, 2012, the record date for the extraordinary general meeting, are entitled to notice of, and to vote at, the extraordinary general meeting or any adjournment, reconvening or postponement thereof.

Voting by Flagstone’s Directors and Executive Officers (page 34)

As of the close of business on the record date, approximately 71,058,922 Flagstone shares were issued and outstanding, approximately 25.4% of which were held and entitled to be voted by Flagstone’s directors, executive officers and their affiliates. Entities affiliated with Lightyear and Trilantic have agreed to vote their combined holdings of Flagstone shares (subject to the limitations on voting rights set forth in Section 51A of Flagstone’s articles of incorporation, to the extent applicable) (representing approximately 22.5% of the issued and outstanding Flagstone shares) in favor of the merger proposal. Flagstone currently expects that Flagstone’s directors and executive officers will vote their shares in favor of each of the merger proposal and the non-binding compensation proposal.

Voting Procedures (page 35)

The approval of the merger proposal requires the affirmative vote of at least three-fourths of the Flagstone shares present or represented by proxy at the extraordinary general meeting. The approval of the non-binding compensation proposal requires the affirmative vote of at least two-thirds of the Flagstone shares present or represented by proxy at the extraordinary general meeting. If the required quorum of two or more Flagstone shareholders who together hold more than one-half of the total number of Flagstone shares (which includes Flagstone’s outstanding and treasury shares) is not present at the extraordinary general meeting, the meeting will be dissolved and a second meeting may be called. In any case, Flagstone’s board of directors may adjourn the extraordinary general meeting for four weeks, and must adjourn the meeting for four weeks if Flagstone shareholders representing 20% or more of the total issued and outstanding Flagstone shares direct Flagstone’s board of directors to do so.

Recommendation of Flagstone’s Board of Directors (page 45)

Flagstone’s board of directors has unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and (2) determined that it is in the best interests of Flagstone and its shareholders that Flagstone enter into the merger agreement and that the mergers and the terms thereof, together with the other transactions contemplated by the merger agreement and the first-step statutory merger agreement, are fair to, and in the best interests of, Flagstone and its shareholders. Accordingly, Flagstone’s board of directors unanimously recommends that Flagstone shareholders vote “FOR” the merger proposal. Flagstone’s board of directors also unanimously recommends that Flagstone shareholders vote “FOR” the non-binding compensation proposal.

For more information regarding the factors considered by Flagstone’s board of directors in reaching its decision to approve and authorize the merger agreement, see the section of this proxy statement/prospectus titled “The Mergers—Flagstone’s Reasons for the Mergers; Recommendation of Flagstone’s Board of Directors.”

Opinion of Flagstone’s Financial Advisor (page 49)

Flagstone’s board of directors received an opinion, dated August 29, 2012, from Evercore Group, L.L.C. (which we refer to as “Evercore”) to the effect that, as of that date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration to be received by holders of Flagstone shares pursuant to the mergers was fair, from a financial point of view, to such holders. The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement/prospectus as Annex C. Evercore’s opinion was directed to Flagstone’s board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by holders of Flagstone shares. The opinion does not address any other aspect of the proposed transaction and does not constitute a recommendation to Flagstone’s board of directors or to any other persons in respect of the proposed transaction, including to any Flagstone shareholder as to how they should vote or act in respect of the proposed transaction.

The Voting Agreements (page 99)

As an inducement for Validus to enter into the merger agreement, Validus entered into voting agreements with entities affiliated with each of Lightyear and Trilantic. Pursuant to the voting agreements, each shareholder party thereto has agreed to vote all of its Flagstone shares (subject to the limitations on voting rights set forth in Section 51A of Flagstone’s articles of incorporation, to the extent applicable):

•	in favor of approval of the merger proposal;

•	against any competing proposal for Flagstone;

•

against any amendment to Flagstone’s articles of incorporation or other proposal or transaction involving Flagstone or any of its subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the mergers or change, in any manner, the voting rights of any class of Flagstone’s share capital; and

•

at Validus’ request, subject to certain limitations, in favor of any proposal that Flagstone’s board of directors has determined is reasonably necessary to facilitate the acquisition of Flagstone by Validus in accordance with the terms of the merger agreement.

In addition, each shareholder party to the voting agreements has agreed to vote against any competing proposal for Flagstone for a “tail” period of 90 days following termination of the merger agreement under certain circumstances. As of the close of business on October 5, 2012, the record date for the extraordinary general meeting, the shareholders party to the voting agreements owned or controlled in the aggregate 16,000,000 Flagstone shares, which represented approximately 22.5% of the outstanding Flagstone shares at that time.

For a more detailed description of the voting agreements, see the section of this proxy statement/prospectus titled “The Voting Agreements.” Copies of the voting agreements are also attached to this proxy statement/prospectus as Annexes D and E, respectively. We encourage you to read carefully the voting agreements in their entirety.

Conditions to the Completion of the Mergers (page 93)

Completion of the mergers is subject to certain customary conditions, including, without limitation:

•	approval of the merger proposal by Flagstone’s shareholders;

•

the receipt of required approvals from insurance, antitrust and other regulatory authorities, including the Florida Office of Insurance Regulation, the Registrar of Short-Term Insurance in South Africa, the Bermuda Monetary Authority, the Swiss Financial Market Supervisory Authority (FINMA), the Financial Services Authority (FSA) in the United Kingdom and the competition authorities in Norway, South Africa and Turkey;

•	the absence of any law, regulation, order or injunction prohibiting the mergers;

•	the Validus shares to be issued in the second-step merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	the registration statement (of which this proxy statement/prospectus forms a part) having been declared effective by the SEC under the Securities Act;

•	the accuracy of the representations and warranties made by the parties in the merger agreement (subject to Material Adverse Effect and other standards, as applicable);

•	the performance or compliance in all material respects by the parties of their respective obligations under the merger agreement;

•	the absence of a Material Adverse Effect on Validus or Flagstone, as applicable;

•

if triggered by either party, that the other party’s book value as of a specified measurement date following the satisfaction of certain conditions to the merger agreement being equal to or greater than 50% of its book value as of December 31, 2011, and on a percentage basis, the decline in such party’s book value between December 31, 2011 and the measurement date (if any) being not more than 20% greater than the decline (if any) on a percentage basis during such period of the book value of the other party; and

•	the receipt by each company of legal opinions regarding the qualification of the mergers as a tax-free reorganization for United States income tax purposes.

Completion of the mergers is not subject to any financing condition or contingency.

At any time prior to the completion of the mergers, the parties may, to the extent legally permissible, waive compliance with any of the conditions contained in the merger agreement, as described in the section of this proxy statement/prospectus titled “The Merger Agreement—Amendment or Supplement; Waiver.”

Regulatory Approvals (page 73)

The mergers are subject to review by insurance, antitrust and other regulatory authorities in various jurisdictions. The insurance regulatory authorities pursuant to which Validus has made filings in connection with the mergers are:

•	the Florida Office of Insurance Regulation;

•	the Registrar of Short-Term Insurance in South Africa;

•	the Bermuda Monetary Authority;

•	the Swiss Financial Market Supervisory Authority (FINMA); and

•	the Financial Services Authority (FSA) in the United Kingdom.

Validus has received the approvals from the Bermuda Monetary Authority, the Financial Services Authority (FSA) in the United Kingdom and the Registrar of Short-Term Insurance in South Africa necessary to complete the mergers.

In addition, Validus has made antitrust or competition law filings or notifications in Norway, South Africa and Turkey in connection with the mergers.

For a more detailed description of the regulatory requirements for the mergers, see the section of this proxy statement/prospectus titled “The Mergers—Regulatory Approvals.”

Restrictions on Solicitation of Takeover Proposals by Flagstone; Requirement to Submit to Vote (page 87)

Flagstone has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will solicit, initiate or knowingly facilitate or encourage (including by providing non-public information) the submission of any inquiries or requests for non-public information regarding, or the making or consummation of any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing takeover proposal. Flagstone also has agreed to use reasonable best efforts to ensure that its and its subsidiaries’ representatives and affiliates do not take any of these actions.

Flagstone’s board of directors does not have the right to terminate the merger agreement to accept a superior proposal. Flagstone’s board of directors may withhold or withdraw (or modify or qualify in a manner adverse to Validus) its recommendation that Flagstone shareholders approve the merger proposal under certain circumstances described in the merger agreement. Flagstone must, however, submit the merger proposal to a vote of Flagstone shareholders at the extraordinary general meeting, even if Flagstone’s board of directors withholds or withdraws (or modifies or qualifies in a manner adverse to Validus) its recommendation.

For a more detailed description of the restrictions on solicitation of takeover proposals by Flagstone and the ability of Flagstone’s board of directors to change its recommendation, see the section of this proxy statement/prospectus titled “The Merger Agreement—No Solicitation; Change in Recommendation.”

Termination of the Merger Agreement (page 96)

Validus and Flagstone may mutually agree to terminate the merger agreement at any time before completing the mergers, even after Flagstone shareholders approve the merger proposal at the extraordinary general meeting.

In addition, either Validus or Flagstone may terminate the merger agreement if:

•

subject to certain restrictions, the mergers have not been completed on or before March 31, 2013 (which date, subject to extension as described in the section of this proxy statement/prospectus titled “The Merger Agreement—Book Value Determination,” we refer to as the “walk-away date”);

•	subject to certain restrictions, any law, regulation, order or injunction prohibiting the mergers is in effect and becomes final and nonappealable;

•	the approval by Flagstone shareholders of the merger proposal is not obtained at the extraordinary general meeting;

•

subject to certain restrictions, the other party has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement and such breach or failure is not cured within a prescribed time period; or

•

the other party’s book value as of a specified measurement date following the satisfaction of certain conditions to the merger agreement is not equal to or greater than 50% of its book value as of December 31, 2011, or on a percentage basis, the decline in the other party’s book value between December 31, 2011 and the measurement date (if any) is more than 20 percentage points greater than the decline (if any) on a percentage basis during such period of the book value of the other party.

In addition, Validus may terminate the merger agreement if, prior to approval by Flagstone shareholders of the merger proposal, Flagstone’s board of directors withholds or withdraws (or modifies or qualifies in a manner adverse to Validus) its recommendation that Flagstone shareholders approve the merger proposal, or if Flagstone willfully and materially breaches its non-solicitation obligations or the obligation to convene the extraordinary general meeting to approve the merger proposal.

For a more detailed description of termination rights under the merger agreement, see the section of this proxy statement/prospectus titled “The Merger Agreement—Termination.”

Effect of Termination; Termination Fee (page 97)

The merger agreement provides that Validus will be entitled to receive from Flagstone a termination fee of $24.16 million (which we refer to as the “termination fee”) if Validus terminates the merger agreement due to Flagstone’s board of directors having withheld or withdrawn (or modified or qualified in a manner adverse to Validus) its recommendation that Flagstone shareholders approve the merger proposal, or if Flagstone willfully and materially breaches its non-

solicitation obligations or the obligation to convene the extraordinary general meeting to approve the merger proposal.

The termination fee is also payable to Validus if Validus or Flagstone terminates the merger agreement because either the required approval of the merger proposal by Flagstone’s shareholders is not obtained or the mergers have not been completed on or prior to the walk-away date and both (1) on or following the date of the merger agreement and prior to the extraordinary general meeting (or prior to the termination of the merger agreement if there has been no extraordinary general meeting), a bona fide takeover proposal has been publicly made or proposed or otherwise communicated to Flagstone or any of its subsidiaries or any of their respective representatives and (2) Flagstone enters into a definitive agreement with respect to, or completes, a takeover proposal within twelve months after the termination of the merger agreement.

In addition, if the required approval of the merger proposal by Flagstone’s shareholders is not obtained and Validus is not in willful and material breach of any of its representations, warranties, covenants or agreements under the merger agreement at the time Validus or Flagstone terminates the merger agreement, Flagstone will be required to pay to Validus an amount equal to $6 million. Any subsequent termination fee payable by Flagstone would, however, be reduced by the amount of this payment. For a more detailed description of the effects of termination, see the section of this proxy statement/prospectus titled “The Merger Agreement—Effect of Termination; Termination Fee.”

Treatment of Flagstone Restricted Share Unit Awards and Performance Share Unit Awards (page 80)

Each restricted share unit in respect of Flagstone shares (which we refer to as an “RSU”) and each performance share unit in respect of Flagstone shares (which we refer to as a “PSU”) that is outstanding immediately prior to the completion of the first-step merger (whether then vested or unvested) will be converted into a right to receive per share (determined based on the number of Flagstone shares subject to such award immediately prior to the completion of the first-step merger and calculated assuming, in the case of PSUs, attainment of all applicable performance goals at the maximum level for payout) (1) cash in an amount equal to the sum of $2.00 in cash and the cumulative dividends declared by Flagstone in respect of the shares subject to such award from the beginning of the vesting or performance period for such award, as applicable, through immediately prior to the completion of the first-step merger and (2) a number of fully vested Validus common shares equal to the exchange ratio of 0.1935 multiplied by the number of Flagstone shares subject to such award, provided that the total number of Validus common shares that any holder will be entitled to receive (in respect of the aggregate outstanding awards held by such holder) will be rounded down to the nearest whole Validus common share, with such holder receiving cash in lieu of any fractional Validus common shares (we refer collectively to this consideration in clauses (1) and (2) as the “share unit consideration”). Upon completion of the mergers, each holder of a PSU that vests pursuant to its terms prior to the completion of the first-step merger will be entitled to receive any additional share unit consideration that such holder would have been entitled to receive had such PSU vested at the maximum level.

In addition, pursuant to the merger agreement, Flagstone has reserved the right, if the mergers have not been completed by December 31, 2012, to grant in the ordinary course up to an aggregate of 140,000 RSUs to its employees, which RSUs will not vest and will not be converted into the right to receive the share unit consideration, in connection with the completion of the mergers. Rather, such RSUs will convert automatically into Validus restricted stock units (which we refer to as “Validus RSUs”) (with generally the same terms and conditions as the original awards, except that these Validus RSUs will be immediately forfeited if the holder does not remain employed by Validus or any of its affiliates through the date that is 60 days following the completion of the mergers or is terminated pursuant to a notice of termination that is provided to such holder prior to such date) based on the Flagstone RSU exchange ratio, which is generally (1) the reported closing price of Flagstone shares for the last trading day prior to the completion of the mergers divided by

(2) the reported closing price of Validus common shares for the last trading day prior to the completion of the mergers.

Flagstone Notes and Credit Facilities (page 74)

Flagstone’s obligations with respect to its Junior Subordinated Deferrable Interest Debentures due September 2036 (Dollar and Euro denominated), Junior Subordinated Deferrable Interest Notes due July 2037 and Junior Subordinated Deferrable Interest Notes due September 2037 (which we refer to collectively as the “Flagstone Notes”) will be assumed by the surviving company in the mergers and become its obligations. The aggregate principal amount outstanding under the Flagstone Notes as of October 11, 2012 was approximately $250.5 million.

Flagstone also has agreed to use commercially reasonable efforts to cooperate with Validus in connection with any amendments to Flagstone’s existing credit facilities that Validus determines are necessary or desirable.

Interests of Flagstone’s Directors and Executive Officers in the Mergers (page 61)

Certain of Flagstone’s directors and executive officers have financial interests in the mergers that are different from, or are in addition to, the interests of Flagstone’s shareholders generally. Flagstone’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending to Flagstone shareholders that they approve the merger proposal.

The interests of Flagstone’s non-employee directors include, among other things, the right to receive the share unit consideration with respect to the directors’ RSUs.

The interests of Flagstone’s executive officers include the rights to:

•	accelerated vesting and receipt of the share unit consideration with respect to the executive officers’ PSUs, calculated assuming attainment of all applicable performance goals at the maximum level;

•

with respect to Flagstone’s executive officers other than William Fawcett, General Counsel and Secretary of Flagstone, and Brenton Slade, Chief Marketing Officer of Flagstone, certain contractual severance payments in the event of a qualifying termination of employment following the mergers;

•

with respect to Messrs. Brown, Fawcett, Slade and David Flitman, Executive Director of Global Property Underwriting of Flagstone and Guy Swayne, Executive Vice President - Flagstone Bermuda, certain statutory severance payments in the event of a termination of employment following the mergers;

•

continued employment during a specified notice period following termination of employment or, with respect to Flagstone’s executive officers other than Patrick Boisvert, Chief Financial Officer of Flagstone, and Frédéric Traimond, Chief Operating Officer of Flagstone, payment of base salary in lieu of such notice;

•	accelerated payment of the executive officer’s guaranteed minimum 2012 bonus in the event of a qualifying termination of employment following the mergers and prior to December 31, 2012; and

•

solely with respect to Mr. Brown, the Flagstone share purchase warrant (which we refer to as the “Leyton Limited Warrant”) held by Leyton Limited, an affiliate of Mr. Brown, for 630,194 Flagstone shares, which, pursuant to the merger agreement, will be amended at the effective time of the second-step merger such that, upon payment during the exercise period (which runs from December 1, 2013 to December 31, 2013) of the exercise price as of the completion of the mergers, subject to adjustments (if any) pursuant to the terms of the Leyton Limited Warrant, the Leyton Limited Warrant will be converted into the right to receive the $2.00 in cash and 0.1935 Validus common shares, on a per share basis for each of the Flagstone shares subject to the Leyton Limited Warrant (the Leyton Limited Warrant will have value during the exercise period only if the value of the merger consideration during the exercise period is greater than the Leyton Limited Warrant’s exercise price, which, as of the date of this proxy statement/prospectus, is $13.96 per Flagstone share).

Flagstone’s board of directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the mergers.

In addition, Validus has agreed to the terms of separation agreements to be effective upon completion of the mergers with each of Messrs. Boisvert and Traimond, pursuant to which each executive will remain employed by Flagstone Réassurance Suisse SA through July 31, 2013. Upon termination from Flagstone Réassurance Suisse SA on or prior to July 31, 2013, Messrs. Boisvert and Traimond will be entitled to certain payments in addition to those provided for under their existing employment agreements with Flagstone Réassurance Suisse SA.

See the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers” for additional information about these interests.

Dividends and Distributions (page 75)

Each of Validus and Flagstone has historically paid a quarterly cash dividend or distribution to their respective shareholders ($0.25 per common share in the case of Validus and $0.04 per share in the case of Flagstone). Under the terms of the merger agreement, prior to the completion of the mergers, Validus and Flagstone are permitted to continue to declare and pay ordinary course quarterly dividends or distributions at no more than the amounts specified above and, in the case of Flagstone, with record and payment dates consistent with past practice as agreed between Flagstone and Validus.

Accounting Treatment (page 71)

Validus will account for the acquisition of Flagstone shares pursuant to the mergers under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” (which we refer to as “ASC 805”), under which the total consideration paid in the second-step merger will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. Validus anticipates that the acquisition will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid. In the event there is an excess of the total consideration paid in the second-step merger over the fair values of the assets acquired and liability assumed, the excess will be accounted for as goodwill.

Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the second-step merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the assets acquired and liabilities assumed over the total consideration paid in the second-step merger, the excess will be accounted for as a gain to be recognized through the income statement at the close of the transaction, in accordance with ASC 805.

United States Federal Income Tax Consequences of the Mergers (page 132)

Flagstone and Validus intend for each of the first-step merger and the second-step merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and completion of the mergers is conditioned on, among other things, Validus and Flagstone receiving tax opinions to this effect from their respective counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP. Assuming the mergers are so treated, for U.S. federal income tax purposes: (1) a U.S. holder of Flagstone shares, upon the exchange of its Flagstone shares for Flagstone Bermuda common shares in the first-step merger, generally will not recognize any gain or loss and (2) a U.S. holder of Flagstone Bermuda common shares, upon the exchange of its Flagstone Bermuda common shares for Validus common shares and cash in the second-step merger, generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received by such U.S. holder in the second-step merger (excluding any cash received in lieu of a fractional Validus common share) and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the Validus common shares received by such U.S. holder (including the fair market value of any fractional Validus common share deemed received), over (b) the U.S. holder’s tax basis in the Flagstone Bermuda common shares exchanged pursuant to the second-step merger. Subject to the passive foreign investment company rules or the potential application of Section 1248 of the Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes. For more information, see the section of this proxy statement/prospectus titled “United States Federal Income Tax Consequences of the Mergers.”

The tax consequences of the mergers to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult your own tax advisor as to the specific tax consequences of the mergers to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Listing of Validus Common Shares (page 74)

Validus will submit the necessary applications to cause the Validus common shares to be issued as a portion of the merger consideration to be authorized for listing on the NYSE, subject to official notice of issuance. Approval of this listing is a condition to the completion of the mergers.

Comparison of Shareholders’ Rights (page 112)

You will receive Validus common shares as a portion of the merger consideration. Because Validus is incorporated under Bermuda law and Flagstone is incorporated under Luxembourg law, there are a number of differences between the rights of a shareholder of Flagstone and the rights of a shareholder of Validus. We encourage you to review the discussion in the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights.”

Appraisal Rights and Dissenters’ Rights (page 37)

Flagstone shareholders are not entitled to any appraisal rights or dissenters’ rights in connection with the mergers.

Selected Historical Consolidated Financial Data of Validus

Set forth below is certain selected historical consolidated financial data relating to Validus. The financial data as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009 has been derived from Validus’ audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this proxy statement/prospectus. The financial data as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 has been derived from Validus’ unaudited consolidated financial statements included in Validus’ Quarterly Report on Form 10-Q for the six months ended June 30, 2012, incorporated by reference in this proxy statement/prospectus. The financial data as of December 31, 2009, 2008 and 2007, and as of June 30, 2011 and for the years ended December 31, 2008 and 2007 has been derived from financial data not included in the consolidated financial statements incorporated by reference in this proxy statement/prospectus. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

You should read carefully the following summary consolidated financial information together with the other information contained in Validus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Validus’ Quarterly Report on Form 10-Q for the six months ended June 30, 2012, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

The following table sets forth summarized operational data for the periods ended December 31, 2011, 2010, 2009, 2008 and 2007 and June 30, 2012 and 2011:

	Six Months Ended June 30, unaudited		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except share and per share amounts)
Revenues
Gross premiums written	$1,464,378	$1,455,283	$2,124,691	$1,990,566	$1,621,241	$1,362,484	$988,637
Reinsurance premiums ceded	(226,104)	(242,166)	(289,241)	(229,482)	(232,883)	(124,160)	(70,210)

Net premiums written	1,238,274	1,213,117	1,835,450	1,761,084	1,388,358	1,238,324	918,427
Change in unearned premiums	(339,448)	(357,944)	(33,307)	39	61,219	18,194	(60,348)

Net premiums earned	898,826	855,173	1,802,143	1,761,123	1,449,577	1,256,518	858,079
Gain on bargain purchase, net of expenses(1)	—	—	—	—	287,099	—	—
Net investment income	53,645	56,469	112,296	134,103	118,773	139,528	112,324
Realized gain on repurchase of debentures	—	—	—	—	4,444	8,752	—
Net realized gains (losses) on investments	13,686	17,931	28,532	32,498	(11,543)	(1,591)	1,608
Net unrealized (losses) gains on investments(2)	(32,903)	5,698	(19,991)	45,952	84,796	(79,707)	12,364
(Loss) from investment affiliate	(398)	—	—	—	—	—	—
Other income	14,885	2,201	5,718	5,219	4,634	5,264	3,301
Foreign exchange (losses) gains	2,514	(2,458)	(22,124)	1,351	(674)	(49,397)	6,696

Total revenues	950,255	935,014	1,906,574	1,980,246	1,937,106	1,279,367	994,372
Expenses
Losses and loss expenses	385,681	683,505	1,244,401	987,586	523,757	772,154	283,993
Policy acquisition costs	154,261	155,526	314,184	292,899	262,966	234,951	134,277
General and administrative expenses(3)	128,010	109,318	197,497	209,290	185,568	123,948	100,765
Share compensation expenses	12,238	19,677	34,296	28,911	27,037	27,097	16,189
Finance expenses	29,985	30,362	54,817	55,870	44,130	57,318	51,754
Fair value of warrants issued	—	—	—	—	—	—	2,893
Transaction expenses(4)	—	—	17,433	—	—	—	—

Total expenses	710,175	998,388	1,862,628	1,574,556	1,043,458	1,215,468	589,871

	Six Months Ended June 30, unaudited		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except share and per share amounts)
Net income (loss) before taxes and income from operating affiliates	$240,080	$(63,374)	$43,946	$405,690	$893,648	$63,899	$404,501
Tax (expense) benefit	(543)	1,488	(824)	(3,126)	3,759	(10,788)	(1,505)
Income from operating affiliates	6,959	—	—	—	—	—	—

Net income (loss)	$246,496	$(61,886)	$43,122	$402,564	$897,407	$53,111	$402,996
Net income (loss) available (attributable) to noncontrolling interest	45,360	(594)	(21,793)	—	—	—	—

Net income (loss) available (attributable) to Validus	$291,856	$(62,480)	$21,329	$402,564	$897,407	$53,111	$402,996

Other comprehensive income (loss)
Foreign currency translation adjustments	636	936	(1,146)	(604)	3,007	(7,809)	(49)

Other comprehensive income (loss)	636	936	(1,146)	(604)	3,007	(7,809)	(49)

Comprehensive income (loss) available (attributable) to Validus	$292,492	$(61,544)	$20,183	$401,960	$900,414	$45,302	$402,947

Earnings per share(5)
Weighted average number of common shares and common share equivalents outstanding
Basic	98,839,663	98,165,132	98,607,439	116,018,364	93,697,194	74,677,903	65,068,093
Diluted	104,382,030	98,165,132	100,928,284	120,630,945	97,168,409	75,819,413	67,786,673
Basic earnings (loss) per share available (attributable) to common shareholders	$2.92	$(0.68)	$0.14	$3.41	$9.51	$0.62	$6.19

Diluted earnings (loss) per share available (attributable) to common shareholders	$2.80	$(0.68)	$0.14	$3.34	$9.24	$0.61	$5.95

Cash dividends declared per share	$0.50	$0.50	$1.00	$0.88	$0.80	$0.80	$—

Selected financial ratios
Losses and loss expenses ratio(6)	42.9%	79.9%	69.1%	56.1%	36.1%	61.5%	33.1%
Policy acquisition costs ratio(7)	17.2%	18.2%	17.4%	16.6%	18.1%	18.7%	15.6%
General and administrative expenses ratio(8)	15.6%	15.1%	12.9%	13.5%	14.7%	12.0%	13.3%
Expense ratio(9)	32.8%	33.3%	30.3%	30.1%	32.8%	30.7%	28.9%
Combined ratio(10)	75.7%	113.2%	99.4%	86.2%	68.9%	92.2%	62.0%

Annualized return on average equity(11)	16.7%	(3.7)%	0.6%	10.8%	31.8%	2.7%	26.9%

The following table sets forth summarized balance sheet data as of December 31, 2011, 2010, 2009, 2008 and 2007 and June 30, 2012 and 2011:

	As of June 30, unaudited		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$5,546,620	$5,347,538	$5,191,123	$5,118,859	$5,388,759	$2,831,537	$2,662,021
Cash and cash equivalents	903,310	815,921	832,844	620,740	387,585	449,848	444,698
Total assets	8,499,568	8,259,788	7,618,471	7,060,878	7,019,140	4,322,480	4,144,224
Reserve for losses and loss expenses	2,591,299	2,620,360	2,631,143	2,035,973	1,622,134	1,305,303	926,117
Unearned premiums	1,196,836	1,192,772	772,382	728,516	724,104	539,450	557,344
Senior notes payable	247,036	246,928	246,982	246,874	—	—	—
Debentures payable	289,800	289,800	289,800	289,800	289,800	304,300	350,000
Total liabilities	4,616,994	4,716,576	4,170,046	3,556,047	2,988,020	2,383,746	2,209,424
Total shareholders’ equity	3,477,834	3,408,317	3,448,425	3,504,831	4,031,120	1,938,734	1,934,800
Book value per common share(12)	37.23	34.51	34.67	35.76	31.38	25.64	26.08
Diluted book value per common share(13)	34.43	31.91	32.28	32.98	29.68	23.78	24.00

(1)	The gain on bargain purchase, net of expenses, arises from the acquisition of IPC Holdings, Ltd. on September 4, 2009 and is net of transaction related expenses.

(2)

During the first quarter of 2007, Validus adopted authoritative guidance on “Fair Value Measurements and Disclosures” and “Financial Instruments” and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000, previously included in accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment transferred the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and has no impact on the results of operations for the annual or interim periods beginning January 1, 2007. Validus’ investments were accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such all unrealized gains and losses are included in net income.

(3)

General and administrative expenses for the year ended December 31, 2007 include $4,000,000 related to our advisory agreement with Aquiline Capital Partners, LLC (which, together with its related companies, we refer to as “Aquiline”). Our advisory agreement with Aquiline terminated upon completion of our initial public offering, in connection with which Validus recorded general and administrative expense of $3,000,000 in the third quarter of the year ended December 31, 2007.

(4)

The transaction expenses relate to cost incurred in connection with Validus’ terminated acquisition proposal to acquire Transatlantic Holdings, Inc. Transaction expenses are primarily comprised of legal, financial advisory and audit related services.

(5)

U.S. GAAP fair value recognition provisions for “Stock Compensation” require that any unrecognized stock based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007, we effected a 1.75 for one reverse stock split of outstanding Validus common shares. The stock split does not affect our financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information for all periods presented. The share consolidation has been reflected retroactively in this financial data.

(6)	The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(7)	The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(8)	The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned. The general and administrative expense ratio for the year ended December 31, 2007 is calculated by dividing the total of general and administrative expenses plus share compensation expenses less the $3,000,000 termination fee payable to Aquiline by net premiums earned.

(9)	The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(10)	The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(11)

Return on average equity is calculated by dividing the net income for the period by the average shareholders’ equity during the period. Quarterly average shareholders’ equity is the average of the beginning and ending shareholders’ equity balances. Annual average shareholders’ equity is the average of the beginning, ending and intervening quarter-end shareholders’ equity balances.

(12)

Book value per common share is defined as total shareholders’ equity available to Validus divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(13)

Diluted book value per common share is calculated based on total shareholders’ equity available to Validus plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of Validus common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). Diluted book value per common share is a non-GAAP financial measure as described under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Measures,” in Validus’ Annual Report on Form 10-K for the year ended December 31, 2011.

Selected Historical Consolidated Financial Data of Flagstone

The selected statement of operations data for the years ended December 31, 2011, 2010 and 2009 and the selected balance sheet data as of December 31, 2011 and 2010 have been derived from the audited consolidated financial statements of Flagstone contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are incorporated into this proxy statement/prospectus by reference. The selected statement of operations data for the years ended December 31, 2008 and 2007 and balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from Flagstone’s audited consolidated financial statements for such periods, which have not been incorporated into this proxy statement/prospectus by reference and have been prepared in accordance with U.S. generally accepted accounting principles.

The selected statement of operations data for the six months ended June 30, 2012 and 2011, and the selected balance sheet data as of June 30, 2012, have been derived from Flagstone’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which are incorporated into this proxy statement/prospectus by reference. The selected balance sheet data as of June 30, 2011 has been derived from Flagstone’s unaudited consolidated financial statements for such period, which have not been incorporated into this proxy statement/prospectus by reference. These financial statements are unaudited, but, in the opinion of Flagstone’s management, contain all adjustments necessary to present fairly Flagstone’s financial position and results of operations for the periods indicated.

You should not take historical results as necessarily indicative of the results that may be expected for any future period. You should read this selected historical consolidated financial data together with the financial statements that are incorporated by reference into this proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Flagstone contained in such reports. See the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

The following table sets forth summarized financial data for the periods ended December 31, 2011, 2010, 2009, 2008 and 2007 and June 30, 2012 and 2011:

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(All amounts are expressed in thousands of U.S. dollars, except share amounts and per share amounts)
Summary Statement of Operations Data(1):
Net premiums written	$250,194	$453,644	$558,432	$668,729	$617,513	$658,824	$514,380
Net (loss) income attributable to Flagstone	$52,675	$(181,430)	$(326,133)	$97,084	$242,192	$(187,302)	$167,922
Net (loss) income per share outstanding—Basic	$0.74	$(2.60)	$(4.65)	$1.23	$2.87	$(2.20)	$2.05
Distributions declared per share(2)	$0.08	$0.08	$0.16	$0.16	$0.16	$0.16	$0.08

	As at June 30,		As at December 31,
	2012	2011(3)	2011	2010	2009	2008	2007
Summary Balance Sheet Data(1):
Total investments, cash and cash equivalents and restricted cash	$1,377,090	$1,642,617	$1,541,547	$1,824,778	$1,841,342	$1,661,999	$1,820,493
Total assets	$2,574,026	$3,296,073	$2,778,496	$2,770,277	$2,614,173	$2,167,853	$2,034,077
Loss and loss adjustment expense reserves	$682,329	$877,090	$897,368	$583,267	$436,192	$401,623	$177,100
Long term debt	$250,202	$252,602	$250,575	$251,122	$252,402	$252,575	$264,889
Shareholders’ equity	$836,660	$946,904	$789,048	$1,134,733	$1,211,018	$986,013	$1,210,485

(1)

As described in Flagstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Flagstone announced on October 24, 2011 its plan to undertake a number of strategic initiatives to realign its strategy and core capabilities. As a result of this realignment, Flagstone commenced a formal process to divest its ownership positions in its Lloyd’s and Island Heritage operations. Flagstone has classified the assets and liabilities associated with these operations as held for sale. Except for each of net (loss) income attributable to Flagstone and net (loss) income per share outstanding—Basic, the financial results of these operations have been presented in Flagstone’s consolidated financial statements as discontinued operations for all periods presented, and have therefore not been included in the selected historical consolidated financial data of Flagstone, which relate only to Flagstone’s continuing operations. The Island Heritage transaction was completed on April 5, 2012 and resulted in a gain on disposal of approximately $4.5 million, which was reflected in the net income attributable to Flagstone for the six months ended June 30, 2012. The Lloyd’s transaction was completed on August 20, 2012 and Flagstone expects to record a small gain on disposal in its financial results during the three month period ending September 30, 2012.

(2)

Distributions declared per share are in the form of a non-dividend return of capital. Prior to Flagstone’s redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

(3)

As indicated in note (1) above, unless otherwise noted, the prior periods, including the summarized balance sheet data as of June 30, 2011, have been reclassified to include only Flagstone’s continuing operations. This information was included as part of Flagstone’s Investor Financial Supplement relating to its financial results for the quarter ended June 30, 2012, which was attached as Exhibit 99.2 to the Current Report on Form 8-K furnished by Flagstone to the SEC on August 7, 2012.

Selected Unaudited Condensed Consolidated Pro Forma Financial Information

The following tables set forth selected unaudited condensed consolidated pro forma financial information for the six months ended June 30, 2012 and the year ended December 31, 2011 to provide you with information about how the proposed transactions might have affected the historical financial statements of Validus if they had been completed at those times. The following selected unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that actually would have resulted had the proposed transactions occurred as of the dates indicated, nor should it be taken as necessarily indicative of the future financial position or results of operations of Validus. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section of this proxy statement/prospectus titled “Unaudited Condensed Consolidated Pro Forma Financial Information.”

The selected unaudited condensed consolidated pro forma financial information is for illustrative purposes only, has been prepared by Validus’ management, after discussion with Flagstone’s management, and is based on the historical consolidated financial statements of both Validus and Flagstone. The following should be read in conjunction with the section of this proxy statement/prospectus titled “Unaudited Condensed Consolidated Pro Forma Financial Information,” and with other information included in or incorporated by reference into this proxy statement/prospectus and filed with the SEC, including Validus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Validus’ Annual Report on Form 10-K for the year ended December 31, 2011, Flagstone’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Flagstone’s Annual Report on Form 10-K for the year ended December 31, 2011, each of which are filed with the SEC and incorporated by reference herein.

The pro forma purchase adjustments reflected in the selected unaudited condensed consolidated pro forma financial information are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including further review of Flagstone’s books and records, and changes in the estimated fair value of net balance sheet assets and operating results of Flagstone between June 30, 2012 and the date of the completion of the mergers. Validus expects to make these adjustments upon the completion of the mergers. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and these differences may be material.

This pro forma information is subject to risks and uncertainties, including those discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “Special Note Concerning Forward-Looking Statements.”

The following table sets forth summarized pro forma statement of operations data for the six months ended June 30, 2012 and the year ended December 31, 2011:

	Six Months Ended June 30, 2012	Year Ended December 31, 2011
	(Dollars in thousands, except share and per share amounts)
Revenues
Gross premiums written	$1,805,756	$2,914,388
Reinsurance premiums ceded	(317,288)	(520,506)

Net premiums written	1,488,468	2,393,882
Change in unearned premiums	(373,398)	(20,261)

Net premiums earned	1,115,070	2,373,621
Net investment income	61,136	143,450
Net realized gains on investments	37,154	7,762
Net unrealized losses on investments	(32,903)	(19,991)
Net realized and unrealized gains—other	1,393	2,494
Loss from investment affiliate	(398)	—
Other income	19,242	11,152
Foreign exchange gains (losses)	1,637	(26,605)

Total revenues	1,203,331	2,491,883

	Six Months Ended June 30, 2012	Year Ended December 31, 2011
	(Dollars in thousands, except share and per share amounts)
Expenses
Losses and loss expenses	$507,613	$1,920,936
Policy acquisition costs	199,027	429,509
General and administrative expenses	166,453	282,183
Share compensation expenses	14,477	35,427
Transaction expenses	—	17,433
Finance expenses	35,908	66,485

Total expenses	923,478	2,751,973

Net income (loss) before taxes	278,853	(260,090)
Tax benefit (expense)	(856)	(773)
Income (loss) from operating affiliates	7,247	(922)

Net income (loss) from continuing operations	285,244	(261,785)
Net income (loss) from discontinued operations	13,620	(21,662)

Net income (loss)	298,864	(283,447)
Net income (loss) available (attributable) to noncontrolling interest	44,225	(24,515)

Net income (loss) available (attributable) to Validus	$343,089	$(307,962)

Comprehensive (loss) income
Foreign currency translation adjustments, net of tax	5,173	(7,988)
Change in defined benefit pension plan obligation	(208)	436

Comprehensive income (loss) available (attributable) to Validus	$348,054	$(315,514)

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	113,141,681	112,230,004
Diluted	119,796,882	112,230,004
Basic earnings (loss) per share available (attributable) to common shareholders	$3.00	$(2.81)
Diluted earnings (loss) per share available (attributable) to common shareholders	$2.86	$(2.81)
Selected financial ratios
Losses and loss expenses ratio	45.5%	80.9%
Policy acquisition costs ratio	17.8%	18.1%
General and administrative expenses ratio	16.3%	13.4%

Expense ratio	34.1%	31.5%

Combined ratio	79.6%	112.4%

The following table sets forth summarized pro forma balance sheet data as of June 30, 2012:

As of June 30, 2012
(Dollars in thousands, except per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$6,719,636
Cash and cash equivalents	971,418
Total assets	10,489,991
Reserve for losses and loss expenses	3,349,928
Unearned premiums	1,488,945
Senior notes payable	247,036
Debentures payable	540,002
Total liabilities	6,073,796
Total shareholders’ equity	$4,416,195
Book value per common share	$37.41
Diluted book value per common share	$34.78

Comparative Historical and Pro Forma Per Share Data

The historical earnings per share, dividends and book values of Validus and Flagstone shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2011 and unaudited consolidated financial statements as of and for the six months ended June 30, 2012. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the mergers using the acquisition method of accounting as if the mergers had been completed on January 1, 2011. The unaudited pro forma book value and diluted book value per share information was computed as if the mergers had been completed on December 31, 2011 and June 30, 2012.

You should read this information in conjunction with the historical financial information of Validus and of Flagstone included or incorporated elsewhere in this proxy statement/prospectus, including Validus’ and Flagstone’s respective financial statements and related notes thereto. The unaudited pro forma per share data is not necessarily indicative of actual results had the mergers occurred as of the dates or during the periods indicated. The unaudited pro forma data is not necessarily indicative of future operations of Validus or Flagstone.

This pro forma per share financial data does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. This pro forma per share data is subject to risks and uncertainties, including those discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “Special Note Concerning Forward-Looking Statements.”

Per share data for the year ended December 31, 2011:

	Historical Validus(1)	Historical Flagstone	Validus Pro Forma Combined	Equivalent per Flagstone share with $2.00 cash consideration(1)
				Excluded	Included
	(For the year ended December 31, 2011)
Basic earnings (loss) per common share	$0.14	$(4.65)	$(2.81)	$(0.54)	$(0.54)
Diluted earnings (loss) per common share	$0.14	$(4.65)	$(2.81)	$(0.54)	$(0.54)
Diluted operating earnings (loss) per common share(2)	$0.44	$(4.00)	$(2.13)	$(0.41)	$(0.41)
Cash dividends declared per common share	$1.00	$0.16	$1.00	$0.19	$0.19
Book value per common share (at period end)(3)	$34.67	$11.21	$34.94	$6.76	$8.76
Diluted book value per common share (at period end)(3)	$32.28	$10.90	$32.66	$6.32	$8.32

Per share data for the period ended June 30, 2012:

	Historical Validus	Historical Flagstone	Validus Pro Forma Combined	Equivalent per Flagstone share with $2.00 cash consideration(1)
				Excluded	Included
	(For the year ended June 30, 2012)
Basic earnings per common share	$2.92	$0.74	$3.00	$0.58	$0.58
Diluted earnings per common share	$2.80	$0.74	$2.86	$0.55	$0.55
Diluted operating earnings per share(2)	$2.53	$0.23	$2.33	$0.45	$0.45
Cash dividends declared per common share	$0.50	$0.08	$0.50	$0.10	$0.10
Book value per common share (at period end)	$37.23	$11.73	$37.41	$7.24	$9.24
Diluted book value per common share (at period end)	$34.43	$11.52	$34.78	$6.73	$8.73

(1)	Equivalent per share amounts are calculated by multiplying Validus pro forma per share amounts by the exchange ratio of 0.1935.

(2)	Net operating income (loss), a non-GAAP financial measure, is defined by Validus as net income (loss) excluding net realized and unrealized gains (losses) on investments, foreign exchange gains

(losses) and non-recurring items. This measure focuses on the underlying fundamentals of operations without the influence of gains (losses) from the sale of investments, translation of non-U.S. $ currencies and non-recurring items. Gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by operating performance. Gains (losses) arising from translation of non-U.S. $ denominated balances are unrelated to underlying business. A reconciliation of net operating income to net income, the most comparable U.S. GAAP financial measure, for the six months ended June 30, 2012 and the year ended December 31, 2011, is presented in the table below.

(3)

Validus Pro Forma Combined book value per common share and diluted book value per common share at December 31, 2011 include the pro forma purchase adjustments outlined in notes 3(e), 3(f) and 3(g) to the Unaudited Condensed Consolidated Pro Forma Financial Information.

	Six Months Ended June 30, 2012
	Historical Validus	Historical Flagstone	Validus Pro Forma Combined
Net income available to the Company	$291,856	$52,675	$343,090
Adjustments for:
Net realized (gains) on investments	(13,686)	(23,468)	(37,154)
Net realized gains—other	—	(1,393)	(1,393)
Net unrealized losses on investments	32,903	—	32,903
Loss from investment affiliate	398	—	398
Foreign exchange (gains) losses	(2,514)	877	(1,637)
Net income from discontinued operations, net of tax	—	(13,620)	(13,620)
Net income (loss) attributable to noncontrolling interest	(44,881)	1,135	(43,746)

Net operating income available to the Company	$264,076	$16,206	$278,841

	Year Ended December 31, 2011
	Historical Validus	Historical Flagstone	Validus Pro Forma Combined
Net income (loss) available (attributable) to the Company	$21,329	$(326,133)	$(307,962)
Adjustments for:
Net realized (gains) losses on investments	(28,532)	20,770	(7,762)
Net realized gains—other	—	(2,494)	(2,494)
Net unrealized losses on investments	19,991	—	19,991
Foreign exchange losses	22,124	4,481	26,605
Transaction expenses	17,433	—	17,433
Interest in earnings of equity investments	—	922	922
Net loss from discontinued operations, net of tax	—	21,662	21,662

Net operating income (loss) available (attributable) to the Company	$52,345	$(280,792)	$(231,605)

Comparative Market Value and Dividends

Validus common shares are listed on the NYSE under the ticker symbol “VR.” Flagstone shares are listed on the NYSE under the ticker symbol “FSR.” The following table sets forth the high and low reported per share sales prices of Validus common shares and Flagstone shares for the periods indicated as reported on the NYSE Consolidated Transactions Tape, and cash dividends per share, as reported in the Validus Annual Report on Form 10-K and Flagstone’s Annual Report on 10-K for the fiscal years ended December 31, 2010 and 2011, and thereafter as reported in publicly available sources.

	Validus					Flagstone
	High		Low		Dividend	High		Low		Dividend
Year Ended December 31, 2012
Fourth Quarter (through October •, 2012)	$	•	$	•	$—	$	•	$	•	$—
Third Quarter		$34.91		$31.62	$0.25		$8.90		$6.58	$0.04
Second Quarter		$33.25		$30.41	$0.25		$8.26		$7.16	$0.04
First Quarter		$32.51		$29.97	$0.25		$9.53		$7.61	$0.04
Year Ended December 31, 2011
Fourth Quarter		$31.77		$23.87	$0.25		$9.07		$7.02	$0.04
Third Quarter		$31.35		$23.24	$0.25		$9.05		$6.41	$0.04
Second Quarter		$34.95		$29.44	$0.25		$9.32		$7.72	$0.04
First Quarter		$33.72		$28.86	$0.25		$12.82		$8.06	$0.04
Year Ended December 31, 2010
Fourth Quarter		$30.83		$26.13	$0.22		$13.14		$9.67	$0.04
Third Quarter		$26.94		$24.31	$0.22		$11.46		$9.49	$0.04
Second Quarter		$27.64		$23.14	$0.22		$12.29		$10.10	$0.04
First Quarter		$28.25		$25.62	$0.22		$11.66		$10.23	$0.04

For further discussion on dividends see the section of this proxy statement/prospectus titled “The Mergers—Dividends and Distributions.”

The following table presents the closing prices of Validus common shares and Flagstone shares on the NYSE on August 29, 2012, the last trading day before public announcement of the mergers, and October •, 2012, the most recent practicable date prior to the date of this proxy statement/prospectus.

	Validus Share Close		Flagstone Share Close		Equivalent Validus Per Share Amount		Equivalent Validus Per Share Amount Plus Cash Consideration
August 29, 2012		$33.24		$7.06		$6.43		$8.43
October •, 2012	$	•	$	•	$	•	$	•

Equivalent per share amounts are calculated by multiplying Validus per share amounts by the exchange ratio of 0.1935, and, where applicable, by separately adding $2.00 in cash to this amount.

The value of the merger consideration will change as the market price of Validus common shares fluctuates prior to the completion of the mergers, and may therefore be different from the amounts set forth above and at the time you receive the merger consideration. See the section of this proxy statement/prospectus titled “Risk Factors.” Flagstone shareholders are urged to obtain current market quotations for Validus common shares and Flagstone shares before deciding whether to vote in favor of the merger proposal.

See also the sections of this proxy statement/prospectus titled “The Mergers—Listing of Validus Common Shares” for a discussion of the listing of Validus common shares and “The Mergers—Delisting of Flagstone Shares” for a discussion of the delisting of Flagstone shares.

RISK FACTORS

In addition to the other information included or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote in favor of the merger proposal. In addition, you should read and consider carefully the risks associated with the businesses of Validus and Flagstone because these risks will also affect Validus following completion of the mergers. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2011, and any amendments thereto, for each of Validus and Flagstone, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also read and consider carefully the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Where You Can Find More Information” for information on how you can view Validus’ and Flagstone’s incorporated documents.

Risk Factors Relating to the Mergers

As a result of the fixed exchange ratio and changes in the price of Validus common shares, Flagstone shareholders cannot be sure of the value of the merger consideration they will receive in the mergers.

Upon completion of the mergers, Flagstone shareholders will be entitled to receive 0.1935 Validus common shares, $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common shares they would otherwise be entitled to receive, for each share of Flagstone owned by them immediately prior to the mergers. Because the exchange ratio is fixed at 0.1935 Validus common shares for each Flagstone share, the market value of the Validus common shares issued in consideration for Flagstone shares will depend upon the market price of Validus common shares. If the market price of Validus common shares declines, Flagstone shareholders would receive less value for their shares upon the completion of the mergers than the value calculated pursuant to the exchange ratio on the date the mergers were announced or as of the date of this proxy statement/prospectus or as of the date of the extraordinary general meeting. Neither Validus nor Flagstone is permitted to terminate the merger agreement or resolicit the vote of Flagstone shareholders solely because of changes in the market price of Validus common shares. Share price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory conditions.

Because the mergers will not be completed until certain conditions have been satisfied or waived (see the section of this proxy statement/prospectus titled “The Merger Agreement—Conditions to the Completion of the Mergers”), a period of time, which may be significant, may pass between the date of this proxy statement/prospectus and the date of the extraordinary general meeting and/or the completion of the mergers. Therefore, at the time when you are asked to approve the merger proposal at the extraordinary general meeting, you will not know the exact market value of the Validus common shares that will be issued if the mergers are completed. Flagstone shareholders are urged to obtain market quotations for Validus common shares and Flagstone shares when they consider whether to vote in favor of the merger proposal at the extraordinary general meeting. See the section of this proxy statement/prospectus titled “Summary—Comparative Market Value and Dividends.”

In connection with the mergers, Validus estimates that it will need to issue approximately • Validus common shares. The increase in the number of outstanding Validus common shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Validus common shares.

Validus and Flagstone must obtain insurance, antitrust and other regulatory approvals to complete the mergers, which, if delayed or not granted, may jeopardize or delay the mergers, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the mergers.

The mergers are conditioned on the receipt or completion of all required authorizations, consents, orders and approvals of, or declarations or filings with, and the expiration of waiting periods required by, applicable governmental authorities, including without limitation, approvals not yet obtained from:

•	the Florida Office of Insurance Regulation;

•	the Swiss Financial Market Supervisory Authority (FINMA); and

•	governmental authorities in Norway, South Africa and Turkey with respect to applicable antitrust or competition laws.

If Validus and Flagstone do not receive these consents and approvals, then Validus and Flagstone will not be obligated to complete the mergers. The insurance, antitrust and other regulatory agencies from which Validus will seek these approvals generally have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by this proxy statement/prospectus, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Validus’ business following the completion of the mergers. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the mergers or may reduce the anticipated benefits of the combination contemplated by the merger agreement. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the mergers will be satisfied, and, if all required consents and approvals are obtained and the conditions to the completion of the mergers are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Validus agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to complete the mergers, these requirements, limitations, additional costs or restrictions could adversely affect Validus’ ability to integrate the operations of Flagstone into Validus or reduce the anticipated benefits of the mergers contemplated by the merger agreement. This could have a material adverse effect on the business, financial condition and results of operations of Validus and the market value of Validus common shares after the completion of the mergers. In addition, a third party could attempt to intervene in any insurance, antitrust or other regulatory filings made by Validus or otherwise object to the granting to Validus of any such insurance, antitrust or other regulatory authorizations, consents, orders or approvals, which may cause a delay in obtaining, or the imposition of material requirements, limitations, costs, divestitures or restrictions on, or the failure to obtain, any such authorizations, consents, orders or approvals. See the section of this proxy statement/prospectus titled “The Merger Agreement—Conditions to the Completion of the Mergers” for a discussion of the conditions to the mergers and the section titled “The Mergers—Regulatory Approvals” for a description of the insurance, antitrust or other regulatory consents or approvals necessary in connection with the mergers.

The mergers are subject to other conditions that Validus and Flagstone cannot control. Failure to complete the mergers could negatively impact the share price of Validus and Flagstone and the future business and financial results of Validus and Flagstone.

The merger agreement contains a number of conditions precedent that must be satisfied or waived prior to the completion of the mergers. There are no assurances that all of the conditions to the mergers will be so satisfied or waived. If the conditions to the mergers are not satisfied or waived, then Validus and Flagstone may be unable to complete the mergers. See the section of this proxy statement/prospectus titled “The Merger Agreement—Conditions to the Completion of the Mergers” for a discussion of the conditions to the mergers.

In addition, the merger agreement may be terminated under certain circumstances, including if the conditions to the completion of the mergers are not satisfied or waived prior to the March 31, 2013 “walk-away date.” If the mergers are not completed, the ongoing business of Validus and Flagstone may be adversely affected as follows:

•

the attention of management of Validus and Flagstone will have been diverted to the mergers instead of being directed solely to each company’s own operations and the pursuit of other opportunities that could have been beneficial to such company;

•	Validus and/or Flagstone will have to pay certain costs relating to the mergers, which may include, as applicable, legal, accounting, financial advisory, filing and printing fees;

•	the potential decline in the market price of Validus or Flagstone shares;

•

the manner in which brokers, insurers, cedants and other third parties perceive Validus or Flagstone may be negatively impacted, which in turn could affect the ability of Validus or Flagstone to compete for or to write new business or obtain renewals in the marketplace;

•	the loss of time and resources; and

•	Flagstone may be required, in certain circumstances, to pay a termination fee of $24.16 million, or a fee in the amount of $6 million, as provided in the merger agreement.

See the sections of this proxy statement/prospectus titled “The Merger Agreement—Termination” and “The Merger Agreement—Effect of Termination; Termination Fee.”

Flagstone and Validus may waive certain of the conditions to the completion of the mergers without resoliciting or seeking Flagstone shareholder approval.

Each of the conditions to Flagstone’s or Validus’ obligations to complete the mergers may be waived, to the extent legally permissible, in whole or in part by Validus or Flagstone, as applicable. Flagstone’s board of directors will evaluate the materiality of any such waiver to determine whether resolicitation of proxies is necessary or, if Flagstone shareholders have approved the merger proposal, whether further shareholder approval is necessary. In the event that any such waiver is not determined to be significant enough to require resolicitation or additional approval of shareholders, the mergers may be completed without seeking any further shareholder approval. Notwithstanding the foregoing, Flagstone and Validus will recirculate and resolicit votes on the approval of the merger proposal in the event that, after the merger proposal is approved by Flagstone shareholders, either Validus or Flagstone waives the condition that each company will have received a tax opinion from its respective counsel that each of the mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the change in tax consequences is material. If either Flagstone or Validus waives this tax opinion condition before the merger proposal is approved by Flagstone shareholders but after the registration statement (of which this proxy statement/prospectus forms a part) is declared effective by the SEC, Flagstone and Validus will publicly disclose this waiver to Flagstone shareholders.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees, which could adversely affect the future business, operations and financial results of Validus following the mergers.

Uncertainty about the effect of the proposed mergers on Flagstone’s employees and customers may have an adverse effect on Flagstone’s business. These uncertainties may impair Flagstone’s ability to attract, retain and motivate key personnel until the proposed mergers are completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Flagstone to seek to change existing business relationships with Flagstone. Employee retention may be particularly challenging during the pendency of the proposed mergers, as employees may experience uncertainty about their future roles with Validus following the completion of the mergers. If, despite Flagstone’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Validus, Flagstone’s business could be seriously harmed.

The merger agreement contains provisions that could discourage potential acquirors from making a competing proposal to acquire Flagstone.

The merger agreement contains detailed provisions that could discourage potential acquirors from making a competing proposal to acquire Flagstone, including (1) the restrictions on Flagstone’s and each of its subsidiaries’ ability to solicit, initiate or knowingly facilitate or encourage (including by providing non-public information) any effort or attempt to make or implement a competing proposal to acquire Flagstone, (2) the requirement that if the merger agreement is terminated under certain circumstances, Flagstone would be required to pay Validus a termination fee of either $24.16 million or a fee in the amount of $6 million depending upon the specific reason for termination and the surrounding circumstances, (3) the requirement that the merger proposal be submitted to a vote of Flagstone shareholders even if Flagstone’s board of directors withholds or withdraws (or modifies or qualifies in a manner adverse to Validus) its recommendation that Flagstone shareholders vote to approve the merger proposal and (4) the inability of Flagstone to terminate the merger agreement to enter into a superior proposal. As a result of these limitations, Flagstone may lose opportunities to enter into a more favorable transaction than the mergers. See the section of this proxy statement/prospectus titled “The Merger Agreement—No Solicitation; Change in Recommendation” for a discussion of the restrictions on Flagstone’s ability to pursue alternative transactions.

The voting agreements may limit Flagstone’s ability to pursue alternatives to the mergers.

Certain shareholders of Flagstone have signed voting agreements committing them to vote any shares held by them, of record or beneficially, (1) in favor of approval of the merger proposal, (2) against any competing proposals, (3) against any amendments to Flagstone’s articles of incorporation that may materially impede, interfere with, delay, postpone or adversely affect in any manner the mergers or change in any manner the voting rights of any class of Flagstone’s share capital and (4) at Validus’ request and subject to certain limitations, in favor of any proposal that Flagstone’s board of directors has determined is reasonably necessary to facilitate the acquisition of Flagstone by Validus in accordance with the terms of the merger agreement. In addition, each shareholder party to the voting agreements has agreed to vote against any competing proposal for Flagstone for a “tail” period of 90 days following termination of the merger agreement under certain circumstances. Because signatories to the voting agreements have agreed to vote in favor of approval of the merger proposal and against any competing proposals, the voting agreements may have the effect of discouraging any takeover proposal for Flagstone. As of the close of business on October 5, 2012, the record date for the extraordinary general meeting, the shareholders party to the voting agreements owned or controlled, in the aggregate, 16,000,000 Flagstone shares, which represented approximately 22.5% of the outstanding Flagstone shares at that time. See the section of this proxy statement/prospectus titled “The Voting Agreements” for a discussion of the terms of the voting agreements.

Flagstone will be subject to business uncertainties and contractual restrictions while the proposed mergers are pending, which could adversely affect Flagstone’s business.

The merger agreement requires Flagstone to act in the ordinary course of business and restricts Flagstone, without the consent of Validus, from taking specified actions until the proposed mergers occur or the merger agreement terminates. See the section of this proxy statement/prospectus titled “The Merger Agreement—Conduct of Business” for a more detailed description of the restrictions on Flagstone’s conduct of business. The restrictions may prevent Flagstone from pursuing otherwise attractive business opportunities and making other changes to its business that may arise before completion of the proposed mergers or, if the proposed mergers are abandoned, termination of the merger agreement.

The fairness opinion delivered by Evercore will not reflect changes in circumstances between signing the merger agreement and the completion of the mergers.

Flagstone’s board of directors has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Evercore, Flagstone’s financial advisor. Changes in the operations and prospects of Validus or Flagstone, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinion was based, may alter the value of Validus or Flagstone or the prices of Validus common shares or Flagstone shares by the time the mergers are completed. The Evercore opinion does not speak as of the time the mergers will be completed or as of any date other than the date of the opinion. Because Flagstone does not anticipate asking Evercore to update its opinion, this opinion only addresses the fairness of the consideration for the mergers, from a financial point of view, at the time the merger agreement was executed. The opinion is attached to this proxy statement/prospectus as Annex C. For a description of the opinion and a summary of the material financial analyses performed in connection with rendering the opinion, see the section of this proxy statement/prospectus titled “The Mergers—Opinion of Flagstone’s Financial Advisor.”

The financial analyses and forecasts considered by Evercore and Flagstone’s board of directors may not be realized, which may adversely affect the market price of the Validus common shares following the mergers.

In performing its financial analysis and rendering its opinion that the merger consideration is fair, from a financial point of view, to Flagstone shareholders, Evercore reviewed, among other things, projected non-public financial statements and other projected non-public financial data prepared and furnished to it by Flagstone management. See the section of this proxy statement/prospectus titled “The Mergers—Certain Financial Projections.” These projected non-public financial statements and other projected non-public financial data were prepared by the management of Flagstone and were also considered by Flagstone’s board of directors. None of the projected non-public financial statements and other projected non-public financial data was prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Validus and Flagstone. Accordingly, there can be no assurance that Flagstone’s financial condition or results of operations will not be significantly worse than those set forth in such projected non-public financial statements and other projected non-public financial data. Significantly worse financial results could have a material adverse effect on the market price of Flagstone shares prior to the completion of the mergers or the Validus common shares following the completion of the mergers.

Flagstone’s counterparties may acquire certain rights in connection with the completion of the mergers, which could negatively affect Validus following the mergers.

Flagstone is party to numerous contracts, treaties, agreements, licenses, permits, authorizations and other arrangements that contain provisions giving counterparties certain rights (including, in some cases, termination rights) in the event of a “change in control” of Flagstone or its subsidiaries. The definition of “change in control” varies from contract to contract, ranging from a narrow to a broad definition, and, in some cases, the “change in control” provisions may be implicated by the mergers. If a change in control occurs, a ceding company may be permitted to cancel contracts on a cut-off or run-off basis, and Flagstone may be required to provide collateral to secure premium and reserve balances or may be required to cancel and commute a contract, subject to an agreement between the parties that may be settled in arbitration. If a contract is cancelled on a cut-off basis, Flagstone may be required to return unearned premiums, net of commissions. In addition, contracts may provide a ceding company with multiple options, such as collateralization or commutation, that would be triggered by a change in control. Collateral requirements may take the form of trust agreements or be funded by securities held or letters of credit. Upon commutation, the amount to be paid to settle the liability for gross loss reserves typically would be considered a discount to the financial statement loss reserve value, reflecting the time value of money resident in the ultimate settlement of such loss reserves. In certain instances, contracts contain dual triggers, such as a change in control and a ratings downgrade, both of which must be satisfied for the contractual right to be exercisable.

Whether a ceding company would have cancellation rights in connection with the mergers depends upon the language of its agreement with Flagstone. Whether a ceding company exercises any cancellation rights it has would depend on, among other factors, such ceding company’s views with respect to the financial strength and business reputation of Validus following the mergers, the extent to which such ceding company currently has reinsurance coverage with Validus’ affiliates, the prevailing market conditions, the pricing and availability of replacement reinsurance coverage and Validus’ ratings following the mergers. Neither Validus nor Flagstone can presently predict the effects, if any, if the mergers are deemed to constitute a change in control under certain of its contracts and other arrangements, including the extent to which cancellation rights would be exercised, if at all, or the effect on Validus’ financial condition, results of operations, or cash flows following the mergers, but such effect could be material.

Some of Flagstone’s executive officers and directors have financial interests in the completion of the mergers that are different from, or in addition to, those of other Flagstone shareholders. Therefore, some of Flagstone’s directors may have a conflict of interest in recommending the proposals being voted on at the extraordinary general meeting.

Certain of Flagstone’s directors and executive officers have financial interests in the mergers that are different from, or are in addition to, the interests of Flagstone shareholders generally. Flagstone’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in approving and recommending to Flagstone shareholders that they approve the merger proposal.

The interests of Flagstone’s non-employee directors include the right to receive the share unit consideration with respect to the directors’ RSUs.

The interests of Flagstone’s executive officers include the rights to:

•	accelerated vesting and receipt of the share unit consideration with respect to the executive officers’ PSUs, calculated assuming attainment of all applicable performance goals at the maximum level;

•

with respect to Flagstone’s executive officers other than Messrs. Slade and Fawcett, certain contractual severance payments in the event of a qualifying termination of employment following the mergers;

•	with respect to Messrs. Brown, Flitman, Swayne, Fawcett and Slade, certain statutory severance payments in the event of a termination of employment following the mergers;

•

continued employment during a specified notice period following termination of employment or, with respect to Flagstone’s executive officers other than Messrs. Boisvert and Traimond, payment of base salary in lieu of such notice;

•	accelerated payment of the executive officers’ guaranteed minimum 2012 bonus in the event of a qualifying termination of employment following the mergers and prior to December 31, 2012; and

•

solely with respect to Mr. Brown, the Leyton Limited Warrant to acquire 630,194 Flagstone shares, which, pursuant to the merger agreement, will be amended at the effective time of the second-step merger such that, upon payment during the exercise period (which runs from December 1, 2013 to December 31, 2013) of the exercise price as of the completion of the mergers, subject to adjustments (if any) pursuant to the terms of the Leyton Limited Warrant, the Leyton Limited Warrant will be converted into the right to receive the $2.00 in cash and 0.1935 Validus common shares, on a per share basis for each of the Flagstone shares subject to the Leyton Limited Warrant (the Leyton Limited Warrant will have value during the exercise period only if the value of the merger consideration during the exercise period is greater than the Leyton Limited Warrant’s exercise price, which, as of the date of this proxy statement/prospectus, is $13.96 per Flagstone share).

Flagstone’s board of directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the mergers.

In addition, Validus has agreed to the terms of separation agreements to be effective upon completion of the mergers with each of Messrs. Boisvert and Traimond, pursuant to which each executive will remain employed by Flagstone Réassurance Suisse SA through July 31, 2013. Upon termination from Flagstone Réassurance Suisse SA on or prior to July 31, 2013, Messrs.

Boisvert and Traimond will be entitled to certain payments in addition to those provided for under their existing employment agreements with Flagstone Réassurance Suisse SA.

See the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers” for additional information about these interests.

Flagstone shareholders will have reduced ownership and voting interests after the mergers and will exercise less influence over the management of Validus than they currently exercise over the management of Flagstone.

After the completion of the mergers, Flagstone shareholders will own in the aggregate a significantly smaller percentage of Validus than they currently own of Flagstone. Following completion of the mergers, Flagstone shareholders are expected to own approximately 11.9% of the outstanding Validus common shares on a pro forma fully-diluted basis. Consequently, Flagstone shareholders as a group will have less influence over the management and policies of Validus than they currently exercise over the management and policies of Flagstone.

The Validus common shares to be received by Flagstone shareholders as a result of the mergers will have different rights from Flagstone shares.

Following completion of the mergers, Flagstone shareholders will no longer be shareholders of Flagstone, a Luxembourg joint stock corporation (société anonyme), but will instead be shareholders of Validus, a Bermuda exempted company. There will be important differences between your current rights as a Flagstone shareholder and the rights to which you will be entitled as a shareholder of Validus, in part because the laws of Bermuda differ from the laws of Luxembourg. See the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights” for additional information about the different rights associated with Validus common shares.

Each of Validus and Flagstone will be exposed to underwriting and other business risks during the period that each party’s business continues to be operated independently from the other.

Until the completion of the mergers, each of Validus and Flagstone will operate independently from the other in accordance with such party’s distinct underwriting guidelines, investment policies, referral processes, authority levels and risk management policies and practices. As a result, during this period, Flagstone may assume risks that Validus would not have assumed for itself, accept premiums that, in Validus’ judgment, do not adequately compensate it for the risks assumed, make investment decisions that would not adhere to Validus’ investment policies or otherwise make business decisions or take on exposure that, while consistent with Flagstone’s general business approach and practices, are not the same as those of Validus. Significant delays in completing the mergers will materially increase the risk that Flagstone will operate its business in a manner that differs from how the business would have been conducted by Validus.

Risk Factors Relating to Flagstone’s Business

You should read and consider carefully other risk factors specific to Flagstone’s businesses that will also affect Validus after the mergers, described in Part I, Item 1A of Flagstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other documents that have been filed by Flagstone with the SEC and which are incorporated by reference into this proxy statement/prospectus.

Risk Factors Relating to Validus’ Business

You should read and consider carefully other risk factors specific to Validus’ businesses that will also affect Validus after the mergers, described in Part I, Item 1A of Validus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other documents that have been filed by Validus with the SEC and which are incorporated by reference into this proxy statement/prospectus.

Risk Factors Relating to Validus Following the Mergers

Future results of Validus may differ materially from the Unaudited Condensed Consolidated Pro Forma Combined Financial Information of Validus presented in this proxy statement/prospectus.

The future results of Validus following the completion of the mergers may be materially different from those shown in the Unaudited Condensed Consolidated Pro Forma Combined Financial Information presented in this proxy statement/prospectus, which show only a combination of Validus’ and Flagstone’s historical results after giving effect to the mergers. Validus has estimated that it will record approximately $20 million in transaction expenses, as described in the notes to the Unaudited Condensed Consolidated Pro Forma Combined Financial Information included in this proxy statement/prospectus. In addition, the mergers and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of possible litigation or other claims. Unexpected delays in completing the mergers or in connection with the post- merger integration process may significantly increase the related costs and expenses incurred by Validus and Flagstone.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information contained or incorporated by reference into this proxy statement/prospectus, may include forward-looking statements, both with respect to Validus and Flagstone and their industries, that reflect their current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus’ and Flagstone’s control. Accordingly, there are or will be important risks and uncertainties that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus and Flagstone believe that these risks and uncertainties include, but are not limited to, the following: (1) unpredictability and severity of catastrophic events; (2) issues relating to claims and coverage that may emerge from changing industry practices or changing legal, judicial, social or other environmental conditions; (3) rating agency actions; (4) adequacy of Validus’ and Flagstone’s risk management and loss limitation methods; (5) competition in the insurance and reinsurance markets; (6) cyclicality of demand and pricing in the insurance and reinsurance markets; (7) adequacy of Validus’ and Flagstone’s respective loss reserves; (8) the estimates and judgments that Validus and Flagstone use in preparing their respective financial statements, which are more difficult to make than if Validus and Flagstone were mature companies; (9) retention of key personnel; (10) potential conflicts of interest with Validus’ and Flagstone’s respective officers and directors; (11) continued availability of capital and financing; (12) potential loss of business from one or more major insurance or reinsurance brokers; (13) the credit risk that each of Validus and Flagstone assumes through their dealings with their respective insurance and reinsurance brokers; (14) Validus’ and Flagstone’s respective ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; (15) the risk that Validus and Flagstone could be bound to policies that contravene their respective underwriting guidelines by managing general agents and other third parties who support certain of their businesses; (16) availability of reinsurance and retrocessional coverage; (17) the effect on Validus’ and Flagstone’s investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and other factors; (18) the impact of currency fluctuations on Validus’ and Flagstone’s operating results; (19) the impact of heightened European sovereign debt risk on Validus’ and Flagstone’s fixed income portfolios; (20) the integration of Flagstone or other businesses Validus may acquire or new business ventures Validus may start; (21) the legal, regulatory and tax regimes under which Validus and Flagstone operate; and (22) acts of terrorism or outbreak of war, as well as Validus’ and Flagstone’s management’s response to any of the aforementioned factors.

Additionally, the mergers are subject to risks and uncertainties, including: (A) that Validus and Flagstone may be unable to complete the mergers because, among other reasons, conditions to the completion of the mergers may not be satisfied or waived; (B) uncertainty as to the timing of completion of the mergers, (C) uncertainty as to the actual premium (if any) that will be realized by Flagstone shareholders in connection with the mergers; (D) uncertainty as to the long-term value of Validus common shares; (E) failure to realize the anticipated benefits of the mergers, including as a result of failure or delay in integrating Flagstone’s businesses into Validus; and (F) the outcome of any legal proceedings to the extent initiated against Validus, Flagstone and others following the announcement of the mergers, as well as Validus’ and Flagstone’s management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in the section of this proxy statement/prospectus titled “Risk Factors” and those included in Validus’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and the risk factors included in Flagstone’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Flagstone on file with the SEC. Any forward-looking statements made or referenced in this proxy statement/prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus or Flagstone will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or Flagstone or their respective businesses or operations. Each forward-looking statement speaks only as of the date of the particular statement and, except as may be required by applicable law, Validus and Flagstone undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

THE COMPANIES

Validus Holdings, Ltd.

Validus Holdings, Ltd. is a Bermuda exempted company with its principal executive offices located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly owned subsidiaries, Validus Reinsurance Ltd. and Talbot Holdings Ltd. Validus Reinsurance Ltd. is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot Holdings Ltd. is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. At June 30, 2012, Validus had total shareholders’ equity of approximately $3.5 billion and total assets of approximately $8.5 billion. Validus common shares are listed on the NYSE under the ticker symbol “VR” and, as of October •, 2012, the most recent practicable date prior to the date of this proxy statement/prospectus, Validus had a market capitalization of approximately $ • billion. Validus has approximately 490 employees.

Validus UPS, Ltd.

Validus UPS, Ltd. was formed as a Bermuda exempted company on August 28, 2012. Merger Sub’s principal executive offices are located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Merger Sub is (441) 278-9000. Merger Sub is a wholly owned subsidiary of Validus that was formed for the sole purpose of completing the second-step merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement and the second-step merger.

Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance company that employs a focused and technical approach to the property catastrophe, property, and specialty reinsurance businesses. Flagstone is traded on the NYSE under the symbol “FSR.” Flagstone’s principal executive offices are located at 65, Avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg. The telephone number of Flagstone is +352 273 515 30.

Flagstone Reinsurance Holdings (Bermuda) Limited

Flagstone Reinsurance Holdings (Bermuda) Limited is a Bermuda exempted company and a direct wholly owned subsidiary of Flagstone. Flagstone Bermuda was incorporated on May 10, 2012, solely for the purpose of effecting the mergers contemplated by the merger agreement. It has not carried on any activities other than in connection with the mergers. Flagstone Bermuda’s principal executive offices are located at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda HM 08. The telephone number of Flagstone Bermuda is (441) 278-4300.

THE EXTRAORDINARY GENERAL MEETING

This proxy statement/prospectus is being provided to Flagstone shareholders as part of a solicitation of proxies by Flagstone’s board of directors for use at the extraordinary general meeting of shareholders to be held at the time and place specified below, and at any properly convened meeting following an adjournment, reconvenement or postponement thereof. This proxy statement/prospectus provides Flagstone shareholders with important information they need to know to be able to vote, or instruct their brokers, banks, trustees or other nominees to vote, at the extraordinary general meeting or any adjournment, reconvening or postponement thereof.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on •, 2012 at • at •, Grand Duchy of Luxembourg.

Purpose of the Extraordinary General Meeting

At the meeting, Flagstone’s board of directors will ask Flagstone’s shareholders to consider and vote on:

Extraordinary Business

1.

The merger proposal, which is a proposal to approve the merger agreement (a copy of which is attached to this proxy statement/prospectus as Annex A), the first-step merger and the first-step statutory merger agreement (a copy of which is attached to this proxy statement/prospectus as Annex B), upon hearing (1) the special merger report of the board of directors of Flagstone pursuant to Article 265 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (which we refer to as the “Luxembourg Corporate Law”) and (2) the report of the independent expert (réviseur d’entreprise agréé) pursuant to Article 266 of the Luxembourg Corporate Law.

Special Business

2.

The non-binding compensation proposal, which is a non-binding, advisory proposal required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to approve the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with, or following the completion of, the mergers (this non-binding, advisory proposal relates only to compensation or other arrangements between Flagstone’s named executive officers and Flagstone in existence prior to completion of the mergers that may result in a payment to Flagstone’s named executive officers in connection with, or following the completion of, the mergers and does not relate to any new compensation or other arrangements between Flagstone’s named executive officers and Validus or, following the mergers, the surviving company in the mergers and its subsidiaries) (see the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers—Advisory Vote on Golden Parachutes”).

The special merger report of the board of directors of Flagstone, pursuant to Article 265 of the Luxembourg Corporate Law, and the report of the independent expert (réviseur d’entreprise agréé), pursuant to Article 266 of the Luxembourg Corporate Law, are and will be available for inspection for at least one month prior to the extraordinary general meeting at Flagstone’s registered offices in Bermuda and Luxembourg and will also be available for inspection at the extraordinary general meeting.

Flagstone will transact no other business at the extraordinary general meeting except such business as may properly be brought before the extraordinary general meeting or any adjournment, reconvening or postponement thereof.

The approval of the merger proposal is required for completion of the mergers. The approval of the non-binding compensation proposal is not required for completion of the mergers.

Recommendation of Flagstone’s Board of Directors

Flagstone’s board of directors has unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and (2) determined that it is in the best interests of Flagstone and its shareholders that Flagstone enter into the merger agreement and that the mergers and the terms thereof, together with the other transactions contemplated by the merger agreement and the first-step statutory merger agreement, are fair to, and in the best interests of, Flagstone and its shareholders. Accordingly, Flagstone’s board of directors unanimously recommends that Flagstone shareholders vote “FOR” the merger proposal. Flagstone’s board of directors also unanimously recommends that Flagstone shareholders vote “FOR” the non-binding compensation proposal.

Number of Shares Outstanding, Record Date and Voting Rights

Only holders of record of Flagstone shares as of the close of business on October 5, 2012, the record date, will be entitled to notice of, and to vote at, the extraordinary general meeting or any adjournment, reconvening or postponement thereof. As of the close of business on the record date, approximately 71,058,922 Flagstone shares were issued and outstanding and entitled to notice of, and to vote at, the extraordinary general meeting. Flagstone shareholders have one vote for each share held by them (subject to the limitations on voting rights set forth in Section 51A of the Flagstone articles of incorporation, to the extent applicable, see the section of this proxy statement/prospectus titled “—Voting Cutback Under Flagstone’s Articles of Incorporation”).

Voting by Flagstone’s Directors and Executive Officers

As of the close of business on the record date, Flagstone’s directors, executive officers and their affiliates owned or controlled approximately 18,073,812 Flagstone shares, or approximately 25.4% of the Flagstone shares outstanding as of that date.

Entities affiliated with Lightyear, with which Mr. Stewart Gross (a Flagstone director) is affiliated, and entities affiliated with Trilantic, with which Mr. E. Daniel James (a Flagstone director) is affiliated, have entered into the voting agreements pursuant to which these affiliates have agreed to vote all of their respective Flagstone shares (subject to the limitations on voting rights set forth in Section 51A of the Flagstone articles of incorporation, to the extent applicable) in favor of, and to otherwise support, the merger proposal. As of the close of business on the record date, these shareholders owned or controlled 16,000,000 Flagstone shares, or approximately 22.5% of the Flagstone shares outstanding on that date. See the section of this proxy statement/prospectus titled “The Voting Agreements.”

Excluding the Flagstone shares subject to the voting agreements described above, as of the close of business on the record date, Flagstone’s directors, executive officers and their affiliates owned or controlled approximately 2,073,812 Flagstone shares, or approximately 2.9% of the Flagstone shares outstanding as of that date. Flagstone currently expects that Flagstone’s directors and executive officers will vote their Flagstone shares in favor of each of the proposals to be considered at the extraordinary general meeting.

In considering the recommendation of Flagstone’s board of directors that Flagstone’s shareholders vote to approve the merger proposal, you should be aware that certain of Flagstone’s directors and executive officers have financial interests in the mergers that are different from, or are in addition to, the interests of Flagstone’s shareholders generally. See the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers” for additional information about these interests.

Voting Agreements

See the section of this proxy statement/prospectus titled “The Voting Agreements.”

Voting Cutback Under Flagstone’s Articles of Incorporation

There are provisions in Flagstone’s articles of incorporation that may reduce or increase the voting rights of the holders of Flagstone shares. In general, and except as provided below, shareholders have one vote for each Flagstone share held by them and are entitled to vote at all meetings of Flagstone’s shareholders. However, if, and so long as, the shares of a Flagstone shareholder are treated as “controlled shares” (as generally determined under Section 958 of the Code and the Treasury Regulations promulgated thereunder and under Section 957 of the Code) of any U.S. Person (as defined in Section 7701(a)(30) of the Code) and the controlled shares constitute 9.9% or more of the votes conferred by Flagstone’s issued shares, the voting rights with respect to the controlled shares of the U.S. Person (which we refer to as a “9.9% U.S. Shareholder”) will be limited, in the aggregate, to a voting power of less than 9.9% under a formula specified in Flagstone’s articles of incorporation. The reduction in votes is generally to be applied proportionately among all the “controlled shares” of the 9.9% U.S. Shareholder. The formula is applied repeatedly until the voting power of each 9.9% U.S. Shareholder has been reduced below 9.9%. “Controlled shares” include all Flagstone shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of Section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other Flagstone shareholders so long as the reallocation does not cause any U.S. shareholder to become a 9.9% U.S. Shareholder.

Under these provisions, certain Flagstone shareholders may have their voting rights limited to less than one vote per Flagstone share, while other Flagstone shareholders may have voting rights increased to in excess of one vote per Flagstone share. Moreover, these provisions could have the effect of reducing the votes of certain Flagstone shareholders who would not otherwise be subject to the 9.9% limitation by virtue of their direct ownership of Flagstone shares.

The foregoing summary is qualified in its entirety by reference to the relevant provisions in Flagstone’s articles of incorporation.

Voting Procedures

Quorum; Adjournment

Two or more Flagstone shareholders who together hold more than one-half of the total number of Flagstone shares (which includes Flagstone’s outstanding and treasury shares) must be present in person or represented by proxy to establish a quorum for the conduct of all business at the extraordinary general meeting. As of the close of business on the record date, 13,405,337 Flagstone shares were held by Flagstone directly or by Flagstone subsidiaries. Abstentions (Flagstone shares for which proxies have been received but for which the holders have abstained from voting) are counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” through a broker, bank, trustee or other nominee, broker “non-votes” (Flagstone shares for which proxies have been returned by a broker, bank, trustee or other nominee indicating that the broker, bank, trustee or other nominee has not received voting instructions from the beneficial owners of the shares and does not have discretionary authority to vote the shares) are not counted for the purpose of determining the presence of a quorum. As a result, whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will make it less likely that a quorum at the extraordinary general meeting will be established.

If a quorum is not present, or if during the meeting a quorum ceases to be present, the extraordinary general meeting will be dissolved. A second meeting may subsequently be convened in accordance with the Flagstone articles of incorporation, at which meeting the presence, in person or represented by proxy, of one shareholder shall be a quorum.

Subject to applicable law, the board of directors (1) may adjourn the extraordinary general meeting for four weeks and (2) must adjourn the extraordinary general meeting for four weeks if directed by shareholders representing 20% or more of the total issued and outstanding Flagstone shares. Only business that could properly have been transacted at the meeting had the adjournment not taken place may be transacted at any adjourned meeting.

Vote Required for Approval; Abstentions and Broker “Non-Votes”

The approval of the merger proposal requires the affirmative vote of at least three-fourths of the Flagstone shares present, in person or represented by proxy, at the extraordinary general meeting. Abstentions are considered to be shares present, and thus will have the same effect as a vote “AGAINST” the merger proposal. If your shares are held in “street name” as of the close of business on the record date, broker “non-votes” are not considered to be present. Thus, whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will have no effect on the vote to approve the merger proposal (assuming a quorum is present). Entities affiliated with Lightyear, with which Mr. Stewart Gross (a Flagstone director) is affiliated, and entities affiliated with Trilantic, with which Mr. E. Daniel James (a Flagstone director) is affiliated, have entered into voting agreements pursuant to which these affiliates have agreed to vote all of their respective Flagstone shares (subject to the limitations on voting rights set forth in Section 51A of the Flagstone articles of incorporation, to the extent applicable) in favor of, and to otherwise support, the merger proposal (see the section of this proxy statement/prospectus titled “The Voting Agreements”). As of the close of business on the record date, these shareholders held 16,000,000 Flagstone shares, or approximately 22.5% of the Flagstone shares outstanding on that date.

The approval of the non-binding compensation proposal requires the affirmative vote of at least two-thirds of the Flagstone shares present, in person or represented by proxy, at the extraordinary general meeting. Abstentions are considered to be shares present, and thus will have the same effect as a vote “AGAINST” the non-binding compensation proposal. If your shares are held in “street name” through a broker, bank, trustee or other nominee as of the close of business on the record date, broker “non-votes” are not considered to be present. Thus, whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will have no effect on the vote to approve the non-binding compensation proposal (assuming a quorum is present).

The approval of the merger proposal is required for completion of the mergers. The approval of the non-binding compensation proposal is not required for completion of the mergers.

Voting in Person

If you hold your shares directly in your name, you may vote in person at the extraordinary general meeting. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you may vote in person at the extraordinary general meeting only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares. Even if you plan to attend the extraordinary general meeting, Flagstone recommends that you also submit your proxy or voting instruction card as described below to ensure that your vote will be counted.

If you hold your shares directly in your name and intend to vote in person at the extraordinary general meeting, please be prepared to provide proper identification, such as a driver’s license or passport. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trustee or other nominee, along with proper identification.

Submitting Your Proxy

Whether you hold Flagstone shares directly in your name or in “street name” through a broker, bank, trustee or other nominee, you may direct how your shares are voted without attending the extraordinary general meeting. If you hold your shares directly in your name, you may submit your proxy by signing, dating and returning your proxy card in the enclosed postage-paid envelope or by personal delivery to the registered office of Flagstone. If your shares are held in “street name”

through a broker, bank, trustee or other nominee as of the close of business on the record date, you should submit your voting instructions in accordance with the instructions on the voting instruction form provided to you.

You may abstain on any of the proposals by marking “ABSTAIN” with respect to any proposal.

If you do not appoint a proxy and you do not vote at the extraordinary general meeting, you will still be bound by the outcome. You therefore are strongly urged to submit your proxy or voting instruction card as soon as possible.

For additional questions about the mergers, assistance in submitting proxies or voting your shares, or to request additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact:

Okapi Partners LLC
437 Madison Avenue
28th Floor
New York, New York 10022
Toll-Free: (855) 208-8902
Collect: (212) 297-0720

Revocability of Proxy

If your shares are held directly in your name, you may change your vote in one of the following three ways at any time before it is exercised:

•

timely delivery of written notification to Flagstone’s registered office that you are revoking your proxy at Flagstone Reinsurance Holdings, S.A., 65, Avenue de la Gare, 9th Floor, L-1611 Luxembourg, Grand Duchy of Luxembourg;

•	timely submission of another proxy card with a later date; or

•	voting in person at the extraordinary general meeting.

Your presence without voting at the extraordinary general meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must follow the instructions on the voting instruction form provided to you in revoking your previously granted proxy.

Appraisal Rights and Dissenters’ Rights

Flagstone shareholders are not entitled to any appraisal rights or dissenters’ rights in connection with the mergers.

Persons Making the Solicitation

Proxies in the form enclosed are being solicited by Flagstone’s board of directors. The persons named in the accompanying proxy card have been designated as proxies by Flagstone’s board of directors. These persons designated as proxies serve as officers of Flagstone.

The expense of soliciting proxies with this proxy statement/prospectus will be borne by Flagstone. Flagstone has engaged Okapi Partners LLC as the proxy solicitor for the extraordinary general meeting for an estimated fee of $40,000, plus reimbursement of out-of-pocket expenses. In addition to the use of the mails and the Internet, certain of Flagstone’s directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, Flagstone will reimburse brokers, banks, trustees or other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Flagstone shares.

Assistance

If you need assistance in completing your proxy card or have questions regarding the extraordinary general meeting, please contact Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, New York 10022, call collect at (212) 297-0720 or call toll-free at (855) 208-8902.

THE MERGERS

General

On August 30, 2012, Validus, Flagstone, Merger Sub and Flagstone Bermuda entered into the merger agreement. The merger agreement provides for (1) the merger of Flagstone with and into Flagstone Bermuda pursuant to which Flagstone Bermuda will survive as a Bermuda exempted company and as successor-in-interest to Flagstone, and (2) immediately following the first-step merger, the merger of Flagstone Bermuda with and into Merger Sub pursuant to which Merger Sub will, as a Bermuda exempted company, be the surviving company. As a result, immediately following the mergers, the successor-in-interest to Flagstone will be a wholly owned subsidiary of Validus.

Background of the Mergers

Flagstone commenced operations in December 2005. On March 30, 2007, Flagstone’s common shares began trading on the NYSE. In 2010, Flagstone completed a redomestication to change its jurisdiction of incorporation from Bermuda to Luxembourg and it has existed as a joint stock corporation (société anonyme) under the laws of Luxembourg since May 17, 2010.

The board of directors and senior management of Flagstone regularly review and evaluate Flagstone’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, Flagstone’s board of directors and senior management from time to time consider a variety of potential options with respect to Flagstone and its businesses, including possible acquisitions, divestitures and business combination transactions.

In the summer of 2011, another company in the reinsurance industry approached Flagstone in connection with a potential business combination, and Flagstone and this company engaged in preliminary discussions but no transaction was finalized. In connection with these discussions and Flagstone’s ongoing consideration of possible options, Flagstone engaged Goldman, Sachs & Co. (which we refer to as “Goldman Sachs”) to serve as its financial advisor.

On October 24, 2011, Flagstone announced a strategic decision to divest its ownership positions in its Lloyd’s and Island Heritage reporting segments in order to address changing business conditions, refocus its underwriting strategy on its property catastrophe reinsurance business and reduce its focus on reporting segments that absorb capital and produce lower returns. In addition to the proposed divestitures, Flagstone undertook significant cost cutting measures, which were intended to improve Flagstone’s competitive position, including closing offices in Dubai and Puerto Rico and pursuing the downsizing of Flagstone’s global operations through reduction in workforce in India and South Africa and additional streamlining of its global back office, support, analytical and other operations to one location in Halifax, Canada.

From late 2011 through January 2012, several parties approached Mr. David Brown, Flagstone’s Chief Executive Officer, on an unsolicited basis to inquire as to whether Flagstone would be interested in discussing a business combination transaction. Mr. Brown discussed these approaches with members of the finance committee of Flagstone’s board of directors (which we refer to as the “finance committee”) who indicated a consensus to discuss the matter with Flagstone’s board of directors promptly. Messrs. David Brown, Stewart Gross, E. Daniel James, Jan Spiering and Wray Thorn (Chairman) are the members of Flagstone’s finance committee.

On February 14, 2012, at a meeting of Flagstone’s board of directors, the directors discussed, among other things, the unsolicited inbound calls Mr. Brown had received over the past several months as well as the current status of Flagstone’s business and industry. During this meeting, representatives of Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), Flagstone’s outside legal counsel, discussed the fiduciary duties of Flagstone’s board of directors under applicable law as well as topics specific to a potential business combination transaction. In addition, a representative of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of selected potential strategic options available to Flagstone. After discussion, Flagstone’s board of directors determined that a potential business combination transaction with a third party could be an attractive option for Flagstone shareholders and that Flagstone should begin an organized process to review strategic options rather than responding individually to inbound inquiries. After discussion among the members of Flagstone’s board of directors and a representative of Goldman Sachs, Flagstone’s board of directors determined to contact seven potential acquirors (including Validus) selected based on, among other things, the likelihood that these acquirors would have interest in a potential transaction and their ability to complete a transaction. Flagstone’s board of directors also delegated authority to the finance committee to lead the process to consider a potential business combination transaction.

Following the meeting of Flagstone’s board of directors on February 14, 2012, representatives of Goldman Sachs contacted the potentially interested parties as directed by Flagstone’s board of directors. In addition to these outbound contacts, Mr. Brown and representatives of Goldman Sachs also received various inbound calls from other interested parties. Mr. Brown and representatives of Goldman Sachs periodically briefed the finance committee on the status of the review. The finance committee decided that Flagstone’s board of directors should decide at the regularly scheduled meeting of the board on March 8, 2012 whether any of the parties that had made inbound calls should be invited to participate in the process.

On March 7, 2012, at Flagstone’s request, Validus executed a confidentiality agreement with Flagstone in order to facilitate the disclosure of confidential information relating to Flagstone.

On March 8, 2012, at a regularly scheduled meeting of Flagstone’s board of directors, a representative of Goldman Sachs updated the directors on the status of the review process and made a preliminary financial analysis of Flagstone. Flagstone’s board of directors then discussed whether to expand the process to include other parties that had made inbound calls. Following discussion, Flagstone’s board of directors instructed Goldman Sachs to invite the parties that had made inbound calls to Flagstone to participate in the process. During this meeting, a representative of Goldman Sachs informed Flagstone’s board of directors that a fund managed by an affiliate of Goldman Sachs had an investment representing approximately 20% of the economic interests in one of the parties that had made an inbound call to Flagstone. After discussion with Cravath, Flagstone’s board of directors determined that the finance committee would discuss this topic at its forthcoming meetings.

On March 14, 2012, Mr. Jeff Consolino, the President and Chief Financial Officer of Validus, informed a representative of Goldman Sachs that Validus was not interested in pursuing a transaction with Flagstone at that time.

Between March 12, 2012 and March 19, 2012, the finance committee met several times and, with advice from representatives of Cravath, determined to engage Evercore Group L.L.C. (which we refer to as “Evercore”) as a financial advisor in light of the participation of a party in which a fund managed by an affiliate of Goldman Sachs had an investment representing approximately 20% of the economic interests of such party. The engagement of Evercore was based on Evercore’s qualifications and existing familiarity with Flagstone and its businesses. At the time, Evercore was working for Flagstone in connection with its divestiture of its Lloyd’s business; see “—Opinion of Flagstone’s Financial Advisor” for additional information. On March 19, 2012, Goldman Sachs notified Flagstone that Goldman Sachs believed that it should no longer serve as a financial advisor to Flagstone in connection with the consideration of potential strategic options and on March 20, 2012, Flagstone and Goldman Sachs mutually agreed to terminate Goldman Sachs’ engagement (including Goldman Sachs waiving any fees payable by Flagstone in connection with its engagement).

Between March 8, 2012 and April 6, 2012, Mr. Brown and Flagstone’s representatives held preliminary discussions with the parties that had shown interest in pursuing a transaction with Flagstone and provided regular updates on these discussions to the finance committee and an update to Flagstone’s board of directors on March 28, 2012. On March 30, 2012, at a meeting of the finance committee, the finance committee directed Evercore to open a virtual data room to parties that had signed confidentiality agreements to facilitate the submission of proposals from these parties. Between March 30, 2012 and April 13, 2012, several of these parties provided preliminary indications of interest to Flagstone.

On April 13, 2012, at a meeting of the finance committee, representatives of Evercore provided a summary of the initial indications of interest that Flagstone had received to date in connection with Flagstone’s review process and an update on the discussions with the interested parties. The finance committee authorized representatives of Evercore to send to each of the parties that continued to show interest in a possible transaction a process letter requesting the submission of each party’s proposal to acquire 100% of the shares of Flagstone. These letters, which Evercore sent to seven interested parties in the days following April 13, 2012, indicated that the deadline for submitting a bid was May 4, 2012, and requested that the parties return a markup of a form of merger agreement to be provided by Cravath.

Between April 13, 2012 and May 4, 2012, members of Flagstone’s senior management and representatives of Evercore held due diligence sessions, including management presentations, with several of the interested parties and responded to due diligence requests.

On May 4, 2012, Flagstone received written proposals from five interested parties (including markups of the draft merger agreement).

On May 7, 2012, at a meeting of the finance committee, representatives of Evercore and Cravath reviewed for the finance committee the proposals that Flagstone had received, including the contingencies associated with each proposal. After discussion, the members of the finance committee determined to recommend to Flagstone’s board of directors that Flagstone continue to work with two parties (which we refer to as “Party A” and “Party B”) that had submitted the most favorable of the proposals thus far in order to determine whether a transaction could be finalized on attractive terms. Party A’s proposal offered a mix of cash and publicly-traded stock, and Party B’s proposal offered all cash. On May 8, 2012, Flagstone’s board of directors met to review the five proposals that had been submitted and, after discussion, determined to follow the finance committee’s recommendation. On May 17, 2012, at a regularly scheduled meeting, Flagstone’s board of directors received updates from Flagstone’s senior management and representatives of Evercore and Cravath and instructed them to continue discussions with Party A and Party B.

In late May 2012, discussions with Party A were terminated due to, among other reasons, a disagreement between Flagstone and Party A with respect to the value of Party A’s proposal, concerns regarding the feasibility and complexity of the proposed transaction and possible regulatory obstacles to consummating the proposed transaction. In early June 2012, Party B withdrew from the process as it was unable to secure financing for a transaction. At meetings of the finance committee on June 1, 2012 and June 13, 2012, Mr. Brown and representatives of Evercore and Cravath provided updates on the status of the review process reflecting these developments.

On June 19, 2012, at a meeting of Flagstone’s board of directors, representatives of Evercore reviewed the status of the process in light of the termination of discussions with Party A and Party B. Mr. Brown and other members of Flagstone’s senior management also reviewed the strategic and operating options available to Flagstone, including continuing to pursue a standalone strategy, continuing the business with a scaled-down management team and business plan and pursuing a self-administered or externally-assisted runoff. After discussion, Flagstone’s board of directors determined that a party that had submitted a proposal on May 4, 2012 (which we refer to as “Party C”) should be re-approached to determine whether a sale transaction on attractive terms was possible with Party C. Following Flagstone’s board of directors’ meeting on June 19, 2012, representatives of Evercore re- approached Party C as directed by Flagstone’s board of directors.

After being re-approached by representatives of Evercore, Party C indicated continued interest in pursuing an acquisition of Flagstone. On July 3, 2012, Party C provided a preliminary non-binding all-cash indication of interest of $8.50 per share of Flagstone, which was subject to due diligence, confirmation of Party C’s assumptions and the availability of financing. Shortly thereafter, Party C’s access to the data room was renewed.

As discussions were proceeding in 2012, Flagstone continued to implement the strategic initiatives it announced in October 2011 to realign its strategy and core capabilities. By June 2012, Flagstone had:

•

continued its efforts to refocus on core capabilities in property and property catastrophe lines of business and significantly reduced its underwriting leverage with net premiums written from continuing operations for the six months ended June 30, 2012 of $250.2 million compared to $453.6 million for the six months ended June 30, 2011;

•

announced or completed divestitures of its Island Heritage and Lloyd’s segments, releasing capital previously supporting these business segments (the sale of Island Heritage was completed on April 5, 2012 to BF&M Limited, and the sale of its Lloyd’s operation to a wholly owned subsidiary of ANV Holdings BV, which was announced on April 3, 2012 and completed on August 20, 2012); and

•	continued its expense reduction initiatives.

In late June 2012, Mr. Gross met with Mr. Alok Singh, a member of Validus’ board of directors. Although the initial purpose of the meeting was to discuss topics other than a potential business combination between Flagstone and Validus, following the meeting Mr. Singh arranged for Mr. Consolino and Mr. Ed Noonan, the Chairman and Chief Executive Officer of Validus, to meet with Mr. Gross. After this meeting, Validus on July 2, 2012 expressed renewed interest in a possible transaction with Flagstone.

Between July 2, 2012 and July 6, 2012, after receiving the approval of the members of the finance committee, Mr. Brown spoke with Mr. Consolino a number of times on a preliminary basis about a potential transaction and valuation and agreed to provide Validus with access to Flagstone’s data room.

On July 9, 2012, Validus submitted a non-binding indication of interest valued at $8.40 per share of Flagstone (consisting of $2.00 in cash and the balance in shares of Validus), which indicated that the definitive agreement (if discussions advanced to that stage) would provide Flagstone with a reasonable degree of closing certainty.

On July 10, 2012 and July 13, 2012, at meetings of the finance committee, Mr. Brown and representatives of Evercore updated the finance committee on the status of discussions with Party C and Validus. During these updates, Mr. Brown told the other members of the finance committee that Party C had requested an exclusivity period so that it could continue with its due diligence process and submit a revised proposal. After discussion, the finance committee determined not to grant Party C an exclusivity period, as Party C had already been provided with a lengthy period to conduct due diligence, arrange definitive financing plans and submit a revised proposal and Flagstone was also in discussions with Validus.

On July 12, 2012, after Flagstone had executed a confidentiality agreement, Validus provided Flagstone with access to certain due diligence materials relating to Validus. Between July 10, 2012 and July 25, 2012, representatives of Validus and Flagstone engaged in numerous due diligence meetings and discussions, during which representatives of Flagstone’s senior management worked with representatives of Validus to encourage Validus to increase the value of its indication of interest. During this same period, Party C continued its due diligence process and made limited contact with Flagstone and its representatives.

On July 25, 2012, at the direction of the finance committee, Mr. Brown sent a draft merger agreement to Mr. Consolino so that Validus and its advisors could begin to consider the structure of a potential transaction. Also on July 25, 2012, Mr. Consolino spoke with Mr. Brown and informed him that, based on Validus’ due diligence analysis of Flagstone, Validus was not able to increase its price from its indication of interest submitted on July 9, 2012. At a meeting on July 27, 2012, the finance committee determined that Evercore and Flagstone’s senior management should continue to work with Validus to try to improve Validus’ proposed valuation of Flagstone and should continue to respond to due diligence inquiries from Party C (to the extent Party C submitted them).

On August 9, 2012, Flagstone’s board of directors held a regularly scheduled meeting. Members of Flagstone’s senior management as well as representatives of Evercore and Cravath attended portions of the meeting. At this meeting, Mr. Brown updated the other directors on the status of discussions with Party C and Validus. A representative of Cravath then reviewed Flagstone’s process to date from the perspective of the directors’ fiduciary duties under applicable law. The directors then asked Mr. Brown and representatives of Evercore and Cravath questions relating to the relative merits and risks, including business, completion and financing risks, of pursuing a transaction with Party C as compared to Validus, and a discussion ensued. Members of Flagstone’s senior management (other than Mr. Brown) and representatives of Evercore then left the meeting, and

Flagstone’s board of directors met in executive session with Mr. Brown and representatives of Cravath present. During the executive session, the directors discussed the options available to Flagstone to maximize shareholder value, including continuing with Flagstone’s current standalone plan, pursuing a scaled-down business plan and pursuing other strategic and operating options, including a sale transaction and a self-administered or externally-assisted runoff. After the directors asked Mr. Brown numerous questions about these possible options, Mr. Brown left the meeting. The directors then engaged in a discussion about the various risks and uncertainties associated with the possible options available to Flagstone and the importance of concluding the review process soon irrespective whether the process ultimately resulted in a sale transaction. After Mr. Brown rejoined the meeting, the board of directors directed the finance committee to determine whether a sale transaction could be achieved on attractive terms in a short time frame.

On August 10, 2012, a representative of Evercore, at the direction of the finance committee, contacted Mr. Consolino and requested a firm and final indication of interest so that the finance committee and Flagstone’s board of directors could consider and evaluate Validus’ best offer.

On August 13, 2012, Mr. Edward Noonan, the Chief Executive Officer of Validus, and Mr. Consolino spoke with representatives of Evercore and indicated that Validus would be including a price range of $8.00 to $8.50 in its revised indication of interest. Representatives of Evercore requested that instead of including a price range, Validus include the best possible bid it was willing to submit so as to allow Flagstone’s board of directors and finance committee to definitively evaluate Validus’ bid and determine whether it was in the best interests of Flagstone shareholders to pursue a potential transaction with Validus.

On August 14, 2012, Messrs. Noonan and Consolino told representatives of Evercore via telephone that Validus would be reducing the value of its bid due to the risks and complexities involved in Flagstone’s business. Later that day, Validus provided a revised indication of interest valued at $8.15 per Flagstone share (consisting of $2.00 in cash and the balance in shares of Validus). The other terms of Validus’ submission were substantially similar to the terms contained in Validus’ indication of interest submitted on July 9, 2012.

On August 15, 2012, at a meeting of the finance committee, the members of the finance committee discussed the appropriate response to Validus’ revised offer and the likelihood that Validus would increase its offer. The members of the finance committee also discussed the value that pursuing Flagstone’s standalone plan or other strategic and operating options might deliver to Flagstone shareholders as compared to accepting an attractive proposal from Validus, taking into account the execution risk of pursuing Flagstone’s standalone or modified standalone business plan. After discussion, the members of the finance committee instructed Mr. Gross to contact Mr. Singh and indicate that the finance committee would not recommend Validus’ revised offer to Flagstone’s board of directors and to encourage Validus to submit its best and final offer at a higher price.

From August 17, 2012 through August 20, 2012, a series of calls between Mr. Gross and Messrs. Consolino, Noonan and Singh took place in which Mr. Gross, with input from Mr. Brown, addressed some of Validus’ concerns regarding specific risks in Flagstone’s business and encouraged Validus to increase the price of its offer. In response, the representatives of Validus indicated to Mr. Gross that they would be willing to submit a revised bid of $8.40 per share.

On August 20, 2012, a meeting of the finance committee was held to determine the appropriate response to Validus’ latest offer. At the request of the other members of the finance committee, Mr. Brown provided his views on the relative merits and risks of a potential transaction with Validus. Mr. Brown noted that after the combination of the two companies, Flagstone shareholders would have the benefit of owning more liquid shares of a larger, more diversified, company in a similar line of business as Flagstone. Mr. Brown also compared Flagstone’s current market valuation (based on its multiple to book value) to that of its industry peers, Validus and the combined company following a merger. Mr. Brown also discussed Flagstone’s prospects as a standalone business in light of Flagstone’s small size relative to its peers and the timing and execution risks associated with a scaling down of Flagstone’s business. After discussion, the members of the finance committee determined that, considering the value that was being offered by Validus and the execution risks of the other strategic and operating options available to Flagstone, it was appropriate and in the best interests of Flagstone shareholders to continue to pursue a transaction with Validus. The finance committee concluded that Validus would likely be willing to improve its offer further, and instructed the representatives of Evercore to inform Validus that the members of the finance committee would be willing to recommend a bid of $8.50 per share (consisting of $2.00 in cash and the balance in shares of Validus) to Flagstone’s board of directors for consideration. Later in the evening of August 20, 2012, representatives of Evercore delivered this message to Mr. Consolino, and Mr. Consolino indicated that Validus would submit a revised written offer for $8.50 per share the following day, and that this would represent Validus’ best and final offer.

On August 21, 2012, Validus submitted a revised written offer of $2.00 in cash and 0.1935 Validus shares per share of Flagstone (or $8.50 per share of Flagstone based on the closing price of Validus common shares on August 20, 2012). The other terms of Validus’ offer were substantially similar to the terms contained in Validus’ indications of interest submitted on July 9, 2012 and August 14, 2012.

On August 22, 2012, Flagstone’s board of directors held a meeting to consider the revised proposal received from Validus. The members of the finance committee indicated that, after deliberation, the finance committee had resolved to recommend Validus’ offer to the board. Representatives of Evercore reviewed the key terms and presented various financial analyses of Validus’ revised proposal. Representatives of Evercore also discussed Flagstone’s other available options, including proceeding on a standalone basis and pursuing a possible transaction with Party C, and highlighted the significant risks associated with these options. With respect to a possible transaction with Party C, the representatives of Evercore noted that Flagstone had not received a formal proposal from Party C confirming its preliminary non-binding all-cash indication of interest submitted on July 3, 2012, and that there were significant risks associated with Party C’s proposal, including financing and execution risks and risks to Flagstone’s business. The representatives of Evercore concluded that in their view the proposal from Validus was the most attractive option available to Flagstone. At the request of the other directors, Mr. Brown summarized the due diligence Flagstone and its advisors had performed on Validus. The directors then discussed Flagstone’s review process as a whole and the large number of participants that Flagstone and its advisors had contacted regarding a sale transaction during the process. In addition, the directors reviewed and discussed the relative merits and risks of a transaction with Validus and determined that it was in the best interests of Flagstone shareholders to pursue a transaction with Validus considering the value and certainty that Validus’ offer provided Flagstone shareholders as compared to the other available options. After additional discussion and deliberation, Flagstone’s board of directors instructed the representatives of Evercore to inform Validus that the board of directors would support its offer in principle subject to prompt negotiation of an acceptable merger agreement. Flagstone’s board of directors also instructed Mr. Brown to contact Mr. Consolino to establish a plan for the appropriate next steps, and the representatives of Cravath to contact Validus’ outside legal counsel Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”) to coordinate negotiation of a definitive merger agreement.

On August 22, 2012 and August 23, 2012, Messrs. Brown and Consolino discussed the process and timing for negotiating and finalizing definitive documentation and established a goal of completing the negotiation of a definitive merger agreement by August 30, 2012. On August 23, 2012, Validus and Flagstone exchanged supplemental due diligence requests.

From August 24, 2012 through the announcement of the transaction, Validus and representatives of Skadden continued to perform due diligence on Flagstone, and Flagstone and representatives of Evercore and Cravath continued to perform due diligence on Validus.

In the early hours of August 26, 2012, Skadden delivered to Cravath a revised draft merger agreement.

On the morning of August 27, 2012, at a meeting of the finance committee, a representative of Cravath provided an overview of the comments to the merger agreement received from Skadden, with particular focus on the provisions relating to deal protection and closing certainty included in the revised draft. The representative of Cravath also informed the members of the finance committee that Validus had requested that entities affiliated with Lightyear and Trilantic, both of which are major shareholders of Flagstone with representatives on Flagstone’s board of directors, enter into voting agreements with Validus. The representative of Cravath then reviewed the terms of the draft voting agreement delivered by Skadden earlier that day. After discussing these provisions and asking questions of the representative of Cravath, the members of the finance committee instructed Cravath as to how to approach certain key issues in negotiations with Skadden later in the day. On the afternoon of August 27, 2012, representatives of Skadden and Validus met with representatives of Cravath to discuss the terms and conditions of the merger agreement.

On the morning of August 28, 2012, at a meeting of the finance committee, a representative of Cravath provided an update on the status of the negotiations. The members of the finance committee and the representatives of Cravath discussed the remaining open issues (including the size of the termination fee, restrictions on Flagstone’s ability to solicit competing proposals, restrictions on the ability of Flagstone’s board of directors to change its recommendation and Validus’ request that the voting agreements contain a “tail” period requiring Trilantic and Lightyear to vote against any competing proposals for six months after termination of the merger agreement) and the members of the finance committee provided direction to the representative of Cravath as to how to negotiate these issues. Later in the afternoon of August 28, 2012, Cravath delivered a revised draft merger agreement to Skadden reflecting the results of discussions and resolution of issues to that point in the day. Cravath also delivered a revised draft voting agreement to Skadden later in the evening of August 28, 2012. Later in the evening on August 28, 2012, Validus indicated that it would not enter into the transaction unless the voting agreements contained a form of “tail” provision, but proposed that the length of the “tail” be shortened to three months and would only be triggered under specified events.

In the early hours of August 29, 2012, Skadden delivered a revised draft merger agreement to Cravath that reflected the principal deal protection terms the parties had agreed upon, including providing for the ability of Flagstone to engage in discussions and negotiations with parties submitting competing proposals under certain circumstances, the ability of Flagstone’s board of directors to change its recommendation under certain circumstances and a reduced termination fee as compared to Validus’ original proposal. Drafts and revisions of the merger and voting agreements were subsequently exchanged between the two sides several times prior to the execution of the agreements. On the morning of August 29, 2012, the finance committee again met with a representative of Cravath and, after discussing the status of the negotiations, the finance committee determined that the proposed transaction should be submitted for consideration to Flagstone’s board of directors.

On the morning of August 29, 2012, Validus’ board of directors met. Prior to the meeting, Validus’ directors had been provided with a set of meeting materials, including a draft of the substantially negotiated merger agreement, a copy of a proposed form of voting agreement to be executed by Trilantic and Lightyear and a set of draft board resolutions. At this meeting, Validus’ board of directors discussed the terms of the proposed merger agreement. After discussion, Validus’ board of directors determined, for the reasons described under “—Validus’ Reasons for the Mergers,” that it was advisable and in the best interests of Validus to enter into the merger agreement and approved the merger agreement.

On the afternoon of August 29, 2012, Flagstone’s board of directors met. Prior to the meeting, Flagstone’s directors had been provided with a set of meeting materials, including a draft of the substantially negotiated merger agreement, a copy of a proposed form of voting agreement to be executed by Trilantic and Lightyear, a summary of the board of directors’ fiduciary duties under applicable law and the key terms and conditions of the proposed merger agreement prepared by Cravath, a financial analysis of the proposed transaction prepared by Evercore and a set of draft board resolutions. At this meeting, representatives of Cravath reviewed with the directors their fiduciary duties under applicable law, the final terms of the merger agreement and associated agreements that had been negotiated with Validus and Skadden and certain executive compensation matters, and answered the directors’ questions. Representatives of Evercore then reviewed with the board their financial analysis of the offer made by Validus and answered the directors’ questions. The board of directors then discussed the terms of the proposed merger agreement, as well as the prospects of a superior offer being submitted by Party C or other potential bidders, including a bidder that had participated in the process and had recently submitted an informal offer that would provide Flagstone shareholders with a value at closing below the value of Validus’ offer at the time and the possibility of additional value based on post-closing contingencies, and concluded that a proposal superior to Validus’ was unlikely to be forthcoming and that the current proposed deal with Validus represented Flagstone’s best option for maximizing shareholder value. Evercore then delivered to the board its oral opinion, subsequently confirmed in writing, to the effect that, as of August 29, 2012, and subject to the factors, assumptions, qualifications and limitations set forth therein, the consideration to be paid to the holders of the outstanding shares of Flagstone under the merger agreement was fair, from a financial point of view, to such holders. After further discussion, Flagstone’s board of directors unanimously determined, for the reasons described under “—Flagstone’s Reasons for the Mergers; Recommendation of Flagstone’s Board of Directors” below, that the mergers, on the terms and subject to the conditions set forth in the merger agreement, were fair to, and in the best interests of, Flagstone and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, and resolved that the merger agreement, the first-step merger and the first-step statutory merger agreement be submitted to the shareholders of Flagstone for their consideration at a meeting of shareholders and to recommend that the shareholders of Flagstone vote their shares in favor of the approval of the merger agreement, the first-step merger and the first-step statutory merger agreement.

The merger agreement and the voting agreements were executed on the morning of August 30, 2012, and Flagstone and Validus announced the transaction through a joint press release issued that morning prior to the open of the U.S. financial markets.

Flagstone’s Reasons for the Mergers; Recommendation of Flagstone’s Board of Directors

Flagstone’s board of directors has unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and (2) determined that it is in the best interests of Flagstone and its shareholders that Flagstone enter into the merger agreement and that the mergers and the terms thereof, together with the other transactions contemplated by the merger agreement and the first-step statutory merger agreement, are fair to, and in the best interests of, Flagstone and its shareholders. Accordingly, Flagstone’s board of directors unanimously recommends that Flagstone shareholders vote “FOR” the merger proposal.

Considerations and Factors Weighing in Favor of the Mergers

In reaching its decision on August 29, 2012, to unanimously approve the merger agreement and the transactions contemplated by the merger agreement, Flagstone’s board of directors consulted with members of Flagstone’s management, as well as with Flagstone’s legal and financial advisors, and considered a variety of factors weighing positively in favor of the mergers, including the following:

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the value to be received by Flagstone shareholders in the proposed transaction, including the fact that the merger consideration represented a premium of 19.4% over the closing share price of Flagstone shares on August 29, 2012, the last trading day prior to the execution of the merger agreement, and a 23.0% premium over the average closing price of Flagstone’s shares during the month prior to that date, in each case, based on the closing share price of Validus common shares on August 29, 2012;

•

the fact that Flagstone’s board of directors conducted a thorough and intensive strategic review process that included proposals from and negotiations with multiple parties, but did not yield another potential sale transaction that was more attractive to Flagstone shareholders than the proposed transaction with Validus (with due regard to closing certainty);

•

the determination by Flagstone’s board of directors that Validus’ offer represented the best opportunity to maximize shareholder value available to Flagstone and that none of the other strategic and operating options available to Flagstone (including remaining independent and pursuing Flagstone’s standalone plan or executing a scaled-down business plan) was likely to present an opportunity that is equal or superior to the proposed transaction with Validus or to create value for Flagstone shareholders that is equal to or greater than the value created by the proposed transaction in the foreseeable future, after considering the risks, potential advantages, uncertainties and time required to execute these other strategic and operating options;

•

the financial analysis of Evercore, Flagstone’s financial advisor in connection with the mergers, and the opinion of Evercore to Flagstone’s board of directors, dated as of August 29, 2012, which stated that as of such date and based upon and subject to the assumptions made, factors considered and limitations on the scope of review of Evercore as set forth therein, the consideration to be paid to the holders of Flagstone shares pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section titled “—Opinion of Flagstone’s Financial Advisor;”

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the possibility that, if Flagstone did not enter into the merger agreement, (1) it could take a considerable period of time before the trading price of Flagstone’s shares would return to and sustain $8.43 per share (the per share value of Validus’ offer at the time of announcement) as adjusted for present value, and (2) potential losses due to claims arising from catastrophic events could reduce earnings and shareholder value, in which case a comparable transaction may no longer be available or a rating agency could downgrade Flagstone’s rating;

•

the form of consideration to be received in the proposed transaction by Flagstone shareholders of a combination of cash and Validus common shares, which affords Flagstone shareholders both the opportunity to participate in the strong business performance, accelerated growth and other opportunities expected of Validus following the completion of the mergers through the share component and to receive some cash at closing for the value of their shares through the cash component;

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Validus’ business, results of operations, financial condition, earnings and return to shareholders on a historical and prospective basis, including, but not limited to, the increased potential for growth, development and profitability of Validus following the completion of the mergers (taking into account the results of Flagstone’s due diligence review of Validus), in comparison to Flagstone’s business, results of operations, financial condition, earnings and return to shareholders on a historical and prospective standalone basis;

•

the fact that Flagstone’s management’s due diligence analysis and assessment of Validus, based on Flagstone’s management’s understanding of the reinsurance and insurance business, reflected favorably upon Validus’ business, results of operations, financial condition, earnings and return to shareholders on a historical and prospective basis;

•

the financial market conditions and historical market prices, volatility, liquidity and trading information with respect to the shares of each of Flagstone and Validus, including the historically higher market multiple on Validus common shares;

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the strong balance sheet and cash flow of Validus and its historical pattern of returning capital to shareholders through dividends (the rate of which currently paid by Validus on its common shares is higher than Flagstone’s) and share repurchases and the expectation that the combined company would likely continue this pattern of returning capital to shareholders;

•

the opportunity for Flagstone shareholders to benefit from any increase in the trading price of Validus common shares between the announcement of the transaction and the completion of the mergers because the merger agreement provides for a fixed exchange ratio (and thus a fixed number of Validus common shares in the share component of the merger consideration);

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Flagstone’s board of directors’ assessment, based on its analysis and understanding of the financial performance, financial condition, earnings and future prospects of the combined company, that Validus, following the completion of the mergers, will have enhanced size and scope, with shareholders’ equity of approximately $• billion (as of October •, 2012), which is expected to lead to improved financial strength and enable Validus to capture highly attractive opportunities in the global insurance and reinsurance markets, enabling Flagstone shareholders to participate in the upside of owning more liquid shares in a larger and better capitalized underwriting platform;

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the belief of Flagstone’s board of directors and management that Validus, following the completion of the mergers, would have more diversified underwriting risk in comparison to Flagstone, which should allow Validus to better weather cyclical conditions, reduce volatility of earnings and cash flows and deliver more stable results under a wider range of market conditions and economic environments while creating a foundation for future growth, based upon, among other things, the fact that Validus would have both a significant insurance and reinsurance business, and greater diversification with respect to premiums and reserves by lines of business, risk class and geography;

•

the fact that Flagstone shareholders would receive some liquidity through the cash portion of the merger consideration and the share portion of the merger consideration would provide enhanced liquidity as compared to Flagstone’s shares;

•

the belief of Flagstone’s board of directors and management that the property catastrophe exposure of Validus following the completion of the mergers would remain below Flagstone’s stated tolerances, allowing for future growth;

•	the experience and prior success of Validus’ management in integrating large acquisitions into Validus’ existing business;

•

the anticipated positive stakeholder reactions to the proposed transaction with Validus and the fact that entities affiliated with Lightyear and entities affiliated with Trilantic, two of Flagstone’s largest shareholders, had expressed support for the proposed transaction prior to the announcement of the transaction and entered into the voting agreements;

•

the expected qualification of the mergers as tax-free “reorganizations” under the Code, which generally allows Flagstone shareholders to defer the recognition of any gain from the receipt of the stock portion of the merger consideration, as described in the section of this proxy statement/prospectus titled “United States Federal Income Tax Consequences of the Mergers;”

•

the risk that further prolonging Flagstone’s sale process could have resulted in the loss of an opportunity to complete a transaction with Validus and distracted Flagstone’s senior management from implementing Flagstone’s business plan;

•	the belief of Flagstone’s board of directors and management that, based on the terms of the merger agreement, the proposed transaction with Validus has a high degree of closing certainty;

•	the fact that the merger agreement permits Flagstone to continue to declare and pay regular quarterly cash dividends at historical levels;

•

the belief that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

•

the fact that the terms of the merger agreement provide that, under certain circumstances, Flagstone’s board of directors is permitted to withhold or withdraw its recommendation that Flagstone shareholders vote to approve the merger proposal, subject to compliance with certain procedural requirements;

•

the fact that the termination fee of $24.16 million is approximately equal to 3.9% of the equity value of the proposed transaction (based on the equity value at the time of announcement), which Flagstone’s board of directors did not believe would preclude any other party from making a competing proposal for Flagstone;

•	Validus’ commitments in the merger agreement to use its reasonable best efforts to complete the proposed transaction (subject to the terms and conditions of the merger agreement); and

•	the ability of the parties to complete the mergers, including the fact that Validus’ obligation to complete the mergers is not conditioned upon receipt of financing.

Considerations and Factors Weighing Against the Mergers

In the course of its deliberations, Flagstone’s board of directors also identified and considered a variety of risks and countervailing factors weighing negatively against the mergers, including the following:

•	the possibility that the completion of the mergers may be delayed or not occur at all, and the adverse impact this would have on Flagstone and its business;

•

because the share portion of the merger consideration is a fixed number of Validus common shares, Flagstone shareholders could be adversely affected by a decrease in the trading price of Validus common shares following the announcement of the proposed transaction, and the merger agreement does not provide Flagstone or its shareholders with a price-based termination right or other similar protection, such as a “collar,” with respect to Validus’ share price;

•

the fact that, if the mergers are not completed, Flagstone will be required to pay its own expenses associated with the merger agreement, the mergers and the other transactions contemplated by the merger agreement, as well as pay Validus a termination fee of $24.16 million, in certain circumstances and subject to the terms and conditions of the merger agreement, or a fee in the amount of $6 million, in the event that Flagstone shareholders do not approve the proposed transaction at the extraordinary general meeting or if Flagstone willfully and materially breaches its non- solicitation obligations or its obligation to convene the extraordinary general meeting to approve the merger proposal, and subject to the terms and conditions of the merger agreement (any subsequent termination fee payable by Flagstone would, however, be reduced by the amount of this payment), as more fully described in the section of this proxy statement/prospectus titled “The Merger Agreement—Effect of Termination; Termination Fee;”

•

the possibility that the following factors, either individually or in combination, could discourage potential acquirors from making a competing proposal to acquire Flagstone: (1) the restrictions on Flagstone’s ability to solicit, initiate or knowingly facilitate or encourage a competing proposal to acquire Flagstone, (2) the requirement that, in certain circumstances and subject to the terms and conditions of the merger agreement, Flagstone is required to pay Validus a termination fee of $24.16 million or a fee in the amount of $6 million, (3) the requirement that the approval of the merger agreement be submitted to a vote of Flagstone shareholders even if Flagstone’s board of directors withholds or withdraws (or modifies or qualifies in a manner adverse to Validus) its recommendation that Flagstone shareholders vote to approve the merger proposal, (4) the inability of Flagstone to terminate the merger agreement to enter into a superior proposal and (5) the requirement that entities affiliated with Trilantic and entities affiliated with Lightyear vote against competing proposals, under certain circumstances, for three months following the termination of the merger agreement, each as more fully described in the section of this proxy statement/prospectus titled “The Merger Agreement” and the section of this proxy statement/prospectus titled “The Voting Agreements;”

•

the possible disruption to Flagstone’s business that may result from the announcement of the proposed transaction, including the diversion of management and employee attention from the day-to-day operations of Flagstone’s business, potential employee attrition and the potential adverse effect on Flagstone’s customer, broker and other commercial relationships;

•

the restrictions on the conduct of Flagstone’s business during the period between execution of the merger agreement and the completion of the mergers, which may delay or prevent Flagstone from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Flagstone during the term of the merger agreement;

•	that some of Flagstone’s directors and executive officers have interests in the proposed transaction that are different from, or in addition to, the interests of Flagstone shareholders generally, as described in the section of this proxy statement/prospectus titled “—Interests of Flagstone’s Directors and Executive Officers in the Mergers;”

•

the fact that the cash component of the consideration in the transaction would be taxable to Flagstone shareholders that are U.S. holders for U.S. federal income tax purposes, as described in the section of this proxy statement/prospectus titled “United States Federal Income Tax Consequences of the Mergers;”

•

the risk that governmental entities may not approve the proposed transaction or may impose conditions on Flagstone or Validus in order to gain approval for the proposed transaction that may adversely impact the combined company; and

•	the other potential risks described in the section of this proxy statement/prospectus titled “Risk Factors.”

Additional Considerations and Factors

In addition to considering the factors described above, in the course of its deliberations, Flagstone’s board of directors also identified and considered a variety of other factors relevant to the mergers, including the following:

•

the assessment of Flagstone’s board of directors, based on its analysis and understanding of Flagstone’s business, results of operations, financial condition, earnings and return to shareholders, of the projected financial results of Flagstone as a standalone company and the ability of Flagstone to achieve strategic goals previously established by Flagstone’s board of directors and the other strategic and operating options available to Flagstone; and

•	the fact that the terms of the merger agreement were determined through negotiations between Flagstone, with the advice of its outside advisors, and Validus, with the advice of its outside advisors.

The above discussion of the information and factors considered by Flagstone’s board of directors includes the material information and factors, both positive and negative, considered by Flagstone’s board of directors, but is not intended to be exhaustive and may not include all of the information and factors considered by Flagstone’s board of directors. The above factors are not presented in any order of priority. In view of the variety of factors considered in connection with its evaluation and the complexity of these matters, Flagstone’s board of directors did not quantify, rank or otherwise assign relative or specific weights to the factors considered in reaching its conclusion that the merger agreement is in the best interests of Flagstone and its shareholders. Rather, Flagstone’s board of directors views its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of Flagstone’s board of directors may have given different weights to different factors. This explanation of the reasoning of Flagstone’s board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section of this proxy statement/prospectus titled “Special Note Concerning Forward-Looking Statements.”

After careful consideration, Flagstone’s board of directors unanimously recommends that Flagstone’s shareholders vote “FOR” the merger proposal.

Opinion of Flagstone’s Financial Advisor

On August 29, 2012, Evercore delivered its oral opinion to Flagstone’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated August 29, 2012, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration to be received by holders of Flagstone shares pursuant to the mergers was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated August 29, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement/prospectus as Annex C. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to Flagstone’s board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by holders of Flagstone shares. The opinion does not address any other aspect of the proposed transaction and does not constitute a recommendation to Flagstone’s board of directors or to any other persons in respect of the proposed transaction, including to any holder of Flagstone shares as to how any such holder should vote or act in respect of the proposed transaction. Evercore’s opinion does not address the relative merits of the proposed transaction as compared to other business or financial strategies that might be available to Flagstone, nor does it address the underlying business decision of Flagstone to engage in the proposed transaction. The summary of the Evercore opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement/prospectus as Annex C.

In connection with rendering its opinion, Evercore has, among other things:

(i)	reviewed certain publicly available business and financial information relating to Flagstone that Evercore deemed to be relevant;

(ii)	reviewed certain projected non-public financial statements and other projected non-public financial data relating to Flagstone prepared and furnished to Evercore by management of Flagstone;

(iii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Flagstone prepared and furnished to Evercore by management of Flagstone;

(iv)

discussed the past and current operations, financial projections and current financial condition of Flagstone with management of Flagstone (including their views on the risks and uncertainties of achieving such projections);

(v)	compared certain historical non-public management projections to actual Flagstone performance;

(vi)	reviewed the reported prices and the historical trading activity of the common stock of Flagstone;

(vii)	compared the financial performance of Flagstone and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed to be relevant;

(viii)	compared the financial performance of Flagstone and the valuation multiples relating to the proposed transaction with those of certain other transactions that Evercore deemed to be relevant;

(ix)	reviewed certain publicly available business and financial information relating to Validus that Evercore deemed to be relevant;

(x)	reviewed Validus’ 2012 financial plan provided by Validus, which Validus confirmed in writing to be the only forecasts which it had prepared at that time;

(xi)	compared the financial performance of Validus and its stock market trading multiples with those of certain publicly traded companies that Evercore deemed to be relevant;

(xii)	compared the financial performance of Validus and its stock market trading multiples with those of certain other transactions that Evercore deemed to be relevant;

(xiii)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Evercore deemed to be relevant;

(xiv)	considered the potential pro forma impact of the proposed transaction;

(xv)	reviewed a draft dated August 28, 2012 of the merger agreement; and

(xvi)	performed such other analyses and examinations and considered such other factors that Evercore deemed to be appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to Flagstone and Validus referred to above, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Flagstone or Validus, as appropriate, as to the future financial performance of Flagstone or Validus under the business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to Flagstone or the assumptions on which they are based. Evercore relied, at Flagstone’s direction, without independent verification, upon the assessments of the management of Flagstone.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed transaction will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Flagstone or the consummation of the proposed transaction or materially reduce the benefits of the proposed transaction to the holders of Flagstone shares.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Flagstone, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Flagstone under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Flagstone shares, from a financial point of view, of the merger consideration as of the date of its opinion. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Flagstone, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Flagstone, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the proposed transaction would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the proposed transaction as compared to other business or financial strategies that might be available to Flagstone, nor did it address the underlying business decision of Flagstone to engage in the proposed transaction. Evercore’s opinion did not constitute a recommendation to Flagstone’s board of directors or to any other persons in respect of the proposed transaction, including as to how any holder of Flagstone shares should vote or act in respect of the proposed transaction. Evercore expressed no opinion as to the price at which shares of Flagstone or Validus will trade at any time. Evercore’s opinion noted that it is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by Flagstone and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, Flagstone’s board of directors imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by Flagstone’s board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of Flagstone’s board of directors or Flagstone’s management with respect to the proposed transaction or the merger consideration payable in the proposed transaction.

Set forth below is a summary of the material financial analyses reviewed by Evercore with Flagstone’s board of directors on August 29, 2012 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 27, 2012, the most recent practicable trading day before delivery of the opinion, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Flagstone Financial Analysis

Historical Trading Analysis and Implied Transaction Premiums.

Evercore calculated the premium to be paid in the transaction relative to the closing price of Flagstone shares as of August 27, 2012. For purposes of this analysis, the $8.44 assumed per share merger consideration is based on the per share price of Validus of $33.27 as of August 27, 2012, multiplied by the exchange ratio of 0.1935, and adding the $2.00 per share cash consideration. The analysis indicated the following:

Assumed Per Share Merger Consideration	$8.44

Metric:	Historical Closing Price of Flagstone Shares:	Implied Premium Based on Assumed Per Share Merger Consideration:
August 27, 2012	$6.93	21.8%
1 Week Prior	$6.88	22.6%
1 Month Average	$6.84	23.4%
3 Month Average	$7.43	13.5%

Analysis of Multiples at Offer Price.

Evercore calculated and compared the following financial multiples for Flagstone based on publicly available filings, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms, the standalone forecasts (see the section titled “—Certain Financial Projections”) and financial data provided by FactSet Research Systems Inc. as of August 27, 2012:

•	the assumed per share merger consideration payable in respect of Flagstone shares to diluted tangible book value per share as at June 30, 2012;

•	the assumed per share merger consideration payable in respect of Flagstone shares to diluted book value per share as at June 30, 2012;

•	the assumed per share merger consideration payable in respect of Flagstone shares to management estimates per the standalone forecasts for 2012 and 2013 earnings per share; and

•	the assumed per share merger consideration payable in respect of Flagstone shares to Wall Street research median estimates for 2012 and 2013 earnings per share of Flagstone.

The following table presents the results of this analysis:

Assumed Per Share Merger Consideration	$8.44

Metric:		Multiple:
Price / Tangible Book Value (06/30/12)	$11.52	0.73x
Price / Book Value (06/30/12)	$11.52	0.73x
Price / 2012E EPS (Standalone Forecasts)	$1.10	7.6x
Price / 2013E EPS (Standalone Forecasts)	$0.97	8.7x
Price / 2012E EPS (Wall Street Median)	$0.47	17.8x
Price / 2013E EPS (Wall Street Median)	$0.65	13.0x

Historical Exchange Ratio Analysis.

Evercore reviewed the per share daily closing market price of Flagstone and Validus shares over the previous year and calculated the implied historical exchange ratios during this period by dividing the per share daily closing market prices of Flagstone shares by those of Validus shares. Evercore compared the maximum and minimum implied exchange ratio over the period to 0.2536x, the exchange ratio for a theoretical all-stock transaction with implied value equal to the value of the merger consideration per share, which was calculated as the price implied by Validus’ offer as of August 27, 2012 ($8.44) divided by Validus’ share price as of the same date ($33.27). The analysis resulted in a one-year historical low implied exchange ratio of 0.203x and a one-year historical high implied exchange ratio of 0.334x. Evercore then applied the selected range to Validus’ closing share price as of August 27, 2012 to calculate an implied range of equity values per share for Flagstone. This analysis resulted in a range of implied per share equity values for Flagstone of $6.76 to $11.11, as compared to the assumed merger consideration of $8.44 per Flagstone share.

Analysis of Select Publicly Traded Companies.

Evercore reviewed and compared certain financial and operating information and measurements relating to Flagstone to corresponding information and measurements of a group of selected publicly traded companies in the insurance and reinsurance industry. Although none of the selected publicly traded companies is directly comparable to Flagstone, the companies were chosen because they may be deemed to have certain characteristics that are similar to those of Flagstone.

The companies that Evercore deemed to have certain characteristics similar to those of Flagstone were divided into two groups (1) Property Specialists and (2) Offshore Insurers / Reinsurers with public equity market capitalizations of less than $3 billion. The companies were as follows:

Property Specialists		Offshore Insurers / Reinsurers (Market Cap Less Than $3 Billion)
•	Montpelier Re Holdings Ltd.	•	Argo Group International Holdings, Ltd.
•	RenaissanceRe Holdings Ltd.	•	Aspen Insurance Holdings Limited
•	Validus Holdings, Ltd.	•	Alterra Capital Holdings Limited
		•	Allied World Assurance Company Holdings, AG
		•	Endurance Specialty Holdings Ltd.
		•	Greenlight Capital Re, Ltd.
		•	Platinum Underwriters Holdings, Ltd.

As part of its analysis, Evercore calculated and analyzed various financial multiples of Flagstone and the selected companies as follows:

•	price to diluted book value per share as at June 30, 2012;

•	price to diluted tangible book value per share as at June 30, 2012; and

•	price to the Wall Street research median earnings per share estimates for calendar year 2013.

The multiples for each of the selected companies were calculated using the closing price of the selected companies’ common stock on August 27, 2012 and were based on, and derived from, publicly available filings, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms and financial data provided by FactSet

Research Systems Inc. The multiples for Flagstone were calculated using the closing price of the selected companies’ common stock on August 27, 2012 and were based on, and derived from, publicly available information, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms and the standalone forecasts. The following table presents the results of this analysis:

Metric:	Low	High
Property Specialists
Price / Book Value	0.82x	1.22x
Price / Tangible Book Value	0.82x	1.22x
Price / 2013E Earnings (Wall Street Median)	7.0x	8.5x
Offshore Insurers / Reinsurers (Market Cap Under $3B)
Price / Book Value	0.51x	1.09x
Price / Tangible Book Value	0.61x	1.09x
Price / 2013E Earnings (Wall Street Median)	5.6.x	11.2x

Metric:	Price / Book Value	Price / Tangible Book Value	Price / 2013E Earnings (Wall Street Median)
Flagstone	0.60x	0.60x	10.7x

Evercore then applied ranges of selected multiples of the financial and operating information and measurements, as set forth in the immediately preceding table, to the comparable data for Flagstone in order to derive a range of implied per share equity values. Evercore derived these ranges of selected multiples by using the lowest and highest multiples calculated for the selected comparables for each metric, respectively. This analysis resulted in a range of implied per share equity values for Flagstone, as compared to the assumed merger consideration of $8.44 per Flagstone share, as summarized below:

Assumed Merger Consideration	$8.44

Metric:	Implied Equity Value Per Share:	High
	Low
Property Specialists
Price / Book Value	$9.49	$14.02
Price / Tangible Book Value	$9.49	$14.06
Price / 2013E Earnings (Wall Street)	$4.55	$5.49
Price / 2013E Earnings (Standalone Forecasts)	$6.81	$8.22
Offshore Insurers / Reinsurers (Market Cap Under $3B)
Price / Book Value	$5.85	$12.51
Price / Tangible Book Value	$7.00	$12.51
Price / 2013E Earnings (Wall Street)	$3.62	$7.26
Price / 2013E Earnings (Standalone Forecasts)	$5.43	$10.88

Selected Precedent Transactions Analysis.

Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the transaction. Evercore analyzed a group of four merger and acquisition transactions that were announced between 2009 and 2011 involving the acquisition of reinsurance companies. The selected transactions are set forth below:

Date Announced	Acquiror	Target
11/21/2011	Alleghany Corporation	Transatlantic Holdings, Inc.
03/03/2010	Max Capital Group Ltd.	Harbor Point Limited
07/09/2009	Validus Holdings, Ltd.	IPC Holdings, Ltd.
07/04/2009	PartnerRe Ltd.	PARIS RE Holdings Limited

While none of the companies that participated in the selected transactions are directly comparable to Flagstone and none of the transactions in the selected transactions analysis is directly comparable to the proposed transaction, Evercore selected these transactions because each of the target companies in the selected transactions was a reinsurance company and had operating characteristics and products that for purposes of analysis may be considered similar to certain of Flagstone’s operating characteristics and products.

For each of the selected transactions, Evercore calculated and compared the implied transaction price per share as a multiple of the target’s last reported diluted book value per share, last reported tangible book value per share and, where available, Wall Street research median earnings per share estimates for the following calendar year as at the time of announcement. The results of this analysis indicated a low book value multiple of 0.80x and a high book value multiple of 0.98x, a low tangible book value multiple of 0.87x and a high tangible book value multiple of 1.10x and a low earnings multiple of 6.0x and a high earnings multiple of 11.5x.

Evercore then applied the appropriate low and high multiples to Flagstone’s book value per share, tangible book value per share, 2013 Wall Street research median earnings per share estimate and the 2013 earnings per share estimate based on the standalone forecasts, respectively, in order to derive an implied equity value per share range for Flagstone. Evercore then compared these implied per share equity value ranges against the assumed merger consideration of $8.44.

The following table presents the results of this analysis:

Assumed Merger Consideration	$8.44

Metric:	Implied Equity Value Per Share:
	Low	High
Price / Book Value	$9.27	$11.25
Price / Tangible Book Value	$9.99	$12.67
Price / 2013E Earnings (Wall Street)	$3.90	$7.49
Price / 2013E Earnings (Standalone Forecasts)	$5.85	$11.22

Analysis of Historical Premiums Paid.

Evercore considered the premiums paid for the selected precedent reinsurance transactions. Premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded (1) the closing market share prices of the target companies one day prior to the first announcement of a transaction, (2) the average closing price of the common shares of the target companies for the one month preceding the first announcement of a transaction, and (3) the average closing price of the common shares of the target companies for the three months preceding the first announcement of a transaction. This analysis indicated the following implied high and low premiums for the selected transactions:

Metric:	Low:	High:
Premium to Prior Day Price	13.3%	34.4%
Premium to One-Month Average Price	10.1%	32.7%
Premium to Three-Month Average Price	5.8%	30.4%

Based on the above analysis, Evercore then applied the low and high premiums derived from the selected transactions to the closing price of Flagstone shares on August 27, 2012 to calculate an implied equity value per share. Evercore then compared these implied per share equity value ranges against the assumed merger consideration of $8.44.

The following table presents the results of this analysis:

Assumed Merger Consideration	$8.44

Metric:	Implied Equity Value Per Share:
	Low	High
Premium to Prior Day Price	$7.88	$9.53
Premium to One-Month Average Price	$7.53	$9.07
Premium to Three-Month Average Price	$7.86	$9.69

Discounted Cash Flow Analysis.

Standalone Analysis. Evercore performed an illustrative discounted cash flow analysis with respect to the estimated future performance of Flagstone for the purpose of determining the fully diluted equity value per Flagstone share using the standalone forecasts as described in more detail in the section “—Certain Financial Projections.” Evercore relied upon the cash flows available to Flagstone’s shareholders, as provided by Flagstone and consisting of forecast dividends and excess capital available for share repurchases, based upon the standalone forecasts for the third and fourth quarters of 2012 and the calendar years 2013 through 2015. In determining the amount of excess capital that could be used annually to repurchase shares throughout the forecast period, Flagstone considered maintaining a stressed BCAR ratio well in excess of the minimum required and also considered maintaining a level of shareholders’ equity of approximately $850 million. Evercore also calculated a range of terminal asset values of Flagstone at the end of fiscal year 2015 by applying a range of terminal tangible book value multiples of 0.60x to 0.80x (which was selected by Evercore based on its judgment and experience as informed by the historical trading range for Flagstone) to Flagstone’s estimated tangible book value per share at December 31, 2015. The cash flows and range of terminal asset values were then discounted to present values using a discount rate range of 10.0% to 11.0%, which was chosen by Evercore based upon an analysis of the cost of equity of Flagstone calculated using the capital asset pricing model. Evercore then calculated a range of aggregate equity values of Flagstone by adding the present values of the cash flows to the present values of Flagstone’s terminal asset value at December 31, 2015 for each tangible book value per share multiple and discount rate input within the chosen ranges. To calculate the illustrative range of implied equity values per share, Evercore divided the calculated equity value by the number of fully diluted shares of Flagstone as provided by Flagstone. This analysis resulted in a range of illustrative implied equity values per share of approximately $7.52 to $9.60, as compared to the assumed merger consideration of $8.44 per Flagstone share.

Runoff Analysis. Evercore performed an illustrative discounted cash flow analysis with respect to the estimated future performance of Flagstone if it were to be placed in runoff for the purpose of determining the fully diluted equity value per Flagstone share using information provided to Evercore from Flagstone’s management (which we refer to as the “runoff information”) (for more information about the risks and uncertainties relating to future financial information generally see the section titled “—Certain Financial Projections”). Evercore relied upon estimated future distributions of excess capital to Flagstone’s shareholders, the timing and amount of which were provided by Flagstone, based upon the runoff information for the third and fourth quarters of 2012 and the calendar years 2013 through 2015. Evercore also calculated a range of terminal asset values of Flagstone at the end of fiscal year 2015 by applying a range of terminal tangible book value multiples of 0.70x to 0.90x (which was selected by Evercore based on its judgment and experience to be reflective of a runoff portfolio with a greater or lesser risk profile) to Flagstone’s estimated tangible book value per share at December 31, 2015. The cash flows and range of terminal asset values were then discounted to present values using a discount rate range of 10.0% to 11.0%, which was chosen by Evercore based upon an analysis of the cost of equity of Flagstone calculated using the capital asset pricing model. Evercore then calculated a range of aggregate equity values of Flagstone by adding the present values of the cash flows to the present values of Flagstone’s terminal asset value at December 31, 2015 for each tangible book value per share multiple and discount rate input within the chosen ranges. To calculate the illustrative range of implied equity values per share, Evercore divided the calculated equity value by the number of fully diluted shares of Flagstone as provided by Flagstone. This analysis resulted in a range of illustrative implied equity values per share of approximately $7.70 to $7.96, as compared to the assumed merger consideration of $8.44 per Flagstone share.

The following table presents the cash flows based on the runoff information:

Cash Flows
Date:	(in $ millions):
1/1/2013	$150.0
12/31/2013	$350.0
12/31/2014	$100.0
12/31/2015	$76.2

Total Estimated Payouts	$676.2

While discounted cash flow is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including but not limited to terminal values and discount rates. The implied equity value per share ranges derived from the discounted cash flow analyses are not necessarily indicative of Flagstone’s present or future value or results. In particular, Flagstone is a holding company that relies on its operating companies for dividends and distributions. One or more governmental authorities regulating the business and financial condition of the operating subsidiaries could determine to prohibit, suspend or otherwise limit such dividends and distributions.

Validus Financial Analysis

Analysis of Select Publicly Traded Companies.

Evercore reviewed and compared certain financial and operating information and measurements relating to Validus to corresponding information and measurements of a group of selected publicly traded companies in the insurance and reinsurance industry. Although none of the selected publicly traded companies is directly comparable to Validus, the companies were chosen because they may be deemed to have certain characteristics that are similar to those of Validus.

The companies that Evercore deemed to have certain characteristics similar to those of Validus were divided into two groups (1) Property Specialists and (2) Offshore Insurers / Reinsurance with public equity market capitalizations of less than $3 billion. The companies were as follows:

Property Specialists		Offshore Insurers / Reinsurers (Market Cap Less Than $3 Billion)
•	Flagstone Reinsurance Holdings, S.A.	•	Argo Group International Holdings, Ltd.
•	Montpelier Re Holdings Ltd.	•	Aspen Insurance Holdings Limited
•	RenaissanceRe Holdings Ltd.	•	Alterra Capital Holdings Limited
		•	Allied World Assurance Company Holdings, AG
		•	Endurance Specialty Holdings Ltd.
		•	Greenlight Capital Re, Ltd.
		•	Platinum Underwriters Holdings, Ltd.

As part of its analysis, Evercore calculated and analyzed various financial multiples of Validus and the selected companies as follows:

•	price to diluted book value per share as at June 30, 2012;

•	price to diluted tangible book value per share as at June 30, 2012; and

•	price to the Wall Street research median earnings per share estimates for calendar year 2013.

The multiples for Validus and each of the selected companies were calculated using the closing price of the selected companies’ common stock on August 27, 2012 and were based on, and derived from, publicly available filings, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms and financial data provided by FactSet Research Systems Inc. The following table presents the results of this analysis:

Metric:	Low	High
Property Specialists
Price / Book Value	0.60x	1.22x
Price / Tangible Book Value	0.60x	1.22x
Price / 2013E Earnings (Wall Street Research)	8.4x	10.7x
Offshore Insurers / Reinsurers (Market Cap Under $3B)
Price / Book Value	0.51x	1.09x
Price / Tangible Book Value	0.61x	1.09x
Price / 2013E Earnings (Wall Street Research)	5.6x	11.2x

Metric:	Price / Book Value	Price / Tangible Book Value	Price / 2013E Earnings (Wall Street Research)
Validus	0.97	1.01x	7.0x

Evercore then applied ranges of selected multiples of the financial and operating information and measurements, as set forth in the immediately preceding table, to the comparable data for Validus in order to derive a range of implied per share equity values. Evercore derived these ranges of selected multiples by using the lowest and highest multiples calculated for the selected comparables for each metric, respectively. This analysis resulted in a range of implied per share equity values for Validus, as compared to the closing price of Validus’ common shares on August 27, 2012 of $33.27 per share, as summarized below:

Closing Price of Validus Common Shares on August 27, 2012	$33.27

Metric:	Implied Equity Value Per Share
	Low	High
Property Specialists
Price / Book Value	$20.63	$41.73
Price / Tangible Book Value	$19.84	$40.24
Price / 2013E Earnings (Wall Street)	$40.12	$50.72
Offshore Insurers / Reinsurers (Market Cap Under $3B)
Price / Book Value	$17.41	$37.24
Price / Tangible Book Value	$20.03	$35.82
Price / 2013E Earnings (Wall Street)	$26.51	$53.14

Selected Precedent Transactions Analysis.

Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the current trading multiples for Validus. Evercore analyzed a group of four merger and acquisition transactions that were announced between 2009 and 2011 involving the acquisition of reinsurance companies. The selected transactions are set forth below:

Date Announced	Acquiror	Target
11/21/2011	Alleghany Corporation	Transatlantic Holdings, Inc.
03/03/2010	Max Capital Group Ltd.	Harbor Point Limited
07/09/2009	Validus Holdings, Ltd.	IPC Holdings, Ltd.
07/04/2009	PartnerRe Ltd.	PARIS RE Holdings Limited

While none of the companies (other than in the case of Validus itself) that participated in the selected transactions are directly comparable to Validus and none of the transactions in the selected transactions analysis is directly comparable to the transaction, Evercore selected these transactions because each of the target companies in the selected transactions was a reinsurance company and had operating characteristics and products that for purposes of analysis may be considered similar to certain of Validus’ operating characteristics and products.

For each of the selected transactions, Evercore calculated and compared the implied transaction price per share as a multiple of the target’s last reported diluted book value per share, last reported tangible book value per share and Wall Street research median earnings per share estimates for the following calendar year as at the time of announcement. The results of this analysis indicated a low book value multiple of 0.80x and a high book value multiple of 0.98x, a low tangible book value multiple of 0.87x and a high tangible book value multiple of 1.10x and a low earnings multiple of 6.0x and a high earnings multiple of 11.5x.

Evercore then applied the low and high multiples to Validus’ book value per share, tangible book value per share and 2013 Wall Street research median earnings per share estimates to derive an implied equity value per share range for Validus. Evercore then compared these implied per share equity value ranges against the closing price of Validus’ common shares on August 27, 2012 of $33.27 per share.

The following table presents the results of this analysis:

Closing Price of Validus Common Shares on August 27, 2012	$33.27

Metric:	Implied Equity Value Per Share:
	Low	High
Price / Book Value	$27.60	$33.49
Price / Tangible Book Value	$28.61	$36.26
Price / 2013E Earnings (Wall Street)	$28.58	$54.79

Analysis of Historical Premiums Paid.

Evercore considered the premiums paid for the selected precedent reinsurance transactions. Premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded (1) the closing market share prices of the target companies one day prior to the first announcement of a transaction, (2) the average closing price of the common shares of the target companies for the one month preceding the first announcement of a transaction, and (3) the average closing price of the common shares of the target companies for the three months preceding the first announcement of a transaction. This analysis indicated the following implied low and high premiums for the selected transactions:

Metric:	Low	High
Premium to Prior Day Price	13.3%	34.4%
Premium to One-Month Average Price	10.1%	32.7%
Premium to Three-Month Average Price	5.8%	30.4%

Based on the above analysis, Evercore then applied low and high premiums derived from the selected transactions to the closing price of Validus common shares on August 27, 2012 to calculate an implied equity value per share. Evercore then compared these implied per share equity value ranges against the closing price of Validus’ common shares on August 27, 2012 of $33.27 per share.

The following table presents the results of this analysis:

Closing Price of Validus Common Shares on August 27, 2012	$33.27

Metric:	Implied Equity Value Per Share:
	Low	High
Premium to Prior Day Price	$37.72	$44.75
Premium to One-Month Average Price	$36.11	$43.50
Premium to Three-Month Average Price	$34.15	$42.07

General.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the proposed transaction by Flagstone’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Flagstone. No company used in the above analyses as a comparison is directly comparable to Flagstone, and no transaction used is directly comparable to the proposed transaction. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Flagstone and Validus or their respective advisors.

Evercore prepared these analyses for the purpose of providing an opinion to Flagstone’s board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Flagstone shares pursuant to the proposed transaction. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the holders of Flagstone shares pursuant to the proposed transaction was determined through arm’s-length negotiations between Flagstone and Validus and was approved by Flagstone’s board of directors. Evercore did not recommend any specific consideration to Flagstone or that any given consideration constituted the only appropriate consideration.

Under the terms of Evercore’s engagement, Flagstone has agreed to pay Evercore a fee based upon a percentage of the aggregate value of the proposed transaction, which is payable promptly upon completion of the proposed transaction. Based upon an assumed merger consideration of $8.44 per Flagstone share, upon completion of the proposed transaction, Evercore would receive a fee of approximately $8.7 million, which fee includes the rendering of the opinion described herein. This fee is subject to change depending on the actual aggregate value of the proposed transaction at the completion of the second-step merger, which will depend on the value of the merger consideration at the completion of the second-step merger. In addition, Flagstone has agreed to reimburse Evercore for its reasonable, documented, out-of-pocket expenses (including reasonable and documented legal fees, expenses and disbursements), and to indemnify Evercore for certain liabilities arising out of its engagement. Prior to its engagement, Evercore and its affiliates provided financial advisory services to Flagstone, including financial advisory services in connection with the sale of Flagstone’s Lloyd’s business, and had received fees for the rendering of those services, including the reimbursement of expenses. During the two-year period prior to the date of its opinion, no material relationship existed between Evercore and its affiliates and Validus pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Flagstone or Validus or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Flagstone, Validus and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Flagstone engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Interests of Flagstone’s Directors and Executive Officers in the Mergers

Details of the beneficial ownership of Flagstone’s directors and executive officers of Flagstone’s shares are set out in the section titled “Security Ownership of Certain Beneficial Owners, Management and Directors” in Flagstone’s Definitive Proxy Statement filed with the SEC on March 28, 2012. Certain of Flagstone’s directors and executive officers have financial interests in the mergers that are different from, or are in addition to, the interests of Flagstone shareholders generally, as more fully described below. Flagstone’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending to Flagstone shareholders that they approve the merger proposal. See the section titled “—Flagstone’s Reasons for the Mergers; Recommendation of Flagstone’s Board of Directors” for a further discussion of these matters.

The interests of Flagstone’s non-employee directors include, among other things, the right to receive the share unit consideration with respect to the directors’ RSUs.

The interests of Flagstone’s executive officers include the rights to:

•	accelerated vesting and receipt of the share unit consideration with respect to the executive officers’ PSUs, calculated assuming attainment of all applicable performance goals at the maximum level;

•

with respect to Flagstone’s executive officers other than Messrs. Slade and Fawcett, certain contractual severance payments in the event of a qualifying termination of employment following the mergers;

•	with respect to Messrs. Brown, Flitman, Swayne, Fawcett and Slade, certain statutory severance payments in the event of a termination of employment following the mergers;

•

continued employment during a specified notice period following termination of employment or, with respect to Flagstone’s executive officers other than Messrs. Boisvert and Traimond, payment of base salary in lieu of such notice;

•	accelerated payment of the executive officers’ guaranteed minimum 2012 bonus in the event of a qualifying termination of employment following the mergers and prior to December 31, 2012; and

•

solely with respect to Mr. Brown, the Leyton Limited Warrant to acquire 630,194 Flagstone shares, which, pursuant to the merger agreement, will be amended at the effective time of the second-step merger such that, upon payment during the exercise period (which runs from December 1, 2013 to December 31, 2013) of the exercise price as of the completion of the mergers, subject to adjustments (if any) pursuant to the terms of the Leyton Limited Warrant, the Leyton Limited Warrant will be converted into the right to receive the $2.00 in cash and 0.1935 Validus common shares, on a per share basis for each of the Flagstone shares subject to the Leyton Limited Warrant (the Leyton Limited Warrant will have value during the exercise period only if the value of the merger consideration during the exercise period is greater than the Leyton Limited Warrant’s exercise price, which, as of the date of this proxy statement/prospectus, is $13.96 per Flagstone share).

Flagstone’s board of directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the mergers (see the section below titled “—Directors’ and Officers’ Indemnification and Insurance” for additional information).

In addition, Validus has agreed to the terms of separation agreements to be effective upon completion of the mergers with each of Messrs. Boisvert and Traimond, pursuant to which each executive will remain employed by Flagstone Réassurance Suisse SA through July 31, 2013. Upon termination from Flagstone Réassurance Suisse SA on or prior to July 31, 2013, Messrs. Boisvert and Traimond will be entitled to certain payments in addition to those provided for under their existing employment agreements with Flagstone Réassurance Suisse SA (see the section below titled “—New Separation Agreements” for additional information).

Treatment of Equity Awards

As of the date of this proxy statement/prospectus, certain of Flagstone’s non-employee directors hold RSUs and Flagstone’s executive officers hold PSUs.

For information regarding beneficial ownership of Flagstone shares, other than the equity awards described below, by each of Flagstone’s directors and certain executive officers and all of such directors and executive officers as a group, see the section titled “Security Ownership of Certain Beneficial Owners, Management and Directors” in Flagstone’s Definitive Proxy Statement filed with the SEC on March 28, 2012. Flagstone directors and executive officers will be entitled to receive, for each vested Flagstone share, the same per share merger consideration in the same manner as other shareholders.

The merger agreement provides that each RSU and PSU that is outstanding immediately prior to completion of the first-step merger (whether then vested or unvested) will be converted into a right to receive per share (determined based on the number of Flagstone shares subject to such award immediately prior to the completion of the first-step merger and calculated assuming, in the case of PSUs, attainment of all applicable performance goals at the maximum level) the share unit consideration. In addition, upon the completion of the mergers, each holder of a PSU that vests pursuant to its terms prior to the completion of the first-step merger will be entitled to receive any additional share unit consideration that such holder would have been entitled to receive had such PSU vested at the maximum level for payout.

Summary of Director Equity Awards.

The table below, titled “Payments to Directors in Respect of Vested RSUs,” shows the outstanding RSUs (all of which are vested) held by Flagstone’s non-employee directors and the payments each of them can expect to receive for such awards.

Payments to Directors in Respect of Vested RSUs

Name	No. of Vested RSUs	Resulting Consideration from Vested RSUs ($)(1)
Gary Black	48,185	440,569
Stephen Coley	50,193	458,974
Thomas Dickson(2)	1,501	13,104
Stewart Gross(3)	14,939	135,505
E. Daniel James(4)	56,721	517,134
Dr. Anthony Knapp	44,256	405,214
Anthony P. Latham	8,853	79,563
Jan Spiering	3,329	29,062
Wray T. Thorn(5)	46,437	426,507
Peter F. Watson	19,151	172,955

(1)

Because the value of the merger consideration is not fixed, the value shown above of vested RSUs is based on the average closing price of Flagstone shares over the first five business days following public announcement of the mergers, or $8.61. Accordingly, the values of actual consideration received by Flagstone’s non-employee directors may be greater or less than those shown above. The table above does not include any RSUs which may be granted following the filing of this proxy statement/prospectus. Amounts disclosed above are inclusive of dividends accumulated with respect to vested RSUs. In determining the consideration in respect of RSUs above, it has been assumed that dividends will be declared by Flagstone through the completion of the mergers consistent with past practice.

(2)

Thomas Dickson is Chief Executive Officer and Founder of Meetinghouse LLC. Flagstone authorized the issuance of these RSUs in consideration of Mr. Dickson’s service as a director of Flagstone. The RSUs were granted in favor of Meetinghouse LLC.

(3)

Stewart Gross is a Managing Director of Lightyear Capital. Flagstone authorized the issuance of these RSUs in consideration of Mr. Stewart’s service as a director of Flagstone. The RSUs were granted in favor of Lightyear Capital, LLC. Mr. Gross does not beneficially own these RSUs.

(4)

E. Daniel James is a founding partner and head of North America of Trilantic Capital Partners. As part of his compensation for serving as a director of Flagstone, Mr. James has received RSUs. Under the terms of Mr. James’ employment with Trilantic Capital Partners, he is required to surrender to Trilantic Capital Partners any compensation (including RSUs) received in his capacity as a director of Flagstone. Mr. James disclaims beneficial ownership of all RSUs granted to him.

(5)

Wray Thorn was Managing Director at Marathon Asset Management, LP (formerly known as Marathon Asset Management, LLC) and served as the investment manager of Marathon Special Opportunity Master Fund, Ltd. and Marathon Special Opportunity Liquidating Fund, Ltd. (together, the “Marathon Funds”) for some portion of the time that he was a director of Flagstone. Flagstone authorized the issuance of certain RSUs in consideration of Mr. Thorn’s service as a director, but these RSUs were granted in favor of Marathon Funds and Mr. Thorn does not beneficially own these RSUs. The amounts above include 4,997 vested RSUs granted in favor of Marathon Funds, resulting in consideration of $48,021.

Severance Entitlements

Flagstone is party to employment agreements with each of its executive officers, pursuant to which the executive officers may be entitled to contractual severance and notice pay in certain circumstances as described below. Flagstone’s executive officers would benefit from the terms and conditions of these employment agreements without regard to whether the mergers are completed.

Contractual Severance. The employment agreements for Flagstone’s executive officers, other than Messrs. Fawcett and Slade, provide for contractual severance payments in the event an executive officer’s employment is terminated by Flagstone without “cause” (as defined in the employment agreements). Specifically, the executive officers (other than Messrs. Fawcett and Slade) are entitled to receive a lump sum cash payment equal to the sum of (1) 12 months’ base salary and (2) the average of the executive’s three most recent paid annual bonuses prior to termination (pursuant to the terms of his employment agreement, Mr. Brown would be entitled to the greater of this amount or an amount based on the value of certain of his PSUs if such termination occurred prior to the completion of the mergers). With respect to Messrs. Flitman, Prestia and Swayne, these amounts are payable 545 days following the date on which notice of termination is provided to the executive officer, provided that the executive officer does not solicit or hire Flagstone employees during that period. On October 18, 2012, Validus agreed with Messrs. Brown, Boisvert and Traimond to cause their employers to pay their contractual severance within 10 days following termination of employment. Validus also agreed to an amendment of the terms of Mr. Brown’s employment agreement to clarify the calculation of severance under his employment agreement, by including $422,500 that was attributable to his fiscal year 2009 bonus and would have been paid in 2010 and instead was paid in respect of an earlier year at Flagstone’s request. Mr. Prestia would also be entitled to salary and continued benefits through September 1, 2013, which is the end of his guaranteed period of employment, upon a termination of his employment without “cause”, pursuant to the terms of his employment agreement with Flagstone.

As described below in “—New Management Arrangements,” Flagstone has reserved the right to amend the employment agreements with Messrs. Flitman, Prestia and Swayne to provide for contractual severance to be paid no later than 30 days following such executive’s termination of employment.

Notice Pay. Pursuant to the employment agreements, Flagstone is generally required to provide each executive officer with 12 months’ notice of termination without “cause” or, with the exception of Messrs. Boisvert and Traimond, payment of base salary in lieu of such notice.

As described below in “—New Management Arrangements,” Flagstone has reserved the right to enter into agreements with Messrs. Fawcett, Flitman, Prestia, Slade and Swayne to terminate their employment without “cause” no earlier than 60 days following the later of completion of the mergers and December 31, 2012, and to pay each executive officer base salary in lieu of any required notice. On October 18, 2012, Validus agreed with Mr. Brown that his employment will be terminated without “cause” effective as of the completion of the mergers, and with Messrs. Boisvert and Traimond that their employment will be terminated without “cause” effective July 31, 2013, and that each of Messrs. Brown, Boisvert and Traimond will be entitled to base salary in lieu of any required notice.

Statutory Severance. Messrs. Brown, Flitman, Swayne, Fawcett and Slade are entitled to statutory severance under Bermuda law.

Calendar Year 2012 Guaranteed Bonuses

On February 22, 2012, Flagstone entered into an agreement with each of Messrs. Boisvert, Flitman, Prestia, Swayne, Traimond, Slade and Fawcett guaranteeing a minimum 2012 calendar year annual bonus. On September 14, 2012, Flagstone entered into a new agreement with each of Messrs. Slade and Fawcett to increase the amount of the guaranteed minimum 2012 calendar year annual bonus, which agreement superseded the prior agreements entered into in February between Flagstone and each of Messrs. Fawcett and Slade. On October 18, 2012, Validus agreed with Mr. Brown that he will be entitled to a guaranteed minimum 2012 calendar year annual bonus and agreed with Messrs. Boisvert and Traimond that each executive will be entitled to an increase in the amount of each executive's guaranteed minimum 2012 calendar year annual bonuses to each executive’s target bonus amount. Under these agreements, each of Messrs. Brown, Boisvert, Flitman, Prestia, Swayne, Traimond, Slade and Fawcett is entitled to receive a minimum 2012 calendar year annual bonus, provided that the executive has not resigned or been terminated for “cause” (as defined in the executives’ employment agreements) and is not subject to disciplinary proceedings as of December 31, 2012. Payment of these guaranteed 2012 calendar year annual bonuses is accelerated in the event the applicable executive’s employment is terminated without “cause.” The aforementioned executive officers would benefit from the terms and conditions of these guaranteed 2012 calendar year annual bonuses without regard to whether the mergers are completed (except for the 2012 calendar year annual bonus amount guaranteed to Mr. Brown, and Mr. Boisvert’s and Mr. Traimond’s increased bonuses).

As described below in “—New Management Arrangements,” Flagstone has reserved the right to increase the guaranteed minimum 2012 annual bonus for Mr. Flitman to his target annual bonus amount.

New Management Arrangements

As of the date of this proxy statement/prospectus, Flagstone has not entered into any employment agreements with Flagstone’s executive officers in connection with the mergers, and Flagstone has not amended or modified any existing employment agreements or other arrangements with its executive officers. Flagstone has, however, reserved the right, prior to completion of the mergers, to (1) amend the employment agreements with Messrs. Flitman, Prestia and Swayne to provide for contractual severance to be paid no later than 30 days following such executive’s termination of employment, (2) enter into agreements with Messrs. Flitman, Prestia, Swayne, Fawcett and Slade to terminate their employment without “cause,” with payment in lieu of the notice due to such executive, effective no earlier than 60 days following the later of completion of the mergers and December 31, 2012 and (3) increase the guaranteed minimum 2012 annual bonus for Mr. Flitman to his target annual bonus amount.

New Separation Agreements

On October 18, 2012, Validus agreed to the terms of separation agreements to be effective upon completion of the mergers with each of Messrs. Boisvert and Traimond, pursuant to which each executive will remain employed by Flagstone Réassurance Suisse SA through July 31, 2013. From the completion of the mergers through July 31, 2013, the executives will be entitled to the following payments:

•

continued base salary and other compensation and benefits, unless the executive’s employment is terminated prior to July 31, 2013 by Flagstone Réassurance Suisse SA for “cause” or due to the executive’s resignation;

•

on or before January 31, 2013, a lump sum payment in an amount not less than the executive’s guaranteed minimum 2012 annual bonus, unless the executive’s employment is terminated prior to December 31, 2012 by Flagstone Réassurance Suisse SA for “cause” or due to the executive’s resignation;

•	annual membership fees in accounting and finance professional orders and an allowance for annual professional development not to exceed approximately $5,236;

•

medical, life, accident and disability benefits and insurance for the executive, his spouse, and eligible dependents, and any Swiss pension, social insurance, and other contributions substantially similar to those made in the year prior to the completion of the mergers; and

•

for Mr. Boisvert only, reimbursements for any fees incurred by the executive for professional advice regarding the executive’s interest in securing a Swiss “C Permit” in an amount not to exceed approximately $10,471, net of any taxes and social security contributions.

Upon termination from Flagstone Réassurance Suisse SA on or prior to July 31, 2013, Messrs. Boisvert and Traimond will be entitled to the following lump sum payments within 10 days of such termination equal to:

•	any accrued but unused vacation and accrued but unpaid salary through the date of termination;

•	12 months’ base salary in lieu of notice of termination without “cause”;

•	the sum of (x) 12 months’ base salary plus (y) the average of the executive’s three most recently paid annual bonuses prior to the date of termination;

•

approximately $424,084 in respect of the annual bonus for the fiscal year ending December 31, 2013, unless the executive’s employment is terminated prior to July 31, 2013 by Flagstone Réassurance Suisse SA for “cause” or due to the executive’s resignation; and

•	for Mr. Boisvert only, the schooling allowance to which the executive was entitled as of immediately prior to the completion of the mergers.

Quantification of Payments and Benefits

The following table shows the amounts of payments and benefits that each named executive officer of Flagstone would receive in connection with the mergers, assuming the completion of the mergers occurred on December 15, 2012, and the employment of the named executive officer was terminated by the surviving company without “cause” on such date. The amounts reflect the terms of the named executive officers’ compensation arrangements with Flagstone as in effect on the date of this proxy statement/prospectus and, as such, do not reflect the impact of any changes to such arrangements that Flagstone has reserved the right to make (as described above in “—New Management Arrangements”) or, other than with respect to 2012 guaranteed bonuses for Messrs. Brown and Boisvert, any agreements between Validus and Flagstone’s named executive officers following the date of the merger agreement.

The table below, along with its footnotes, shows the compensation payable to Flagstone’s chief executive officer, chief financial officer and the three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, and is subject to an advisory vote of Flagstone’s shareholders (as described below in “—Advisory Vote on Golden Parachutes”).

Potential Change of Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
David Brown	3,891,284	4,316,830	51,793		8,259,907
Patrick Boisvert	1,104,712	2,212,353	24,405	573,280	3,914,750
David Flitman	1,872,631	2,587,763	36,972		4,497,366
Gary Prestia	2,134,151	2,587,763	88,973		4,810,887
Guy Swayne	1,876,237	2,587,763	64,701		4,528,701

(1)

As described above, the cash payments for Flagstone’s named executive officers consist of (i) contractual severance for each of the named executive officers pursuant to their respective employment agreements, which consists of a cash payment equal to one year’s annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to them, respectively (and, with respect to Mr. Prestia, the base salary that would have otherwise been paid to him through September 1, 2013, which is his guaranteed employment period), (ii) continued payment of base salary and provision of benefits during a 12-month notice period, or with respect to each named executive officer other than Mr. Boisvert, payment of 12 months’ base salary in lieu of notice, (iii) solely with respect to Messrs. Brown, Flitman and Swayne, statutory severance under Bermuda law and (iv) with respect to each of the named executive officers other than Mr. Brown, accelerated vesting and payment of such executive officer’s 2012 guaranteed bonus. These payments are “double-trigger,” as they will generally only be payable in the event of a termination of employment without “cause” following the completion of the mergers. These payments are based on compensation and benefit levels in effect on October 18, 2012; therefore, if compensation and benefit levels are increased after October 18, 2012, actual payments may be greater than those provided for above.

The amounts of the respective components described above are set forth in the following table and assume that, with respect to each of the named executive officers other than Mr. Boisvert, Flagstone elects to pay the named executive officer base salary in lieu of notice:

Name	Contractual Severance ($)(a)	Payment in Lieu of Notice ($)	Statutory Severance ($)	2012 Guaranteed Bonus ($)(b)
David Brown	1,533,750	1,000,000	357,534	1,000,000
Patrick Boisvert(c)	680,628	—	—	424,084
David Flitman	880,000	580,000	151,631	261,000
Gary Prestia	1,293,151	580,000	—	261,000
Guy Swayne	880,000	580,000	155,237	261,000

(a)

The salary and bonus components of the contractual severance, respectively, for each named executive officer are as follows: (i) Mr. Brown—$1,000,000 and $533,750; (ii) Mr. Boisvert—$471,204 and $209,424; (iii) Mr. Flitman—$580,000 and $300,000; (iv) Mr. Prestia—$580,000 and $300,000; and (v) Mr. Swayne— $580,000 and $300,000. In addition, the amount in respect of Mr. Prestia includes the value of the salary that would have been paid to him through September 1, 2013, the end of the guaranteed employment period in his employment agreement.

(b)

These amounts reflect the agreements between Validus and Messrs. Brown and Boisvert with respect to their guaranteed 2012 bonuses and assume that Flagstone does not increase Mr. Flitman’s guaranteed 2012 bonus, which Flagstone has reserved the right to do prior to completion of the mergers.

(c)

Amounts will be paid to Mr. Boisvert in Swiss francs. For purposes of these calculations, the Swiss franc amounts were converted into U.S. dollars based on an exchange rate of 0.955 Swiss francs per U.S. dollar.

(2)	As described above, the equity amounts consist of the accelerated vesting of unvested PSUs, which is “single-trigger” in that it will occur immediately upon completion of the mergers,

whether or not employment is terminated. The following table shows the amounts in this column attributable to such PSUs:

Name	No. of Shares Underlying PSUs	Resulting Consideration from PSUs ($)
David Brown	481,400	4,316,830
Patrick Boisvert	248,450	2,212,353
David Flitman	290,250	2,587,763
Gary Prestia	290,250	2,587,763
Guy Swayne	290,250	2,587,763

In determining the number of Flagstone shares underlying such PSUs and the resulting consideration, in accordance with the merger agreement, performance goals will be deemed to be achieved at maximum levels. The preceding table also assumes that dividends will be declared by Flagstone through the completion of the mergers.

Because the value of the merger consideration is not fixed, the value of PSUs shown above is based on the average closing price of Flagstone shares over the first five business days following public announcement of the mergers, or $8.61. Accordingly, actual payments may be greater or less than those shown above. Depending on when completion of the mergers occurs, certain PSUs shown as unvested in the table may become vested in accordance with their terms without regard to the mergers.

(3)

Pursuant to the terms of his employment agreement, Mr. Prestia is entitled to guaranteed employment, including continued perquisites and benefits, through September 1, 2013. In addition, these amounts include payout of accrued and unused vacation for each of the named executive officers. These benefits are “double-trigger” as they will only be payable in the event of a termination of employment following the completion of the mergers. The estimated value of these benefits is displayed above.

(4)

As described above, pursuant to the terms of his employment agreement, Flagstone is required to provide Mr. Boisvert with 12 months’ notice of termination of employment, during which period Flagstone is required to continue to provide Mr. Boisvert with base salary, perquisites and benefits, the estimated value of which is displayed above. These payments are “double-trigger,” as they will generally only be payable in the event of a termination of employment without “cause” following the completion of the mergers. These payments are based on compensation and benefit levels in effect on October 18, 2012; therefore, if compensation and benefit levels are increased after October 18, 2012, actual payments may be greater than those provided for above.

Leyton Limited Warrant

The interests of Mr. Brown include the Leyton Limited Warrant, which was issued prior to Flagstone’s initial public offering and a portion of which was subsequently transferred to Mr. Brown on June 25, 2010. As of the date of this proxy statement/prospectus, the Leyton Limited Warrant is for 630,194 Flagstone shares. Pursuant to the merger agreement, the Leyton Limited Warrant will be amended upon the completion of the second-step merger such that, upon payment during the exercise period (which runs from December 1, 2013 to December 31, 2013) of the exercise price as of the completion of the mergers, the Leyton Limited Warrant will be converted into the right to receive the $2.00 in cash and 0.1935 Validus common shares, subject to adjustments (if any) pursuant to the terms of the Leyton Limited Warrant, on a per share basis for each of the Flagstone shares subject to the Leyton Limited Warrant. The Leyton Limited Warrant will have value during the exercise period only if the value of the merger consideration during the exercise period is greater than the Leyton Limited Warrant’s exercise price, which, as of the date of this proxy statement/prospectus, is $13.96 per Flagstone share.

Directors’ and Officers’ Indemnification and Insurance

Flagstone’s board of directors and executive officers have rights to indemnification and insurance coverage that will survive the completion of the mergers. See the section of this proxy statement/prospectus titled “The Merger Agreement—Indemnification and Insurance” for additional information.

Committee Compensation

In consideration of the expected time and effort required of members of the finance committee and other standing committees of Flagstone’s board of directors, each non-employee director receives cash in the amount of $3,500 for each committee meeting attended in person, and $2,000 for each meeting attended by telephone. Each non-employee director also receives cash in the amount of $3,000 per year for each committee on which the director serves. In addition, committee chairs (other than the audit committee chair) receive an annual fee of $2,000 for each committee chaired. These fees are payable whether or not the mergers are completed and were approved by Flagstone’s board of directors prior to Flagstone’s receipt of Validus’ final proposal. In connection with Flagstone’s review process, Flagstone’s board of directors determined that, in lieu of receiving a fee for each meeting attended in connection with Flagstone’s review process, each member of the finance committee, other than Mr. Brown, would be entitled to a fee of $35,000. For more information about the meetings of the finance committee see the section titled “—Background of the Mergers.”

Potential Change of Control Payments to Other Executive Officers

Messrs. Fawcett, Slade and Traimond may receive cash payments in connection with the mergers consisting of (i) for Mr. Traimond, (A) contractual severance pursuant to his employment agreement in the amount of $680,628, which consists of a cash payment equal to one year’s annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to him, (B) a guaranteed minimum 2012 annual bonus in the amount of $424,084 and (C) payment in respect of accrued and unused vacation in the amount of $30,976; (ii) for Messrs. Fawcett and Slade, (A) payment of 12 months’ base salary in lieu of notice in the amount of $371,000 and $390,000, respectively, (B) statutory severance under Bermuda law in the amount of $62,863 and $133,808, respectively, (C) a guaranteed minimum 2012 annual bonus in the amount of $148,400 and $195,000, respectively, and (D) payment in respect of accrued and unused vacation in the amount of $22,910 and $12,430, respectively. Because Mr. Traimond’s employment agreement does not provide for payment in lieu of notice, Mr. Traimond may also receive the continued payment of base salary and provision of benefits during a 12-month notice period, with an estimated value of $534,209. Other than with respect to his 2012 annual bonus, these amounts do not take into account the separation agreement between Validus and Mr. Traimond described above in “—New Separation Agreements.” Amounts will be paid to Mr. Traimond in Swiss francs. For purposes of these calculations, the Swiss franc amounts were converted into U.S. dollars based on an exchange rate of 0.955 Swiss francs per U.S. dollar.

In addition, in connection with the mergers, Messrs. Fawcett, Slade and Traimond are entitled to accelerated vesting of unvested PSUs upon completion of the mergers, whether or not employment is terminated. The number of shares underlying the unvested PSUs held by Messrs. Fawcett, Slade and Traimond, and the resulting consideration related thereto, are, respectively: Mr. Fawcett, 70,750 and $631,048; Mr. Slade, 102,000 and $909,900; and Mr. Traimond, 248,450 and $2,212,353. In determining the number of Flagstone shares underlying such PSUs and the resulting consideration, performance goals will be deemed to be achieved at maximum levels and it is assumed that dividends will be declared by Flagstone through the completion of the mergers consistent with past practice. Since the value of the merger consideration is not fixed, the value of PSUs described above is based on the average closing price of Flagstone shares over the first five business days following public announcement of the mergers, or $8.61. Accordingly, actual payments may be greater or less than those described above. Depending on when completion of the mergers occurs, certain PSUs described as unvested above may become vested in accordance with their terms without regard to the mergers. These payments are based on compensation and benefit levels in effect on September 14, 2012; therefore, if compensation and benefit levels are increased after September 14, 2012, actual payments may be greater than those provided for above.

Advisory Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Flagstone is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to its named executive officers in connection with the mergers. This non-binding, advisory proposal relates only to compensation or other arrangements between Flagstone’s named executive officers and Flagstone in existence prior to completion of the mergers and that may result in a payment to Flagstone’s named executive officers in connection with, or following, the completion of the mergers and does not relate to any new compensation or other arrangements between Flagstone’s named executive officers and Validus or, following the mergers, Flagstone and its subsidiaries. As required by Section 14A of the Exchange Act, Flagstone is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Flagstone’s named executive officers in connection with the mergers, as disclosed in the table titled “Potential Change of Control Payments to Named Executive Officers,” including the associated footnotes and narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The board of directors unanimously recommends that you vote “FOR” the non-binding compensation proposal.

The vote on executive compensation payable in connection with the mergers is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on Flagstone. Accordingly, because Flagstone is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the mergers are completed and regardless of the outcome of the advisory vote.

The approval of the non-binding compensation proposal requires the affirmative vote of at least two-thirds of the Flagstone shares present, in person or represented by proxy, at the extraordinary general meeting.

Abstentions are considered to be Flagstone shares present, and thus will have the same effect as a vote “AGAINST” the non-binding compensation proposal. If your shares are held in “street name” as of the close of business on the record date, broker “non-votes” are not considered to be present. Thus, whether you hold your shares in “street name” or directly in your name, failing to submit voting instructions or failing to vote will have no effect on the vote to approve the non-binding compensation proposal (assuming a quorum is present). See the section of this proxy statement/prospectus titled “The Extraordinary General Meeting—Voting Procedures.”

Validus’ Reasons for the Mergers

Validus’ board of directors has approved the merger agreement and declared advisable the mergers. In evaluating the mergers, Validus’ board of directors consulted with Validus’ management, as well as with Validus’ advisors, and, in reaching its conclusions, Validus’ board of directors considered, among other things, the following factors:

•	its belief that the acquisition of Flagstone’s business will enhance Validus’ leadership position in the property catastrophe reinsurance industry;

•

that the mergers will create a company with greater size and economies of scale, which should enable Validus to have incremental excess capital, greater capital flexibility, the ability to respond to competitive pressures and an increased opportunity to compete profitably;

•	that Validus successfully integrated similar businesses in the past, including its 2009 acquisition of IPC Holdings, Ltd.;

•

the opportunity that the mergers provide to reduce costs associated with running two separate public companies, including Flagstone’s NYSE and Bermuda Stock Exchange listing fees, transfer agent fees, legal and accounting fees related to SEC filings and shareholder mailings, printing and mailing expenses for periodic reports and proxy statements, annual meeting expenses and other investor relations related expenses;

•	the expectation that Validus will experience accretion to its diluted book value per share and diluted tangible book value per share as a result of the mergers;

•	that the addition of Flagstone’s business to Validus is intended to create a more diversified pool of underwriting risk by product and geography;

•	that Validus would remain within its stated limitations of reinsurance aggregates by exposure zone;

•	the understanding by Validus’ board of directors of the business, operations and financial condition of Flagstone;

•	the ongoing representation by all of Validus’ existing directors on Validus’ board of directors after the mergers, and that Validus’ senior management will continue to manage Validus;

•	Validus’ board of directors’ belief, based on discussions with Validus management, that Validus has sufficient surplus capital available to pay a material portion of the merger consideration in cash;

•	that no external financing is required for the transaction and that Validus had already secured an amendment to its existing Talbot credit facility that permits Validus to effect the mergers;

•	that Flagstone shareholders that collectively own or control approximately 22.5% of the outstanding Flagstone shares have agreed to support and vote in favor of the merger proposal; and

•	the terms of the merger agreement, which resulted from arm’s-length negotiations between Validus and its advisors, on the one hand, and Flagstone and its advisors, on the other hand.

The Validus board of directors weighed the foregoing against a number of potentially negative factors, including:

•

that the value of the share component of the merger consideration fluctuates with the price of Validus common shares and that a decline in the trading price of Validus common shares during the pendency of the mergers could result in the value of the merger consideration being unattractive to Flagstone shareholders;

•

the possibility that Flagstone shareholders may not react favorably to the contemplated mergers, and the execution risk and additional costs that would be required to complete the mergers as a result of any legal actions brought by Validus shareholders or Flagstone shareholders;

•

the restrictions on the conduct of Validus’ business imposed by the merger agreement prior to the completion of the mergers, which require Validus to conduct its business in the ordinary course, subject to specific limitations, and may delay or prevent Validus from undertaking business opportunities that may arise pending completion of the mergers;

•	the effect of the announcement of the mergers on Validus’ share price if Validus shareholders do not view the mergers positively or the mergers are not completed;

•	the potential disruption to Validus’ business that could result from the announcement and pursuit of the mergers, including the diversion of management and employee attention;

•

the possibility that the mergers may not be completed due to the failure to obtain the required approval of Flagstone shareholders, the occurrence of a Material Adverse Effect on either company’s business, or the failure to satisfy other conditions to closing;

•	the risk that A.M. Best, S&P or Moody’s might lower the ratings of Validus, Flagstone or any of their respective reinsurance subsidiaries following the mergers; and

•	the risks described in the section of this proxy statement/prospectus titled “Risk Factors.”

The foregoing discussion of the information and factors considered by Validus’ board of directors is not intended to be exhaustive, but is believed to include material positive and potentially adverse factors considered by Validus’ board of directors. The factors listed above are not presented in any order of priority. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, Validus’ board of directors did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination. In addition, each of the members of Validus’ board of directors may have given different weights to different factors. This explanation of the reasoning of Validus’ board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section of this proxy statement/prospectus titled “Special Note Concerning Forward-Looking Statements.” Validus’ board of directors believed that the positive factors outweighed the negative factors discussed above, especially after giving effect to the likelihood of occurrence.

Accounting Treatment

Validus will account for the acquisition of Flagstone shares pursuant to the mergers under the acquisition method of accounting in accordance with ASC 805, under which the total consideration paid in the second-step merger will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. Validus anticipates that the acquisition will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid. In the event there is an excess of the total consideration paid in the second-step merger over the fair values of the assets acquired and liabilities assumed, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the second-step merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the assets acquired and liabilities assumed over the total consideration paid in the second-step merger, the excess will be accounted for as a gain to be recognized through the income statement at the close of the transaction, in accordance with ASC 805.

Certain Financial Projections

Flagstone does not as a matter of course publicly disclose detailed financial forecasts or projections, and Flagstone generally does not disclose forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, Flagstone provided Evercore with Flagstone’s standalone projections as of July 2012 (which we refer to as the “financial forecasts”). Evercore used the financial forecasts in its financial analyses relating to the potential transaction and other potential strategic and operating options. Flagstone’s board of directors also considered the financial forecasts for the purpose of evaluating the mergers and other potential strategic and operating options.

Financial projections prepared before the end of the quarterly period ended June 30, 2012 were provided to Validus, Evercore and Flagstone’s board of directors. These financial projections are not being disclosed because the financial forecasts (disclosed below) reflect the actual results of the quarterly period ended June 30, 2012 (instead of Flagstone’s projections for that period). Accordingly, the financial projections prepared before the end of the quarterly period ended June 30, 2012 are superseded by the financial forecasts discussed below. Validus was not provided with the financial forecasts prior to entering into the merger agreement.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or with GAAP. In addition, the financial forecasts are unaudited and neither Flagstone’s independent registered public accounting firm, nor any other independent auditor, has compiled, examined or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability, and they assume no responsibility for, and disclaim any association with, the financial forecasts.

The financial forecasts cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial forecasts will be affected by Flagstone’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions and variables (including, without limitation, those related to industry performance and competition and general business, economic, market and financial conditions) upon which the financial forecasts are based necessarily involve judgments as of the time of their preparation with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Flagstone’s control. The financial forecasts are forward-looking statements. The financial forecasts also reflect assumptions as of the time of their preparation as to certain business decisions or estimates that are subject to change and do not necessarily reflect current estimates or assumptions that Flagstone’s management may have about the prospects for Flagstone’s businesses, changes in general business or economic conditions, industry performance, the regulatory environment and other factors described in the section of this proxy statement/prospectus titled “Special Note Concerning Forward-Looking Statements” and in the risk factors included in Flagstone’s Annual Report on Form 10-K for the year ended December 31, 2011, as such risks may be updated or supplemented in Flagstone’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. The financial forecasts cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. Flagstone’s actual results may differ materially from those contained in the financial forecasts.

Information from the financial forecasts is included in this proxy statement/prospectus solely to give shareholders access to information that was provided by Flagstone to Evercore, Flagstone’s financial advisor, and Flagstone’s board of directors in connection with its evaluation of the proposed transaction with Validus and is not included in this proxy statement/prospectus in order to influence your decision about whether to vote for the merger proposal or the other proposal to be considered and voted upon at the special meeting.

The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Flagstone, Validus or any of their respective affiliates, advisors, representatives or any recipient of this information considered, or now considers, the financial forecasts to be predictive of actual future results, and the financial forecasts should not be relied upon as such. None of Flagstone, Validus, or any of their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ from the financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date the financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. Flagstone does not intend to make publicly available any update or other revision to the financial forecasts. Further, the inclusion of the financial forecasts in this proxy statement/prospectus does not constitute an admission or representation by Flagstone that this information is material. None of Flagstone, Validus, or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Flagstone’s ultimate performance compared to the information contained in the financial forecasts or that any of the forecasted results will be achieved. Flagstone has made no representation to Validus, in the merger agreement or otherwise, concerning the financial forecasts. The financial forecasts are subjective in many respects and thus subject to interpretation.

The following is a summary of the financial forecasts:

	2012E	2013E	2014E	2015E
Gross Premium Written	$430,629,882	$452,824,828	$522,473,124	$579,892,154
Net Premium Written	$338,378,198	$380,154,771	$442,191,456	$491,536,383
Loss Ratio	51.9%	49.1%	48.6%	48.7%
Combined Ratio	92.0%	87.0%	83.9%	82.5%
Net Income	$79,953,145	$69,179,450	$89,378,974	$105,432,312
Shareholders’ Equity	$859,490,634	$846,834,874	$855,116,950	$955,209,314

Regulatory Approvals

The mergers will be subject to review by insurance, antitrust and other regulatory authorities in various jurisdictions. Validus has filed all applications and notifications determined by Validus or Flagstone to be necessary or advisable under the laws of the respective jurisdictions for the completion of the mergers. Subject to the terms and conditions of the merger agreement, Validus and Flagstone must use their respective reasonable best efforts to obtain all necessary governmental and regulatory approvals. See the section of this proxy statement/prospectus titled “The Merger Agreement—Reasonable Best Efforts to Complete the Mergers.”

The mergers are conditioned on the receipt of required governmental and regulatory authorizations, consents, orders and approvals. No assurance can be given that the required consents and approvals of the applicable insurance, antitrust and other regulatory authorities to complete the mergers will be obtained, and, if all required consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Validus agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to complete the mergers, these requirements, limitations, additional costs or restrictions could adversely affect Validus’ ability to integrate the operations of Flagstone into Validus or reduce the anticipated benefits of the combination contemplated by the mergers. See the sections of this proxy statement/prospectus titled “Risk Factors” and “The Merger Agreement—Conditions to the Completion of the Mergers.”

U.S. Insurance Regulatory

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company’s state of domicile or, in certain jurisdictions, where such insurance company is commercially domiciled.

Flagstone indirectly owns 45.02% of Star & Shield Holdings LLC, a Delaware limited liability company that is the parent company of Star & Shield Risk Management, L.L.C., the Attorney-In-Fact for Star & Shield Insurance Exchange, a Florida reciprocal insurance company. Accordingly, before it can acquire Flagstone’s indirect ownership interest in Star & Shield Risk Management, L.L.C. through its acquisition of Flagstone, Validus will be required to obtain approval for this acquisition from the Florida Office of Insurance Regulation. Validus has made the filing with the Florida Office of Insurance Regulation.

Non-U.S. Insurance Regulatory

The mergers are subject to review by non-U.S. insurance regulatory authorities in various jurisdictions. The applicable non-U.S. insurance regulatory authorities pursuant to which Validus has made filings in connection with the mergers are the Registrar of Short-Term Insurance in South Africa, the Bermuda Monetary Authority, the Swiss Financial Market Supervisory Authority (FINMA) and the Financial Services Authority (FSA) in the United Kingdom. Validus has received the approvals from the Bermuda Monetary Authority, the Financial Services Authority (FSA) in the

United Kingdom and the Registrar of Short-Term Insurance in South Africa necessary to complete the mergers.

U.S. Antitrust Clearance

Validus and Flagstone have determined that filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not required in connection with the mergers.

Non-U.S. Antitrust Clearance

Validus has made antitrust or competition law filings in Norway, South Africa and Turkey in connection with the mergers.

Other than the filings described above, neither Validus nor Flagstone is aware of any governmental or regulatory filings or approvals required to be made or obtained, or waiting periods required to expire after the making of a filing. If the parties discover that other filings or approvals or waiting periods are necessary, they will seek to make or obtain or comply with them, although there can be no assurance that they will be made or obtained or complied with or that any required governmental or regulatory approvals will be granted on a timely basis or, if granted, will not include terms, conditions or restrictions that are adverse to Validus or Flagstone or that would cause one or both of them to abandon the mergers, if permitted by the terms of the merger agreement.

Flagstone Notes and Credit Facilities

Flagstone’s obligations with respect to the Flagstone Notes will be assumed by the surviving company and become its obligations following the completion of the mergers. The aggregate principal amount outstanding under the Flagstone Notes as of October 11, 2012 was approximately $250.5 million.

Flagstone has agreed to use commercially reasonable efforts to cooperate with Validus in connection with any amendments to Flagstone’s existing credit facilities that Validus determines are necessary or desirable.

Modification of Validus Credit Facilities

On August 30, 2012, Validus, as guarantor, and its wholly owned subsidiary, Talbot Holdings Ltd., as borrower, entered into an amendment letter relating to Validus’ $25 million Funds-at-Lloyd’s Standby Letter of Credit Facility, which includes certain exceptions to the negative covenants under the credit facility that permit the completion of the mergers and the transactions related thereto. The amendment letter also amends various other negative covenants under the credit facility in order to permit the indebtedness of Flagstone and its subsidiaries to remain outstanding on and after the completion of the mergers. The credit facility was provided and arranged by Lloyds TSB Bank plc and ING Bank N.V., London Branch.

Listing of Validus Common Shares

It is a condition to the completion of the mergers that the Validus common shares to be issued to Flagstone shareholders pursuant to the mergers be authorized for listing on the NYSE upon the completion of the mergers, subject to official notice of issuance.

Delisting of Flagstone Shares

Upon completion of the mergers, Flagstone shares currently listed on the NYSE will cease to be listed on the NYSE, and will subsequently be deregistered under the Exchange Act. Upon completion of the mergers, Flagstone shares will also be delisted from the Bermuda Stock Exchange.

Source and Amount of Funds

The aggregate consideration to be paid to Flagstone shareholders in the second-step merger will consist of 0.1935 Validus common shares and $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common shares otherwise issuable to a Flagstone shareholder, for each Flagstone share held immediately prior to the mergers.

Validus expects to have sufficient cash on hand to complete the transactions contemplated by the merger agreement, including any cash that may be required to pay fees, expenses and other related amounts.

Dividends and Distributions

Each of Validus and Flagstone has historically paid a regular quarterly cash dividend or distribution to its respective shareholders ($0.25 per common share in the case of Validus and $0.04 per share in the case of Flagstone). Under the terms of the merger agreement, prior to the completion of the mergers, Validus and Flagstone are permitted to continue to declare and pay ordinary course quarterly dividends or distributions at no more than the amounts specified above and, in the case of Flagstone, with record and payment dates consistent with past practice as agreed between Flagstone and Validus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise described in this proxy statement/prospectus, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions since December 31, 2011, between Validus or, after due inquiry and to the best of Validus’ knowledge and belief, between affiliates of Validus, and Flagstone or its affiliates, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. In the ordinary course of business, Validus and Flagstone enter into, from time to time, various insurance and reinsurance arrangements.

MANAGEMENT OF THE ACQUIRING COMPANY FOLLOWING THE MERGERS

Upon the completion of the mergers, Validus’ board of directors will not change and will consist of the directors serving on Validus’ board of directors immediately prior to the mergers, and the officers of Validus will be the officers serving Validus immediately prior to the mergers.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated herein by reference and is attached to this proxy statement/prospectus as Annex A. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. Flagstone shareholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before deciding whether to vote in favor of the merger proposal. In reviewing the merger agreement, you should understand that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Validus or Flagstone.

The representations, warranties and covenants of Validus, Merger Sub, Flagstone and Flagstone Bermuda contained in the merger agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the merger agreement, (b) have been qualified by (i) matters specifically disclosed in Validus’ and Flagstone’s filings with the SEC and (ii) confidential disclosures made in the disclosure schedules delivered in connection with the merger agreement, (c) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (e) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding Validus, Flagstone or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Validus, Flagstone or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Validus’ or Flagstone’s public disclosures.

Terms of the Mergers

If Flagstone shareholders approve the merger proposal, and all other conditions to the mergers are satisfied (or waived, if permissible under applicable law), (1) Flagstone will merge with and into Flagstone Bermuda, which is a wholly owned subsidiary of Flagstone, and Flagstone Bermuda, as successor-in-interest to Flagstone, will survive the merger as the intermediate company, and (2) immediately following the first-step merger, Flagstone Bermuda will merge with and into Merger Sub, which is a wholly owned subsidiary of Validus, and Merger Sub will survive the merger as the surviving company, such that, immediately following the mergers, the successor-in-interest to Flagstone will be a wholly owned subsidiary of Validus.

Upon the effectiveness of the mergers, Merger Sub’s board of directors will consist of the directors serving on the board of directors of Merger Sub immediately prior to the mergers, and the officers of Merger Sub will be the officers serving Merger Sub immediately prior to the mergers.

Also, upon the effectiveness of the mergers, Validus’ board of directors will consist of the directors serving on the board of directors of Validus immediately prior to the mergers. See the section of this proxy statement/prospectus titled “Management of the Acquiring Company Following the Mergers.”

Effective Time; Closing of the Mergers

Validus and Flagstone anticipate that the closing of the mergers will occur as soon as reasonably practicable after the approval of the merger agreement by Flagstone shareholders at the extraordinary general meeting and after the satisfaction or (to the extent permitted by applicable law) waiver of all other conditions described below in the section titled “—Conditions to the Completion of the Mergers.” Under the terms of the merger agreement, the closing of the mergers will occur on a date to be specified by Flagstone and Validus, which will be as soon as reasonably practicable (but in any event no later than the third business day) following the satisfaction or (to the extent permitted by applicable law) waiver by the party or parties entitled to the benefits thereof of the conditions to the completion of the merger (other than those conditions that by their nature are to be satisfied at the closing of the mergers), or at such other place, time and date as may be agreed to in writing by Flagstone and Validus. We refer to the date on which the closing of the mergers will occur as the “closing date.” Validus and Flagstone currently expect the mergers to close in the fourth quarter of 2012, subject to the conditions referenced above. However, as the mergers are subject to various regulatory clearances and the satisfaction or waiver of other conditions described below in the section titled “—Conditions to the Completion of the Mergers,” it is possible that factors outside the control of Flagstone and Validus could result in the mergers being completed at a later time or not at all.

The mergers will become effective on the same date. The first-step merger will become effective at the time on the closing date shown on the certificate of first-step merger issued by the Registrar of Companies in Bermuda. The second-step merger will become effective immediately after the first-step merger becomes effective at the time on the closing date shown on the certificate of second-step merger issued by the Registrar of Companies in Bermuda.

Merger Consideration

As a result of the first-step merger, each outstanding Flagstone share (other than treasury shares held by Flagstone) automatically will be converted into one common share of Flagstone Bermuda. As a result of the second-step merger, each outstanding common share of Flagstone Bermuda (other than treasury shares and any common shares held by Validus, Merger Sub or their respective subsidiaries) will then be automatically converted into the right to receive 0.1935 Validus common shares and $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common share such holder would otherwise be entitled to receive. For information regarding the treatment of performance share units and restricted share units, see the description below in the section titled “—Treatment of Flagstone Restricted Share Unit Awards and Performance Share Unit Awards.” For information regarding the treatment of outstanding warrants, see the description below in the section titled “—Treatment of the Leyton Limited Warrant.”

Fractional Shares

Validus will not issue any fractional Validus common shares in connection with the second-step merger. Instead, any Flagstone shareholder who otherwise would have been entitled to a fraction of a Validus common share in connection with the second-step merger will, upon surrender of title to all Flagstone shares held by such shareholder, be paid cash, without interest, in an amount determined by multiplying such fractional interest by the average Validus common share price, as determined on the basis of the volume weighted average trading price of the Validus common shares on the NYSE for the ten consecutive trading days immediately preceding the second trading day prior to the closing date.

Exchange Agent

Prior to the closing date, Validus will designate a bank or trust company reasonably acceptable to Flagstone to act as agent (which we refer to as the “exchange agent”) for the payment and delivery of the aggregate merger consideration. At or prior to the completion of the second-step merger, Validus will deposit with the exchange agent (1) a number of certificates or shares in book-entry form representing the aggregate number of Validus common shares to be issued to Flagstone shareholders in connection with the second-step merger, and (2) an amount in cash sufficient to pay the aggregate cash consideration and, to the extent then determinable, any cash payable in lieu of fractional shares in connection with the second-step merger.

Exchange Process

The merger agreement provides that as soon as practicable after the completion of the second-step merger, but not later than three business day after the completion of the second-step merger, Validus will cause the exchange agent to mail a letter of transmittal to each holder of record of Flagstone shares. The letter of transmittal will contain instructions on how to surrender certificates that immediately prior to the completion of the mergers represented Flagstone shares, or Flagstone shares represented by book-entry, in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

After receiving the letter of transmittal, each holder of certificates formerly representing Flagstone shares or of book-entry Flagstone shares will be able to surrender the certificates or book-entry shares to the exchange agent, together with a duly signed and completed letter of transmittal and such other documents as the exchange agent may reasonably require, and receive the merger consideration.

After the completion of the second-step merger, each certificate that previously represented Flagstone shares and each book-entry Flagstone share (other than treasury shares and certificates or book-entry shares held by Validus, Merger Sub or their respective subsidiaries) will represent only the right to receive the merger consideration and any dividends or distributions to which the holders are entitled or become entitled upon surrender of those certificates or book-entry shares. No interest will be paid or will accrue on the cash payable upon surrender of those certificates or book-entry shares.

At any time following the first anniversary of the completion of the mergers, Merger Sub may require the exchange agent to deliver to Merger Sub any portion of the aggregate merger consideration that had been made available to the exchange agent and which has not been disbursed to former Flagstone shareholders. After any such delivery to Merger Sub, former Flagstone shareholders will be entitled to look only to Validus and Merger Sub for, and, subject to applicable laws, Validus and Merger Sub will remain liable for, any payment of claims for the merger consideration and any dividends or other distributions those shareholders have a right to receive pursuant to the terms of the merger agreement.

Treatment of Flagstone Restricted Share Unit Awards and Performance Share Unit Awards

Each RSU in respect of Flagstone shares and each PSU in respect to Flagstone shares that is outstanding immediately prior to the completion of the first-step merger (whether then vested or unvested) will be converted into a right to receive per share (determined based on the number of Flagstone shares subject to such award immediately prior to the completion of the first-step merger and calculated assuming, in the case of PSUs, attainment of all applicable performance goals at the maximum level for payout) (1) cash in an amount equal to the sum of $2.00 and the cumulative dividends declared by Flagstone in respect of the shares subject to such award from the beginning of the vesting or performance period for such award, as applicable, through immediately prior to the completion of the first-step merger and (2) a number of fully vested Validus common shares equal to the exchange ratio of 0.1935 multiplied by the number of Flagstone shares subject to such award, provided that the total number of Validus common shares that any holder will be entitled to receive (in respect of the aggregate outstanding awards held by such holder) will be rounded down to the nearest whole Validus common share, with such holder receiving cash in lieu of any fractional Validus common shares (we collectively defined above this consideration in clauses (1) and (2) as the “share unit consideration”). Upon completion of the mergers, each holder of a PSU that vests pursuant to its terms prior to the completion of the first-step merger will be entitled to receive any additional share unit consideration that such holder would have been entitled to receive had such PSU vested at the maximum level.

In addition, pursuant to the merger agreement, Flagstone has reserved the right, if the mergers have not been completed by December 31, 2012, to grant in the ordinary course up to an aggregate of 140,000 RSUs to its employees, which RSUs will not vest and will not be converted into the right to receive the share unit consideration in connection with the completion of the mergers. Rather, such RSUs will convert automatically upon the completion of the mergers to Validus RSUs (with generally the same terms and conditions as the original awards, except that these Validus RSUs will be immediately forfeited if the holder does not remain employed by Validus or any of its affiliates through the date that is 60 days following the completion of the mergers or is terminated pursuant to a notice of termination that is provided to such holder prior to such date) based on the Flagstone RSU exchange ratio, which is generally (1) the reported closing price of Flagstone shares for the last trading day prior to the completion of the mergers divided by (2) the reported closing price of Validus common shares for the last trading day prior to the completion of the mergers.

Treatment of the Leyton Limited Warrant

Upon the completion of the second-step merger, the Leyton Limited Warrant to purchase Flagstone shares will be amended, such that following the second-step merger it will represent a warrant to acquire $2.00 in cash and 0.1935 Validus common shares for each Flagstone share underlying the warrant. See the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers—Leyton Limited Warrant” for more information.

Representations and Warranties of Flagstone in the Merger Agreement

The merger agreement contains a number of representations and warranties made by Flagstone to Validus, including those regarding:

•	organization, standing;

•	capitalization;

•	the operations of Flagstone Bermuda;

•	authority, noncontravention, voting requirements;

•	governmental approvals;

•	Flagstone’s SEC documents, undisclosed liabilities;

•	absence of certain changes;

•	legal proceedings;

•	compliance with laws, permits;

•	tax matters;

•	employee benefits;

•	labor matters;

•	environmental matters;

•	investments, derivatives;

•	intellectual property;

•	anti-takeover provisions;

•	real property;

•	contracts;

•	insurance subsidiaries;

•	statutory statements, examinations;

•	agreements with insurance regulators;

•	reinsurance and retrocession;

•	reserves;

•	opinion of financial advisor;

•	brokers and other advisors; and

•	affiliate transactions.

Certain of Flagstone’s representations and warranties are qualified as to materiality or “Material Adverse Effect.” When used with respect to Flagstone, “Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on (1) the ability of Flagstone or Flagstone Bermuda to complete the mergers or (2) the business, results of operations, properties, assets, liabilities, obligations or condition (financial or otherwise) of Flagstone and its subsidiaries taken as a whole.

None of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, will constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur with respect to the business, results of operations, properties, assets, liabilities, obligations or condition (financial or otherwise) of Flagstone and its subsidiaries taken as a whole:

•	changes or conditions generally affecting the property catastrophe reinsurance industry in the geographic regions in which Flagstone and its subsidiaries operate or underwrite reinsurance;

•	general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction;

•

any change in applicable law, regulation, generally accepted accounting principles (or authoritative interpretation thereof) or in applicable statutory accounting principles, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board;

•

any failure, in and of itself, by Flagstone to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster;

•	any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or catastrophe;

•	the execution and delivery of the merger agreement or the public announcement or pendency of the transactions contemplated by the merger agreement (including the mergers), or the identity of Validus;

•

any change or announcement of a potential change, in and of itself, in Flagstone’s or any of its subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of Flagstone’s or its subsidiaries’ businesses;

•	any change, in and of itself, in the market price, credit ratings or trading volume of Flagstone’s or any of its subsidiaries’ securities; or

•	any action required to be taken by Flagstone, or that Flagstone is required to cause one of its subsidiaries to take, pursuant to the terms of the merger agreement;

except, in the case of the first (except to the extent resulting from the events described in the fifth or sixth bullets above), second and third bullets above, to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Flagstone and its subsidiaries, taken as a whole, relative to other participants engaged primarily in the property catastrophe reinsurance industry operating in the geographic regions in which Flagstone and its subsidiaries operate or underwrite reinsurance (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

Representations and Warranties of Validus in the Merger Agreement

The merger agreement contains a number of representations and warranties made by Validus to Flagstone, including those regarding:

•	organization, standing;

•	capitalization;

•	authority, noncontravention and voting requirements;

•	governmental approvals;

•	ownership and operations of Merger Sub;

•	Validus’ SEC documents, undisclosed liabilities;

•	absence of certain changes;

•	legal proceedings;

•	compliance with laws, permits;

•	tax matters;

•	anti-takeover provisions;

•	insurance subsidiaries;

•	statutory statements, examinations;

•	agreements with insurance regulators;

•	reserves;

•	financing;

•	certain arrangements;

•	brokers and other advisors; and

•	ownership of Flagstone shares.

Certain of Validus’ representations and warranties are qualified as to materiality or “Validus Material Adverse Effect.” When used with respect to Validus, “Validus Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on (1) the ability of Validus or Merger Sub to complete the second-step merger or (2) the business, results of operations, properties, assets, liabilities, obligations or condition (financial or otherwise) of Validus and its subsidiaries taken as a whole.

None of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, will constitute or be taken into account, individually or in the aggregate, in determining whether a Validus Material Adverse Effect has occurred or may occur with respect to the business, results of operations, properties, assets, liabilities, obligations or condition (financial or otherwise) of Validus and its subsidiaries taken as a whole:

•

changes or conditions generally affecting the property catastrophe reinsurance industry and insurance industries in the geographic regions in which Validus and its subsidiaries operate or underwrite reinsurance or insurance;

•	general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction;

•

any change in applicable law, regulation, generally accepted accounting principles (or authoritative interpretation thereof) or in applicable statutory accounting principles, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board;

•

any failure, in and of itself, by Validus to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster;

•	any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or catastrophe;

•

the execution and delivery of the merger agreement or the public announcement or pendency of the transactions contemplated by the merger agreement (including the mergers), or the identity of Flagstone;

•

any change or announcement of a potential change, in and of itself, in Validus’ or any of its subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of Validus’ or its subsidiaries’ businesses;

•	any change, in and of itself, in the market price, credit ratings or trading volume of Validus’ or any of its subsidiaries’ securities; or

•	any action required to be taken by Validus, or that Validus is required to cause one of its subsidiaries to take, pursuant to the terms of the merger agreement;

except, in the case of the first (except to the extent resulting from the events described in the fifth or sixth bullets above), second and third bullets above, to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Validus and its subsidiaries, taken as a whole, relative to other participants engaged primarily in the property catastrophe reinsurance industry and insurance industries operating in the geographic regions in which Validus and its subsidiaries operate or underwrite reinsurance or insurance (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Validus Material Adverse Effect has occurred).

Conduct of Business

Flagstone has agreed that until the completion of the second-step merger or the termination of the merger agreement, unless Validus otherwise consents in writing or as may be required by applicable law or the merger agreement or as previously disclosed in the confidential disclosure schedules provided by Flagstone to Validus, Flagstone will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, and use its reasonable best efforts to preserve its and each of its subsidiaries’ business organizations substantially intact, and preserve existing relations with key customers, reinsurance providers, governmental authorities and other persons with whom Flagstone or its subsidiaries have significant business relationships, in each case, consistent with past practice.

In addition, Flagstone has agreed that, until the completion of the second-step merger or the termination of the merger agreement, Flagstone and its subsidiaries will not take the following actions (each as more fully described in the merger agreement or the confidential disclosure schedules provided by Flagstone to Validus) without Validus’ written consent (which may not be unreasonably withheld, delayed or conditioned) or as may be required by applicable law or the merger agreement:

•

issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, except as required under the vesting or settlement provisions of certain of Flagstone’s RSUs and PSUs outstanding as of the date of the merger agreement or granted after the date of the merger agreement in accordance with the merger agreement;

•

redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except in accordance with the terms of certain of Flagstone’s plans, RSUs or PSUs or in connection with the satisfaction of tax withholding obligations related to Flagstone’s RSUs or PSUs;

•

in the case of Flagstone, establish a record date, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than regular quarterly cash distributions not to exceed $0.04 per share;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•

incur any indebtedness, modify any of the material terms with respect to any indebtedness, or guaranty the indebtedness of any other person or entity, except for (1) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of Flagstone or any of its subsidiaries and (2) letters of credit issued in the ordinary course of business;

•	enter into any swap or hedging transaction or other derivative agreements other than consistent with Flagstone’s investment guidelines or hedging policy;

•

make any loans, capital contributions or advances to any person other than (1) to Flagstone or any of its subsidiaries, (2) in connection with permitted acquisitions or (3) consistent with Flagstone’s investment guidelines;

•	adopt or implement any shareholder rights plan or similar arrangement;

•

sell or lease to any person or entity, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $250,000 individually or $1 million in the aggregate, except (1) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of Flagstone or any of its subsidiaries, (2) transfers among Flagstone and its subsidiaries, or (3) dispositions of investment assets in accordance with Flagstone’s investment guidelines;

•	make or authorize capital expenditures outside the ordinary course of business;

•

make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other person or entity, in each case for consideration in excess of $250,000 individually or $1 million in the aggregate, other than permitted capital expenditures and acquisitions of investment assets pursuant to Flagstone’s investment guidelines;

•

except as required pursuant to the terms of any Flagstone plan as in effect on the date of the merger agreement or with respect to the replacement of terminated employees or the hiring of employees to fill open positions under certain conditions, (1) grant to any director, executive officer or other employee any increase in salary or bonus opportunity other than increases to non-executive employees in the ordinary course of business, (2) grant to any director, executive officer or other employee any increase in severance, retention or termination pay, (3) establish, adopt, enter into or amend in any respect any of its plans or collective bargaining agreements other than non-material amendments in the ordinary course of business consistent with past practice or (4) enter into any employment, consulting, severance or termination agreement with any director, executive officer or other employee of Flagstone or any of its subsidiaries (see the section of this proxy statement/prospectus titled “The Mergers—Interests of Flagstone’s Directors and Executive Officers in the Mergers—New Management Arrangements” for information relating to certain exceptions to these restrictions);

•

make any changes in any material respect in Flagstone’s or any of its subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may be required (1) by generally accepted accounting principles (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) by applicable statutory accounting principles or (3) by law, including Regulation S-X under the Securities Act;

•

amend (whether by merger, amalgamation, consolidation or otherwise) Flagstone’s articles of incorporation or amend (whether by merger, amalgamation, consolidation or otherwise) in any material respect the comparable organizational documents of any Flagstone subsidiary;

•

adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Flagstone or any of its subsidiaries;

•	grant, or allow to be imposed, any lien, other than permitted liens, on any of its material assets;

•

settle or compromise any pending or threatened action, litigation, dispute or similar matter against Flagstone or any of its subsidiaries (1) for a cash settlement amount of more than $250,000 individually or $1 million in the aggregate, or (2) which settlement or compromise imposes or concedes any fault on the part of Flagstone or any of its subsidiaries or imposes any material restrictions on any of their future activities;

•

amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with its terms) any material contract or waive, release or assign any material rights, claims or benefits of it or its subsidiaries under any material contract, or enter into any material contract;

•

reduce any reserves, provisions for losses or other liability amounts in respect of Flagstone’s reinsurance contracts, except (1) to the extent required after the date of the merger agreement by any concurrent change in applicable law, applicable statutory accounting principles or generally accepted accounting principles, as applicable or (2) as a result of payments to other parties in accordance with the terms of Flagstone’s reinsurance contracts;

•	except in the ordinary course of business or as related to the first-step merger, make any material tax election or settle or compromise any material tax liability or material tax refund;

•	acquire or dispose of any investment assets in any manner inconsistent with Flagstone’s investment guidelines;

•	amend, modify or otherwise change Flagstone’s investment guidelines in any material respect;

•

abandon, dispose of, or permit to lapse any right to material intellectual property owned by Flagstone or its subsidiaries, or disclose any material trade secret or other material confidential information of Flagstone or any of its subsidiaries in a manner that would result in the loss of confidentiality thereof;

•

take any action or cause any action to be taken that would prevent the first-step merger or the second-step merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

•

fail to take any commercially reasonable action or fail to cause any commercially reasonable action to be taken that is necessary to cause the first-step merger or the second-step merger to constitute a tax-free reorganization under Section 368(a) and related provisions of the Code;

•

amend the outstanding warrant to purchase Flagstone shares held by Leyton Limited except in a manner so that following the mergers it will represent a warrant to acquire the merger consideration for each Flagstone share underlying the warrant; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Validus has agreed that until the completion of the second-step merger or the termination of the merger agreement, unless Flagstone otherwise consents in writing or as may be required by applicable law or by the merger agreement, Validus will, and will cause each of its subsidiaries to, conduct its business in the ordinary course.

In addition, Validus has agreed that, until the completion of the second-step merger or the termination of the merger agreement, Validus and its subsidiaries will not take the following actions (each as more fully described in the merger agreement or the confidential disclosure schedules provided by Validus to Flagstone) without Flagstone’s written consent (which may not be unreasonably withheld, delayed or conditioned) or as may be required by applicable law or required by the merger agreement:

•

redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except in accordance with the terms of Validus’ equity compensation plans and awards, pursuant to its share repurchase program or in connection with the satisfaction of tax withholding obligations on such equity awards;

•

in the case of Validus, establish a record date, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than regular quarterly cash distributions not to exceed $0.25 per share;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•

make any changes in any material respect in Validus’ or any of its subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may be required (1) by generally accepted accounting principles (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) by applicable statutory accounting principles or (3) by law, including Regulation S-X under the Securities Act;

•

amend (whether by merger, amalgamation, consolidation or otherwise) Validus’ memorandum of association or bye-laws or amend (whether by merger, amalgamation, consolidation or otherwise) in any material respect the comparable organizational documents of any Validus subsidiary in a manner that would reasonably be expected to interfere with or delay in any material respect the transactions contemplated by the merger agreement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution of Validus or any of its subsidiaries (other than dormant subsidiaries);

•

take any action or cause any action to be taken that would prevent the first-step merger or the second-step merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

•

fail to take any commercially reasonable action or fail to cause any commercially reasonable action to be taken that is necessary to cause the first-step merger or the second-step merger to constitute a tax-free reorganization under Section 368(a) and related provisions of the Code; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

No Solicitation; Change in Recommendation

Flagstone has agreed to, and to cause each of its subsidiaries to, and to direct and use its reasonable best efforts to cause its representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons or entities that may be ongoing with respect to a takeover proposal. In addition, Flagstone has agreed to, and to cause each of its subsidiaries to, and to direct and use its reasonable best efforts to cause its representatives to, until the completion of the second-step merger or the termination of the merger agreement, not, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries or requests for non-public information regarding, or the making or completion of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity any non-public information in connection with, or for the purpose of, encouraging or facilitating a takeover proposal;

•	enter into or publicly propose to enter into any letter of intent, agreement or agreement in principle with respect to a takeover proposal; or

•

terminate, waive, amend, modify or fail to enforce the terms or conditions of any confidentiality agreement, standstill agreement or similar obligation of any person or entity (other than (1) Validus and its affiliates and (2) any other person that is subject to a standstill agreement with Flagstone as of the date of the merger agreement, but only to the extent necessary to permit such person or entity to make a non-public takeover proposal to Flagstone if such person or entity requests permission from Flagstone (on a non-public basis) to make such a takeover proposal to Flagstone or any of its subsidiaries).

Flagstone will be responsible for any breach of the above restrictions by Flagstone’s or its subsidiaries’ representatives.

Notwithstanding the restrictions described above, if at any time prior to the approval by Flagstone shareholders of the merger proposal, (1) Flagstone receives a takeover proposal that does not result from any breach by Flagstone of Flagstone’s covenants described under this section titled “—No Solicitation; Change in Recommendation” and (2) Flagstone’s board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to do so would violate or result in a breach of the directors’ fiduciary duties under the laws of Luxembourg, then Flagstone may enter into an acceptable confidentiality agreement with the person, entity or group of persons or entities making the takeover proposal and, after execution and delivery of such acceptable confidentiality agreement:

•

furnish pursuant thereto information (including non-public information) with respect to Flagstone and its subsidiaries to the person, entity or group of persons or entities making such takeover proposal; and

•	engage in or otherwise participate in discussions or negotiations with the person or entity or group of persons or entities making such takeover proposal.

If Flagstone or its subsidiaries or its or their representatives receive any takeover proposal, any inquiries or requests for information regarding a takeover proposal, or any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal, Flagstone must:

•

promptly (but in no event later than 24 hours after receipt by, or communication to, Flagstone (including from any of its subsidiaries or any of its or their representatives)) notify Validus of the receipt by Flagstone or any of its subsidiaries or its or their representatives of any such takeover proposal, inquiry, request or other proposal or offer;

•

disclose to Validus the material terms and conditions of any such takeover proposal, inquiry or request and the identity of the person, entity or group of persons or entities making such takeover proposal, inquiry or request; and

•

keep Validus informed in reasonable detail on a prompt basis of any material developments with respect to any such takeover proposal, inquiry or request (including notifying Validus within 24 hours after any material changes or other action with respect thereto and providing all material correspondence or other written material within 24 hours after receipt thereof).

Flagstone has also agreed that neither its board of directors nor any committee of its board of directors will:

•

(1) withhold or withdraw (or modify or qualify in a manner adverse to Validus), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Validus), the board’s recommendation of approval of the merger proposal to Flagstone shareholders (which we refer to as the “company board recommendation”) or fail to include the company board recommendation in this proxy statement/prospectus, (2) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal, or (3) resolve, agree or publicly propose to take any actions described in clause (1)

or (2) in this bullet (we refer to any action described in this bullet as an “adverse recommendation change”); or

•

authorize, cause or permit, or resolve, agree or publicly propose to authorize, cause or permit, Flagstone or any of its subsidiaries to execute or enter into any letter of intent, confidentiality agreement, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than an acceptable confidentiality agreement.

Notwithstanding the restrictions described above, prior to the time Flagstone shareholders approve the merger proposal (which we refer to as the “Flagstone shareholder approval”), Flagstone’s board of directors may make an adverse recommendation change if (and only if) Flagstone’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to make an adverse recommendation change would violate or result in a breach of the directors’ fiduciary duties under the laws of Luxembourg. Notwithstanding the preceding sentence, neither Flagstone’s board of directors nor any committee of the board may make any adverse recommendation change unless:

•	Flagstone has given Validus at least five business days’ prior written notice of its intention to take such action, specifying the reasons therefor; and

•

if the decision of Flagstone’s board of directors to make an adverse recommendation change relates to a superior proposal, (1) the notice provided by Flagstone specifies the identity of the party making such superior proposal and the material terms and conditions thereof, and Flagstone contemporaneously furnishes to Validus a copy of the superior proposal and any other material documentation and (2) prior to the expiration of the five business day period, Validus does not make a proposal to adjust the terms and conditions of the merger agreement that Flagstone’s board of directors determines in good faith to be at least as favorable as the superior proposal after giving effect to, among other things, the payment of the required termination fee (see “—Effect of Termination; Termination Fee”), such that Flagstone’s board of directors determines, after consultation with its financial advisors and outside legal counsel, that an adverse recommendation change is no longer required by its fiduciary duties under the laws of Luxembourg.

During the five business day period prior to its effecting an adverse recommendation change, Flagstone must, and must cause its financial advisors and outside legal counsel to, make itself and themselves, as applicable, available and participate in negotiations with Validus (to the extent that Validus seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement that may be proposed by Validus. If at any time during the five business day period described above, the superior proposal is amended or modified in any material respect, then Flagstone will notify Validus, and Flagstone’s board of directors may not make any adverse recommendation change without again complying with the procedures described above (replacing five business days with three business days).

Notwithstanding the matters described above, Flagstone must submit to a vote of its shareholders the approval of the merger proposal, in order to obtain the Flagstone shareholder approval at the extraordinary general meeting (see “—Reasonable Best Efforts to Obtain Shareholder Approval”). If Flagstone’s board of directors has made an adverse recommendation change, then in submitting the merger proposal to Flagstone shareholders at the extraordinary general meeting, Flagstone’s board of directors may submit the merger proposal without recommendation, in which event Flagstone’s board of directors will communicate the basis for its lack of a recommendation in this proxy statement/prospectus or an appropriate amendment or supplement thereto, if Flagstone’s board of directors determines, after consultation with its outside legal counsel, that such lack of recommendation and communication is required in order to comply with the directors’ fiduciary duties under the laws of Luxembourg.

Nothing in the merger agreement will prohibit Flagstone or Flagstone’s board of directors or any committee thereof from (1) taking and disclosing to Flagstone shareholders a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (2) making any disclosure or communication to Flagstone shareholders that Flagstone’s board of directors determines in good faith, after consultation with its outside legal counsel, is required in order to comply with its directors’ fiduciary duties under the laws of Luxembourg or federal securities laws. Any disclosure by Flagstone or Flagstone’s board of directors or any committee thereof relating to a takeover proposal will be deemed an adverse recommendation change, unless Flagstone’s board of directors reaffirms the company board recommendation in such disclosure.

For purposes of the preceding discussion, the following terms have the meanings stated below:

An “acceptable confidentiality agreement” means a confidentiality and standstill agreement in a form previously agreed between Flagstone and Validus, which includes standstill provisions that, among other things, would prevent a third party from making further public takeover proposals for Flagstone, but would permit the private submission of a takeover proposal.

A “takeover proposal” means any inquiry, proposal or offer from any person, entity or group (other than Validus and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (1) acquisition of 10% or more of the consolidated assets of Flagstone and its subsidiaries (based on the fair market value thereof, as determined in good faith by Flagstone’s board of directors), (2) acquisition of 10% or more of the outstanding Flagstone shares, (3) tender offer or exchange offer that if completed would result in any person, entity or group beneficially owning 10% or more of the outstanding Flagstone shares or (4) merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Flagstone, in each case, other than the transactions contemplated by the merger agreement.

A “superior proposal” means any bona fide written takeover proposal that did not result from a breach of the restrictions described above that Flagstone’s board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such proposal (including value and other financial considerations, financing and legal and regulatory considerations, expense reimbursement requirements and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the merger agreement proposed by Validus in response to such superior proposal) would be more favorable to Flagstone shareholders than the mergers, except that for purposes of the definition of “superior proposal,” the references to “10%” in the definition of takeover proposal will be deemed to be references to “80%.”

Reasonable Best Efforts to Obtain Shareholder Approval

Flagstone has agreed to hold the extraordinary general meeting and to use its reasonable best efforts to obtain the Flagstone shareholder approval. The merger agreement requires Flagstone to seek such shareholder approval at the extraordinary general meeting even if Flagstone’s board of directors no longer recommends approval of the merger agreement, the first-step merger and the first-step statutory merger agreement.

Reasonable Best Efforts to Complete the Mergers

Validus and Flagstone have each agreed to cooperate with the other parties to the merger agreement and to use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to promptly:

•

take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to complete and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement;

•

obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the merger agreement;

•

take all steps that are necessary, proper or advisable to avoid any action, litigation, dispute or similar matter by any governmental authorities with respect to the merger agreement or the transactions contemplated by the merger agreement; and

•

defend or contest in good faith any action, litigation, dispute or similar matter by any third party (including any governmental authority), whether judicial or administrative, challenging the merger agreement or that would otherwise prevent or impede, interfere with, hinder or delay in any material respect the completion of the transactions contemplated by the merger agreement, including by seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed.

In addition, Validus and Flagstone have agreed, in consultation and cooperation with each other and as promptly as practicable, to file:

•	all appropriate documents, forms, filings or submissions required under any non-U.S. antitrust laws; and

•	with applicable insurance regulators, all documents, forms, filings or other submissions required under applicable insurance laws with respect to the transactions contemplated by the merger agreement.

Indemnification and Insurance

The surviving company in the mergers must indemnify and hold harmless each individual who is or was, prior to the completion of the second-step merger, a director or officer of Flagstone or one of its subsidiaries (who we refer to collectively as “indemnitees”) with respect to all claims, liabilities, losses and costs in connection with any action, litigation, dispute or similar matter (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an indemnitee was a director or officer of Flagstone or one of its subsidiaries or (2) acts or omissions by an indemnitee in the indemnitee’s capacity as a director, officer, employee or agent of Flagstone or one of its subsidiaries, in each case, at, or at any time prior to, the completion of the mergers, to the fullest extent permitted by applicable law but only to the extent that the indemnitees are entitled to indemnification under the organizational documents of Flagstone and its subsidiaries as of the date of the merger agreement. The surviving company in the second-step merger must assume all obligations of Flagstone, Flagstone Bermuda and any of their subsidiaries to indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the second-step merger as provided under the organizational documents of Flagstone and its subsidiaries as of the date of the merger agreement or in any written agreement in existence as of the date of the merger agreement providing for indemnification between Flagstone and any indemnitee.

In addition, for a period of six years following the mergers, the surviving company in the mergers must maintain in effect Flagstone’s current directors’ and officers’ liability coverage or purchase a “tail policy” providing coverage to directors and officers for six years following the completion of the mergers with at least the same coverage as under Flagstone’s existing directors’ and officers’ liability insurance policies. The surviving company will not be required to pay an annual premium of more than 250% of the current annual premium (which we refer to as the “maximum premium”) for any such insurance policy. Flagstone may purchase prior to the completion of the second-step merger, for an aggregate amount not to exceed the aggregate maximum premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Flagstone and its subsidiaries with respect to matters existing or occurring prior to the completion of the second-step merger, covering without limitation the transactions contemplated by the merger agreement.

Employee Matters

Validus has agreed that, for a period of one year following the completion of the second-step merger (or, other than with respect to post-termination benefits and payments, if shorter, until an employee is no longer employed by Validus or any of its subsidiaries), Validus will provide, or will cause the surviving company in the second-step merger to provide, each individual who is employed by Flagstone or any of its subsidiaries immediately prior to the completion of the first-step merger (who we refer to collectively as “company employees”) with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to those employees immediately prior to the completion of the first-step merger and to honor according to their terms Flagstone’s compensation and benefits plan, agreements and arrangements listed or described in the schedules to the merger agreement. In addition, Validus has agreed to, or to cause the surviving company in the second-step merger and its subsidiaries to, (1) treat service with Flagstone or any of its subsidiaries as service with the surviving company in the second-step merger or its subsidiaries for all purposes (including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies) under all employee benefit plans of such surviving company and any of its subsidiaries (except to the extent that such recognition would result in a duplication of benefits for the same period of service or for purposes of benefit accrual under any defined benefit pension plan), (2) waive any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the surviving company in the second-step merger or any of its subsidiaries in which a company employee (or an eligible dependent thereof) will be eligible to participate from and after the completion of the second-step merger, except to the extent that such pre-existing condition limitations, exclusions, requirements or waiting periods would not have been satisfied or waived under the comparable Flagstone plan immediately prior to the completion of the first-step merger and (3) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each company employee (and his or her eligible dependents) during the calendar year in which the completion of the second-step merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which the company employees (and eligible dependents) may be eligible to participate from and after the completion of the second-step merger.

Flagstone agreed that any notice to or consultation with any employee representative required under any collective bargaining agreement or other agreement with a labor union, works council or like organization or applicable law in connection with the mergers will be timely completed prior to the closing of the mergers by Flagstone and its subsidiaries.

Flagstone Indentures and Credit Facilities

Flagstone’s obligations with respect to the Flagstone Notes will be assumed by the surviving company and become the surviving company’s obligations, either as issuer or guarantor, following the second-step merger.

Flagstone also has agreed to use commercially reasonable efforts to cooperate with Validus in connection with any amendments to Flagstone’s credit facilities that Validus determines are necessary or desirable.

Book Value Determination

Validus and Flagstone may each, by written notice to the other party delivered no more than two days following the first business day following satisfaction of the conditions to closing to which the party delivering the notice is entitled (other than with respect to the book value condition and those conditions that by their nature are to be satisfied at closing), which we refer to as the “measurement date,” request that the other party prepare an estimate of such other party’s book value, determined as of the measurement date. Upon making such request, the requesting party also must prepare a calculation of its book value as of the measurement date. Each party’s book value shall be based on the consolidated interim unaudited balance sheet of each party as of the last day of the month immediately preceding the measurement date, but adjusted to account for any and all subsequent events occurring through and including the measurement date and calculated in accordance with the historical accounting methodologies, practices and procedures of the applicable party, consistently applied. Validus and Flagstone are required to cooperate and seek in good faith to resolve any disputes regarding their respective book value calculations. If the parties are unable to agree on the book value calculations within the time periods described in the merger agreement and the applicable party reasonably believes in good faith that the items remaining in dispute would, if resolved in such party’s favor, result in the satisfaction or failure, as applicable, of the conditions to closing relating to such book value determinations (see “—Conditions to the Completion of the Mergers”) then such party may engage a mutually acceptable accounting firm to resolve the dispute. The determination of the accounting firm will be final, binding and conclusive on Validus and Flagstone absent manifest error. If the walk-away date occurs during the pendency of any determination of measurement date book value, then the walk-away date automatically will be extended through the period during which such determination is pending, plus five business days.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including those relating to:

•	payment of any applicable transfer taxes by Validus or Merger Sub, as the surviving company in the second-step merger;

•	cooperation between Validus and Flagstone in connection with public announcements;

•	confidentiality and access by Validus to certain information about Flagstone during the period prior to the mergers;

•

causing any dispositions of Flagstone equity securities pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Flagstone subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

notice of any legal action relating to the merger agreement or the transactions contemplated by the merger agreement, or any matter that would reasonably be expected to lead to a failure to satisfy any closing condition or trigger a right of termination under the merger agreement;

•

the right of Validus to participate in the defense and settlement of any shareholder litigation commenced against Flagstone or its directors that relates to the merger agreement or the transactions contemplated by the merger agreement;

•	Validus approving the mergers in its capacity as the sole shareholder of Merger Sub;

•	Flagstone approving the mergers in its capacity as the sole shareholder of Flagstone Bermuda;

•	Validus causing the Validus common shares to be issued to Flagstone shareholders in the second-step merger to be approved for listing on the NYSE;

•	de-listing the Flagstone shares from the NYSE and de-registering the Flagstone shares under the Exchange Act;

•

Validus and Flagstone refraining from taking any action that would reasonably be expected to jeopardize the qualification of the first-step merger or the second-step merger as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

Validus and Flagstone delivering tax representation letters to Validus’ counsel and Flagstone’s counsel containing representations necessary for counsel to deliver their respective opinions (see “—Conditions to the Completion of the Mergers”).

Conditions to the Completion of the Mergers

The obligations of each party to effect the mergers are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	the merger proposal being approved by Flagstone’s shareholders;

•

the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, certain governmental authorities (see the section of this proxy statement/prospectus titled “The Mergers—Regulatory Approvals” for more information on the consents, orders, approvals and declarations of these governmental authorities) having been filed, having occurred or been obtained and being in full force and effect;

•

(1) no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority being in effect restraining, enjoining or prohibiting completion of either of the mergers and (2) there being no action taken, or any law enacted, entered, enforced or made applicable to the mergers, by any governmental authority of competent jurisdiction that makes the completion of the mergers illegal or otherwise restrains, enjoins or prohibits the mergers (we refer to the matters listed in this bullet point as “restraints upon closing”);

•	the Validus common shares to be issued in the second-step merger having been approved for listing on the NYSE, subject to official notice of issuance; and

•

the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of such registration statement being in effect and no proceedings for that purpose being pending.

The obligations of Validus and Merger Sub to effect the second-step merger are further subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	the representations and warranties of Flagstone and Flagstone Bermuda relating to the absence of any Material Adverse Effect must be true and correct as of the date of the merger agreement;

•

certain representations and warranties of Flagstone and Flagstone Bermuda relating to capitalization and the representations and warranties of Flagstone and Flagstone Bermuda relating to anti-takeover laws must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of the earlier date);

•

all other representations of Flagstone and Flagstone Bermuda must be true and correct (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Flagstone;

•

Flagstone and Flagstone Bermuda must have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under the merger agreement at or prior to the completion of the first-step merger;

•

since the date of the merger agreement, there must not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Flagstone;

•

if Validus has timely exercised its right to determine Flagstone’s book value (described under the heading “—Book Value Determination” above) as of the measurement date (1) Flagstone’s book value as of the measurement date must be equal to or greater than 50% of $789,048,000, and (2) (A) the decline (if any), on a percentage basis, in Flagstone’s book value as of the measurement date from $789,048,000 shall not be more than 20 percentage points greater than (B) the decline (if any), on a percentage basis, in Validus’ book value as of the measurement date from $3,448,425,000; and

•

Validus must have received a tax opinion from Validus’ counsel and a copy of the tax opinion from Flagstone’s counsel that was delivered to Flagstone, both to the effect that (1) the first-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Flagstone and Flagstone Bermuda will be a party to such reorganization, (2) the second-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Validus and Flagstone Bermuda will be a party to such reorganization, and (3) Validus will be treated, in respect of any shareholder who will own after the second-step merger less than five percent of the issued and outstanding Validus common shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code.

The obligations of Flagstone and Flagstone Bermuda to effect the mergers are further subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	the representations and warranties of Validus and Merger Sub relating to the absence of any Validus Material Adverse Effect must be true and correct as of the date of the merger agreement;

•

certain representations and warranties of Validus and Merger Sub relating to capitalization and the representations and warranties of Validus and Merger Sub relating to anti-takeover laws must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of the earlier date);

•

all other representations of Validus and Merger Sub must be true and correct (disregarding any qualifications as to materiality or Validus Material Adverse Effect) as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of the earlier date) except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Validus Material Adverse Effect on Validus;

•

Validus and Merger Sub must have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under the merger agreement at or prior to the completion of the first-step merger;

•

since the date of the merger agreement, there must not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Validus Material Adverse Effect on Validus;

•

if Flagstone has timely exercised its right to determine Validus’ book value (described under the heading “—Book Value Determination” above) as of the measurement date, (1) Validus’ book value as of the measurement date must be equal to or greater than 50% of $3,448,425,000, and (2) (A) the decline (if any), on a percentage basis, in Validus’ book value as of the measurement date from $3,448,425,000 shall not be more than 20 percentage points greater than (B) the decline (if any), on a percentage basis, in Flagstone’s book value as of the measurement date from $789,048,000; and

•

Flagstone must have received a tax opinion from Flagstone’s counsel and a copy of the tax opinion from Validus’ counsel that was delivered to Validus, both to the effect that (1) the first-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Flagstone and Flagstone Bermuda will be a party to such reorganization, (2) the second-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Validus and Flagstone Bermuda will be a party to such reorganization, and (3) Validus will be treated, in respect of any shareholder who will own after the second-step merger less than five percent of the issued and outstanding Validus common shares (as determined under Treasury Regulation Section 1.367(a)- 3(b)(1)(i)), as a corporation under Section 367(a) of the Code.

Neither Flagstone and Flagstone Bermuda nor Validus and Merger Sub may rely on the failure of any condition to their respective obligations to complete the mergers if such failure was primarily caused by the failure of Flagstone and Flagstone Bermuda or Validus and Merger Sub, as applicable, to perform in all material respects their obligations under the merger agreement.

Termination

The merger agreement also may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the completion of the first-step merger:

•	by the mutual written consent of Flagstone and Validus duly authorized by each of their respective boards of directors;

•	by either of Flagstone or Validus:

•

if the mergers have not been completed on or before the walk-away date, provided that the right to terminate will not be available to any party if the failure of that party to perform in all material respects its obligations under the merger agreement or to use its reasonable best efforts to complete the transactions contemplated by the merger agreement has been the primary cause of the failure of the mergers to be completed on or before the “walk-away date”;

•

if any restraint upon closing is in effect and becomes final and nonappealable; provided that the party seeking to terminate the merger agreement must have performed in all material respects its obligations under the merger agreement and used its reasonable best efforts to prevent the entry of and to remove this restraint upon closing; or

•

if the approval by Flagstone shareholders of the merger proposal has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment, reconvenement or postponement thereof at which the vote was taken.

The merger agreement also may be terminated, and the transactions contemplated by the merger agreement may be abandoned, by Validus at any time prior to the completion of the first-step merger:

•

if Flagstone or Flagstone Bermuda has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (1) would give rise to the failure of certain conditions to closing relating to Flagstone’s and Flagstone Bermuda’s representations and warranties and performance and (2) is incapable of being cured prior to the walk-away date, or if capable of being cured, has not been cured within 30 calendar days following receipt by Flagstone or Flagstone Bermuda of written notice of this breach or failure to perform from Validus, provided that Validus cannot terminate the merger agreement as described in this bullet if Validus or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements thereunder;

•

prior to receipt of the Flagstone shareholder approval, if (1) Flagstone’s board of directors has effected an adverse recommendation change or (2) there has occurred any willful and material breach of the obligations described under the headings “—No Solicitation; Change in Recommendation” or “—Reasonable Best Efforts to Obtain Shareholder Approval” above by Flagstone, any of its subsidiaries or any representative of Flagstone or any of its subsidiaries; or

•

if Validus requests a determination of Flagstone’s book value as of the measurement date (described under the heading “—Book Value Determination” above) and, after determination of Flagstone’s book value as of the measurement date, the condition to closing with respect to Flagstone’s book value as of the measurement date is not satisfied.

The merger agreement may be also be terminated, and the transactions contemplated by the merger agreement may be abandoned, by Flagstone at any time prior to the effective time of the first-step merger:

•

if Validus or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (1) would give rise to the failure of certain conditions to closing relating to Validus’ and Merger Sub’s representations and warranties and performance and (2) is incapable of being cured prior to the walk-away date, or if capable of being cured, has not been cured within 30 calendar days following receipt by Validus or

Merger Sub of written notice of such breach or failure to perform from Flagstone, provided that Flagstone cannot terminate the merger agreement as described in this bullet if Flagstone or Flagstone Bermuda is then in material breach of any of its representations, warranties, covenants or agreements thereunder; or

•

if Flagstone requests a determination of Validus’ book value as of the measurement date (described under the heading “—Book Value Determination” above) and, after determination of Validus’ book value as of the measurement date, the condition to closing with respect to Validus’ book value as of the measurement date is not satisfied.

Effect of Termination; Termination Fee

If the merger agreement is validly terminated, the merger agreement will become null and void (other than certain specified provisions that survive termination of the merger agreement, including those described in this section below), and there will be no liability on the part of any party or their respective directors, officers and affiliates, except with respect to any sections of the merger agreement that survive termination of the merger agreement and any willful and material breach of any representation, warranty, covenant or agreement set forth in the merger agreement or fraud.

Flagstone will be required to pay a termination fee of $24.16 million to Validus if the merger agreement is terminated:

•

by Validus because Flagstone’s board of directors has made an adverse recommendation change or any of Flagstone, its subsidiaries, or any representative of Flagstone or one of its subsidiaries has willfully and materially breached the covenants described under the headings “—No Solicitation; Change in Recommendation” and “—Reasonable Best Efforts to Obtain Shareholder Approval” above;

•

by either Validus or Flagstone because (1) the transactions contemplated by the merger agreement have not been completed on or before the walk-away date (prior to obtaining the Flagstone shareholder approval) or (2) Flagstone shareholders do not approve the merger proposal at the extraordinary general meeting and:

•

on or following the date of the merger agreement and prior to the extraordinary general meeting (or prior to the termination of the merger agreement if there has been no extraordinary general meeting), a bona fide takeover proposal has been publicly made or proposed or otherwise communicated to Flagstone or any of its subsidiaries or any of their respective representatives; and

•

within twelve months after the date on which the merger agreement is terminated, Flagstone enters into a definitive agreement with respect to a takeover proposal or a takeover proposal is completed (whether or not such takeover proposal was the same takeover proposal referred to above), provided that the references to “10%” in the definition of takeover proposal described in “—No Solicitation; Change in Recommendation” above shall be deemed to be references to “35%.”

In addition, if Flagstone shareholders do not approve the merger proposal and Validus is not in willful and material breach of its representations, warranties, covenants or agreements under the merger agreement at the time Validus or Flagstone terminates the merger agreement, Flagstone will be required to pay to Validus $6 million. Any subsequent termination fee payable by Flagstone would, however, be reduced by the amount of this payment.

Amendment or Supplement; Waiver

At any time prior to the effective time of the first-step merger, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Flagstone shareholder approval, by written agreement of the parties to the merger agreement. However, following receipt of the Flagstone shareholder approval, there may be no amendment or change to the provisions of the merger agreement that by law would require further approval by Flagstone shareholders to the merger agreement without such approval.

If either Flagstone or Validus waives the condition of the receipt of the tax opinions described in the section of this proxy statement/prospectus titled “United States Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences to U.S. Holders of Flagstone Shares and Flagstone Bermuda Common Shares—Consequences of the Mergers—Tax Consequences of the Mergers Generally” after the merger proposal is approved by Flagstone shareholders, and the change in tax consequences is material, Flagstone and Validus undertake to recirculate an updated version of this proxy statement/prospectus and resolicit proxies from Flagstone shareholders. If either Flagstone or Validus waives the condition of the receipt of these tax opinions before the merger proposal is approved by Flagstone shareholders but after the registration statement (of which this proxy statement/prospectus forms a part) is declared effective by the SEC, Flagstone and Validus will publicly disclose this waiver to Flagstone shareholders.

Validus and Flagstone may, subject to applicable law, (1) waive any inaccuracies in the representations and warranties of the other party, (2) extend the time for the performance of any of the obligations or acts of the other party or (3) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions.

No Third-Party Beneficiaries

The merger agreement is not intended to and will not confer upon any person or entity other than the parties to the merger agreement any rights or remedies. However, if the mergers are completed, holders of Flagstone shares and holders of certain Flagstone equity compensation awards immediately prior to the effective time of the first-step merger will have the right to enforce Validus’ obligation to pay the merger consideration, including the consideration payable to holders of certain PSUs that were outstanding as of the date of the merger agreement but that vest prior to the effective time of the first-step merger. In addition, Flagstone’s directors and officers will have the right to enforce Validus’ covenant to provide indemnification and liability insurance coverage after the closing.

Governing Law

The merger agreement is governed by the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable to the mergers.

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

Whether or not either of the mergers is completed, all fees and expenses incurred in connection with the mergers, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in the merger agreement.

THE VOTING AGREEMENTS

On August 30, 2012, Validus entered into voting agreements with (1) Lightyear Fund II (Cayman), L.P., Lightyear Co-Invest Partnership II (Cayman), L.P., Lightyear Capital II, LLC and Lightyear Capital LLC and (2) Trilantic Capital Partners III L.P., Trilantic Capital Partners Fund (B) III L.P., Trilantic Capital Partners Fund III L.P., TCP Capital Partners V L.P., and Trilantic Capital Partners Fund III Onshore Rollover L.P. The following is a summary of selected material provisions of the voting agreements. This summary is qualified in its entirety by reference to the voting agreements, which are incorporated herein by reference and are attached to this proxy statement/prospectus as Annex D and Annex E, respectively. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreements and not by this summary or any other information contained in this document. Flagstone shareholders are urged to read the voting agreements carefully and in their entirety as well as this proxy statement/prospectus before making any decisions regarding the merger proposal.

Voting

Pursuant to the voting agreements, each shareholder party thereto has agreed to vote all of such shareholder’s Flagstone shares (subject to the limitations on voting rights set forth in Section 51A of Flagstone’s articles of incorporation, to the extent applicable, see the section of this proxy statement/prospectus titled “The Extraordinary General Meeting—Voting Cutback Under Flagstone’s Articles of Incorporation”):

•	in favor of approval of the merger proposal;

•	against any takeover proposal for Flagstone;

•

against any amendment to Flagstone’s articles of incorporation or other proposal or transaction involving Flagstone or any of its subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the mergers or change, in any manner, the voting rights of any class of Flagstone’s share capital; and

•

at Validus’ request, subject to certain limitations, for any proposal that Flagstone’s board of directors has determined is reasonably necessary to facilitate the acquisition of Flagstone by Validus in accordance with the terms of the merger agreement, as may be amended (other than an amendment that would (1) reduce the merger consideration (or otherwise alter the mix of merger consideration) payable pursuant to the merger agreement as in effect on August 30, 2012 or (2) otherwise be less favorable in any material respect to such shareholders than the merger agreement as in effect on August 30, 2012).

In addition, in the event that the merger agreement is terminated (1) by Validus because Flagstone willfully and materially breached its covenants in the merger agreement relating to non-solicitation or the convening of the extraordinary general meeting to approve the merger proposal (these covenants are further described under the sections of this proxy statement/prospectus titled “The Merger Agreement—No Solicitation; Change in Recommendation” and “The Merger Agreement—Reasonable Best Efforts to Obtain Shareholder Approval”) or (2) by Flagstone or Validus if either:

•	Flagstone’s shareholders fail to approve the merger proposal; or

•	the mergers fail to close on or prior to March 31, 2013 (prior to obtaining the required approval by Flagstone shareholders of the merger proposal)

and, in the case of either bullet above, prior to such termination a bona fide takeover proposal shall have been publicly made or proposed or otherwise communicated to Flagstone or any of its subsidiaries or any of their respective representatives, then each shareholder party to one of the voting agreements has agreed to vote against any takeover proposal for Flagstone for a “tail” period of 90 days following such termination of the merger agreement.

Grant of Proxy

Each shareholder party to the voting agreements has irrevocably granted to and appointed Validus (and up to two of Validus’ designated representatives), during the term of the voting agreement, as such shareholder’s proxy to vote such shareholder’s Flagstone shares at any duly convened meeting of Flagstone’s shareholders or in any action by written consent of Flagstone shareholders. Flagstone has agreed in the merger agreement to recognize the grant of any such proxy and the exercise thereof by Validus (or one of Validus’ designated representatives) in accordance with its terms.

Termination

Each of the voting agreements shall terminate at the first to occur of:

•

the termination of the merger agreement in accordance with its terms; provided, that, with respect to a termination of such voting agreement pursuant to this clause only, the 90-day “tail” provision described above applies;

•	a written agreement among Validus and the applicable shareholders party to such voting agreement to terminate such voting agreement;

•	the closing of the mergers; and

•

the date of any waiver, modification or amendment to the terms of the merger agreement that would reduce the merger consideration (or otherwise alter the mix of merger consideration) payable pursuant to the merger agreement as in effect on August 30, 2012.

Transfer Restrictions; Other Proxies

Each of the voting agreements provides that the shareholders party thereto will not, during the term of the voting agreement (including during the 90-day “tail” period described above, if applicable), subject to limited exceptions:

•	directly or indirectly sell (including any short sale), transfer, pledge, encumber, assign or otherwise dispose of its Flagstone shares;

•

enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding with respect to a sale, a transfer, pledge, encumbrance, assignment or other disposition of its Flagstone shares;

•	grant a proxy or power of attorney with respect to its Flagstone shares;

•	deposit into a voting trust any of its Flagstone shares; or

•	enter into a voting agreement or arrangement, in each case, with respect to its Flagstone shares or any other securities convertible into or exercisable for Flagstone shares.

Governing Law

The voting agreements are (1) governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable to the transactions contemplated by the voting agreements and (2) subject to the jurisdiction of New York courts except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of Flagstone might have affected the historical financial information of Validus if it had been completed at an earlier time. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that actually would have resulted had the proposed transaction occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus. For a summary of the proposed transactions to which the pro forma financial information relates, see the sections of this proxy statement/prospectus titled “The Mergers—General” and “The Merger Agreement.”

The unaudited condensed consolidated pro forma financial information should be read in conjunction with Validus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Validus’ Annual Report on Form 10-K for the year ended December 31, 2011, Flagstone’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Flagstone’s Annual Report on Form 10-K for the year ended December 31, 2011, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed transactions as if they had occurred at June 30, 2012 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2011 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012.

This pro forma information is subject to risks and uncertainties, including those discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “Special Note Concerning Forward-Looking Statements.”

The following table presents unaudited condensed consolidated pro forma balance sheet data at June 30, 2012 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed transactions as if they had occurred at June 30, 2012:

	Historical Validus	Historical Flagstone	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Assets
Fixed maturities, at fair value	$4,772,899	$333,674	$—		$5,106,573
Short-term investments, at fair value	310,703	696,838	—		1,007,541
Other investments, at fair value	463,018	142,504	—		605,522
Cash and cash equivalents	903,310	186,251	(118,143)	3(b), 3(f), 4	971,418

Total investments and cash	6,449,930	1,359,267	(118,143)		7,691,054
Restricted cash	—	17,823	—		17,823
Investments in affiliates	92,807	—	—		92,807
Premiums receivable	977,431	273,744	—		1,251,175
Deferred acquisition costs	176,172	50,144	—		226,316
Prepaid reinsurance premiums	176,387	58,679	—		235,066
Securities lending collateral	3,456	—	—		3,456
Loss reserves recoverable	371,484	232,784	—		604,268
Paid losses recoverable	32,395	—	—		32,395
Accrued investment income	21,399	2,607	—		24,006
Income taxes recoverable	2,651	—	—		2,651
Intangible assets	112,651	—	—		112,651
Goodwill	20,393	—	—		20,393
Other assets	62,412	110,919	(33,159)	3(g)	140,172
Net receivable for investments sold	—	2,435	—		2,435
Funds withheld	—	25,983	—		25,983
Assets held for sale including discontinued operations	—	439,641	(432,301)	3(f)	7,340

Total assets	$8,499,568	$2,574,026	$(583,603)		$10,489,991

	Historical Validus	Historical Flagstone	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Liabilities
Reserve for losses and loss expenses	$2,591,299	$682,329	$76,300	3(e)	$3,349,928
Unearned premiums	1,196,836	292,109	—		1,488,945
Reinsurance balances payable	185,456	45,454	—		230,910
Deferred income taxes	19,197	—	—		19,197
Securities lending payable	4,145	—	—		4,145
Net payable for investments purchased	6,451	2,494	—		8,945
Accounts payable and accrued expenses	76,774	70,964	35,180	3(f), 3(g)	182,918
Senior notes payable	247,036	—	—		247,036
Debentures payable	289,800	250,202	—		540,002
Liabilities of discontinued operations held for sale	—	393,814	(392,044)	3(f)	1,770

Total liabilities	4,616,994	1,737,366	(280,564)		6,073,796
Shareholders’ equity
Ordinary shares	23,691	845	1,658	3(a), 3(d)	26,194
Treasury shares	(7,343)	(150,202)	150,202	3(d)	(7,343)
Additional paid-in capital	1,684,781	857,714	(384,757)	3(a), 3(d)	2,157,738
Accumulated other comprehensive (loss)	(5,965)	(12,788)	12,788	3(d)	(5,965)
Retained earnings	1,782,670	141,091	(82,930)	3(b), 3(c), 3(d), 3(e), 3(f),3(g)	1,840,831

Total shareholders’ equity available to the Company	3,477,834	836,660	(303,039)		4,011,455
Noncontrolling interest	404,740	—	—		404,740

Total shareholders’ equity	3,882,574	836,660	(303,039)		4,416,195

Total liabilities and shareholders’ equity	$8,499,568	$2,574,026	$(583,603)		$10,489,991

Common shares outstanding	93,411,062	71,352,487	13,806,706		107,217,768
Common shares and common share equivalents outstanding	105,763,378	72,604,837	14,303,837		120,067,215
Book value per share	$37.23	$11.73		7	$37.41
Diluted book value per share	$34.43	$11.52		7	$34.78
Diluted tangible book value per share	$33.17	$11.52		7	$33.67

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed transactions as if they had occurred at January 1, 2011:

	Historical Validus	Historical Flagstone	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$2,124,691	$789,697	$—		$2,914,388
Reinsurance premiums ceded	(289,241)	(231,265)	—		(520,506)

Net premiums written	1,835,450	558,432	—		2,393,882
Change in unearned premiums	(33,307)	13,046	—		(20,261)

Net premiums earned	1,802,143	571,478	—		2,373,621
Net investment income	112,296	34,312	(3,158)	3(b)	143,450
Net realized gains (losses) on investments	28,532	(20,770)	—		7,762
Net realized and unrealized gains–other	—	2,494	—		2,494
Net unrealized (losses) on investments	(19,991)	—	—		(19,991)
Other income	5,718	5,434	—		11,152
Foreign exchange (losses)	(22,124)	(4,481)	—		(26,605)

Total revenues	1,906,574	588,467	(3,158)		2,491,883
Expenses
Losses and loss expenses	1,244,401	676,535	—		1,920,936
Policy acquisition costs	314,184	115,325	—		429,509
General and administrative expenses	197,497	84,686	—		282,183
Share compensation expenses	34,296	1,131	—		35,427
Transaction expenses	17,433	—	—		17,433
Finance expenses	54,817	11,668	—		66,485

Total expenses	1,862,628	889,345	—		2,751,973

Income (loss) before taxes	43,946	(300,878)	(3,158)		(260,090)
Tax (expense) benefit	(824)	51	—		(773)
Income from operating affiliates	—	(922)	—		(922)

Net income (loss) from continuing operations	$43,122	$(301,749)	$(3,158)		$(261,785)
Net loss from discontinued operations, net of tax	—	(21,662)	—		(21,662)

Net income (loss)	$43,122	$(323,411)	$(3,158)		$(283,447)

Net income attributable to noncontrolling interest	(21,793)	(2,722)	—		(24,515)

Net income (loss) available to company	$21,329	$(326,133)	$(3,158)		$(307,962)
Dividends and distributions declared on outstanding warrants	7,644	—	—		7,644

Net income (loss) available to common shareholders	$13,685	$(326,133)	$(3,158)		$(315,606)

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	98,607,439	70,129,756	13,622,565		112,230,004
Diluted	100,928,284	70,129,756	13,622,565		112,230,004
Basic earnings (loss) per share	$0.14	$(4.65)		6	$(2.81)

Diluted earnings (loss) per share	$0.14	$(4.65)		6	$(2.81)

The following table sets forth unaudited condensed consolidated pro forma results of operations for the six months ended June 30, 2012 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed transactions as if they had occurred at January 1, 2011:

	Historical Validus	Historical Flagstone	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$1,464,378	$341,378	$—		$1,805,756
Reinsurance premiums ceded	(226,104)	(91,184)	—		(317,288)

Net premiums written	1,238,274	250,194	—		1,488,468
Change in unearned premiums	(339,448)	(33,950)	—		(373,398)

Net premiums earned	898,826	216,244	—		1,115,070
Net investment income	53,645	8,933	(1,442)	3(b)	61,136
Net realized gains on investments	13,686	23,468	—		37,154
Net realized and unrealized gains—other	—	1,393	—		1,393
Net unrealized (losses) on investments	(32,903)	—	—		(32,903)
(Loss) from investment affiliate	(398)	—	—		(398)
Other income	14,885	4,357	—		19,242
Foreign exchange gains (losses)	2,514	(877)	—		1,637

Total revenues	950,255	253,518	(1,442)		1,202,331
Expenses
Losses and loss expenses	385,681	121,932	—		507,613
Policy acquisition costs	154,261	44,766	—		199,027
General and administrative expenses	128,010	38,443	—		166,453
Share compensation expenses	12,238	2,239	—		14,477
Finance expenses	29,985	5,923	—		35,908

Total expenses	710,175	213,303	—		923,478

Income before taxes	240,080	40,215	(1,442)		278,853
Tax expense	(543)	(313)	—		(856)
Income from operating affiliates	6,959	288	—		7,247

Net income from continuing operations	$246,496	$40,190	(1,442)		$285,244
Net income from discontinued operations, net of tax	—	13,620	—		13,620

Net income	$246,496	$53,810	(1,442)		$298,864
Net income attributable to noncontrolling interest	45,360	(1,135)	—		44,225

Net income available to company	$291,856	$52,675	(1,442)		$343,089
Dividends and distributions declared on outstanding warrants	3,458	—	—		3,458

Net income available to common shareholders	$288,398	$52,675	$(1,442)		$339,631

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	98,839,663	71,015,712	14,302,018		113,141,681
Diluted	104,382,030	71,572,129	15,414,852		119,796,882
Basic earnings per share	$2.92	$0.74		6	$3.00

Diluted earnings per share	$2.80	$0.74		6	$2.86

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
FINANCIAL STATEMENTS
(Expressed in thousands of U.S. dollars, except share and per share data)

1. Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the proposed transactions as if they had occurred at June 30, 2012 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2011 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2011 and six months ended June 30, 2012. The unaudited condensed consolidated pro forma financial information is for illustrative purposes only and has been prepared by Validus’ management, after discussion with Flagstone’s management, and is based on Validus’ historical consolidated financial statements and Flagstone’s historical consolidated financial statements.

The unaudited condensed consolidated pro forma balance sheet as of June 30, 2012 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2011 and the six-month period ended June 30, 2012 have been prepared using the following information:

(a)	audited historical consolidated financial statements of Validus as of December 31, 2011 and for the year ended December 31, 2011;

(b)	audited historical consolidated financial statements of Flagstone as of December 31, 2011 and for the year ended December 31, 2011;

(c)	unaudited historical consolidated financial statements of Validus as of June 30, 2012 and for the six months ended June 30, 2012;

(d)	unaudited historical consolidated financial statements of Flagstone as of June 30, 2012 and for the six months ended June 30, 2012; and

(e)	such other known supplementary information as considered necessary to reflect the proposed transactions in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the proposed transactions under the acquisition method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon the completion of the proposed transactions and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Flagstone’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the proposed transactions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements, operating expense efficiencies or other synergies arising from the proposed transactions.

Estimated costs of the proposed transactions as well as the benefit of the negative goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheet, but have not been included on the pro forma income statement due to their non-recurring nature.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the proposed transactions been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with Validus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Validus’ Annual Report on Form 10-K for the year ended December 31, 2011, Flagstone’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Flagstone’s Annual Report on Form 10-K for the year ended December 31, 2011, each as filed with the SEC.

2. Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The objective of ASU 2011-11 is to enhance disclosures by requiring improved information about financial instruments and derivative instruments in relation to netting arrangements. ASU 2011-11 is effective for interim and annual periods beginning on or after January 1, 2013. Validus is currently evaluating the impact of this guidance; however, since this update affects disclosures only, it is not expected to have a material impact on Validus’ consolidated financial statements.

In July 2012, the Financial Accounting Standards Board issued Accounting Standards Update No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). The objective of ASU 2012-02 is to simplify how entities test intangibles for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment described in ASC Topic 350 “Intangibles—Goodwill and Other—General Intangibles Other than Goodwill.” The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. Validus has evaluated the impact of this guidance and has concluded that it will not have a material impact on Validus’ consolidated financial statements.

3. Pro Forma Purchase Adjustments

On August 30, 2012, Validus and Flagstone announced that the boards of directors of both Validus and Flagstone had approved the merger agreement pursuant to which Validus will acquire all of the issued and outstanding Flagstone shares. Under the terms of the merger agreement, Flagstone shareholders will receive 0.1935 Validus voting common shares and $2.00 in cash (less any applicable withholding taxes and without interest), plus cash in lieu of any fractional Validus common shares they would otherwise be entitled to receive.

In connection with the acquisition by Validus of Flagstone, transaction costs of Validus and Flagstone currently estimated at $20,000 will be incurred and expensed.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including further review of Flagstone’s books and records, and changes in the estimated fair value of net balance sheet assets and operating results of Flagstone between June 30, 2012 and the date of the completion of the mergers. Validus expects to make such adjustments at the time of the completion of the mergers. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

The share prices for both Validus and Flagstone used in determining the preliminary estimated purchase price are based on the closing share prices on August 29, 2012. The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price
Flagstone shares and share units subject to exchange ratio as of June 30, 2012	73,921,637

Exchange ratio	0.1935

Total Validus common shares to be issued	14,303,837
Validus closing share price on August 29, 2012	$33.24

Total value of Validus common shares to be issued	$475,460
Total cash consideration paid	$147,843

Total purchase price	$623,303

The allocation of the purchase price is as follows:

Allocation of Purchase Price
Flagstone shareholders’ equity	$836,660
Loss reserve increase	(76,300)
Other fair value adjustments	(58,896)

Flagstone shareholders’ equity, adjusted (B)	$701,464
Total purchase price (A)	$623,303

Negative goodwill (A-B)	$78,161

(a)

In connection with the mergers, 14,303,837 Validus common shares are expected to be issued for all Flagstone shares and Flagstone shares issued following vesting of RSUs and PSUs resulting in additional share capital of $2,503 and additional paid-in capital of $472,957.

(b)

In addition to the cash consideration of $147,843, it is expected that total transaction costs of Validus and Flagstone currently estimated at $20,000 will be incurred and expensed by the parties. Based on an expected investment return of 1.87% for Validus and 2.00% for Flagstone per annum, investment income of $3,158 would have been foregone during the year ended December 31, 2011 had these payments of $167,843 been made. Based on an expected investment return of 1.69% for Validus and 2.00% for Flagstone per annum, investment income of $1,442 would have been foregone during the six months ended June 30, 2012 had these payments of $167,843 been made. In addition, an adjustment of $20,000 was made to retained earnings at June 30, 2012 to reflect the transaction costs.

(c)	Elimination of Flagstone shares of $845, treasury shares of $150,202, additional paid-in capital of $857,714, accumulated other comprehensive loss of $12,788 and retained earnings of $141,091.

(d)

The unaudited condensed consolidated pro forma financial information has been prepared by Validus’ management after discussion with Flagstone’s management, and is based on Validus’ historical consolidated financial statements and Flagstone’s historical consolidated financial statements. With the exception of notes 3(e), 3(f) and 3(g) below, the carrying value of assets and liabilities in Flagstone’s financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. Pursuant to Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”), a bargain purchase is defined as a business combination in which the total fair value of the identifiable net assets acquired on the date of acquisition exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquiror to recognize that excess in earnings as a gain attributable to the acquiror. Negative goodwill of $78,161 has been recorded as a credit to retained earnings as upon completion of the acquisition of Flagstone shares negative goodwill will be treated as a gain in the consolidated statement of operations.

(e)

It is expected that an additional reserve of $76,300 will be required to harmonize Flagstone’s reserving methodology with Validus’. This charge to the balance sheet of $76,300 has been recorded as a reduction to retained earnings.

(f)

On August 20, 2012, Flagstone announced that it completed the sale of its Lloyd’s segment for approximately $49,700 in cash. Adjusting the June 30, 2012 balance for this sale results in accounts payable of $10,143 and a gain of approximately $1,000 as an increase in retained earnings. This would also result in the elimination of assets held for sale including discontinued operations of $430,601 and liabilities of discontinued operations held for sale of $392,044.

(g)

Following a review of Flagstone’s books and records and discussion with Flagstone’s management, it was determined that an additional payable of $25,037 should be recognized to reflect the costs of winding up certain parts of Flagstone’s operations. In addition, a credit of $33,159 to other assets and $1,700 to assets held for sale including discontinued operations was recorded to reflect the realizable value of Flagstone’s tangible assets. A reduction to retained earnings in the amount of $59,896 was made to reflect these fair value adjustments.

(h)

The share prices of both Validus and Flagstone used in preparing these unaudited condensed consolidated pro forma financial statements are based on the closing share prices on August 29, 2012 and were $33.24 and $7.06, respectively. As of October 18, 2012, the closing share prices were $36.88 and $9.17, respectively. The effect of using the October 18, 2012 closing share prices in preparation of these unaudited condensed consolidated pro forma financial statements would have resulted in an entry to additional paid-in capital of $52,066 reflecting additional purchase price and an offsetting entry to retained earnings of $52,066 reflecting reduced negative goodwill. Using October 18, 2012 share prices would have had no effect on calculation of book value per share, diluted book value per share, basic earnings per share and diluted earnings per share.

4. Adjustments to Cash and Cash Equivalents

The acquisition of Flagstone shares will result in the payment of cash and cash equivalents by Flagstone of $15,000 and by Validus of $152,843, reflecting aggregate cash consideration of $147,843 and estimated transaction costs of $20,000.

The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates, which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the proposed transactions are as follows:

Sources of Funds

Flagstone cash and cash equivalents	$15,000
Validus cash and cash equivalents	152,843

Total	$167,843

Use of Funds

Cash consideration	$147,843
Validus transaction costs	5,000
Flagstone transaction costs	15,000

Total	$167,843

5. Selected Ratios

Selected ratios of Validus, Flagstone and pro forma combined are as follows:

	Year ended December 31, 2011			Six months ended June 30, 2012
	Historical Validus	Historical Flagstone	Pro Forma Consolidated	Historical Validus	Historical Flagstone	Pro Forma Consolidated
Losses and loss expense ratios	69.1%	118.4%	80.9%	42.9%	56.4%	45.5%
Policy acquisition costs ratios	17.4	20.2	18.1	17.2	20.7	17.8
General and administrative cost ratios	12.9	15.0	13.4	15.6	18.8	16.3

Combined ratio	99.4%	153.6%	112.4%	75.7%	95.9%	79.6%

6. Earnings Per Validus Common Share

(a)

Pro forma combined earnings per common share for the year ended December 31, 2011 and the six months ended June 30, 2012 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 6(b) below. The historical weighted average number of outstanding Validus common shares was 98,607,439 and 100,928,284 basic and diluted, respectively, for the year ended December 31, 2011 and 98,839,663 and 104,382,030 basic and diluted, respectively, for the six months ended June 30, 2012.

(b)

The pro forma weighted average number of Validus common shares outstanding for the year ended December 31, 2011 and six months ended June 30, 2012, after giving effect to the issuance of Validus common shares as if the mergers had occurred and the Validus common shares that are part of the merger consideration had been issued and outstanding for the whole year, is 112,230,004 and 112,230,004, basic and diluted, and 113,141,681 and 119,639,574, basic and diluted, respectively.

(c)

In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and whichever is more dilutive is included in the calculation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share for the six months ended June 30, 2012:

	Historical Validus	Pro Forma Consolidated
Net income available to common shareholders	$288,398	$339,631

Weighted average shares—basic ordinary shares outstanding	98,839,663	113,141,681
Share equivalents	—	—
Warrants	3,050,054	3,050,054
Restricted Shares	1,684,791	2,797,625
Options	807,522	807,522

Weighted average shares—diluted	104,382,030	119,796,882
Basic earnings per share	$2.92	$3.00

Diluted earnings per share	$2.80	$2.86

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2011:

	Historical Validus	Pro Forma Consolidated
Net income (loss) available to common shareholders	$13,685	$(315,606)

Weighted average shares-basic ordinary shares outstanding	98,607,439	112,230,004
Share equivalents	—	—
Warrants	—	—
Restricted Shares	1,544,641	—
Options	776,204	—

Weighted average shares—diluted	100,928,284	112,230,004
Basic earnings (loss) per share	$0.14	$(2.81)

Diluted earnings (loss) per share	$0.14	$(2.81)

7. Book Value per Share

Validus calculates diluted book value per share using the “as-if-converted” method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. Flagstone’s diluted book value per share has been calculated based on the “as-if-converted” method consistent with Flagstone’s presentation of diluted book value per share and Validus’ calculation.

The following table sets forth the computation of book value and diluted book value per share adjusted for the proposed transactions as of June 30, 2012:

	Historical Validus	Pro Forma Consolidated
Book value per common share calculation
Total shareholders’ equity	$3,477,834	$4,011,455
Shares	93,411,062	107,217,768
Book value per common share	$37.23	$37.41
Diluted book value per common share calculation
Total shareholders’ equity	$3,477,834	$4,011,455
Proceeds of assumed exercise of outstanding warrants	$121,445	$121,445
Proceeds of assumed exercise of outstanding stock options	$42,451	$42,451
Unvested restricted shares	—	—

	$3,641,730	$4,175,351
Shares	93,411,062	107,217,768
Warrants	6,916,677	6,916,677
Options	2,091,912	2,091,912
Unvested restricted shares	3,343,727	3,840,858

	105,763,378	120,067,215
Diluted book value per common share	$34.43	$34.78

8. Capitalization

The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at June 30, 2012, adjusted for the proposed transactions:

	Historical Validus	Pro Forma Consolidated
Total debt
Senior notes payable	$247,036	$247,036
Debentures payable	289,800	540,002

Total debt	$536,836	$787,038

Total capitalization
Total shareholders’ equity	$3,882,574	$4,416,195
Senior notes payable	247,036	247,036
Debentures payable	289,800	540,002

Total capitalization	$4,419,410	$5,203,233

Total debt to total capitalization	12.1%	15.1%
Debt (excluding debentures payable) to total capitalization	5.6%	4.7%

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Flagstone shareholders are currently governed by Luxembourg law and Flagstone’s articles of incorporation. Pursuant to the mergers, Flagstone shareholders will receive Validus common shares and their rights will subsequently be governed by Bermuda law and Validus’ memorandum of association and Amended and Restated Bye-laws (which we refer to as the “Validus bye-laws”). There are differences between your rights under the civil law system of Luxembourg and your rights under the corporate statutory and common law of Bermuda, which is modeled on certain provisions of the corporate statutory law of England and Wales and in respect of which the common law of England and Wales is highly persuasive authority.

The following is a summary of the material differences between the rights of holders of Validus common shares and the rights of holders of Flagstone shares, but does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Validus’ memorandum of association, the Validus bye-laws and the Flagstone articles of incorporation are subject to amendment in accordance with their terms. Copies of these governing corporate instruments are available, without charge, to any person, including to any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

Share Capital

As of August 24, 2012, Validus had an authorized share capital of $100,000,000 divided into 571,428,571 authorized common shares, par value of $0.175 per share. As of August 24, 2012, Validus’ issued and outstanding share capital consisted of 93,353,835 common shares and 2,209,574 restricted shares, in each case, par value $0.175 per share. In addition, as of August 24, 2012, Validus has granted warrants, options, performance share units, deferred share units, and restricted stock units convertible into 9,010,323 Validus common shares. Upon the exercise of all of Validus’ outstanding warrants and options and the vesting of all of Validus’ outstanding unvested restricted shares, there would be 104,573,732 issued and outstanding Validus common shares. Validus common shares are listed on the NYSE.

As of August 24, 2012, Flagstone had an authorized share capital of $3,000,000, divided into 300,000,000 authorized shares, par value $0.01 per share. As of August 24, 2012, Flagstone’s issued and outstanding share capital consisted of 71,058,922 shares. In addition, as of August 24, 2012, Flagstone had granted warrants, performance share units and restricted share units convertible into 3,443,159 Flagstone shares. Flagstone shares are listed on the NYSE.

Shareholders’ Equity

A Bermuda company may have a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders subject to the company satisfying the solvency and realizable value tests set out in the Bermuda Companies Act of 1981, as amended (which we refer to as the “Companies Act”). See the section below titled “—Dividends and Distributions of Contributed Surplus.” As of October •, 2012, Validus had paid-in nominal share capital of $ • million, and a share premium account of $ • billion.

A Luxembourg company may allocate that capital which exceeds the par value of its shares to a share premium account. Share premium is distributable as indicated in the section titled “—Dividends and Distributions of Contributed Surplus” below. As of October •, 2012, excluding Flagstone shares held directly by Flagstone or indirectly by Flagstone subsidiaries, Flagstone had an outstanding nominal share capital account of $•, an outstanding share premium account of $• and a legal reserve of $•. A legal reserve is constituted by an allocation of 5% of the company’s net profits until it amounts to 10% of the issued share capital. The legal reserve is not distributable to shareholders.

Organizational Documents

Validus	Flagstone

The rights of Validus shareholders are governed by its memorandum of association, the Validus bye-laws, the Shareholders’ Agreement dated as of December 12, 2005 (which we refer to as the “Validus shareholders’ agreement”) and by Bermuda law.

The rights of Flagstone shareholders are governed by Flagstone’s articles of incorporation, the Amended and Restated Shareholders’ Agreement dated as of May 17, 2010 and by Luxembourg law (including, in particular, the Luxembourg Corporate Law).

Limitation on Voting Rights

Validus	Flagstone

If the votes conferred by the “Controlled Shares” (as defined in the Validus bye-laws) of any shareholder or group of related shareholders would otherwise represent more than 9.09% of the aggregate voting power of all Validus common shares entitled to vote on a matter, the votes conferred by the Controlled Shares of that shareholder will be reduced so that the votes conferred by those shares represent 9.09% of the aggregate voting power of all Validus common shares entitled to vote on the matter.
A “Controlled Share” of any person refers to any security of Validus (including all voting and non-voting common shares, securities convertible into or exchangeable into voting or non-voting common shares, and options, warrants or other rights to acquire voting or non-voting common shares) that (1) a person is deemed to own directly, indirectly or constructively within the meaning of Section 958 of the Code or (2) a person or group of persons is deemed to own directly or indirectly or constructively within the meaning of Section 13(d)(3) of the Exchange Act.

If the shares of a Flagstone shareholder are treated as “controlled shares” of any “U.S. Person” (each as defined under the Code and Treasury Regulations) and those controlled shares constitute 9.9% or more of the votes conferred by Flagstone’s issued shares, the voting rights with respect to the controlled shares of the U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.9% under a formula specified in Flagstone’s articles of incorporation. See the section of this proxy statement/prospectus titled “The Extraordinary General Meeting—Voting Cutback Under Flagstone’s Articles of Incorporation.”
Treasury shares have rights, including as to voting and dividends, which are suspended while Flagstone holds them.

Preferred Shares

Validus	Flagstone

Subject to the Validus bye-laws, to the Validus shareholders’ agreement and to any resolution of Validus shareholders to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, Validus’ board of directors may issue (1) any unissued shares of Validus on the terms and conditions it may determine and (2) any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) with preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, that the board may by resolution prescribe.

The issuance of any preferred shares requires an amendment to Flagstone’s articles of incorporation and the inclusion in Flagstone’s articles of incorporation of their rights and obligations.

Dividends and Distributions of Contributed Surplus

Under Bermuda law, subject to compliance with the solvency and realizable value tests set out in the Companies Act, a company may declare and pay dividends on its issued and outstanding shares in accordance with the company’s bye-laws and the rights attaching to the company’s shares. Warrants and options do not normally carry a right to a dividend. Dividends may be declared and paid by a company’s board of directors out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of preference shares from time to time.

Bermuda law does not permit payment of dividends or distributions out of contributed surplus by a company if there are reasonable grounds for believing:

•	the company is, or would, after the payment is made be, unable to pay its liabilities as they become due; or

•	that the realizable value of the company’s assets would be less, as a result of the payment, than its liabilities.

Under Luxembourg law, distributions may be made (1) by an ordinary resolution of the general meeting out of available profits (up to the prior year end and after approval of accounts as of the end of and for the prior year) and distributable reserves (including premium) and (2) by the board of directors as interim dividends (accomptes sur dividends) out of available profits (up to prior year end) and distributable reserves (including premium). Furthermore, under the Luxembourg Corporate Law (article 72-1), the amount to be distributed to the shareholders may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amount drawn from reserves which are available for that purpose, less any losses carried forward and sums to be placed in an undistributable reserve in accordance with Luxembourg law or the company’s articles of association. Generally, no distributions to shareholders may be made if, on the closing date of the last financial year, the net assets set out in the annual accounts are, or would, as a result of such distribution be, less than the sum of the subscribed capital plus non-distributable reserves.

Validus	Flagstone

Under the Validus bye-laws, Validus’ board of directors has the power to declare dividends on its common shares to be paid to shareholders in proportion to the number of shares held by them, to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest against Validus.
Validus’ board of directors may also declare and make other distributions (in cash or in specie) to shareholders as may be lawfully made out of the assets of Validus.
Validus’ board of directors may deduct from the dividends or distributions payable to any shareholder all monies due from such shareholder to Validus on account of calls or otherwise.

Shareholders of Flagstone may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders in proportion to the number of shares held by them, though dividends may not exceed the amount recommended for distribution by Flagstone’s board of directors.
Any share premium created upon the issuance of shares will be available for distribution to the shareholders (other than those holding treasury shares) at the absolute discretion of Flagstone’s board of directors.
A meeting of shareholders declaring a dividend may direct, upon the recommendation of Flagstone’s board of directors, that the dividend be paid entirely or in part by the distribution of assets (including paid-up shares, debentures or debenture stock of any other company or in one or more of such ways).
Flagstone’s board of directors may declare and pay interim dividends upon fulfillment of the requirements set forth under Luxembourg law. These dividends may be declared and paid in relation to any class of shares or in relation to all classes (if Flagstone creates other classes of shares), provided that the shares of any particular class must rank equally for dividends. Where the payments made on account of interim dividends exceed the amount of the dividend subsequently approved by the shareholders at the general meeting, they shall, to the extent of the overpayment, be deemed to have been paid on account of the next dividend. Additionally, Flagstone’s board of directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any moneys presently payable by such shareholder to Flagstone in respect of that share.
Flagstone’s board of directors may also pay dividends at an interval established by them at a fixed rate if it appears to the board that the profits available for distribution justify such payment.
Dividends (or other moneys) payable on Flagstone shares do not bear interest against Flagstone unless otherwise provided by the rights attached to the shares.
Flagstone may make such other distributions (in cash or in specie) to the shareholders (other than those holding treasury shares) as may be lawfully made out of the assets of Flagstone.

 Right to Call Special General Meeting

Validus	Flagstone

The Validus bye-laws provide that special general meetings of the shareholders may be convened only by (1) the chairman of Validus’ board of directors, (2) any two directors who were directors at the time the Validus bye-laws first became effective on July 24, 2007 or (3) a majority of Validus’ board of directors.
Bermuda law also requires Validus’ board to call a special general meeting upon the requisition of shareholders holding not less than one-tenth of the paid-up share capital of Validus as at the date of the deposit of the requisition.

Flagstone’s articles of incorporation provide that ordinary general meetings and extraordinary general meetings of the shareholders may be held in addition to the annual general meeting. Ordinary general meetings may be held in the event that Flagstone needs to transact business that does not require an extraordinary general meeting but requires shareholder approval and needs to be carried out prior to the next annual general meeting.
A general meeting of the shareholders (including an ordinary or extraordinary general meeting) may be convened by the chairman of Flagstone’s board of directors, Flagstone’s board of directors or any two directors.
An ordinary or extraordinary general meeting must be convened under certain circumstances set out in Flagstone’s articles of incorporation, including (1) by Flagstone’s board of directors whenever in its judgment such a meeting is necessary and has been requested by the chairman or at least two directors, (2) by Flagstone’s board of directors within one month after deposit at Flagstone’s registered office of a written requisition setting out an agenda and signed by shareholders who hold shares representing not less than 10% of Flagstone’s outstanding issued share capital and (3) the supervisory auditor appointed by Flagstone in accordance with the Luxembourg Corporate Law whenever in his judgment such a meeting is necessary.

 Notice of Shareholder Proposals and Nomination of Candidates by Shareholders

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), require the company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1,000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

Pursuant to article 70 of the Luxembourg Corporate Law, one or more shareholders who together hold at least 10% of the subscribed share capital may request one or more additional items to be put on the agenda of any general meeting of the shareholders. This request should be sent to the registered office of the company by registered mail at least five days prior to the holding of the meeting.

Validus	Flagstone
The Validus bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.

Shareholders may nominate any candidate for election as a director at a meeting by delivering to Flagstone’s registered office, not later than five days after notice or public disclosure of the meeting is provided to shareholders, a written notice of nomination signed by shareholders who hold shares representing not less than 10% of Flagstone’s outstanding issued share capital.

Shareholder Action by Written Consent

Validus	Flagstone

Under the Validus bye-laws, anything which may be done by resolution of the shareholders in a general meeting may be done by resolution in writing signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.

Shareholder action by written consent is not permitted. Shareholders’ resolutions of a joint stock corporation (société anonyme) such as Flagstone are to be taken during general meetings of the shareholders.

Classification of Board of Directors

Validus	Flagstone

The Validus bye-laws divide the directors into three classes, with each class to consist as nearly as possible of one-third of the total number of directors. The initial terms of the class 1, class 2 and class 3 directors expired one year, two years and three years, respectively, following the adoption of the Validus bye-laws on July 24, 2007. All three classes are currently elected to three-year terms.

The Flagstone articles of incorporation divide the directors into three classes (A, B and C), each with three-year terms. Class A consists of 3 directors with current terms expiring at the 2015 annual general meeting. Class B consists of 4 directors with current terms expiring at the 2014 annual general meeting. Class C consists of 4 directors with current terms expiring at the 2013 annual general meeting.

Number of Directors

Validus	Flagstone

The Validus bye-laws provide that Validus’ board of directors shall consist of not less than nine and not more than 12 directors as determined by a resolution adopted by the affirmative vote of at least a two-thirds majority of the board then in office. If no such resolution is in effect, the board will consist of 11 directors.

The Flagstone articles of incorporation provide that Flagstone’s board of directors will be composed of no fewer than five and no more than 12 directors as determined by the shareholders. Except in the case of vacancy, directors are elected by shareholders at the annual general meeting or at a general meeting called for that purpose.

Removal of Directors

Validus	Flagstone

Under the Validus bye-laws, the shareholders may, at any annual meeting or special general meeting called for that purpose, remove a director only for “Cause” by the affirmative vote of at least 66 2/3% of the votes cast, provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before the meeting and at the meeting such director or directors shall be entitled to be heard on the motion for such director’s or directors’ removal.
“Cause” in the Validus bye-laws means willful misconduct, fraud, gross negligence, embezzlement or conviction of, or a plea of “guilty” or “no contest” to, a felony or other crime involving moral turpitude.
In addition to the above, the directors may, at a meeting of the board of directors convened in accordance with the Validus bye-laws, remove a director for “Cause” by a resolution adopted by the affirmative vote of at least a two-thirds majority of the directors then in office.

Under Flagstone’s articles of incorporation, the shareholders may remove any director at any time and without cause by passing an ordinary resolution at a general meeting.

Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders. A vacancy created by the removal of a director at a special general meeting may be filled by shareholders at that meeting by the election of another director in his or her place or, in the absence of any such election, by the other directors.

Luxembourg law provides that in the event of a vacancy of a director seat, the remaining directors may, unless the articles of incorporation of the company provide otherwise, provisionally fill such vacancy until the next annual general meeting at which the shareholders will be asked to confirm the appointment. The decision to fill a vacancy must be taken at a duly convened meeting of the board of directors at which a quorum is present.

Validus	Flagstone

Under the Validus bye-laws, the office of director shall be vacated if the director (1) is removed from office pursuant to the Validus bye-laws or is prohibited from being a director by law, (2) is or becomes bankrupt or makes any arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or an order for his detention is made, or dies or (4) resigns his office. Validus’ board of directors may appoint any person to be a director to fill a vacancy and a director so appointed shall hold office until such director’s office is otherwise vacated and shall serve within the same class of directors as the predecessor.
Validus’ board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the Validus bye-laws as the quorum necessary for the transaction of business at meetings of Validus’ board of directors, the continuing directors or director may act for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.

Under the Flagstone articles of incorporation, the office of director is vacated if the director: (1) is prohibited from being a director by law or is removed by the shareholders, (2) is or becomes bankrupt, or makes an arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or dies or (4) resigns his office by notice in writing to Flagstone.
Flagstone’s board of directors may appoint a person as a director to fill a vacancy. A director so appointed holds office only until the next annual general meeting unless re-appointed at such annual general meeting.

Interested Directors

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions in his personal capacity with the company other than the general rule that the board of directors approve the contract or the transaction and only to the extent that the contract or transaction is in the corporate interest of the company. However, the Luxembourg Corporate Law (article 57) prohibits a director from participating in deliberations and voting on a transaction if (1) such director, or a third party in which such director has an interest, is a party to such transaction and (2) the interests of such director or third-party conflict with the interests of the company. The relevant director must disclose his personal interest to the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported in a special report to the next succeeding general meeting of shareholders. None of these rules apply to decisions by the directors on contracts or transactions which relate to the current operation of the company under normal conditions.

Validus	Flagstone

The Validus bye-laws provide that a director who is directly or indirectly interested in a contract or proposed contract or arrangement with Validus or any of its subsidiaries shall declare the nature of such interest to Validus’ board of directors, whether or not such declaration is required by law. Unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of

Flagstone’s articles of incorporation provide that a director who is interested in a proposed contract or arrangement with Flagstone must declare the nature of such interest to Flagstone’s board of directors. Subject to the Luxembourg Corporate Law, a director may vote in respect of any contract, appointment or arrangement in which the director is interested and will be counted in the quorum for the meeting.

any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.

Election of Directors

Validus	Flagstone

According to the Validus bye-laws, the directors shall be elected at the annual general meeting or at any special general meeting called for that purpose, with nominees elected by a plurality of the votes cast.

Directors are elected at the annual general meeting or at any general meeting called for that purpose. There is no plurality of voting in Luxembourg. Each director is elected via an ordinary resolution approving their appointment by a simple majority of the shares present or represented at the relevant meeting.
Candidates for election as directors may be nominated by the current directors or by shareholders collectively holding at least 10% of the issued and outstanding paid-up share capital of Flagstone (see “—Notice of Shareholder Proposals and Nomination of Candidates by Shareholders”).
Shareholders collectively holding at least 10% of the issued share capital of Flagstone may compel Flagstone’s board of directors to convene a meeting of shareholders with the agenda indicated by these shareholders or may add any item to the agenda of an otherwise convened meeting, which agenda or item may include the nomination and election of a director.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. At any general meeting of Validus, two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares throughout the meeting will form a quorum for the transaction of business. Generally, except as otherwise provided in a Bermuda company’s bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions (referred to as “special resolutions” in Flagstone’s articles of incorporation). Under Luxembourg law, extraordinary resolutions are required for any of the following matters, among others (1) an increase or decrease of the authorized or issued capital, (2) a limitation or exclusion of preemptive rights, (3) approval of a statutory merger or de-merger (scission), (4) dissolution and (5) an amendment of the articles of incorporation. All other resolutions are ordinary resolutions. The Luxembourg Corporate Law does not set a quorum requirement for ordinary resolutions and such resolutions would be passed by simple majority. The Luxembourg Corporate Law, however, provides that any extraordinary resolution must be adopted at a general meeting at which a quorum of at least half of the share capital is present or represented (except as otherwise provided by mandatory law), by a two-thirds majority of the votes validly cast on such resolution. The articles of association of a company may set stricter rules with respect to the quorum and majority requirements, as is the case for Flagstone, where certain special resolutions (e.g., mergers) are considered “super majority resolutions” and require a three-fourths majority in order to be passed (see the section titled “—Amendment of Organizational Documents” below).

Validus	Flagstone

Any Validus shareholder who is present at a meeting in person or by proxy (including authorized representatives of corporate shareholders) is entitled to one vote per Validus common share, subject to the provisions described in the section titled “—Limitation on Voting Rights.”

Shareholders are entitled to one vote per Flagstone share, subject to the provisions described in the section titled “—Limitation on Voting Rights.”
A quorum for the passage of an ordinary resolution at an annual general meeting and for an ordinary general meeting is at least two persons entitled to vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporate shareholder.
A quorum for the passage of special resolutions or super majority resolutions at an annual general meeting and for an extraordinary general meeting is at least two persons, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporate shareholder, who together hold more than one-half of the total number of Flagstone shares.
Ordinary resolutions are passed by a simple majority of the shares present or represented at the meeting, special resolutions are passed by a majority of two-thirds of the shares present or represented at the meeting and super majority resolutions are passed by a majority of three-fourths of the shares present or represented at the meeting.

Discontinuance or Change of Jurisdiction of Incorporation

Under Bermuda law, a company may change its jurisdiction of incorporation by “discontinuing” from Bermuda to a number of jurisdictions appointed or approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company’s powers to discontinue the company.

Under Luxembourg law, a company may change its nationality from Luxembourg to another jurisdiction by transferring its corporate seat to another jurisdiction, under the condition that the articles of association of the company are harmonized with the laws of the jurisdiction to which it is immigrating and that such jurisdiction recognizes such a transfer without the company losing its legal personality.

Validus	Flagstone
The Validus bye-laws permit Validus’ board of directors, subject to approval by a majority of shareholders, to exercise all the powers of the company to discontinue the company.

The Flagstone articles of incorporation are silent with respect to the transfer of the company from its jurisdiction of incorporation. Pursuant to the Luxembourg Corporate Law, such a transfer could be achieved by the unanimous approval of the change in nationality by shareholders (and bondholders, if any) at an extraordinary general meeting of the shareholders. See the section titled “—Amendment of Organizational Documents.”

Duties of Directors and Director Liability

The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company;

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•	to disclose material conflicts of interest to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to the Bermuda Supreme Court (which we refer to as the “Court”) that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the Court may relieve him, either wholly or partly, from any liability on such terms as the Court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. See “—Indemnification of Officers, Directors and Employees” below.

The Luxembourg Corporate Law (article 58) provides that directors do not assume any personal obligations for commitments of the company. The following are the general duties of a director of a Luxembourg joint stock corporation (société anonyme) such as Flagstone:

•	duty to abide by Luxembourg company law and the articles of association of the company;

•	duty to manage the company as a normally prudent and diligent director;

•	each director must act bona fide in what he considers is in the best interest of the company; and

•	each director must execute his mandate with loyalty, honesty and good faith and owes the company a duty of confidentiality.

Pursuant to the Luxembourg Corporate Law (article 59), a director will be liable to the company in accordance with the general law for the execution of his mandate and for any misconduct in the management of the company’s affairs. A director will be jointly and severally liable to the company and third parties for damages resulting from a violation of the law or the company’s articles of association. A director will be discharged of such liability in the event of a violation to which they were not a party, provided that no misconduct is attributable to them and they reported the violation to the first general meeting after they acquired knowledge of the violation. Directors may also be held liable for wrongful acts under the Luxembourg civil code (articles 1382 and 1383).

In addition, directors of a Luxembourg company may, under specific circumstances, be subject to criminal liability, such as in the case of an abuse of assets or bankruptcy.

Indemnification of Officers, Directors and Employees

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

Pursuant to Luxembourg law on agency (mandat), agents (mandataires) are entitled to be reimbursed (1) for any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part and (2) for any losses suffered as a result of performing their mandate except for negligence attributable to that agent and for criminal acts. Luxembourg law on agency is applicable to the mandate of directors and agents of a company.

The Luxembourg Corporate Law (article 74) provides for shareholders, as part of the business of the annual general meeting of the company, to vote specifically, by means of an ordinary resolution, on whether a discharge is given to the directors in respect of the performance of their duties.

Validus	Flagstone

The Validus bye-laws provide for the indemnification of Validus’ directors, officers, and, in the discretion of Validus’ board of directors, employees and agents and their heirs, executors and administrators who were or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the company), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, Validus, against any liability or expense actually and reasonably incurred by that person in respect thereof. In addition, Validus must, in the case of directors and officers, and may, in other cases, advance the expenses of defending any act, suit or proceeding described above in accordance with and to the full extent now or hereafter permitted by law.
Validus has purchased and maintains directors’ and officers’ liability insurance policies for such purposes.

Flagstone will indemnify and hold harmless the directors and other officers (such term to include any person appointed to any committee by Flagstone’s board of directors) for the time being acting in relation to any of the affairs of Flagstone, any subsidiary thereof, and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Flagstone or any subsidiary thereof and every one of them, and their heirs, executors and administrators from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors and administrators does or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them will be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Flagstone will or may be lodged or

Validus	Flagstone
Under the Validus bye-laws, no specific provision is made for the indemnification of directors and officers of Validus in relation to the affairs of Validus’ subsidiaries, although (as noted above) such indemnification is not prohibited by Bermuda law.

deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Flagstone will be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity will not extend to any matter in respect of any fraud or dishonesty, gross negligence or willful misconduct which may attach to any of the said persons.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action.

Under Bermuda law, when the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Under Luxembourg law, individual shareholders do not have authority to initiate legal action on a company’s behalf. However, a general meeting of shareholders may vote to initiate legal action against directors on the grounds of a violation of article 59 of the Luxembourg Corporate Law (as set out above in the section titled “—Duties of Directors and Director Liability”). If a director is responsible for a breach of the law or of a provision of the articles of association, an action can be initiated by any third party, including a shareholder having a legitimate interest different from the interest of all shareholders. In the case of a shareholder, such interest must be different from the interest of the company.

Luxembourg procedural law does not recognize the concept of class actions.

Validus	Flagstone

The Validus bye-laws provide that shareholders waive any claim or right of action that they might have, whether individually or by or in the right of Validus, against any of its directors or officers for any act or failure to act in the performance of that director’s or officer’s duties, except in respect of any fraud or dishonesty which may attach to such director or officer.

Each shareholder waives any claim or right of action that shareholder might have, whether individually or by or in the right of Flagstone, against any director or officer on account of any action taken by that director or officer, or the failure of that director or officer to take any action in the performance of his duties with or for Flagstone or any of its subsidiaries, provided that this waiver does not extend to any matter in respect of any fraud or dishonesty, gross negligence or willful misconduct which may attach to that director or officer.

Amendment of Organizational Documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Court for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Under the Luxembourg Corporate Law, amendments to the articles of incorporation of a company require an extraordinary general meeting of shareholders held before a public notary at which at least one-half of the share capital is represented. The notice of the extraordinary general meeting will set out the proposed amendments to the articles of incorporation.

If the aforementioned quorum is not reached, a second meeting may be convened by means of notices published twice at intervals of 15 days or less and 15 days before the meeting in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) and in two Luxembourg newspapers, or, when the shareholders hold only registered shares, by means of notices sent by registered post. The second meeting will be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast (unless otherwise mandatorily required by Luxembourg law or if the constitutive documents set higher thresholds). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. A change of nationality of the company as well as an increase of the commitments of its shareholders require however the unanimous consent of the shareholders (and bondholders, if any).

If the company has issued bonds, any amendments to the object of the company or its legal form (except in the case of a merger, de-merger or assimilated operations) require the approval of the bondholders’ general meeting.

In the context of the company’s authorized share capital within which the board of directors is authorized to issue further shares or in the context of a share capital reduction and cancellation of shares, the board of directors may be authorized by the shareholders to amend the articles of incorporation. In such a situation, the board of directors is authorized to appear before a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of incorporation.

Validus	Flagstone

Consistent with Bermuda law, the Validus bye-laws may only be amended by a resolution adopted by Validus’ board of directors and by resolution of the holders of a majority of the voting power.
The holders of shares (voting or otherwise) issued by Validus whose rights are being adversely affected by a proposed amendment to the Validus bye- laws are entitled to vote as a separate class on those amendments.

Amendments to Flagstone’s articles of incorporation generally require passage of a special resolution by a majority of two-thirds of the votes present or represented at an annual general meeting or an extraordinary general meeting where the applicable quorum is present. However, the passage of a super majority resolution by a majority of three-fourths of the votes present or represented is required where the amendment relates to the alteration, deletion or amendment of a requirement in Flagstone’s articles of incorporation for the passing of a super majority resolution.
The approval of Flagstone’s board of directors is not necessary to amend Flagstone’s articles of incorporation.

Preemptive Rights

Validus	Flagstone

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company. The Validus bye-laws are silent with respect to preemptive rights for shareholders.

Flagstone’s articles of incorporation authorize Flagstone’s board of directors to issue shares up to the authorized share capital of Flagstone for a period of five years from May 17, 2010, and shareholders waive their statutory pre-emption rights during this period.
Upon the expiration of the abovementioned five-year period, shares issued for cash will be offered on a pre-emptive basis to shareholders in proportion to the capital represented by their shares unless the shareholders once again waive their pre-emption rights for another period up to a maximum of five years.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions and imposes obligations and provides certain rights to shareholders in connection with certain takeovers.

Takeovers: Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Court should exercise its discretion to enjoin the required transfer, which the Court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Mergers and Amalgamations: Pursuant to Bermuda law, the merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the merger or amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of a merger or amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the merger or amalgamation. Any shareholder who does not vote in favor of the merger or amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the merger or amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court will be in the discretion of the Court.

Under Luxembourg law, prior to the vote of shareholders on a merger of a Luxembourg company with another company, the board of directors must draft a plan of merger and detailed report explaining and justifying the transaction. This report, along with the draft common terms of merger and an independent expert’s report on the fairness and reasonableness of the proposed share-exchange ratio, must be available to shareholders, or published, as the case may be, at least one month prior to the meeting at which the merger is approved.

Validus	Flagstone
The Validus bye-laws do not make specific provision for a different required vote or a different quorum than that which has been set out in the Companies Act.

The passage of a super majority resolution by a majority of three-fourths of the votes present or represented at an extraordinary general meeting or annual general meeting where the applicable quorum is present is required to approve a merger, de-merger or amalgamation.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect a company’s public documents available at the office of the Registrar of Companies in Bermuda, which will include a company’s memorandum of association (including its objects and powers) and any alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Certain information concerning Flagstone is available to the general public through the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés) and in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations), both which are available online. Such information includes, but is not limited to, the articles of incorporation, amendments to the articles of incorporation, changes to the management of Flagstone, the identity of the directors and auditor, the amount of Flagstone’s share capital and the filing of Flagstone’s annual accounts.

Shareholders of a Luxembourg company are granted access to additional documentation beyond that which is publicly available. For example, pursuant to article 39 of the Luxembourg Corporate

Law, the shareholders may consult the shareholders’ register of the company. The Luxembourg Corporate Law (article 73) additionally provides that 15 days prior to the general meeting to approve the annual accounts, the following information should be made available to the shareholders at the registered office of the company:

•	the annual accounts and the list of the directors, supervisory auditor or approved statutory auditor;

•	a list of the sovereign debt, shares, bonds and other company securities comprising the company’s portfolio;

•	a list of the shareholders who have not paid up their shares, including an indication of the number of their shares and their domicile;

•	the report issued by the board of directors with respect to the annual accounts; and

•	the report issued by the auditor with respect to the annual accounts.

The annual accounts and auditor’s report should be sent to the shareholders at the same time as the convening notices for the general meeting. Shareholders, upon providing proof of their title to shares in the company, have a right to receive a copy of the documents listed above free of charge 15 days prior to the general meeting. Various corporate actions may lead to other public documents being available for inspection.

Appraisal Rights and Dissenters’ Rights

As a general matter under Bermuda law, a dissenting shareholder of a merging company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the merger has been completed prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Court, the merging company must pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Flagstone shareholders, however, are not entitled to appraisal rights or dissenters’ rights in connection with the mergers.

Luxembourg law does not provide for appraisal rights or dissenters’ rights.

Ability to Acquire Shares from Non-Consenting Shareholders

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following three ways:

•

By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquiror) present and voting at a court-ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement. A dissenting shareholder has no right to an appraisal by the Court or an independent valuer. The Court does not examine or pass judgment upon the fairness of the purchase price and dissenters do not have an entitlement to receive the value of their shares exclusively in cash.

•

If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% in value of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of at least 90% in value of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms, including the form of consideration, as the original offer. In those circumstances, nontendering shareholders could be compelled to transfer their shares unless the Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise. Nontendering shareholders do not have appraisal rights, and in the event that a dissenting shareholder’s application to the Court is unsuccessful, such shareholder does not have an entitlement to receive the value of its shares exclusively in cash.

•

Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. On an appraisal, the Court may inquire into the value of any shares or other securities being offered by the purchaser and, in fixing the price to be paid to the remaining shareholders, the Court may order that the price may be paid in a combination of the shares or other securities and cash offered by the purchaser. The remaining shareholders do not have an entitlement to receive the value of the shares exclusively in cash.

Luxembourg law in certain circumstances provides for squeeze-out and sell-out procedures whereby the shares of minority shareholders may be compulsorily sold or purchased. During a squeeze-out, a majority shareholder holding (alone or with other persons, directly or indirectly) at least 95% of the share capital and 95% of the voting rights may require minority shareholders to sell their remaining shares to him at a fair price. In the case of a sell-out, minority shareholders may force a majority shareholder holding (alone or with other persons, directly or indirectly) at least 95% of the share capital and 95% of the voting rights to purchase all of their shares in the company at a fair price.

Until recently, these procedures were regulated by the Luxembourg law of 19 May 2006 with respect to takeover bids and were limited to situations involving such takeover bids in certain situations. Under the Luxembourg law of 27 July 2012 (which entered into force on October 1, 2012 but which does not apply to Flagstone in relation to the mergers), however, the scope of these mechanisms has been extended to Luxembourg companies (1) admitted to trading on a regulated market in one or more EU Member States, (2) admitted to trading on a regulated market of a Member State and the shares of which have been traded within the past five years but are no longer traded or (3) the shares of which were, within the past five years, offered to the public under the Luxembourg law of 10 July 2005 on prospectuses, as amended.

Company Purchase and Repurchase of Shares

Under Bermuda law, a company may, if authorized by its memorandum of association or bye-laws, purchase its own shares. Where a company purchases its own shares, such shares may be cancelled (in which event, the company’s issued, but not its authorized, capital will be diminished accordingly) or held as treasury shares. Such purchases may only be effected out of the capital paid up on the purchased shares or out of the funds of the company otherwise available for dividend or distribution or out of the proceeds of a fresh issue of shares made for the purpose. Any premium payable on a purchase over the par value of the shares to be purchased must be provided for out of funds of the company otherwise available for dividend or distribution or out of the company’s share premium account. Any amount due to a member on a purchase by a company of its own shares may:

•	be paid in cash;

•	be satisfied by the transfer of any part of the undertaking or property of the company having the same value; or

•	be satisfied partly under the first bullet above and partly under the second bullet above.

Any purchase by a company of its own shares may be authorized by its board of directors or otherwise by or in accordance with the provisions of its bye-laws. Such purchase may not be made if, on the date on which the purchase is to be effected, there are reasonable grounds for believing that the company is, or after the purchase would be, unable to pay its liabilities as they become due.

Under the laws of Bermuda, if a company holds shares as treasury shares, the company shall be entered in the register of members as the member holding the shares but the company is not permitted to exercise any rights in respect of those shares and no dividend or other distribution (whether in cash or otherwise) shall be paid or made to the company in respect of such shares.

Pursuant to Luxembourg law, the company (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided:

•

the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration.

•

the acquisitions, including shares previously acquired by the company and held by it, and shares acquired by a person acting in his own name but on behalf of the company, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves, which may not be distributed by law or under the articles of incorporation.

•	only fully paid-up shares may be repurchased.

No prior authorization by shareholders is required (1) if the acquisition is made to prevent serious and imminent harm to the company, provided the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent and the consideration paid for them; and (2) in the case of shares acquired by either the company or by a person acting on behalf of the company with a view to redistributing the shares to the staff of the company, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce the capital of the company or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves, which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares of Luxembourg law.

Any shares acquired in contravention of the above provisions must be re-sold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

Validus	Flagstone

Validus is authorized to reasonably request information from any shareholder and has the right to repurchase shares from a shareholder (other than shares that have been sold pursuant to an effective registration statement under the Securities Act) if Validus’ board of directors determines that a repurchase is required in order to avoid or ameliorate adverse legal, tax or regulatory consequences or if the shareholder has undergone a “Change of Control” (as defined in the Validus bye-laws).
“Change of Control” in the Validus bye-laws means the occurrence of one or more of the

Flagstone is authorized, for a period of five years from May 17, 2010, to purchase its own shares (for cancellation or to hold as treasury shares) provided that, among other conditions, the total number of shares purchased does not exceed the number of fully paid-up issued Flagstone shares and the shares are purchased on the open market or by offer to shareholders at a price no greater than “fair market value” (as defined) and no less than par value of the shares.
Flagstone is further authorized to repurchase its own shares in circumstances where the

Validus	Flagstone

following events: (1) a majority of the board of directors (or equivalent governing body) of a shareholder shall consist of persons who were not (a) a member of the board of directors (or equivalent governing body) of such shareholder on December 7, 2005 or (b) nominated for election or elected to the board of directors (or equivalent governing body) of such shareholder, with the affirmative vote of a majority of persons who were members of such board of directors (or equivalent governing body) at the time of such nomination or election or (2) the acquisition by any person or group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of the directors of a shareholder (other than certain permitted transferees, persons, groups or their affiliates who had such power when such shareholder first became a shareholder or acquisitions approved in advance by a majority of the members of the board of directors (or equivalent governing body) of such shareholder or upon the death or disability of a natural person).

acquisition of its own shares is necessary to prevent “imminent harm”.
“Imminent harm” is defined in Flagstone’s articles of incorporation to mean, as reasonably determined by the directors, any adverse tax consequences or materially adverse legal or regulation treatment to Flagstone, any of its subsidiaries or any of its shareholders.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following section is a summary of the anticipated U.S. federal income tax consequences to U.S. holders of Flagstone shares and common shares of Flagstone Bermuda, par value $1.00 per share (which we refer to as “Flagstone Bermuda common shares”), of (1) the first-step merger, (2) the second-step merger and (3) ownership of Validus common shares received pursuant to the second-step merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Flagstone shares, Flagstone Bermuda common shares or Validus common shares, as the case may be, that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Flagstone shares, Flagstone Bermuda common shares, or Validus common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Flagstone shares, Flagstone Bermuda common shares or Validus common shares should consult the partner’s own tax advisor regarding the U.S. federal income tax consequences to such partner of the mergers and of ownership of Validus common shares.

This discussion addresses only those U.S. holders of Validus common shares that acquire such shares pursuant to the second-step merger and those U.S. holders of Flagstone Bermuda common shares that hold their Flagstone Bermuda common shares as a capital asset (generally, for investment purposes). The discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Flagstone shares, Flagstone Bermuda common shares or Validus common shares in light of their individual circumstances or, except where specifically identified, to holders of Flagstone shares, Flagstone Bermuda common shares or Validus common shares that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Flagstone shares, Flagstone Bermuda common shares or Validus common shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	shareholders who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	U.S. expatriates;

•	shareholders who acquired their Flagstone shares, Flagstone Bermuda common shares or Validus common shares through the exercise of an employee stock option or otherwise as compensation;

•	shareholders who own, or have owned, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of issued and outstanding shares of Flagstone; and

•	shareholders who will own, directly, indirectly or constructively, 5% or more of Validus common shares.

The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement/prospectus.

U.S. Federal Income Tax Consequences to U.S. Holders of Flagstone Shares and Flagstone Bermuda Common Shares

Consequences of the Mergers

Tax Consequences of the Mergers Generally. Completion of each of (1) the first-step merger and (2) the second-step merger is conditioned on, among other things, the receipt by Validus and Flagstone of tax opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP, respectively, that (a) the first-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Flagstone and Flagstone Bermuda will be a party to such reorganization, (b) the second-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Validus and Flagstone Bermuda will be a party to such reorganization, and (c) Validus will be treated, in respect of any shareholder who will own after the second-step merger less than 5% of the issued and outstanding Validus common shares (as determined under Treasury regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code.

It is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP that (a) the first-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Flagstone and Flagstone Bermuda will be a party to such reorganization, (b) the second-step merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Validus and Flagstone Bermuda will be a party to such reorganization and (c) Validus will be treated, in respect of any shareholder who will own after the second-step merger less than 5% of the issued and outstanding Validus common shares (as determined under Treasury regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code and that accordingly the material U.S. federal income tax consequences of the mergers to U.S. holders are as described below in the sections “—First-Step Merger” and “—Second-Step Merger.”

The opinions described in the preceding paragraphs are and will be based on customary assumptions, including that the mergers will be consummated in accordance with the terms of the merger agreement, and on representation letters provided by Validus, Merger Sub, Flagstone and Flagstone Bermuda as to certain factual matters, including representations that at least 40% of the proprietary interest in Flagstone Bermuda will be exchanged for Validus common shares and that neither Flagstone nor Validus is, or has been, a passive foreign investment company (which we refer to as a “PFIC”). In rendering their respective opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP assume and will assume that the representations of Validus, Merger Sub, Flagstone and Flagstone Bermuda are accurate, correct and complete in all respects at the time the registration statement of which this proxy statement/prospectus is a part is declared effective and as of the closing of the mergers, without regard to any qualifications as to knowledge, belief or intent. None of the tax opinions will be binding on the Internal Revenue Service (which we refer to as the “IRS”). Neither Validus nor Flagstone intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the mergers.

First-Step Merger. In accordance with the above described opinions, as a result of the first-step merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the first-step merger will generally be as follows (subject to the

PFIC rules discussed below or the potential application of Section 1248 of the Code discussed below):

•	A U.S. holder of Flagstone shares, upon the exchange of its Flagstone shares for Flagstone Bermuda common shares in the first-step merger, will not recognize any gain or loss.

•	The aggregate basis of Flagstone Bermuda common shares received in the first-step merger will be the same as the aggregate basis of Flagstone shares for which they are exchanged.

•	The holding period of Flagstone Bermuda common shares received in exchange for Flagstone shares will include the holding period of the Flagstone shares for which they are exchanged.

Second-Step Merger. In accordance with the above described opinions, as a result of the second-step merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the second-step merger with respect to U.S. holders who, after the second-step merger, will own less than 5% of the issued common shares of Validus (as determined by applying direct, indirect and constructive ownership rules) will generally be as follows (subject to the PFIC rules discussed below or the potential application of Section 1248 of the Code discussed below):

•

A U.S. holder of Flagstone Bermuda common shares, upon the exchange of its Flagstone Bermuda common shares for Validus common shares and cash pursuant to the second-step merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received in the second-step merger (excluding any cash received in lieu of a fractional Validus common share), and (2) the excess, if any, of (a) the sum of the cash and fair market value of the Validus common shares received by such U.S. holder (including the fair market value of any fractional Validus common share deemed received), over (b) the U.S. holder’s tax basis in the Flagstone Bermuda common shares exchanged therefor. For this purpose, U.S. holders of Flagstone Bermuda common shares must calculate gain (or disallowed loss) separately for each identified block of Flagstone Bermuda common shares exchanged (that is, Flagstone Bermuda common shares acquired at the same cost in a single transaction). Cash received in lieu of a fractional Validus common share is not taken into account in making these computations of gain recognized in the second-step merger. Rather, cash received in lieu of a fractional Validus common share is treated in the manner described below under “—Cash In Lieu of a Fractional Validus Common Share.”

•

The aggregate tax basis of the Validus common shares received by a U.S. holder of Flagstone Bermuda common shares in the second-step merger (including the basis in any fractional Validus common share deemed received) will be the same as the aggregate tax basis of the U.S. holder’s Flagstone Bermuda common shares exchanged in the second-step merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional Validus common share) and increased by the amount of gain recognized in the second-step merger (including gain treated as dividend income as described below but excluding any gain recognized with respect to cash received in lieu of a fractional Validus common share).

•

The holding period of the Validus common shares received by a U.S. holder of Flagstone Bermuda common shares pursuant to the second-step merger will include the holding period of the Flagstone Bermuda common shares exchanged in the second-step merger. If a U.S. holder of Flagstone Bermuda common shares holds different blocks of Flagstone Bermuda common shares (generally as a result of having acquired different blocks of Flagstone shares at different times or at different costs), such U.S. holder’s tax basis and holding period in its Validus common shares may be determined with reference to each block of Flagstone Bermuda common shares exchanged therefor.

Treatment of Gain. Subject to the PFIC rules discussed below or the potential application of Section 1248 of the Code discussed below, any gain recognized in the second-step merger generally will be treated as capital gain, unless the receipt of cash by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes (as discussed below). Any such capital gain will be long-term capital gain if the U.S. holder’s holding period for the Flagstone Bermuda common shares is more than one year at the time of such exchange. Under current law, long-term capital gain of individuals and other noncorporate shareholders recognized in a taxable year beginning before January 1, 2013, is generally subject to tax at a maximum rate of 15%. If the receipt of cash has the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code as discussed below, such gain would generally be treated as dividend income. A corporate U.S. holder will not be entitled to a dividends received deduction for any gain which is treated as dividend income that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

In general, the determination as to whether gain recognized by a U.S. holder of Flagstone Bermuda common shares has the effect of a distribution of a dividend depends upon whether, and to what extent, the second-step merger reduces the U.S. holder’s deemed percentage share ownership in Validus. For purposes of this determination, a U.S. holder of Flagstone Bermuda common shares will be treated as if it first exchanged all of its Flagstone Bermuda common shares solely for Validus common shares (instead of the combination of Validus common shares and cash actually received), and then a portion of the Validus common shares so received were immediately redeemed by Validus for the cash (excluding any cash received in lieu of a fractional Validus common share) that the U.S. holder actually received in the second-step merger. Subject to the PFIC rules discussed below or the potential application of Section 1248 of the Code discussed below, the gain recognized will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the U.S. holder of Flagstone Bermuda common shares.

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder of Flagstone Bermuda common shares if such U.S. holder experiences a more than 20% reduction in its interest in Validus (both by vote and value) as a result of the deemed redemption. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Flagstone Bermuda shareholder’s deemed percentage share ownership of Validus common shares. The IRS has indicated that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs will experience a “meaningful reduction” if that stockholder experiences any reduction in its percentage stock ownership in connection with a redemption. In applying the foregoing tests, a U.S. holder will, under the constructive ownership rules, be deemed to own Validus common shares that are owned by certain related persons or entities or with respect to which the U.S. holder owns options, in addition to the Validus common shares actually owned by that U.S. holder. Because the application of these tests may be complex, U.S. holders of Flagstone Bermuda common shares should consult their own tax advisors regarding the possibility that all or a portion of any cash received in exchange for Flagstone Bermuda common shares will be treated as a dividend.

Cash In Lieu of a Fractional Validus Common Share. If a U.S. holder of Flagstone Bermuda common shares receives cash in lieu of a fractional Validus common share, such U.S. holder will generally be treated as having received the fractional Validus common share pursuant to the second-step merger and then as having had that fractional Validus common share redeemed by Validus for cash. As a result, a U.S. holder of Flagstone Bermuda common shares will generally recognize gain or loss, unless the receipt of cash in lieu of a fractional Validus common share by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes (as discussed above), measured by the difference between the amount of cash received in lieu of the fractional Validus common share and the portion of the basis of the U.S. holder’s Validus common shares allocable to such fractional Validus common share. Subject to the discussion below relating to the potential application of Section 1248 of the Code or the PFIC rules, such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the Flagstone Bermuda common shares exchanged was greater than one year as of the date of the exchange. Long-term capital gains of individuals and other noncorporate U.S. holders are generally eligible for reduced rates of taxation (as discussed above). The deductibility of capital losses is subject to limitations.

Miscellaneous Reporting Requirements. If a U.S. holder of Flagstone Bermuda common shares receives Validus common shares in the second-step merger and, immediately before the second-step merger, owned 5% or more, by vote or value, of the Flagstone Bermuda common shares, such U.S. holder will be required to file a statement with its U.S. federal income tax return for the year of the second-step merger. U.S. holders of Flagstone shares that will own more than 5% of Flagstone Bermuda common shares should consult their own tax advisors regarding any applicable reporting requirements.

Section 1248. Section 1248 of the Code generally treats a U.S. holder’s gain from the sale or exchange of shares in a non-U.S. corporation as a dividend to the extent of the non-U.S. corporation’s earnings and profits attributable to such shares during the period that the U.S. holder held the shares (with certain adjustments) but only if the U.S. holder was a “United States shareholder” at any time during the five-year period ending on the date of disposition when the non-U.S. corporation was a controlled foreign corporation (which we refer to as “CFC”) (for more details on CFCs, see the section titled “—Holding and Disposing of Validus Common Shares—Controlled Foreign Corporation Rules”). Furthermore, if a U.S. holder would be subject to Section 1248 with respect to a sale or exchange of its Flagstone shares immediately before the first-step merger (e.g., if Flagstone were a CFC at any point in the past five years but is not currently a CFC), such U.S. holder would be required to include in income as a deemed dividend an amount equal to the excess, if any, of (1) the fair market value of the Flagstone Bermuda common shares received by such U.S. holder over (2) the U.S. holder’s tax basis in the Flagstone shares exchanged therefor, but only to the extent of Flagstone’s earnings and profits attributable to such shares during the period that the U.S. holder held such shares (with certain adjustments). If a U.S. holder would be subject to Section 1248 with respect to a sale or exchange of its Flagstone Bermuda common shares before the second-step merger but would not be subject to Section 1248 with respect to a sale or exchange of Validus common shares following the second-step merger, such U.S. holder would be required to include in income as a deemed dividend an amount equal to the excess, if any, of (a) the sum of the cash and fair market value of the Validus common shares received by such U.S. holder (including the fair market value of any fractional Validus common share deemed received), over (b) the U.S. holder’s tax basis in the Flagstone Bermuda common shares exchanged therefor, but only to the extent of Flagstone Bermuda’s earnings and profits attributable to such shares during the period that the U.S. holder held such shares (with certain adjustments).

For these purposes, any U.S. person who owns, directly or indirectly through non-U.S. persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all Flagstone Bermuda common shares will be considered to be a “United States shareholder.” In general, a non-U.S. insurance company is treated as a CFC if “United States shareholders” collectively own (directly, indirectly or constructively) more than 25% of the total combined voting power or total value of its stock. The constructive ownership rules applicable for these purposes are complex, and may result in a person, such as a partnership, constructively owning shares directly, indirectly or constructively owned by its members. Furthermore, a “United States shareholder” may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation by a shareholder if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the selling shareholder is a “United States shareholder.” Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file IRS Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that would be taxed as an insurance company if it were a domestic corporation and that is a CFC by reason of Section 953(c)(7).

Although existing Treasury regulations do not address the question, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. Thus, Section 1248 of the Code should not apply to less than 10% U.S. holders of Flagstone or Flagstone Bermuda with respect to the first-step merger, second-step merger or disposition of a fractional Validus common share deemed received in the second-step merger because none of Flagstone, Flagstone Bermuda or

Validus is directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not take the position that Section 1248 will apply to the first-step merger, second-step merger or the disposition of a fractional Validus common share deemed received in the second-step merger. For more detail on the application of Section 1248 of the Code, see “—Holding and Disposing of Validus Common Shares—Sale, Exchange or Other Taxable Disposition of Validus Common Shares.”

Passive Foreign Investment Company Status of Flagstone and Flagstone Bermuda. A U.S. holder of Flagstone or Flagstone Bermuda common shares may be subject to adverse U.S. federal income tax rules in respect of a disposition of Flagstone or Flagstone Bermuda common shares, including a non- taxable disposition pursuant to the mergers, if Flagstone or Flagstone Bermuda were classified as a PFIC for any taxable year during which such U.S. holder has held Flagstone or Flagstone Bermuda common shares and did not have certain elections in effect.

In general, a foreign corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income;” or

•	50% or more of its assets produce, or are held for the production of, passive income.

For the above purposes, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Flagstone believes that each of its insurance company subsidiaries is, and Flagstone Bermuda believes that each of its insurance company subsidiaries will be, predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, Flagstone believes that under this look-through rule Flagstone and Flagstone Bermuda should be deemed to own the assets and to have received the income of all of their insurance subsidiaries directly as insurance assets and insurance income for purposes of determining whether Flagstone or Flagstone Bermuda qualifies for the insurance exception. Accordingly, Flagstone believes it should qualify for this insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future.

While Flagstone, based on the analysis above, does not believe that it is or has been treated as a PFIC, if Flagstone were currently or previously treated as a PFIC but Flagstone Bermuda were not treated as a PFIC for its current taxable year, the disposition of Flagstone shares in the first-step merger might constitute a fully taxable transaction to U.S. holders of Flagstone shares for U.S. federal income tax purposes. While Flagstone Bermuda, based on the analysis above, does not believe that it is or has been treated as a PFIC, if Flagstone Bermuda were currently or previously treated as a PFIC but Validus were not treated as a PFIC for its current taxable year, the disposition of Flagstone Bermuda common shares in the second-step merger might constitute a fully taxable transaction to U.S. holders of Flagstone Bermuda common shares for U.S. federal income tax purposes. As discussed in greater detail below, Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the mergers if Flagstone or Flagstone Bermuda were treated as a PFIC with respect to such U.S. holder.

Determining the actual tax consequences of the mergers to a U.S. holder of Flagstone shares or Flagstone Bermuda common shares may be complex. They will depend on the U.S. holder’s specific situation and on factors that are not within Flagstone or Flagstone Bermuda’s control. U.S. holders of Flagstone shares and Flagstone Bermuda common shares should consult their own tax advisors regarding the tax consequences of the mergers in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

Holding and Disposing of Validus Common Shares

Distributions. Unless Validus is treated as a PFIC (as discussed below under “—Passive Foreign Investment Companies”) or as a CFC (as discussed below under “—Controlled Foreign Corporation Rules”), the gross amount of distributions paid to a U.S. holder with respect to Validus common shares received in the second-step merger will be included in the gross income of such U.S. holder as dividend income to the extent Validus has either accumulated earnings and profits (measured from the inception of Validus through the date of the distribution and including any earnings and profits that Validus inherits from Flagstone Bermuda, which will generally include any earnings and profits that Flagstone Bermuda inherits from Flagstone) or current earnings and profits (for the entire taxable year in which the distribution is made). Under current law, dividends paid to an individual or other noncorporate U.S. holder with respect to Validus common shares received in the second-step merger in taxable years beginning before January 1, 2013, that constitute “qualified dividend income” will be taxable at a maximum tax rate of 15% if the U.S. holder held such Validus common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meets certain other requirements. Dividends distributed by Validus with respect to Validus common shares generally will be “qualified dividend income” if, in the year such dividends are received, the Validus common shares are readily tradable on an established securities market in the United States. Validus expects that the Validus common shares issued pursuant to the second-step merger will be listed on the NYSE and, if they are so listed, these Validus common shares should be treated as readily tradable on an established securities market in the United States. Except as discussed below with respect to backup withholding, distributions paid by Validus to U.S. holders with respect to Validus common shares received in the second-step merger will not be subject to U.S. withholding tax. A corporate U.S. holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

To the extent the amount of any distribution exceeds the current and accumulated earnings and profits for a taxable year of Validus, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of Validus common shares with regard to which the distribution was made and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Validus common shares. U.S. holders should consult their own tax advisors regarding the amount of distributions from Validus after the mergers that are treated as dividends for U.S. federal income tax purposes.

Controlled Foreign Corporation Rules. If a foreign corporation is a CFC (as described above under “—Consequences of the Mergers—Section 1248”) for an uninterrupted period of 30 days or more during a taxable year, each “United States shareholder” (as defined above under “—Consequences of the Mergers—Section 1248”) of such corporation who owns shares in the corporation directly, or indirectly through non-U.S. entities, on the last day in such year on which such corporation is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” generally includes passive investment income and insurance income. Validus anticipates that substantially all of its (and its subsidiaries’) income is subpart F income.

The Validus bye-laws prohibit a U.S. person from owning 10% or more of the total combined voting power of all classes of shares of Validus. Assuming this restriction is enforced, none of Validus’ shareholders should be treated as a “United States shareholder” for purposes of these rules.

There can be no assurance, however, that the CFC rules will not apply to U.S. holders of Validus common shares, including as a result of their indirect ownership of the stock of Validus’ subsidiaries. Accordingly, U.S. persons who might, directly, indirectly or constructively acquire 10% or more of the Validus common shares or the shares of any of its subsidiaries should consult their own tax advisors regarding the possible application of the CFC rules.

Related Person Insurance Income Rules. Any U.S. person who owns Validus common shares, and hence indirectly owns shares of Validus Reinsurance Ltd., Flagstone Reassurance Suisse S.A. or any of Validus’ other insurance company subsidiaries, on the last day of such insurance company’s taxable year, may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (which we refer to as “RPII”) for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder, including Validus. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes).

Validus does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income. Because some of the factors that determine the extent of RPII in any period may be beyond Validus’ control, there can be no assurance that RPII of any of its insurance subsidiaries will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, it may be difficult for Validus to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If the RPII rules were to apply to any of Validus’ insurance subsidiaries:

•	a U.S. person’s tax basis in its Validus common shares would be increased by the amount of any RPII that such shareholder includes in income;

•

the shareholder could exclude from income the amount of any distribution by Validus to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person’s tax basis in the Validus common shares); and

•

each U.S. person who is a direct or indirect shareholder of Validus on the last day of its taxable year would be required to attach a IRS Form 5471 to such person’s income tax or information return. Failure to file IRS Form 5471 may result in penalties.

While, in certain circumstances, a U.S. person could exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will generally not be available to U.S. holders whose Flagstone Bermuda common shares are exchanged for Validus common shares pursuant to the second-step merger, or who acquire Validus common shares in the public trading markets and therefore would be unable to identify the previous shareholder and demonstrate that such shareholder previously had included the RPII in income.

There is a lack of definitive guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed Treasury regulations. Accordingly, the meaning of the RPII provisions and their application to Validus and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by Validus or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.

Foreign Tax Credit. Validus, Flagstone and Flagstone Bermuda anticipate that at least 50% (determined by voting power or value) of the total outstanding Validus common shares may be owned by U.S. persons. Provided that Validus is so owned, dividends paid by Validus will be treated, for purposes of determining the foreign tax credit limitation, as partly U.S. source and partly non-U.S. source, in proportion to the source of Validus’ earnings and profits for the year in which the dividend is paid. Any amounts required to be included in a U.S. holder’s gross income under the CFC rules or the RPII rules, and any amounts treated as dividends under Section 1248 of the Code, would also be partly non-U.S. source and partly U.S. source. Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders of Validus common shares should consult their own tax advisors with respect to these matters.

Sale, Exchange or Other Taxable Disposition of Validus Common Shares. Subject to the discussion below relating to the potential application of Section 1248 of the Code or the PFIC rules, any gain or loss realized by a U.S. holder on the sale or other taxable disposition of Validus common shares received in the second-step merger will be subject to U.S. federal income tax as capital gain or loss (which will be long-term capital gain or loss if the holding period for such Validus common shares exceeds one year on the date of such sale or disposition) in an amount equal to the difference, if any, between the amount realized upon such sale or exchange and such U.S. holder’s tax basis in its Validus common shares. Preferential tax rates currently apply to long-term capital gains of individuals and other noncorporate U.S. holders. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes.

Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will generally be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) attributable to such shares during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A “United States shareholder” may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the selling shareholder is a “United States shareholder” or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file IRS Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that would be taxed as an insurance company if it were a domestic corporation and that is a CFC by reason of Section 953(c)(7) (although, as discussed above, “United States shareholders” of Validus common shares may have an independent obligation to file IRS Form 5471). Section 1248 of the Code should not apply to dispositions of Validus common shares because (1) assuming this restriction is enforced, Validus’ bye-laws prevent shareholders from owning, directly, indirectly or constructively, 10% or more of the voting power of the Validus common shares, and (2) Validus is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the

IRS will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file IRS Form 5471 will apply to dispositions of Validus common shares.

Passive Foreign Investment Companies. If Validus were to be characterized as a PFIC (for additional details on PFICs, see “—Consequences of the Mergers—Passive Foreign Investment Company Status of Flagstone and Flagstone Bermuda”), a U.S. holder of Validus common shares would be subject to a penalty tax resulting from sale at a gain of these common shares, or resulting from receipt of an “excess distribution” with respect to these common shares, unless such shareholder elected to be taxed annually on these common shares regardless of whether dividends were distributed or common shares were sold. U.S. holders should consult their own tax advisors with respect to their ability to make any such elections and the tax consequences of making any such elections. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition to the penalty tax, if Validus were determined to be a PFIC, any gain on the disposition of Validus common shares would be treated as ordinary income (and hence would not be entitled to the 15% maximum rate for long-term capital gains recognized by individuals and other noncorporate taxpayers in taxable years beginning before January 1, 2013, under current law). Furthermore, any dividends paid by Validus would not constitute qualified dividends (and hence would not be entitled to the 15% maximum rate for qualified dividends received by individuals and other noncorporate taxpayers in taxable years beginning before January 1, 2013, under current law) if Validus is treated as a PFIC in the year in which such dividend is paid or in the prior taxable year.

Validus believes that each of its insurance company subsidiaries is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. While no explicit guidance is provided by the statutory PFIC provisions, Validus believes that under the look-through rule discussed above, Validus should be deemed to own the assets and to have received the income of all of its insurance subsidiaries directly as insurance assets and insurance income for purposes of determining whether Validus qualifies for the insurance exception (discussed above). Accordingly, Validus believes it should qualify for this insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future.

Based on the above analysis, Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. However, the determination of whether Validus is a PFIC is made annually, and is based on the activities, income and assets of Validus and its subsidiaries, all of which are subject to change. Accordingly, no assurance can be given that Validus will not become a PFIC in the future. U.S. holders of Validus common shares should consult their own tax advisors with respect to how the PFIC rules could affect the sale, exchange or other taxable disposition of Validus common shares received in the second-step merger or the receipt of any distributions with respect to such Validus common shares. If Validus were treated as a PFIC, certain elections may be available (including a mark-to-market election) to U.S. holders that may mitigate some of the adverse consequences resulting from the treatment of Validus as a PFIC. U.S. holders should consult their own tax advisors regarding the application of PFIC rules to their investments in Validus common shares and whether to make an election or protective election.

Required Disclosure with Respect to Foreign Financial Assets. Certain U.S. holders are required to report information relating to an interest in the Validus common shares, subject to certain exceptions (including an exception for Validus common shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in Validus common shares. U.S. holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of Validus common shares.

The above summary is not intended to constitute a complete analysis of all tax consequences applicable to U.S. holders relating to the mergers and the holding and disposing of Validus common shares received pursuant to the second-step merger. U.S. holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

EXPERTS

Validus

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Validus’ Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Flagstone

The consolidated financial statements as of December 31, 2011 and December 31, 2010 and for each for the three years ended December 31, 2011 and the related financial statement schedules incorporated by reference in this proxy statement/prospectus and the effectiveness of Flagstone Reinsurance Holdings, S.A.’s internal control over financial reporting have been audited by Deloitte & Touche Ltd., an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon its authority as “experts” in accounting and auditing.

LEGAL MATTERS/VALIDITY OF SECURITIES

Conyers Dill & Pearman Limited has provided to Validus an opinion regarding the validity of the Validus common shares to be issued pursuant to the second-step merger with respect to matters of Bermuda law. Certain U.S. federal income tax matters relating to the mergers will be passed upon for Validus by Skadden, Arps, Slate, Meagher & Flom LLP, and for Flagstone by Cravath, Swaine & Moore LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Flagstone’s board of directors does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting or any adjournment, reconvening or postponement thereof and will be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of the extraordinary general meeting. It is intended that the proxy holders will vote proxies as they see fit.

SHAREHOLDER PROPOSALS FOR FLAGSTONE’S
2013 ANNUAL GENERAL MEETING

Proposals for Inclusion in the Proxy Statement

Shareholder proposals for the 2013 annual general meeting of shareholders must be received in writing by the Corporate Secretary of Flagstone no later than November 27, 2012, and must comply with the requirements of the SEC in order to be considered for inclusion in Flagstone’s proxy statement and proxy card relating to the 2013 annual general meeting. Such proposals should be directed to the attention of the Corporate Secretary, Flagstone Reinsurance Holding, S.A., 65, Avenue de la Gare, 9th Floor, L-1611 Luxembourg, Grand Duchy of Luxembourg.

Proposals Not Included in the Proxy Statement

Under Luxembourg law, any shareholders holding in the aggregate not less than 10% of the issued and outstanding paid-up share capital of Flagstone may present proper proposals for inclusion in the agenda of the 2013 annual general meeting up until five days before that meeting. Such proposals should be directed to the attention of the Corporate Secretary, Flagstone Reinsurance Holding, S.A., 65, Avenue de la Gare, 9th Floor, L-1611 Luxembourg, Grand Duchy of Luxembourg.

If a shareholder proposal is not submitted to Flagstone’s Corporate Secretary in a timely manner or is otherwise introduced at the 2013 annual general meeting of Flagstone shareholders without any discussion of the proposal in Flagstone’s proxy statement, and the shareholder does not notify Flagstone on or before February 10, 2013 as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting, then proxies received by Flagstone for the 2013 annual general meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the address specified in the paragraph above.

Shareholder Nominees for Director Election at the 2013 Annual General Meeting

Flagstone shareholders holding in the aggregate not less than 10% of the issued and outstanding paid-up share capital of Flagstone may deliver a written notice of director nomination to the registered office of Flagstone, no later than five days after notice or public disclosure of the date of the annual general meeting is given or made available to Flagstone shareholders.

In light of the expected timing of the completion of the mergers, Flagstone does not currently expect to hold its 2013 annual general meeting of shareholders and Flagstone does not expect any public participation in any future meetings of Flagstone shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Validus and Flagstone file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

Documents filed with the SEC are available from Validus or Flagstone, as applicable, without charge, excluding all exhibits, except that, if Validus or Flagstone, as applicable, has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

Validus Holdings, Ltd. 29 Richmond Road Pembroke HM 08 Bermuda Attention: Jon Levenson (441) 278-9000	or	Flagstone Reinsurance Holdings, S.A. 2nd Floor, Wellesley House 90 Pitts Bay Road, Pembroke HM 08 Bermuda Attention: Brenton Slade (441) 278-4303

If you would like to request any documents, in order to ensure timely delivery, you must do so by •, 2012 in order to receive them before the extraordinary general meeting. Validus or Flagstone, as the case may be, will mail properly requested documents to requesting Flagstone shareholders by first class mail, or another equally prompt means, within one business day after the receipt of such request.

You can also get more information by visiting Validus’ website at http://www.validusholdings.com, or Flagstone’s website at http://www.flagstonere.com.

Materials from these websites and other websites mentioned in this proxy statement/prospectus are not incorporated by reference in this proxy statement/prospectus. If you are viewing this proxy statement/prospectus in electronic format, each of the URLs mentioned in this proxy statement/prospectus is an active textual reference only.

The SEC allows Validus and Flagstone to incorporate information into this proxy statement/prospectus “by reference,” which means that Validus and Flagstone can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Validus and Flagstone have previously filed with the SEC. These documents contain important information about Validus and Flagstone and their financial condition, business and results.

Validus Filings (Commission File No. 001-33606):	Period
Annual Report on Form 10-K	For fiscal year ended December 31, 2011
Quarterly Reports on Form 10-Q	For the three months ended March 31, 2012 and the six months ended June 30, 2012
Current Reports on Form 8-K

Filed on March 8, 2012, March 13, 2012, April 4, 2012, May 3, 2012, May 4, 2012, May 7, 2012, May 10, 2012, May 21, 2012, August 30, 2012 and September 4, 2012 (other than any portion of any documents deemed to be furnished but not filed with the SEC)

The description of Validus common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on August 7, 2008
Proxy Statement on Schedule 14A	Filed on March 21, 2012

Flagstone Filings (Commission File No. 001-33364):	Period
Annual Report on Form 10-K	For fiscal year ended December 31, 2011
Quarterly Reports on Form 10-Q	For the three months ended March 31, 2012 and the six months ended June 30, 2012
Current Reports on Form 8-K

Filed on February 28, 2012, April 5, 2012, April 9, 2012, May 23, 2012, August 3, 2012, August 20, 2012, August 30, 2012, September 4, 2012 and October 3, 2012 (other than any portions of any documents deemed to be furnished but not filed with the SEC)

Proxy Statement on Schedule 14A	Filed on March 28, 2012

Each of Validus and Flagstone also hereby incorporates by reference any additional documents that Validus or Flagstone may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the extraordinary general meeting. Nothing in this proxy statement/prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Validus has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to Validus, as well as all unaudited pro forma financial information, and Flagstone has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Flagstone. This document constitutes the prospectus of Validus and a proxy statement of Flagstone.

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN DECIDING HOW TO VOTE YOUR FLAGSTONE SHARES. VALIDUS AND FLAGSTONE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER • , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO FLAGSTONE SHAREHOLDERS NOR THE ISSUANCE OF VALIDUS COMMON SHARES SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

This document contains a description of the representations and warranties that each of Validus and Flagstone made to the other in the merger agreement. Representations and warranties made by Validus, Flagstone and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as Annexes to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Validus, Flagstone or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

FLAGSTONE REINSURANCE HOLDINGS, S.A.,

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED,

VALIDUS HOLDINGS, LTD.

and

VALIDUS UPS, LTD.

Dated as of August 30, 2012

i

ii

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 30, 2012, among FLAGSTONE REINSURANCE HOLDINGS, S.A., a Luxembourg société anonyme (the “Company”), FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a Bermuda exempted company and a wholly owned subsidiary of the Company (‘‘Flagstone Bermuda”), VALIDUS HOLDINGS, LTD., a Bermuda exempted company (“Parent”), and VALIDUS UPS, LTD., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Board of Directors of each of the Company, Flagstone Bermuda, Parent and Merger Sub (i) have approved the business combination transactions provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which shall be immediately followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second-Step Merger” and, together with the First- Step Merger, the “Mergers”), so that immediately following the Mergers, the successor-in-interest to the Company will be a wholly owned Subsidiary of Parent, and (ii) have determined that the terms of this Agreement are in the best interests of the Company, Flagstone Bermuda, Parent or Merger Sub, as applicable;

WHEREAS, the Board of Directors of the Company has recommended approval of the First-Step Merger, the First-Step Statutory Merger Agreement and this Agreement by the Company’s shareholders;

WHEREAS, Trilantic Capital Partners III L.P., Trilantic Capital Partners Fund (B) III L.P., Trilantic Capital Partners Fund III L.P., TCP Capital Partners V L.P., Trilantic Capital Partners Fund III Onshore Rollover L.P., Lightyear Fund II (Cayman), L.P., Lightyear Co-Invest Partnership II (Cayman), L.P., Lightyear Capital II, LLC, and Lightyear Capital LLC have entered into certain agreements with Parent (the “Voting Agreements”) pursuant to which such shareholders have agreed to vote all of their respective Company Shares (subject to the limitations on voting rights set forth in Section 51A of the Company Charter, to the extent applicable) in favor of, and to otherwise support, the Mergers;

WHEREAS, the Company, as the sole shareholder of Flagstone Bermuda, will approve the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement, immediately after the execution and delivery of this Agreement;

WHEREAS, Parent, as the sole shareholder of Merger Sub, will approve the Second-Step Merger and the Second-Step Statutory Merger Agreement, immediately after the execution and delivery of this Agreement;

WHEREAS, it is intended that for U.S. federal income tax purposes (i) the First-Step Merger will qualify as a reorganization under Section 368(a) of the Code, this Agreement will constitute a plan of reorganization, and each of the Company and Flagstone Bermuda will be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) the Second-Step Merger will qualify as a reorganization under Section 368(a) of the Code, this Agreement will constitute a plan of reorganization, and each of Parent and Flagstone Bermuda will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, the Company, Flagstone Bermuda, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGERS

SECTION 1.01 First-Step Merger. On the terms and subject to the conditions set forth in this Agreement, and pursuant to Section XIV of the Law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”), Section 104A of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), and the terms and conditions of the First-Step Statutory Merger Agreement, at the First-Step Effective Time, the Company shall be merged with and into Flagstone Bermuda by way of a merger by absorption, the separate corporate existence of the Company shall thereupon cease, and Flagstone Bermuda shall be the surviving company in the First-Step Merger (such surviving company, the “Intermediate Company”).

SECTION 1.02 First-Step Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the First-Step Statutory Merger Agreement, the Company and Flagstone Bermuda will (a) execute and deliver the First-Step Statutory Merger Agreement, (b) prior to the dissemination of the Proxy Statement to the shareholders of the Company and at least one month prior to the Company Shareholders Meeting, publish the First-Step Statutory Merger Agreement (duly executed pursuant to clause (a)) in the official gazette in the Grand Duchy of Luxembourg (“Luxembourg”) (the “Mémorial C”) (such publication being the “Luxembourg Merger Publication”), (c) on or prior to the Closing Date (but following the Company Shareholder Approval), cause a notarial deed including the minutes of the Company Shareholders Meeting (the “Luxembourg Notarial Deed”) with respect to the First-Step Statutory Merger Agreement, verifying and certifying as to the existence and validity of the Luxembourg legal acts and formalities of the Company in respect of the First-Step Merger, to be executed and delivered as provided under Article 271 of the Luxembourg Company Law, and published thereafter in the Mémorial C as provided under Article 9 and Article 273 of the Luxembourg Company Law (such publication being the “Luxembourg Deed Publication”), (d) on or prior to the Closing Date, cause an application for registration of the Intermediate Company (the “First-Step Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (e) cause to be included in the First-Step Merger Application a request that the Registrar issue the certificate of merger with respect to the First-Step Merger (the “Certificate of First-Step Merger”) on the Closing Date at the time of day mutually agreed to by the Company and Parent and set forth in the First-Step Merger Application. The First-Step Merger shall become effective at the time on the Closing Date shown on the Certificate of First-Step Merger issued by the Registrar (such time, the “First-Step Effective Time”).

SECTION 1.03 Effects of First-Step Merger. From and after the First-Step Effective Time, the First-Step Merger shall have the effects set forth in this Agreement, Article 274 of the Luxembourg Company Law and Section 109(2) of the Bermuda Companies Act.

SECTION 1.04 Memorandum of Association and Bye-Laws of the Intermediate Company. The memorandum of association of Flagstone Bermuda, as in effect immediately prior to the First-Step Effective Time and as published in the First-Step Statutory Merger Agreement, shall be the memorandum of association of the Intermediate Company (amended to reflect the share capital of the Intermediate Company as provided for in Section 2.01) until thereafter changed or amended as provided therein or pursuant to applicable Law. The bye-laws of Flagstone Bermuda as in effect immediately prior to the First-Step Effective Time and as published in the First-Step Statutory Merger Agreement shall be the bye-laws of the Intermediate Company until thereafter changed or amended as provided herein or pursuant to applicable Law.

SECTION 1.05 Board of Directors and Officers of the Intermediate Company. The directors of Flagstone Bermuda in office immediately prior to the First-Step Effective Time shall be the directors of the Intermediate Company until the earlier of their death, resignation or removal or replacement pursuant to the Second-Step Merger. The officers of Flagstone Bermuda in office immediately prior to the First-Step Effective Time shall be the officers of the Intermediate Company until the earlier of their death, resignation or removal or replacement pursuant to the Second-Step Merger.

SECTION 1.06 Second-Step Merger. On the terms and subject to the conditions set forth in this Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Final Effective Time, the Intermediate Company shall be merged with and into Merger Sub, the separate corporate existence of the Intermediate Company shall thereupon cease, and Merger Sub shall be the surviving company in the Second-Step Merger (such surviving company, the “Surviving Company”).

SECTION 1.07 Second-Step Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Second-Step Statutory Merger Agreement, the Intermediate Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Second-Step Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Second-Step Merger Application” and, together with the First-Step Merger Application, the “Merger Applications”) to be executed and delivered to the Registrar as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Second-Step Merger Application a request that the Registrar issue the certificate of merger with respect to the Second-Step Merger (the “Certificate of Second-Step Merger”) on the Closing Date immediately following the issuance of the Certificate of First-Step Merger and the First-Step Effective Time. The Second-Step Merger shall become effective at the time on the Closing Date shown on the Certificate of Second-Step Merger issued by the Registrar (such time, the “Final Effective Time”).

SECTION 1.08 Effects of Second-Step Merger. From and after the Final Effective Time, the Second-Step Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

SECTION 1.09 Memorandum of Association and Bye-Laws of the Surviving Company. The memorandum of association and bye-laws of Merger Sub, as in effect immediately prior to the Final Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 5.08(a) hereof).

SECTION 1.10 Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Final Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub in office immediately prior to the Final Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.11 Closing. The closing (the “Closing”) of the Mergers shall take place at the offices of Appleby (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda at 10:00 a.m., Hamilton time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the third business day) following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II
EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES;
PAYMENT OF CONSIDERATION

SECTION 2.01 Effect of First-Step Merger on the Share Capital of the Company and Flagstone Bermuda. At the First-Step Effective Time, by virtue of the occurrence of the First-Step Merger, and without any action on the part of the Company, Flagstone Bermuda or any holder of any shares, par value $0.01 per share, of the Company (“Company Shares”) or any shares, par value $0.01 per share, of Flagstone Bermuda (“Flagstone Bermuda Shares”):

(a) Share Capital of Flagstone Bermuda. Each issued and outstanding Flagstone Bermuda Share that is owned by the Company immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(b) Cancelation of Treasury Shares. All Company Shares that are owned by the Company as treasury shares immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Shares. Subject to Section 2.01(b), each Company Share that is issued and outstanding immediately prior to the First-Step Effective Time shall be converted automatically into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Intermediate Company (“Intermediate Company Shares”). As of the First-Step Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each certificate previously evidencing any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry (each, a “Book-Entry Share”) immediately prior to the First-Step Effective Time shall thereafter represent, without the requirement of any exchange thereof, that number of Intermediate Company Shares into which such Company Shares represented by such Certificate or book-entry, as applicable, have been converted pursuant to this Section 2.01(c) and the right to receive dividends and other distributions in accordance with Section 2.01(d), in each case without interest.

(d) Transfer Books; Dividends. The Intermediate Company Shares resulting from the conversion of Company Shares pursuant to Section 2.01(c) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares previously outstanding, subject, however, to the Intermediate Company’s obligation to pay any dividends or make any other distributions with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the First-Step Effective Time. At the First-Step Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Intermediate Company of the Company Shares that were outstanding immediately prior to the First-Step Effective Time.

SECTION 2.02 Effect of Second-Step Merger on the Share Capital of Merger Sub and the Intermediate Company. At the Final Effective Time, by virtue of the occurrence of the Second-Step Merger, and without any action on the part of the Intermediate Company, Parent, Merger Sub or any holder of any Intermediate Company Shares or any shares, par value $0.01 per share, of Merger Sub (“Merger Sub Shares”):

(a) Share Capital of Merger Sub. Each issued and outstanding Merger Sub Share shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company (the “Surviving Company Shares”).

(b) Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Intermediate Company Subsidiaries. All Intermediate Company Shares that are owned by the Intermediate Company as treasury shares and any Intermediate Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Final Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Intermediate Company Share owned by any direct or indirect wholly owned Subsidiary of the Intermediate Company shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration.

(c) Conversion of Intermediate Company Shares. Subject to Section 2.02(b) and Section 2.03(d), each Intermediate Company Share that is issued and outstanding immediately prior to the Final Effective Time shall be converted automatically into and shall thereafter represent the right to receive (i) 0.1935 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and non-assessable voting common shares, par value $0.175 per share, of Parent (such shares, “Parent Shares”, and such share consideration, the “Merger Share Consideration”) and (ii) an amount in cash equal to $2.00, without interest (such cash consideration, the “Merger Cash Consideration” and, together with the Merger Share Consideration and any cash paid in lieu of fractional Parent Shares in accordance with Section 2.03(d), the “Merger Consideration”). As of the Final Effective Time, all such Intermediate Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Intermediate Company Shares represented thereby to be paid in consideration therefor, in accordance with Section 2.03(b), and the right to receive dividends and other distributions in accordance with this Article II, in each case without interest.

SECTION 2.03 Exchange Fund.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company. At or prior to the Final Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) a number of certificates or shares in book-entry form sufficient to pay the aggregate Merger Share Consideration and (ii) an amount in cash sufficient to pay the aggregate Merger Cash Consideration and, to the extent then determinable, cash payable in lieu of fractional shares pursuant to Section 2.03(d) (such shares, cash and cash referred to in the immediately following sentence being hereinafter referred to as the “Exchange Fund”). From time to time as necessary and determinable, Parent shall promptly deposit or cause to be deposited with the Exchange Agent additional cash sufficient to pay the cash payable in lieu of fractional shares pursuant to Section 2.03(d) and any dividends and other distributions payable pursuant to Section 2.03(e). Pending its disbursement in accordance with this Section 2.03, any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest or other income resulting from such investments shall be paid over promptly to Parent and any amounts in excess of the amounts payable under Section 2.02(c) shall be promptly returned to Parent. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the cash in the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Merger Cash Consideration, cash payable in lieu of fractional shares pursuant to Section 2.03(d) and any dividends or other distributions payable pursuant to Section 2.03(e) in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any former holder of Intermediate Company Shares to receive the Merger Cash Consideration, cash payable in lieu of fractional shares pursuant to Section 2.03(d) and any dividends or other distributions payable pursuant to Section 2.03(e) pertaining thereto as provided herein.

(b) Letter of Transmittal; Exchange of Certificates. As soon as practicable after the Final Effective Time (but in no event later than three business days after the Final Effective Time), the Surviving Company or Parent shall cause the Exchange Agent to mail to each holder of a Certificate or Book-Entry Share a form of letter of transmittal (which (i) may specify that delivery of a Certificate or Book-Entry Share shall be effected, and risk of loss and title to such Certificate or Book-Entry Share shall pass, only upon delivery of such Certificate or Book-Entry Share to the Exchange Agent and (ii) shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Final Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Exchange Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Parent Shares (rounded down to the nearest whole Parent Share (taking into account all certificates held by such holder)) that such holder has the right to receive pursuant to the provisions of this Article II and (B) cash in an amount (after giving effect to any required Tax withholdings, as provided in Section 2.03(i)) equal to (x) the number of Intermediate Company Shares represented by such Certificate or Book- Entry Shares immediately prior to the Final Effective Time multiplied by the Merger Cash Consideration plus (y) cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 2.03(d) plus (z) any dividends or other distributions that such holder has the right to receive pursuant to Section 2.03(e), and such surrendered Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of the Surviving Company that such Tax either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 2.03, each Certificate or Book-Entry Share shall be deemed at any time after the Final Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions such Certificate or Book-Entry Share is entitled to pursuant to this Article II pertaining to the Intermediate Company Shares formerly represented thereby as contemplated by this Article II. No interest shall be paid or shall accrue on the cash payable pursuant to this Article II.

(c) Transfer Books; No Further Ownership Rights in Intermediate Company Shares. The Merger Consideration paid and payments (if any) made pursuant to Section 2.03(e) in respect of each Intermediate Company Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Intermediate Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the First-Step Effective Time. At the Final Effective Time, the share transfer books of the Intermediate Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Intermediate Company Shares that were outstanding immediately prior to the Final Effective Time. From and after the Final Effective Time, the holders of Intermediate Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Final Effective Time shall cease to have any rights with respect to such underlying Intermediate Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.03(g), if, at any time after the Final Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Share may be issued in connection with the Second-Step Merger and no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, any holder of Intermediate Company Shares or Share Units who would otherwise have been entitled to a fraction of a Parent Share shall be paid cash, without interest, in an amount equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled under this Article II multiplied by (ii) the Average Parent Share Price.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Final Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Shares that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with this Article II. Subject to any applicable foreign, state, federal or other abandoned property, escheat or similar Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, in addition to all other amounts to which such holder is entitled under this Article II, the amount of dividends or other distributions payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II with a record date after the Final Effective Time and paid with respect to Parent Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Final Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of the Intermediate Company Shares formerly represented by such Certificate as contemplated by this Article II.

(g) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been made available to the Exchange Agent and which has not been disbursed to former holders of Intermediate Company Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Company for, and, subject to applicable Law, Parent and the Surviving Company shall remain liable, for, payment of their claims of the Merger Consideration and any dividends or other distributions that such holders have the right to receive pursuant to this Article II pertaining to their former Intermediate Company Shares pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Company, Flagstone Bermuda, Merger Sub, the Intermediate Company, the Surviving Company or the Exchange Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable foreign, state, federal or other abandoned property, escheat or similar Law.

(i) Withholding Taxes. Parent, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.04 Company Equity Awards.

(a) Share Unit Consideration. Prior to the First-Step Effective Time, the Board of Directors of the Company (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions as may be required to provide that, immediately following the Final Effective Time, (i) each restricted share unit in respect of Company Shares granted under a Company Share Plan or otherwise (a “Company RSU”) and each performance share unit in respect of Company Shares granted under a Company Share Plan or otherwise (a “Company PSU”) (whether time-based or performance-based) that is outstanding immediately prior to the First-Step Effective Time (each, a “Share Unit”) shall be converted into (x) a number of fully vested Parent Shares equal to (1) the Exchange Ratio multiplied by (2) the number of Company Shares subject to such Share Unit immediately prior to the First-Step Effective Time (provided that the total number of Parent Shares that each holder of Share Units is entitled to receive (taking into account all Share Units held by such holder) shall be rounded down to the nearest whole Parent Share and such holder shall be entitled to cash in lieu of any fractional Parent Shares pursuant to Section 2.03(d)) and (y) the right to receive an amount in cash equal to the sum of (1) the Merger Cash Consideration multiplied by the number of Company Shares subject to such Share Unit immediately prior to the First-Step Effective Time and (2) the cumulative dividends declared by the Company in respect of the number of Company Shares subject to such Share Unit immediately prior to the First-Step Effective Time from the beginning of the applicable vesting period (in the case of a Company RSU) or performance period (in the case of a Company PSU) through immediately prior to the First-Step Effective Time, in the case of each of clauses (x) and (y), determined assuming, in the case of any Company PSU, attainment of all applicable performance goals at the maximum level for payout and (ii) the holder of each Company PSU that is outstanding on the date of this Agreement and that vests pursuant to its terms prior to the First-Step Effective Time (each such Company PSU, a “Pre-Closing Vested PSU”) shall be entitled to receive the Merger Consideration with respect to the Additional Pre-Closing Vested PSUs (all amounts payable pursuant to this Section 2.04(a), the “Share Unit Consideration”). All Pre-Closing Vested PSUs shall be settled only in Company Shares.

(b) Withholding. Payment of the Share Unit Consideration shall be subject to withholding in accordance with Section 2.03(i); provided, however, that, for the avoidance of doubt, at the election of any holder of Share Units, any such withholding may be satisfied by delivery of shares of Parent Common Stock to Parent.

(c) Board Actions. The Board of Directors of the Company (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall take all actions necessary to effectuate the provisions of this Section 2.04.

SECTION 2.05 Payments with Respect to Company Equity Awards. Promptly after the Final Effective Time (but in any event, no later than the second payroll date after the Final Effective Time), the Surviving Company shall pay through its payroll systems the amounts due pursuant to Section 2.04 to the holders of Share Units, including Pre-Closing Vested PSUs.

SECTION 2.06 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Final Effective Time, subject to compliance with the terms of this Agreement, the outstanding Parent Shares or Company Shares (or Intermediate Company Shares, as applicable) shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 2.07 Warrant. At the Final Effective Time, the Amended and Restated Share Purchase Warrant, dated June 25, 2010 (the “Warrant”), shall be amended such that, upon payment of the per share exercise price in effect immediately prior to the Final Effective Time, the Warrant shall be converted into the right to receive (on a per share basis and based on the number of Company Shares subject to the Warrant immediately prior to the Final Effective Time) (i) the Merger Share Consideration, subject to adjustments (if any) pursuant to the terms of the amended warrant, and (ii) the Merger Cash Consideration. The total number of Parent Shares to be issued to such holder under the terms of the amended warrant upon exercise of such warrant and payment of the applicable exercise price shall be rounded down to the nearest whole Parent Share, and Parent shall pay an amount in cash equal to any fraction of a Parent Share that would otherwise be issuable to such holder. All other terms of the Warrant will continue to apply to the amended warrant agreement (to the extent applicable), and Parent and the Company shall take all actions required to amend the Warrant pursuant to this Section 2.07. The amended Warrant will reflect only such terms and provisions as are in the current Warrant or as are required to be amended by the terms thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND FLAGSTONE BERMUDA

The Company and Flagstone Bermuda jointly and severally represent and warrant to Parent and Merger Sub that, as of the date of this Agreement and as of the Closing Date, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on the face thereof that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections in such Company Filed SEC Documents:

SECTION 3.01 Organization; Standing.

(a) The Company is a joint stock corporation (société anonyme) duly incorporated and validly existing under the laws of Luxembourg and Flagstone Bermuda is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda. Each of the Company and Flagstone Bermuda has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the due incorporation and valid existence of the Company or Flagstone Bermuda) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and Flagstone Bermuda is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true, correct and complete copy of the Company Charter is included in the Company Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Capitalization.

(a) The authorized share capital of the Company is set at $3,000,000, divided into 300,000,000 Company Shares. At the close of business on August 24, 2012 (the “Capitalization Date”), (i) 71,058,922 Company Shares were issued and outstanding, (ii) 13,405,337 Company Shares were held by the Company and its Subsidiaries as treasury shares (which number of Company Shares includes 8,469,642 Company Shares held by Flagstone (Bermuda) Holdings Limited), (iii) 2,289,800 Company Shares were issuable in respect of outstanding Company PSUs (assuming attainment of all applicable performance goals at the maximum level for payout pursuant to the Amended and Restated Flagstone Performance Share Unit Plan), (iv) 523,165 Company RSUs were outstanding pursuant to the Amended and Restated Flagstone Employee Restricted Share Unit Plan (293,565 of which were vested) and (v) 630,194 Company Shares were subject to the Warrant (exercisable solely during the month of December 2013, with an exercise price of $14.00 per Company Share as of the date of this Agreement). Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Share Units, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company (collectively, “Company Rights”), (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than the Warrant and Share Units, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in this Section 3.02, no direct or indirect Subsidiary of the Company owns any Company Shares. Other than the Amended and Restated Shareholders’ Agreement dated as of May 17, 2010, as amended, none of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) The Company Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote are issued and outstanding.

(e) Section 3.02(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon. Except for capital stock or other equity ownership interests of the Subsidiaries of the Company and the Investment Assets, the Company does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 3.03 Operations of Flagstone Bermuda. As of the date of this Agreement, the Company owns beneficially and of record all of the issued and outstanding shares of capital stock of Flagstone Bermuda, free and clear of all Liens. Flagstone Bermuda was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Final Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

SECTION 3.04 Authority; Noncontravention; Voting Requirements.

(a) Each of the Company and Flagstone Bermuda has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval and the Flagstone Bermuda Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company and Flagstone Bermuda of this Agreement, and the consummation by the Company and Flagstone Bermuda of the Transactions, have been duly authorized and approved by the Board of Directors of each of the Company and Flagstone Bermuda, and, except for obtaining the Company Shareholder Approval and the Flagstone Bermuda Shareholder Approval, executing and delivering the First-Step Statutory Merger Agreement (and performing the obligations set forth therein), and, in the case of the Intermediate Company, executing and delivering the Second-Step Statutory Merger Agreement (and performing the obligations set forth therein), causing the Luxembourg Merger Publication and the Luxembourg Deed Publication and any other required Luxembourg deed or publication, and filing the First-Step Merger Application, and, in the case of the Intermediate Company, filing the Second-Step Merger Application, with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company or Flagstone Bermuda is necessary to authorize the execution, delivery and performance by the Company and Flagstone Bermuda of this Agreement and the Statutory Merger Agreements and the consummation by the Company and Flagstone Bermuda of the Transactions. This Agreement has been duly executed and delivered by the Company and Flagstone Bermuda and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company and Flagstone Bermuda, enforceable against the Company and Flagstone Bermuda in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has, by resolutions duly adopted, (i) determined that the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Transactions, (iii) resolved, subject to Section 5.02, to recommend approval of the First-Step Merger, this Agreement and the First-Step Statutory Merger Agreement to the holders of Company Shares (such recommendation, the “Company Board Recommendation”), (iv) resolved, subject to Section 5.02, to provide a special merger report at least one month prior to the Company Shareholders Meeting to the holders of Company Shares and (v) appointed an independent expert (réviseur d’entreprise agréé) to provide the report to the shareholders of the Company pursuant to Article 266 of the Luxembourg Company Law at least one month prior to the Company Shareholders Meeting. The Board of Directors of the Company has directed that the First-Step Merger, this Agreement and the First-Step Statutory Merger Agreement be submitted to the holders of Company Shares for their approval.

(c) Neither the execution and delivery of this Agreement by the Company and Flagstone Bermuda, nor the consummation by the Company or Flagstone Bermuda of the Transactions, nor performance or compliance by the Company or Flagstone Bermuda with any of the terms or provisions hereof, will (i) conflict with or violate any provision (A) of the Company Charter, (B) of the charter, bye-laws or other similar organizational documents of any of the Company Reinsurance Subsidiaries or (C) of the charter, bye-laws or other similar organizational documents of any of the Company’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.03(b) (other than Section 4.03(b)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(b)), (B) that the actions described in Section 3.04(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 3.05 and the Company Shareholder Approval and the Flagstone Bermuda Shareholder Approval are obtained and (D) that the filings referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the First-Step Effective Time and, in the case of the Intermediate Company, prior to the Final Effective Time, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (y) violate, conflict with or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or their respective assets are bound or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(C) or clause (ii), as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of 75% of the Company Shares present or represented at the Company Shareholders Meeting or any adjournment, reconvening or postponement thereof in favor of the approval of this Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries (other than Flagstone Bermuda) that is necessary to approve this Agreement, the Statutory Merger Agreements and the Mergers. The approval of this Agreement, the Mergers and the Statutory Merger Agreements by the Company in its capacity as sole shareholder of Flagstone Bermuda (which approval is being provided by the written consent of the Company immediately after the execution of this Agreement, as contemplated by Section 5.14) (the “Flagstone Bermuda Shareholder Approval”), is the only vote or approval of the holders of any class or series of shares of Flagstone Bermuda that is necessary to approve this Agreement, the Statutory Merger Agreements and the Mergers.

SECTION 3.05 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement/prospectus relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) the filing of the registration statement on Form S-4 pursuant to which Parent Shares issued in the Second-Step Merger will be registered under the Securities Act (the “Registration Statement”) with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the New York Stock Exchange (including the approval of the listing of Parent Shares to be issued in the Second-Step Merger), (d) the filing of (i) each of the First-Step Merger Application and the Second-Step Merger Application with the Registrar pursuant to the Bermuda Companies Act, (ii) the First-Step Statutory Merger Agreement, the Luxembourg Notarial Deed and related documents with the Luxembourg Companies Registry (Registre de Commerce et des Sociétés) and (iii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) filings required under, compliance with applicable requirements of, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under, any non-U.S. Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) approvals or filings under all applicable Laws of Bermuda, including the Exchange Control Act of 1972 and the Insurance Act of 1978, (h) approvals or filings under all applicable Insurance Laws as set forth in Section 3.05(h) of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (i) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(f) and the completeness of Section 4.04 of the Parent Disclosure Schedule), no consent or approval of, or waiver from or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company and Flagstone Bermuda, the performance by the Company and Flagstone Bermuda of their respective obligations hereunder and the consummation by the Company and Flagstone Bermuda of the Transactions, other than such other consents, approvals, waivers, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2010 (together with any documents or information furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof and prior to the Closing Date, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents. Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Company SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact, omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, other than with respect to registration statements, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.

(b) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent true, correct and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to the Company’s independent auditors and the audit committee of the Company’s Board of Directors since January 1, 2011.

(c) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which are expected to be material).

(d) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2012, included in the Company Filed SEC Documents, (ii) incurred after June 30, 2012, in the ordinary course of business, (iii) as incurred pursuant to the terms of this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(f) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the SEC promulgated thereunder that are applicable to the Company, and (ii) the rules and regulations of the New

York Stock Exchange that are applicable to the Company. With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to such Company SEC Documents.

(g) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Proxy Statement shall, on the date the Proxy Statement is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company and Flagstone Bermuda make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

SECTION 3.07 Absence of Certain Changes. From December 31, 2011 through the date of this Agreement, (a) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any (i) declaration, setting aside for payment or payment of any dividend or other distribution in respect of any shares of the Company’s capital stock or other equity or voting interests (other than regular quarterly cash distributions of $0.04 per Company Share), (ii) redemption, purchase or other acquisition of the Company’s outstanding shares of capital stock or other equity or voting interests (other than (x) pursuant to the Company Plans or the Share Units or (y) in connection with the satisfaction of Tax withholding obligations with respect to Share Units) or (iii) split, combination, subdivision or reclassification of any shares of the Company’s capital stock or other equity or voting interests, (c) there has not been any change in any material respect in the Company’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required (1) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) by Applicable SAP or (3) by applicable Law, including Regulation S-X under the Securities Act, (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (e) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Sections 5.01(a)(vi) or 5.01(a)(xii) had the restrictions thereunder been in effect since December 31, 2011.

SECTION 3.08 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, action or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 3.09 Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and since January 1, 2010 have been, in compliance with all domestic and foreign, federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”)

applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, authorizations, exemptions and waivers from Governmental Authorities (collectively, “Permits”) necessary for the ownership and lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2010 has been, in compliance with (a) The USA PATRIOT Act of 2001, as amended, and any rules and regulations promulgated thereunder (b) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (c) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (d) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder. This Section 3.09 does not relate to the Company SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act (and associated rules and regulations), which are the subject of Section 3.06.

SECTION 3.10 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete.

(b) All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.

(c) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f) No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or comparable provision of any other applicable Tax Law, and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(i) None of the Company or any of its Subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances that would prevent the First-Step Merger or the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(j) The Company and each of its Subsidiaries have paid or have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Governmental Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Governmental Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Laws.

(k) Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by the Company or any of its Subsidiaries of any Tax of another person after the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(m) Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Laws) by reason of a change in accounting method or otherwise.

(n) None of the Company nor any of its Subsidiaries is now or has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(o) Neither the Company nor any of its Subsidiaries that is domiciled or incorporated outside the United States has received any written notice to the effect that the Company or any such Subsidiary is or may be subject to U.S. federal income tax as a result of being engaged in a trade or business, or having a permanent establishment, in the United States.

(p) For purposes of this Agreement, (A) “Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, imposts, levies or other similar assessments or liabilities in the nature of taxes, including all income, gross receipts, premium, capital, ad valorem, value-added, excise, real property, personal property, escheat, guaranty fund assessment, sales, use, severance, stamp, transfer, withholding, employment, payroll, occupation, social security, unemployment, franchise, profits, inventory, capital stock, license, property and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, penalties, fines, assessments or additions to tax or additional amounts imposed by any Governmental Authority, and any transferee liability in respect of any items described above or payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Laws) or otherwise, and (B) “Tax Returns” means all reports, returns, declarations, statements filed or required to be filed (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, Flagstone Bermuda, or any Subsidiaries thereof.

SECTION 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true, correct and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any portion of a document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description and summary of material modifications, (iii) each insurance or group annuity contract or other funding vehicle, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently filed annual reports on IRS Form 5500, and (vi) the most recently received IRS determination letter.

(b) Each Company Plan has been administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan.

(c) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. No condition exists that presents a risk to the Company or any ERISA Affiliate of incurring such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as required under applicable Law or where the full cost of such benefits is borne by the current or former employee (or any of their beneficiaries), no Company Plan provides health, medical or other welfare benefits following retirement or other termination of employment.

(e) The consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Final Effective Time.

(f) Prior to the date of this Agreement, the Company has delivered or made available to Parent a report that sets forth the Company’s good faith estimate, as of the date of such report, of (i) the amount to be paid under all Company Plans (or the amount by which any benefits may be accelerated or increased) as a result of the occurrence of the Transactions, either alone or in combination with another event (subject to the exceptions described in such report and based upon the assumptions described in such report) to any “disqualified individuals” (as defined for purposes of Section 280G of the Code) with respect to the Company who (x) are employed primarily in the U.S. or is a U.S. taxpayer and (y) could reasonably be expected to receive any excess parachute payment, and (ii) whether such payments would reasonably be expected to constitute a “parachute” payment under Sections 280G and 4999 of the Code. No Company Plan provides for the gross-up of any taxes imposed under Sections 4999 or 409A of the Code.

SECTION 3.12 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar labor-related agreement or arrangement concerning the representation of employees, other than any such agreement that applies on an industry-wide or nation-wide basis or that is otherwise legally mandated.

(b) As of the date of this Agreement, (i) no labor union, labor organization, works council, trade union or similar organization represents or, to the Knowledge of the Company claims to represent, any group of employees of the Company or its Subsidiaries and (ii) no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, works council, trade union or similar organization and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, labor organization, works council, trade union or similar organization to organize any employees of the Company or any of its Subsidiaries and (iii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(c) Each of the Company and its Subsidiaries is, and since January 1, 2011, has been, in compliance with all notice and other requirements under all mass layoff Laws requiring notice to employees in the event of a plant closing or layoff.

SECTION 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are not subject to any written claims or administrative or judicial proceedings arising under Environmental Laws, and (ii) have no liabilities, contingent or otherwise, known or unknown, arising under Environmental Laws, including any liabilities related to the release of Hazardous Materials.

SECTION 3.14 Investments; Derivatives.

(a) The Company has provided Parent with a true, correct and complete list of all bonds, stocks, mortgage loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternatives investments and direct and indirect investments in hedge funds and other investments that were carried on the books and records of the Company and its Subsidiaries as of June 30, 2012 (such investment assets, together with all investment assets acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.14 of the Company Disclosure Schedule (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Guidelines.

(b) To the Knowledge of the Company, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law.

(c) Each agreement with each investment manager or investment advisor providing services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager, is evaluated in a commercially reasonable, arms-length manner.

SECTION 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own or have the valid right to use, free and clear of all Encumbrances, all material Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries as currently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Action is pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property. There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned by the Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating,

violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted, and as conducted since January 1, 2010, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, and there have been no such claims asserted or threatened since January 1, 2010 against the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transaction will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other third party in respect of, rights of the Company or any of its Subsidiaries to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the business of the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, since January 1, 2010, there have been no material security breaches of any information technology systems used in connection with the business of the Company or any of its Subsidiaries, and no disruptions in the information technology systems of the Company or any of its Subsidiaries that adversely affected in any material respect the business of the Company or any of its Subsidiaries.

SECTION 3.16 Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition”, “interested shareholder” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Mergers.

SECTION 3.17 Real Property.

(a) Section 3.17(a) of the Company Disclosure Schedule identifies all of the real estate owned by the Company or any of its Subsidiaries as of the date of this Agreement (together with all of the buildings, structures and other improvements located thereon, the “Owned Real Property”). The Company or one of its Subsidiaries has good and valid title to the Owned Real Property, free and clear of all Liens (other than Permitted Encumbrances). There are no parties in possession of any parcel of Owned Real Property or any portion thereof other than the Company or a Subsidiary of the Company, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any third party or parties the right of use or occupancy of any of the Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal in favor of any third party to purchase the Owned Real Property or any portion thereof or interest therein.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property subject to a lease, sublease or other occupancy agreement (each a “Real Estate Lease”) which demises more than 5,000 square feet of rentable area for use by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, including the buildings, structures and other improvements located thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has a valid leasehold interest in, and enjoys actual, exclusive, peaceful and undisturbed possession of, the relevant Leased Real Property, in each case free and clear of all Liens of any nature whatsoever other than and subject to Permitted Encumbrances. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which the Company or any of its Subsidiaries is a party, granting to any Person the right to use, occupy or otherwise obtain a real property interest in any of the Leased Real Property.

(c) True, correct and complete copies of each Real Estate Lease have been made available to Parent prior to the date hereof, including, any amendments, modifications or changes thereto.

SECTION 3.18 Contracts.

(a) Except for (A) this Agreement, (B) each Company Plan and (C) the contracts filed as exhibits to the Company Filed SEC Documents, Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all (i) Real Estate Leases and (ii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) with respect to a joint venture, partnership or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any such partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provide for Indebtedness of the Company or any of its Subsidiaries, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit issued to cedents under the Company Reinsurance Contracts;

(iv) have been entered into since January 1, 2011, and involve the acquisition from another Person or disposition to another Person of assets, capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $5 million (excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(v) that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $5 million in any twelve-month period, other than (A) agreements solely between or among the Company and/or one or more Subsidiaries of the Company, (B) Contracts pursuant to which the Company and/or any of its Subsidiaries provides or purchases reinsurance or retrocession and (C) Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(vi) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $5 million;

(vii) grant (A) the Company or any of its Subsidiaries any right to use any material Intellectual Property owned by any third party (other than standard form contracts granting rights to use commercially available software) or (B) any third party any right to use or register any material Intellectual Property owned by the Company or any of its Subsidiaries, including, in each case, any license agreements, coexistence agreements, or covenants not to sue;

(viii) prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any Subsidiary of the Company;

(ix) contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty; or

(x) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Closing.

(b) (i) Each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Insurance Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that conducts the business of reinsurance (each, a “Company Reinsurance Subsidiary”) is (i) duly licensed or authorized as a reinsurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of reinsurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. As of the date of this Agreement, Section 3.19 of the Company Disclosure Schedule sets forth the name and domicile of each Company Reinsurance Subsidiary.

SECTION 3.20 Statutory Statements; Examinations.

(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2010, each of the Company Reinsurance Subsidiaries has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of reinsurance (collectively, the “Company Statutory Statements”).

(b) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true, correct and complete copies of all material Company Statutory Statements as of December 31, 2010 and December 31, 2011, and for the annual periods then ended, together with, any annual Company Statutory Statements filed or submitted thereafter and prior to the Closing Date, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in all material respects in conformity with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Company Reinsurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or shareholders’ equity, as applicable) of such Company Reinsurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true, correct and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2010 through the date of this Agreement, relating to the Company Reinsurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement.

SECTION 3.21 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the reinsurance licenses maintained by the Company Reinsurance Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on the Company or any Company Reinsurance Subsidiary, or order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator binding on the Company or any Company Reinsurance Subsidiary and (b) neither the Company nor any of the Company Reinsurance Subsidiaries have adopted any board or committee resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (i) limits the ability of any Company Reinsurance Subsidiary to issue or enter into Company Reinsurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (ii) requires the divestiture of any investment of any Company Reinsurance Subsidiary, (iii) limits the ability of any Company Reinsurance Subsidiary to pay dividends or other distributions, (iv) requires any material investment of any Company Reinsurance Subsidiary to be treated as a non-admitted asset (or the local equivalent) or (v) requires or imposes any capital commitment, keepwell, or similar maintenance or infusion arrangement with respect to any Company Reinsurance Subsidiary.

SECTION 3.22 Reinsurance and Retrocession. As of the date of this Agreement, (a) each material reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Reinsurance Subsidiary is the cedent (the “Company Reinsurance Contracts”) is valid and binding on the applicable Company Reinsurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the applicable Company Reinsurance Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) to the Knowledge of the Company, none of the Company Reinsurance Subsidiaries have received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Reinsurance Subsidiary under any Company Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) to the Knowledge of the Company, no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

SECTION 3.23 Reserves.

(a) The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Reinsurance Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements, and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b) As of the date of this Agreement, with respect to the Company Reinsurance Subsidiaries, the Company has made available to Parent true, correct and complete copies of all material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, on or after January 1, 2011. The information and data furnished by the Company and the Company Reinsurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

SECTION 3.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Evercore Partners, to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Shares upon consummation of the Second-Step Merger is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

SECTION 3.25 Brokers and Other Advisors. Except for Evercore Partners, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.26 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or shareholders of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

SECTION 3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company and Flagstone Bermuda in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing (except as and to the extent expressly incorporated or referred to in the representations and warranties set forth in this Article III), and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) except for the representations and warranties made by the Company and Flagstone Bermuda in this Article III and the documents and other information expressly incorporated or referenced therein and any certificates given pursuant hereto, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, as of the date of this Agreement and as of the Closing Date, except as (A) set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on the face thereof that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (the “Parent Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” section in such Parent Filed SEC Documents:

SECTION 4.01 Organization; Standing.

(a) Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the due incorporation and valid existence of Parent or Merger Sub) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. A true, correct and complete copy of each of Parent’s Memorandum of Association (the “Parent Charter”) and Parent’s Amended and Restated Bye-laws (the “Parent Bye-laws”) is included in the Parent Filed SEC Documents.

(b) Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02 Capitalization.

(a) The authorized capital stock of Parent consists of 571,428,571 Parent Shares. As of the Capitalization Date, (i) 93,353,835 Parent Shares were issued and outstanding, (ii) 2,209,574 Parent Restricted Shares were issued and outstanding, (iii) 43,138,057 Parent Shares were held by Parent as treasury shares, (iv) 3,152,575 Parent Shares in the aggregate were reserved and available for issuance pursuant to the Parent Stock Plans, (v) there were 1,823,947 outstanding Parent Stock Options with an average strike price of $19.23 (1,826,947 of which were exercisable), (vi) 43,888 Parent Shares were reserved for issuance pursuant to outstanding Parent restricted stock units (“Parent RSUs”), (vii) there were 220,845 Parent Shares reserved for issuance pursuant to Parent performance share awards (“Parent PSUs”) (assuming the achievement of all applicable performance goals or objectives), (viii) there were outstanding warrants to purchase 6,916,677 Parent Shares and (ix) 4,966 Parent Shares were reserved for issuance pursuant to Parent deferred share units (“Parent DSUs”) outstanding under the Parent Director Stock Plan. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Parent Equity Awards, neither Parent nor any of its Subsidiaries has (1) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of any Parent Securities or dividends paid thereon that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Parent’s capital stock.

(b) Except as described in this Section 4.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent (collectively, “Parent Rights”), (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or dividends paid thereon. There are no outstanding agreements of any kind that obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities. Except as described in this Section 4.02, no direct or indirect Subsidiary of Parent owns any Parent Shares. Other than the Shareholders’ Agreement, dated as of December 12, 2005, among Parent and the shareholders named therein, none of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) The Parent Shares constitute the only outstanding class of securities of Parent or its Subsidiaries registered under the Exchange Act.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of Parent or any of its Subsidiaries may vote are issued and outstanding.

(e) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by Parent free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of Parent that is held, directly or indirectly, by Parent, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of Parent. None of the Subsidiaries of Parent has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of Parent. Except for capital stock or other equity ownership interests of the Subsidiaries of Parent and their investment assets, Parent does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 4.03 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, subject, in the case of Merger Sub, to obtaining the approval of this Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent as contemplated by Section 5.13) following execution of this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by the Board of Directors of each of Parent and Merger Sub, and, except for executing and delivering the Second-Step Statutory Merger Agreement (and performing the obligations set forth therein), filing the Second-Step Merger Application with the Registrar pursuant to the Bermuda Companies Act and, in the case of Merger Sub, obtaining approval of this Agreement, the Second-Step Statutory Merger Agreement and the Second-Step Merger by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent as contemplated by Section 5.13), no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Second-Step Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and Flagstone Bermuda, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted, (i) determined that the Second-Step Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and (ii) adopted resolutions that have approved and declared advisable this Agreement, the Second-Step Statutory Merger Agreement and the Second-Step Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision (A) of the Parent Charter or the Parent Bye-laws or (B) of the similar organizational documents of any of Parent’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 3.04(c) (other than Section 3.04(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.04(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 4.04 and, in the case of Merger Sub, the approval of this Agreement and the Second-Step Statutory Merger Agreement and the Second-Step Merger by Parent in its capacity as sole shareholder of Merger Sub are obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Final Effective Time, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or their respective assets are bound, or accelerate Parent’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) No vote or approval of the holders of any class or series of shares of Parent is necessary to approve this Agreement, the Statutory Merger Agreements or the Mergers. The approval of this Agreement, the Second-Step Merger and the Second-Step Statutory Merger Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval is being provided by the written consent of Parent immediately after the execution of this Agreement, as contemplated by Section 5.13) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreements and the Mergers.

SECTION 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the New York Stock Exchange (including the approval of the listing of Parent Shares to be issued in the Second-Step Merger), (d) the filing of the Second-Step Merger Application with the Registrar pursuant to the Bermuda Companies Act, (e) filings required under, compliance with applicable requirements of, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under, any non-U.S. Antitrust Laws, (f) approvals or filings under all applicable Insurance Laws as set forth in Section 4.04 of the Parent Disclosure Schedule (the “Parent Insurance Approvals”), (g) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.05(h) and the completeness of Section 3.05(h) of the Company Disclosure Schedule), (h) approvals or filings under all applicable Laws of Bermuda, including the Exchange Control Act of 1972 and the Insurance Act of 1978, and (i) compliance with any applicable state securities or blue sky laws, no consent or approval of, or waiver from, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, waivers, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Final Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

SECTION 4.06 Parent SEC Documents; Undisclosed Liabilities.

(a) Parent has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2010 (together with any documents or information furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof and prior to the Closing Date, collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents. Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents (when filed or furnished, or, if amended prior to the date of this Agreement, as of the date of such amendment) contained, or with respect to the Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact, or omitted or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, other than with respect to any registration statements, in light of the circumstances under which they were made, not misleading. Without limitation of the foregoing, Parent has filed all Contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which are expected to be material). As of the date hereof, there are no outstanding written comments from the SEC with respect to the Parent SEC Documents.

(c) Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of June 30, 2012, included in the Parent Filed SEC Documents, (ii) incurred after June 30, 2012, in the ordinary course of business (iii) as incurred pursuant to the terms of this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder that are applicable to Parent and (ii) the rules and regulations of the New York Stock Exchange that are applicable to Parent. With respect to each Parent SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to such Parent SEC Documents.

(e) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Proxy Statement shall, on the date the Proxy Statement is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, Flagstone Bermuda or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

SECTION 4.07 Absence of Certain Changes. From December 31, 2011 through the date of this Agreement, (a) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Parent and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any (i) declaration, setting aside for payment or payment of any dividend or other distribution in respect of any shares of Parent’s capital stock or other equity or voting interests (other than regular quarterly cash dividends of $0.25 per Parent Share), (ii) redemption, purchase or other acquisition of Parent’s outstanding shares of capital stock or other equity or voting interests (other than (x) pursuant to the Parent Stock Plans, Parent Director Stock Plans or Parent Equity Awards, (y) in connection with the satisfaction of Tax withholding obligations with respect to Parent Equity Awards or (z) except for purchases made by Parent pursuant to its share repurchase program) or (iii) split, combination, subdivision or reclassification of any shares of Parent’s capital stock or other equity or voting interests, (c) there has not been any change in any material respect in Parent’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards

Board or any similar organization, (ii) by Applicable Parent SAP or (iii) by applicable Law, including Regulation S-X under the Securities Act and (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.08 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent, threatened legal or administrative proceeding, suit, arbitration, action or, to the Knowledge of Parent, investigation against Parent or any of its Subsidiaries, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 4.09 Compliance with Laws; Permits. Parent and each of its Subsidiaries are in compliance with all Laws applicable to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries hold all Permits necessary for the ownership and lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and since January 1, 2010 has been, in compliance with (a) the USA PATRIOT Act of 2001, as amended, and any rules and regulations promulgated thereunder, (b) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (c) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (d) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder. This Section 4.09 does not relate to the Parent SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act (and associated rules and regulations), which are the subject of Section 4.06.

SECTION 4.10 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Parent Tax Returns required to be filed by any of them, and all such Parent Tax Returns are true, correct and complete.

(b) All Taxes owed by Parent and each of its Subsidiaries that are due (whether or not shown on any Parent Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable Parent SAP.

(c) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to the Knowledge of Parent, threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax.

(d) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(e) None of Parent or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f) No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(g) Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Parent Tax Returns obtained in the ordinary course).

(h) Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or comparable provision of any other applicable Tax Law, and neither Parent nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(i) None of Parent or any of its Subsidiaries has taken or failed to take any action, as of the date of this Agreement, or has Knowledge of any facts or circumstances that would prevent the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(j) Parent and each of its Subsidiaries have paid or have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Governmental Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Governmental Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Laws.

(k) Merger Sub has qualified as and has been treated as a disregarded entity for U.S. federal income tax purposes.

(l) Neither Parent nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by Parent or any of its Subsidiaries of any Tax of another person after the Closing Date.

(m) Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(n) Neither Parent nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Laws) by reason of a change in accounting method or otherwise.

(o) Neither Parent nor any of its Subsidiaries that is domiciled or incorporated outside the United States has received any written notice to the effect that Parent or any such Subsidiary is or may be subject to U.S. federal income tax as a result of being engaged in a trade or business, or having a permanent establishment, in the United States.

(p) For purposes of this Agreement, “Parent Tax Returns” means all reports, returns, declarations, statements filed or required to be filed (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Parent or any Subsidiaries thereof.

SECTION 4.11 Anti-Takeover Provisions. No Takeover Law applies to Parent with respect to this Agreement or the Mergers.

SECTION 4.12 Insurance Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance or reinsurance company, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

SECTION 4.13 Statutory Statements; Examinations.

(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2010, each Parent Insurance Subsidiary has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Parent Statutory Statements”).

(b) The financial statements included in the Parent Statutory Statements were prepared in conformity with Applicable Parent SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Parent Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or shareholders’ equity, as applicable) of such Parent Insurance Subsidiary for the respective periods then ended. Such Parent Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of Parent, orally) by any Insurance Regulator with respect to any of such Parent Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) All material deficiencies or violations noted in material examination reports of any Insurance Regulators received by Parent on or after January 1, 2010 through the date of this Agreement relating to Parent Insurance Subsidiaries have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement.

SECTION 4.14 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the insurance and reinsurance licenses maintained by the Parent Insurance Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on Parent or any Parent Insurance Subsidiary, or order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator binding on Parent or any Parent Insurance Subsidiary and (b) neither Parent nor any of the Parent Insurance Subsidiaries have adopted any board or committee resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (i) limits the ability of (1) any Parent Insurance Subsidiary that conducts the business of reinsurance to issue or enter into any material reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any such Parent Insurance Subsidiary is the cedent or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements and (2) any Parent Insurance Subsidiary that conducts the business of insurance to issue or enter into any material policy, slip, binder, certificate or other agreement of insurance issued or distributed by any such Parent Insurance Subsidiary in any jurisdiction or other insurance policies, slips, binders, certificates or other similar arrangements, (ii) requires the divestiture of any investment of any Parent Insurance Subsidiary, (iii) limits the ability of any Parent Insurance Subsidiary to pay dividends, (iv) requires any material investment of any Parent Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent) or (v) that requires or imposes any capital commitment, keepwell or similar maintenance or infusion arrangement with respect to any Parent Insurance Subsidiary.

SECTION 4.15 Reserves.

(a) The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Parent Insurance Subsidiary contained in its Parent Statutory Statements (i) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Parent Statutory Statements, and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b) As of the date of this Agreement, with respect to the Parent Insurance Subsidiaries, Parent has made available to the Company true, correct and complete copies of all material actuarial reports in Parent’s possession and prepared by actuaries, independent or otherwise, on or after January 1, 2011. The information and data furnished by Parent, the Parent Insurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

SECTION 4.16 Financing. Parent and Merger Sub collectively have and will have at the Final Effective Time sufficient funds to pay the aggregate Merger Consideration and Share Unit Consideration and any other amount required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent and Merger Sub.

SECTION 4.17 Certain Arrangements. As of the date of this Agreement, other than the Voting Agreements, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent or any of its Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any shareholder of the Company or holder of a Share Unit would be entitled to receive consideration of a different amount or nature than the Merger Consideration or Share Unit Consideration, as the case may be, or pursuant to which any shareholder of the Company agrees to vote to approve the First-Step Merger and this Agreement or agrees to vote against any Superior Proposal.

SECTION 4.18 Brokers and Other Advisors. Except for Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.19 Ownership of Company Shares. None of Parent, Merger Sub or any Subsidiary of Parent beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any Company Shares, or is a party, or will prior to the Closing Date become a party, to any Contract or other arrangement or understanding (whether written or oral) (other than this Agreement and the Voting Agreements) for the purpose of acquiring, holding, voting or disposing of any Company Shares.

SECTION 4.20 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company and Flagstone Bermuda or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing (except as and to the extent expressly incorporated or referred to in the representations and warranties set forth in this Article IV), and each of the Company and Flagstone Bermuda acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither Parent nor any other Person makes or has made any express or implied representation or warranty to the Company, Flagstone Bermuda or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) except for the representations and warranties made by Parent and Merger Sub in this Article IV and the documents and other information expressly incorporated or referenced herein and any certificates given pursuant hereto, any oral or written information presented to the Company and Flagstone Bermuda or any of their respective Representatives in the course of the negotiation of this Agreement or the course of the Transactions.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.01 Conduct of Business.

(a) Except as required by applicable Law, as required by this Agreement or as set forth on Section 5.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Final Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact, and preserve existing relations with key customers, reinsurance providers, Governmental Authorities and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice. Without limiting the generality of the foregoing, and except as required by applicable Law, as required or as set forth on Section 5.01(a) of the Company Disclosure Schedule, during such period, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any options, rights, warrants or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company; provided that the Company may issue Company Shares or other securities (as required pursuant to the vesting or settlement of Share Units (1) outstanding on the date of this Agreement in accordance with the terms of the applicable award or Company Right in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with this Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to the Company Plans or the Share Units or (y) in connection with the satisfaction of Tax withholding obligations with respect to Share Units in the case of clauses (x) and (y), in accordance with their terms in effect on the date of this Agreement, (C) in the case of the Company, establish a record date, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, in each case, other than regular quarterly cash distributions, in accordance with the declaration and payment schedule set forth in Section 5.01(a)(i)(C) of the Company Disclosure Schedule and, in each case, not to exceed $0.04 per Company Share or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, incur any obligations with respect to capital leases, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), modify any of the material terms with respect to any Indebtedness, or guaranty the Indebtedness of any other Person, except for (w) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any of its Subsidiaries and (x) letters of credit issued in the ordinary course of business, (B) enter into any swap or hedging transaction or other derivative agreements other than consistent with the Investment Guidelines or the Company’s Hedging Policy, dated as of March 1, 2012 (without taking into account any amendments thereto or waivers thereunder), or (C) make any loans, capital contributions or advances to any Person other than (w) to the Company or any Subsidiary of the Company, (x) pursuant to Section 5.01(a)(vi) or (y) consistent with the Investment Guidelines;

(iii) adopt or implement any shareholder rights plan or similar arrangement;

(iv) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $250,000 individually or $1 million in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, or (C) pursuant to Section 5.01(a)(xvi);

(v) make or authorize capital expenditures outside the ordinary course of business;

(vi) except as permitted under Section 5.01(a)(v) or Section 5.01(a)(xvi), make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person, in each case for consideration in excess of $250,000 individually or $1 million in the aggregate;

(vii) except as required pursuant to the terms of any Company Plan as in effect on the date of this Agreement, (1) grant to any director, executive officer or other employee any increase in salary or bonus opportunity other than increases to non-executive employees in the ordinary course of business, (2) grant to any director, executive officer or other employee any increase in severance, retention or termination pay, (3) establish, adopt, enter into or amend in any respect any Company Plan or collective bargaining agreement other than non-material amendments in the ordinary course of business consistent with past practice or (4) enter into any employment, consulting, severance or termination agreement with any director, executive officer or other employee of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to employees hired in the ordinary course of business after the date hereof to replace terminated employees or to fill positions open as of the date hereof (provided that, with respect to new hires to replace employees terminated after the date of this Agreement, the Company provides Parent with reasonable notice that it intends to replace such terminated employee or fill such open position and provides Parent with a reasonable opportunity to consult with the Company with respect thereto), plans, agreements, benefits and compensation arrangements (excluding equity incentive grants) that have a value (excluding equity incentive grants) that is consistent with the past practice of making compensation and benefits available to such hired employees in similar positions;

(viii) make any changes in any material respect in the Company’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable SAP or (C) by Law, including Regulation S-X under the Securities Act;

(ix) (A) amend (whether by merger, amalgamation, consolidation or otherwise) the Company Charter or (B) amend (whether by merger, amalgamation, consolidation or otherwise) in any material respect the comparable organizational documents of any Subsidiary;

(x) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xi) grant, or allow to be imposed, any Lien (other than Permitted Liens) on any of its material assets;

(xii) settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries (A) for a cash settlement amount of more than $250,000 individually or $1 million in the aggregate, or (B) which settlement or compromise imposes or concedes any fault on the part of the Company or any of its Subsidiaries or imposes any material restrictions on any of their future activities;

(xiii) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with its terms) any Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Material Contract, or enter into any Contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiv) reduce any reserves, provisions for losses or other liability amounts in respect of the Company Reinsurance Contracts, except (A) to the extent required after the date hereof by any concurrent change in applicable Law, Applicable SAP or GAAP, as applicable or (B) as a result of payments to other parties in accordance with the terms of the Company Reinsurance Contracts;

(xv) except in the ordinary course of business or as related to the First-Step Merger, make any material Tax election or settle or compromise any material Tax liability or material Tax refund;

(xvi) acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(xvii) amend, modify or otherwise change the Investment Guidelines in any material respect;

(xviii) abandon, dispose of, or permit to lapse any right to material Intellectual Property owned by the Company or its Subsidiaries, or disclose any material Trade Secret or other material confidential information of the Company or any of its Subsidiaries in a manner that would result in the loss of confidentiality thereof;

(xix) (A) take any action or cause any action to be taken (including any action otherwise permitted by this Section 5.01(a)) that would prevent the First-Step Merger or the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (B) fail to take any commercially reasonable action or fail to cause any commercially reasonable action to be taken (including any failure otherwise permitted by this Section 5.01(a)) that is necessary to cause the First-Step Merger or the Second-Step Merger to constitute a tax-free reorganization under Section 368(a) and related provisions of the Code;

(xx) except as required by Section 2.07, amend the Warrant; or

(xxi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) Except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in Section 5.01(b) of the Parent Disclosure Schedule, during the period from the date of this Agreement until the Final Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course. Without limiting the generality of the foregoing, and except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in Section 5.01(b) of the Parent Disclosure Schedule, during such period, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to the Parent Stock Plans, Parent Director Stock Plan, Parent Equity Awards or other equity awards, (y) in connection with the satisfaction of Tax withholding obligations with respect to Parent Equity Awards or other equity awards or (z) pursuant to the Parent’s share repurchase program, (B) in the case of Parent, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, in each case, other than regular quarterly cash dividends not to exceed $0.25 per Parent Share or (C) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) make any changes in any material respect in Parent’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable Parent SAP or (C) by Law, including Regulation S-X under the Securities Act;

(iii) (A) amend (whether by merger, amalgamation, consolidation or otherwise) the Parent Charter or Parent Bye-laws or (B) amend (whether by merger, consolidation or otherwise) in any material respect the comparable organizational documents of any Subsidiary in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries (other than dormant Subsidiaries of Parent);

(v) (A) take any action or cause any action to be taken (including any action otherwise permitted by this Section 5.01(b)) that would prevent the First-Step Merger or the Second-Step Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code or (B) fail to take any commercially reasonable action or fail to cause any commercially reasonable action to be taken (including any failure otherwise permitted by this Section 5.01(b)) that is necessary to cause the First-Step Merger or the Second-Step Merger to constitute a tax-free reorganization under Section 368(a) and related provisions of the Code; or

(vi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Final Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Final Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02 No Solicitation by the Company; Change in Recommendation.

(a) The Company shall, shall cause each of its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) until the Final Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries or requests for non-public information regarding, or the making or consummation of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a Takeover Proposal, (C)

enter into or publicly propose to enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal or (D) terminate, waive, amend, modify or fail to enforce the terms or conditions of any confidentiality agreement, standstill agreement or similar obligation of any Person (other than (1) Parent and its Affiliates and (2) any other Person that is subject to a standstill agreement with the Company as of the date of this Agreement, but only to the extent necessary to permit such Person to make a non-public Takeover Proposal to the Company if such Person requests permission from the Company (on a non-public basis) to make such a Takeover Proposal to the Company or any of its Subsidiaries). The Company shall be responsible for any action taken by it or its Subsidiaries’ Representatives that would be a breach of this Section 5.02(a) if such action was taken by the Company. Upon becoming aware of any action by any Representative of the Company or any of its Subsidiaries that would constitute a breach of this Section 5.02(a) if taken by the Company, the Company shall use its reasonable best efforts to stop any such Representative from continuing to take such action, directly or indirectly.

(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Company Shareholder Approval, (i) the Company receives a Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, and (ii) the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to do so would violate or result in a breach of the directors’ fiduciary duties under the laws of Luxembourg, then the Company may enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and, after execution and delivery of such Acceptable Confidentiality Agreement, (x) furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons making such Takeover Proposal; provided that the Company shall promptly provide to Parent any information (including non-public information) concerning the Company or any of its Subsidiaries that is provided to any Person given such access, to the extent such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. For the avoidance of doubt, the execution and delivery of an Acceptable Confidentiality Agreement between the Company and the Person or group of Persons making the applicable Takeover Proposal shall be a condition to the Company or its Subsidiaries or their respective Representatives taking any action described in clauses (x) and (y) of the preceding sentence, regardless of whether the Person or group of Persons making the Takeover Proposal is subject to a pre-existing confidentiality, standstill or similar agreement with the Company at the time such Takeover Proposal is made.

(c) The Company shall promptly (but in no event later than 24 hours after receipt by, or communication to, the Company (including from any of its Subsidiaries or any of its or their Representatives) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal, the submission of any inquiries or requests for information regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, and shall disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry or request and the identity of the Person or group of Persons making such Takeover Proposal, inquiry or request, and the Company shall keep Parent informed in reasonable detail on a prompt basis of any material developments with respect to any such Takeover Proposal, inquiry or request (including notifying Parent within 24 hours after any material changes or other action with respect thereto and providing all material correspondence or other written material within 24 hours after receipt thereof). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Parent Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withhold or withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent), the Company

Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal, or (C) resolve, agree or publicly propose to take any actions in clause (A) or (B) above (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit, or resolve, agree or publicly propose to authorize, cause or permit, the Company or any of its Subsidiaries to execute or enter into any letter of intent, confidentiality agreement, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than an Acceptable Confidentiality Agreement entered into pursuant to, and in compliance with the terms of, Section 5.02(b). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Board of Directors of the Company may make an Adverse Recommendation Change if (and only if) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change would violate or result in a breach of the directors’ fiduciary duties under the laws of Luxembourg; provided, however, neither the Board of Directors of the Company nor any committee thereof may make any Adverse Recommendation Change unless (1) the Company has given Parent at least five business days’ prior written notice of its intention to take such action (such period, the “Adverse Recommendation Change Period”), specifying the reasons therefor, and (2) if the decision of the Board of Directors to make an Adverse Recommendation Change relates to a Superior Proposal, (A) the notice provided by the Company specifies the identity of the party making such Superior Proposal and the material terms and conditions thereof, and the Company contemporaneously furnishes to Parent a copy of the Superior Proposal and any other material documentation and (B) prior to the expiration of such five business day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Board of Directors of the Company determines in good faith to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Company Termination Fee, such that the Board of Directors of the Company determines, after consultation with its financial advisors and outside legal counsel, that an Adverse Recommendation Change is no longer required by its fiduciary duties under the laws of Luxembourg. During the five business day period prior to its effecting an Adverse Recommendation Change, the Company shall, and shall cause its financial advisors and outside legal counsel to, make itself and themselves, as applicable, available and participate in negotiations with Parent (to the extent that Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement that may be proposed by Parent; provided, further, that if at any time during the five business day period described in the foregoing proviso, the Superior Proposal is amended or modified in any material respect, then the Company shall notify Parent thereof in accordance with the Company’s obligations pursuant to Section 5.02(b), and the Board of Directors of the Company shall not make any Adverse Recommendation Change without again complying with this Section 5.02(c) (replacing five business days with three business days). Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation pursuant to Section 5.03 to submit to a vote of the Company’s shareholders the approval of this Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement, in order to obtain the Company Shareholder Approval at the Company Shareholders Meeting; provided, however, that if the Board of Directors of the Company has made an Adverse Recommendation Change in accordance with this Section 5.02(c), then in submitting such matters to the Company Shareholders Meeting, the Board of Directors of the Company may submit such matters without recommendation, in which event the Board of Directors of the Company shall communicate the basis for its lack of a recommendation in the Proxy Statement or an appropriate amendment or supplement thereto if the Board of Directors of the Company determines, after consultation with its outside legal counsel, that such lack of recommendation and communication is required in order to comply with the directors’ fiduciary duties under the laws of Luxembourg.

(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d- 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure or communication to shareholders of the Company that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, is required in order to comply with its directors’ fiduciary duties under the laws of Luxembourg or federal securities Laws; provided, however, that in any event the Board of Directors of the Company shall not make an Adverse Recommendation Change except in accordance with Section 5.02(c). Any disclosure by the Company or the Board of Directors of the Company or any committee thereof relating to a Takeover Proposal shall be deemed to be an Adverse Recommendation Change by the Board of Directors of the Company, unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such disclosure.

(f) The Company shall use reasonable best efforts to cause all Persons, other than Parent and its Affiliates, who have been furnished confidential information relating to the Company or any of its Subsidiaries in connection with the solicitation of or discussions regarding an actual or possible Takeover Proposal within the 12 months prior to the date of this Agreement to return or destroy such information promptly.

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement in the form set forth in Section 5.02(g) of the Company Disclosure Letter, which shall include (i) standstill provisions identical to those set forth in Section 5.02(g) of the Company Disclosure Letter and (ii) such other terms and provisions as are either identical to, or no less favorable in the aggregate than, those set forth in Section 5.02(g) of the Company Disclosure Letter.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company), (ii) acquisition of 10% or more of the outstanding Company Shares, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the outstanding Company Shares or (iv) merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that did not result from a breach of this Section 5.02 that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such proposal (including value and other financial considerations, financing and legal and regulatory considerations, expense reimbursement requirements and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the this Agreement proposed by Parent in response to such Superior Proposal) would be more favorable to the Company’s shareholders than the Mergers; provided that for purposes of the definition of “Superior Proposal”, the references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “80%”.

SECTION 5.03 Preparation of the Proxy Statement and Registration Statement; Shareholders Meeting.

(a) Subject to Section 5.03(b), the Company shall take all necessary actions in accordance with applicable Law, the Company Charter and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable, and in any event (subject to applicable Luxembourg law) within 45 days, following the effectiveness of the Registration Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) after consultation with Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (iii) in its sole discretion, until the third business day after the expiration of any Adverse Recommendation Change Period. For the avoidance of any doubt, no Adverse Change Recommendation shall obviate or otherwise affect the obligation of the Company to duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval in accordance with this Section 5.03(a).

(b) As promptly as reasonably practicable after the execution of this Agreement, the Company and Parent shall prepare, and shall cooperate and provide assistance to each other in the preparation of, and file with the SEC the Proxy Statement and the Registration Statement (of which the Proxy Statement shall form a part). Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Second-Step Merger. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s shareholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, and the Company shall provide to Parent all information concerning the Company and Flagstone Bermuda as may be reasonably requested by Parent in connection with the Registration Statement. Each of the Company, Flagstone Bermuda, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement or the Registration Statement, as applicable, if and to the extent such information shall have become false or misleading in any material respect. The parties shall notify each other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all written correspondence between the applicable party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Registration Statement. The parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and the Registration Statement and to resolve such comments with the SEC. Each of Parent and the Company (i) will provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement or the Proxy Statement, as applicable, and any communications (including any responses to any comments of the SEC) prior to filing such with the SEC, (ii) will include in such document or communications all comments reasonably proposed by the other and reasonably acceptable to the other and (iii) will not file such document or communication with the SEC prior to receiving the approval of the other (which will not be unreasonably withheld, conditioned or delayed).

(c) The Company hereby acknowledges that, pursuant to the Voting Agreements, each of the shareholders of the Company party thereto has irrevocably granted to and appointed Parent and up to two of Parent’s designated representatives as such shareholder’s proxy to vote all of the Company Shares (subject to the limitations on voting rights set forth in Section 51A of the Company Charter) held by such shareholder at the Company Shareholders Meeting, solely on the matters and in the manner specified in the Voting Agreements (the “Company Shareholder Proxies”). The Company further agrees that during the Voting Period and, if applicable, the Tail Period (each, as defined in the applicable Voting Agreement), it shall recognize the grant of any such Company Shareholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the shareholders of the Company (including the Company Shareholders Meeting and any adjournment, reconvenement or postponement thereof), subject to applicable Law.

SECTION 5.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance or timing is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreements, (B) otherwise preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations required with respect to the Material Contracts, Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging this Agreement or that would otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, including by seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, in consultation and cooperation with the other and as promptly as practicable, following the date of this Agreement, file (i) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws and (ii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions. Any such filings shall be in substantial compliance with the requirements of applicable Law. Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of this Section 5.04(c), (B) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable and subject to applicable Law, of any material communication with, and any material inquiries or material requests for additional information from, any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and to the extent practicable and subject to applicable Law, secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (2) give the other party reasonable prior notice of any such meeting or conversation, (3) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto to the extent permitted by applicable Law, (4) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (5) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions except to the extent containing Trade Secrets or personally identifiable information and (D) respond to any inquiry or request from any Governmental Authority as promptly as reasonably practicable. The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law or enter into any agreement with a Governmental Authority to delay or not to consummate the First-Step Merger, the Second-Step Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which consent may not be unreasonably withheld, conditioned or delayed by a party.

SECTION 5.05 Transfer Taxes. Subject to the consummation of the Second-Step Merger, all share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the First-Step Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

SECTION 5.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties hereto agree that the initial press releases to be issued with respect to the Transactions following execution of this Agreement shall be in the forms heretofore agreed to by the parties hereto. Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement.

SECTION 5.07 Access to Information; Confidentiality. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract having an express confidentiality provision, or waive the protection of an attorney-client privilege or other legal privilege. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or a Contract having an express confidentiality provision or risk waiver of such privilege. All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company. Until the Final Effective Time, the information provided will be subject to the terms of the letter agreement dated as of March 7, 2012, by and between the Company and Parent (as amended from time to time, the “Parent Confidentiality Agreement”) and the letter agreement dated as of July 12, 2012, by and among the Company and Parent (as amended from time to time, together with the Parent Confidentiality Agreement, the “Confidentiality Agreements”).

SECTION 5.08 Indemnification and Insurance.

(a) From and after the Final Effective Time, the Surviving Company shall (i) indemnify and hold harmless each individual who at the Final Effective Time is, or at any time prior to the Final Effective Time was, a director or officer of the Company, the Intermediate Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company, the Intermediate Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company, the Intermediate Company or such Subsidiary or taken at the request of the Company, the Intermediate Company or such Subsidiary (including in connection with serving at the request of the Company, the Intermediate Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Final Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law, but only to the extent that such Indemnitees are entitled to indemnification pursuant to the Company Charter and the organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement or in any written agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee and (ii) assume all obligations of the Company, the Intermediate Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Final Effective Time as provided in the Company Charter and the organizational documents of the Intermediate Company or such Subsidiaries as in effect on the date of this Agreement or in any written agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Final Effective Time, shall cause, unless otherwise required by Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Final Effective Time, Parent shall cause the Surviving Company to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.08(a) (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08(a)) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.08(a).

(b) For the six-year period commencing immediately after the Final Effective Time, the Surviving Company shall maintain in effect the Company’s current directors’ and officers’

liability insurance covering acts or omissions occurring at or prior to the Final Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Final Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Final Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 250% of the current annual premium (such 250% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available (as determined by Parent in its reasonable discretion) at an annual premium not in excess of the Maximum Premium. The Company may prior to the Final Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Final Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.08(b) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(d) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates, amalgamates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in Section 5.08(a) is not prior to or in substitution for any such claims under such policies.

SECTION 5.09 Rule 16b-3. Prior to the Final Effective Time and in consultation with Parent, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company or Intermediate Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.10 Employee Matters.

(a) For a period of one year following the Final Effective Time (or, other than with respect to post-termination benefits and payments, if shorter, until an employee is no longer employed by Parent or any of its Subsidiaries), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the First-Step Effective Time (each, a “Company Employee”) with compensation and benefits that are substantially comparable in the aggregate to such compensation and benefits provided to the Company Employees immediately prior to the First-Step Effective Time.

(b) Without limiting the generality of Section 5.10(a), from and after the Final Effective Time, Parent shall, or shall cause the Surviving Company to, honor in accordance with their respective terms, each Company Plan set forth in Schedule 3.11(a) of the Company Disclosure Schedule (including with respect to any payments, benefits or rights arising thereunder as a result of the Transactions (either alone or in combination with any other event)), as each such Company Plan is in effect on the date hereof or is amended after the date hereof consistent with Section 5.01(a)(vii) hereof and each Company Plan that is entered into after the date hereof consistent with Section 5.01(a) of the Company Disclosure Schedule.

(c) With respect to all employee benefit plans of the Surviving Company and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service or (ii) for purposes of benefit accrual under any defined benefit pension plan.

(d) Without limiting the generality of Section 5.10(a), Parent shall, or shall cause the Surviving Company to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Final Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the First-Step Effective Time. Parent shall, or shall cause the Surviving Company to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Final Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they may be eligible to participate from and after the Final Effective Time.

(e) For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control”, the consummation of the Mergers shall be deemed to constitute a “change in control” or “change of control”.

(f) The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.10 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) create any right in any Company Employee to continued employment by Parent, the Company, the Surviving Company, or any Affiliate thereof, or limit the ability of Parent, the Company, the Surviving Company, or any Affiliate thereof, to terminate the employment of any Company Employee for any reason, (iii) require the Company, Parent, the Surviving Company, or any Affiliate thereof to continue any Company Plan or prevent the amendment, modification, or termination thereof after the Final Effective Time, or (iv) confer upon or vest in any Company Employee or other person any rights or remedies. No current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(g) With respect to the First-Step Merger and the Second-Step Merger, any notice to or consultation with any employee representative required under any collective bargaining agreement or other agreement with a labor union, works council or like organization or applicable Law has been, or prior to the Closing will be, timely completed by the Company and its Subsidiaries.

SECTION 5.11 Notification of Certain Matters; Shareholder Litigation. Prior to the Final Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, (a) of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions, and (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Closing in Article VI, or would trigger a right of termination pursuant to Article VII. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.12 Supplemental Indentures.

(a) In connection with the First-Step Merger, concurrently with or immediately prior to the Closing, the Company and Flagstone Bermuda shall cause Flagstone Bermuda to (i) issue and cause to be executed by the requisite parties a supplemental indenture pursuant to each of (A) Section 8.1 of that certain Junior Subordinated Indenture, dated as of August 23, 2006, between the Company (as successor to Flagstone Reinsurance Holdings Limited) and The Bank of New York Mellon Trust Company, National Association (as successor in interest to JPMorgan Chase Bank, National Association), as trustee, as supplemented by the First Supplemental Indenture, dated as of May 17, 2010, among the Company, Flagstone Reinsurance Holdings Limited and The Bank of New York Mellon Trust Company, National Association, as trustee, (B) Section 8.1 of that certain Junior Subordinated Indenture, dated as of June 8, 2007, among Flagstone Finance S.A., as issuer, Flagstone Reinsurance Holdings Limited, as guarantor and predecessor to the Company, and Wilmington Trust Company, as trustee, as supplemented by the First Supplemental Indenture, dated as of May 17, 2010, among Flagstone Finance S.A., the Company, as successor guarantor, and Wilmington Trust Company, as trustee, and (C) Section 8.1 of that certain Junior Subordinated Indenture, dated as of September 20, 2007, between the Company (as successor to Flagstone Reinsurance Holdings Limited), and The Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, National Association), as trustee (the indentures described in clauses (A), (B) and (C), as so supplemented, collectively, the “Indentures”), and (ii) comply with the applicable provisions of the Indentures, including the delivery of any opinion of counsel required thereby.

(b) In connection with the Second-Step Merger, concurrently with or immediately prior to the Closing, Parent shall cause the Surviving Company to (i) issue and cause to be executed by the requisite parties a supplemental indenture pursuant to each of Section 8.1 of the Indentures and (ii) comply with the applicable provisions of the Indentures, including the delivery of any opinion of counsel required thereby.

(c) The Company and Flagstone Bermuda shall cooperate with Parent in connection with the preparation, execution and implementation of the supplemental indentures to be executed pursuant to this Section 5.12 and shall take all actions required in connection therewith.

SECTION 5.13 Parent Vote.

(a) Parent shall vote (or act by written consent with respect to) or cause to be voted (or an action by written consent to be given with respect to) any Company Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the approval of this Agreement, the First-Step Statutory Merger Agreement and the First-Step Merger at any meeting of shareholders of the Company at which this Agreement, the First-Step Statutory Merger Agreement and the First-Step Merger shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Second-Step Statutory Merger Agreement and the Second-Step Merger. Parent shall promptly deliver a copy of such written consent to the Company immediately following the execution of this Agreement.

SECTION 5.14 Flagstone Bermuda Shareholder Approval. Immediately following the execution of this Agreement, the Company shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Flagstone Bermuda, the Flagstone Bermuda Shareholder Approval. The Company shall promptly deliver a copy of the Flagstone Bermuda Shareholder Approval to Parent immediately following the execution of this Agreement.

SECTION 5.15 Stock Exchange Listing. Parent shall cause the Parent Shares to be issued in the Second-Step Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Final Effective Time.

SECTION 5.16 Stock Exchange De-listing. Parent shall use its reasonable best efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Final Effective Time.

SECTION 5.17 Book Value Calculation.

(a) Parent and the Company may, by written notice (a “Book Value Procedures Notice”) to the other party delivered no more than two days following the Measurement Date, request that the other party prepare an estimate of its Book Value, determined as of the Measurement Date (the “Measurement Date Book Value”). With respect to any Non-Requesting Party, the Measurement Date Book Value hereunder shall be (i) based on the consolidated interim unaudited balance sheet of such party as of the last day of the month immediately preceding the Measurement Date, but adjusted to account for any and all subsequent events occurring through and including the Measurement Date and (ii) calculated in accordance with the historical accounting methodologies, practices and procedures of the applicable party, consistently applied. For purposes of this Agreement, the “Requesting Party” shall mean the party delivering the Book Value Procedures Notice and the “Non-Requesting Party” shall mean the party receiving the Book Value Procedures Notice. For the avoidance of doubt, both Parent and the Company may submit a Book Value Procedures Notice hereunder, in which case each such party shall become both a Requesting Party with respect to the Book Value Procedures Notice that it delivers and a Non-Requesting Party with respect to the Book Value Procedures Notice that it receives.

(b) The Non-Requesting Party shall, no later than ten business days after its receipt of the Book Value Procedures Notice, prepare and deliver to the Requesting Party its calculation in reasonable detail of the Non-Requesting Party’s Measurement Date Book Value. With respect to Non- Requesting Party, the Measurement Date Book Value hereunder shall (i) be based on the consolidated interim unaudited balance sheet of such party as of the last day of the month immediately preceding the Measurement Date, but adjusted to account for any and all subsequent events occurring through and including the Measurement Date and (ii) be calculated in accordance with the historical accounting methodologies, practices and procedures of the applicable party, consistently applied. Following the delivery by the Non-Requesting Party of its calculation of its Measurement Date Book Value in accordance with this Section 5.17(b), the Non-Requesting Party shall give the Requesting Party prompt access to such information and personnel as the Requesting Party may reasonably request in connection with its review of the

Non-Requesting Party’s calculation of the Non-Requesting Party’s Measurement Date Book Value. The Requesting Party shall have five days from and after the date of delivery of the Non-Requesting Party’s calculation of its Measurement Date Book Value to review such calculation (such period, the “Requesting Party Review Period”). The Requesting Party and the Non-Requesting Party shall seek in good faith to resolve any disagreements with respect to the Non-Requesting Party’s calculation of its Measurement Date Book Value within five days following the expiration of the Requesting Party Review Period. If the Requesting Party and the Non-Requesting Party agree on the calculation of the Non-Requesting Party’s Measurement Date Book Value, then such Measurement Date Book Value as so agreed shall become final and binding on the parties. If the parties are unable to agree on the Non-Requesting Party’s Measurement Date Book Value within such five day period and the Requesting Party reasonably believes in good faith that the items remaining in dispute would, if resolved in the Requesting Party’s favor, result in the failure of the condition set forth in Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, to be satisfied, then each of the Requesting Party and the Non-Requesting Party shall use its reasonable best efforts to engage an independent accounting firm, to act as an independent expert and not as an arbitrator, that is mutually acceptable to the Requesting Party and the Non-Requesting Party (the “Accounting Firm”) within five days and shall refer the determination of the Non-Requesting Party’s Measurement Date Book Value to the Accounting Firm; provided, however, that if the Requesting Party and the Non-Requesting Party are unable to select such accounting firm within such five day period, then either party may request the American Arbitration Association’s International Centre for Dispute Resolution to appoint, within three days from the date of such request or as soon as practicable thereafter, an internationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties, and who is independent and impartial, to act as the Accounting Firm, and the accounting firm selected thereby shall be the Accounting Firm. Each of the Requesting Party and the Non-Requesting Party agree to enter into a customary engagement letter with the Accounting Firm.

(c) The Requesting Party shall, no later than ten business days after its delivery of the Book Value Procedures Notice, prepare and deliver to the Non-Requesting Party the Requesting Party’s calculation in reasonable detail of its Measurement Date Book Value. Following the delivery by the Requesting Party of the Requesting Party’s calculation of its Measurement Date Book Value in accordance with this Section 5.17(c), the Requesting Party shall give the Non-Requesting Party prompt access to such information and personnel as the Non-Requesting Party may reasonably request in connection with the Non-Requesting Party’s review of the Requesting Party’s calculation of its Measurement Date Book Value. The Non-Requesting Party shall have until the expiration of the Requesting Party Review Period to review such calculation. The Requesting Party and the Non-Requesting Party shall seek in good faith to resolve any disagreements with respect to the Requesting Party’s calculation of its Measurement Date Book Value within five days following the expiration of the Requesting Party Review Period. If the Requesting Party and the Non-Requesting Party agree on the calculation of the Requesting Party’s Measurement Date Book Value, then such Measurement Date Book Value as so agreed shall become final and binding on the parties. If the parties are unable to agree on the Requesting Party’s Measurement Date Book Value within such five day period and the Non-Requesting Party reasonably believes in good faith that the items remaining in dispute would, if resolved in the Non-Requesting Party’s favor, result in the satisfaction of the condition set forth in Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, then each of the Requesting Party and the Non-Requesting Party shall use its reasonable best efforts to engage the Accounting Firm within five days and shall refer the determination of the Requesting Party’s Measurement Date Book Value to the Accounting Firm.

(d) (i) If the determination of the Measurement Date Book Value of the Requesting Party and/or the Non-Requesting Party is referred to the Accounting Firm, each of the Requesting Party and the Non-Requesting Party shall within five days after the engagement of the

Accounting Firm submit to the Accounting Firm their respective final proposals with respect to the disputed Measurement Date Book Value calculations (and each such final proposal shall specify any items as to which the parties have been able to agree, each party’s proposal as to the items in dispute and each party’s proposed calculation of the applicable Measurement Date Book Value or Values). Each of Parent and the Company shall cooperate and assist the Accounting Firm in its review of the disputed items and the parties’ respective calculations, including by providing the Accounting Firm reasonable access to all relevant information and personnel within its control, and each shall use its reasonable best efforts to cause the Accounting Firm to issue its determination within 15 days after the submission of such final proposals to the Accounting Firm.

(ii) The Accounting Firm shall determine, based on the applicable final proposals of the Non-Requesting Party and the Requesting Party, the Measurement Date Book Value or Values in dispute, and such determination shall be final, binding and conclusive on Parent and the Company absent manifest error, and, subject to Article VIII, may be enforced as a judgment in any court having jurisdiction. The fees and expenses of the Accounting Firm shall be borne in their entirety by (A) in the event that the Accounting Firm’s determination is such that Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, is satisfied, the Requesting Party or (B) in the event that the Accounting Firm’s determination is such that Section 6.02(d), in the case that Parent is the Requesting Party, or Section 6.03(d), in the case that the Company is the Requesting Party, is not satisfied, the Non-Requesting Party.

(e) If the Walk-Away Date occurs during the pendency of any determination of Measurement Date Book Value pursuant to this Section 5.17, the Walk-Away Date shall automatically be extended for the period during which such determination is pending, plus five business days.

SECTION 5.18 Reorganization Treatment. The parties intend that the First-Step Merger and the Second-Step Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of the parties will not, and will not permit any of their respective Subsidiaries to, unless otherwise required by applicable Law, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the First-Step Merger or the Second-Step Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 5.19 Tax Representation Letters. Parent will use its reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), and Cravath, Swaine & Moore LLP, counsel to the Company (“Company’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement will have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub. The Company and Flagstone Bermuda will each use its reasonable best efforts to deliver to Parent’s Counsel and Company’s Counsel tax representation letters dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement will have been declared effective by the SEC) and signed by an officer of the Company and Flagstone Bermuda, containing representations of the Company and Flagstone Bermuda, in each case as reasonably necessary or appropriate to enable Parent’s Counsel to render the opinion described in Section 6.02(e) and Company’s Counsel to render the opinion described in Section 6.03(e).

SECTION 5.20 Treatment of Company Credit Facilities. In the event that Parent determines in its reasonable discretion that it is necessary or desirable to obtain amendments to one or more of the Company Credit Facilities on or prior to the Closing Date in order to, among other things, permit the consummation of the Mergers and the other transactions contemplated hereby, then the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with Parent in connection with the arrangement and consummation of such amendments to the Company Credit Facilities; provided that (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries prior to the Closing Date and (b) the Company shall not be required to incur any liability under any such amendments to the Company Credit Facilities prior to the Closing Date unless contingent upon the occurrence of the Closing.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of (i) the Company and Flagstone Bermuda to effect the First-Step Merger and (ii) the Intermediate Company, Parent and Merger Sub to effect the Second-Step Merger, in each case, shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Other Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Authorities referenced in Section 3.05, Section 3.05(h) of the Company Disclosure Schedule, Section 4.04 and Section 4.04(h) of the Parent Disclosure Schedule shall have been filed, have occurred or been obtained and shall be in full force and effect.

(c) No Injunctions or Restraints. (i) No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect restraining, enjoining or prohibiting consummation of either Merger and (ii) there shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Mergers, by any Governmental Authority of competent jurisdiction that makes the consummation of the Mergers illegal or otherwise restrains, enjoins or prohibits the Mergers (collectively, “Restraints”).

(d) Stock Exchange Listing. The Parent Shares to be issued in the Second-Step Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(e) Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending.

SECTION 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Second-Step Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Flagstone Bermuda (i) set forth in Section 3.07(d) shall be true and correct as of the date of this Agreement, (ii) set forth in Section 3.02(a), Section 3.02(b) and Section 3.16 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company and Flagstone Bermuda by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company and Flagstone Bermuda. The Company and Flagstone Bermuda shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the First-Step Effective Time, and Parent shall have received a certificate signed on behalf of the Company and Flagstone Bermuda by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Company Book Value. If (and only if) Parent has timely delivered a Book Value Procedures Notice in accordance with Section 5.17, (i) the Company’s Measurement Date Book Value (as finally determined in accordance with Section 5.17) shall be equal to or greater than 50% of the Company Year-End Book Value Amount, and (ii) (A) the decline (if any), on a percentage basis, in the Company’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Company Year-End Book Value Amount shall not be more than 20 percentage points greater than (B) the decline (if any), on a percentage basis, in Parent’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Parent Year-End Book Value Amount (it being understood that if Parent’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) is greater than or equal to the Parent Year-End Book Value Amount, then the decline for purposes of this clause (ii)(B) shall be deemed to be 0%).

(e) Opinion of Counsel. Parent shall have received an opinion of Parent’s Counsel, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Final Effective Time, to the effect that (i) the First-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of the Company and Flagstone Bermuda will be a party to such reorganization, (ii) the Second-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and Flagstone Bermuda will be a party to such reorganization and (iii) Parent will be treated, in respect of any shareholder who will own after the Second-Step Merger less than five percent of the issued and outstanding Parent Shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code (the “Parent Tax Opinion”). In rendering such opinion, Parent’s counsel may require and rely upon representations contained in tax representation letters of Parent, the Company and others.

(f) Parent shall have received a copy of the Company Tax Opinion.

SECTION 6.03 Conditions to Obligations of the Company. The respective obligations of (i) the Company and Flagstone Bermuda to effect the First-Step Merger and (ii) the Intermediate Company to effect the Second-Step Merger, in each case, are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.07(d) shall be true and correct as of the date of this Agreement, (ii) set forth in Section 4.02(a), Section 4.02(b) and Section 4.11 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the First-Step Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent Book Value. If (and only if) the Company has timely delivered a Book Value Procedures Notice in accordance with Section 5.17, (i) Parent’s Measurement Date Book Value (as finally determined in accordance with Section 5.17) shall be equal to or greater than 50% of the Parent Year-End Book Value Amount, and (ii) (A) the decline (if any), on a percentage basis, in Parent’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Parent Year-End Book Value Amount shall not be more than 20 percentage points greater than (B) the decline (if any), on a percentage basis, in the Company’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) from the Company Year-End Book Value Amount (it being understood that if the Company’s Measurement Date Book Value (as finally determined pursuant to Section 5.17) is greater than or equal to the Company Year-End Book Value Amount, then the decline for purposes of this clause (ii)(B) shall be deemed to be 0%).

(e) Opinion of Counsel. The Company shall have received an opinion of Company’s Counsel, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Final Effective Time, to the effect that (i) the First-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of the Company and Flagstone Bermuda will be a party to such reorganization, (ii) the Second-Step Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and Flagstone Bermuda will be a party to such reorganization, and (iii) Parent will be treated, in respect of any shareholder who will own after the Second-Step Merger less than five percent of the issued and outstanding Parent Shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code (the “Company Tax Opinion”). In rendering such opinion, the Company’s counsel may require and rely upon representations contained in tax representation letters of Parent, the Company and others.

(f) The Company shall have received a copy of the Parent Tax Opinion.

SECTION 6.04 Frustration of Closing Conditions. Neither the Company nor Flagstone Bermuda may rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by the failure of the Company or Flagstone Bermuda to perform in all material respects its obligations under this Agreement, including pursuant to Sections 5.02 and 5.03, or to use its reasonable best efforts to consummate the Transactions as required by and subject to Section 5.04. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform in all material respects its obligations under this Agreement or to use its reasonable best efforts to consummate the Transactions as required by and subject to Section 5.04.

ARTICLE VII
TERMINATION

SECTION 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the First-Step Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either of the Company or Parent:

(i) if the Mergers shall not have been consummated on or before March 31, 2013 (as such date may be extended pursuant to Section 5.17(e) or Section 8.08, the “Walk-Away Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform in all material respects its obligations under this Agreement, including, in the case of the Company, pursuant to Sections 5.02 and 5.03, or to use its reasonable best efforts to consummate the Transactions as required by and subject to Section 5.04, has been the primary cause of the failure of the Mergers to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement and used its reasonable best efforts as required by and subject to Section 5.04, to prevent the entry of and to remove such Restraint; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment, reconvenement or postponement thereof at which the vote was taken;

(c) by Parent:

(i) if the Company or Flagstone Bermuda shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements (other than Section 5.02 or 5.03) set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by the Company or Flagstone Bermuda of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) prior to receipt of the Company Shareholder Approval, if (A) the Board of Directors of the Company shall have effected an Adverse Recommendation Change or (B) there shall have occurred any willful and material breach of Section 5.02 or 5.03 by the Company, any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company; or

(iii) if Parent is a Requesting Party and has complied with Section 5.17, and, after final determination in accordance with Section 5.17, the condition set forth in Section 6.02(d) is not satisfied;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company or Flagstone Bermuda is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Company is a Requesting Party and has complied with Section 5.17, and, after final determination in accordance with Section 5.17, the condition set forth in Section 6.03(d) is not satisfied.

SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII and the Confidentiality Agreements, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or Flagstone Bermuda or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether such breach was the conscious object of the act or failure to act.

SECTION 7.03 Termination Fee.

(a) In the event that:

(i) (A) a bona fide Takeover Proposal shall have been publicly made or proposed or otherwise communicated to the Company or any of its Subsidiaries or any of their respective Representatives on or after the date of this Agreement and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (prior to obtaining the Company Shareholder Approval) or Section 7.01(b)(iii) and (C) within twelve months after the date on which this Agreement is terminated, the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated (whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, that for purposes of clause (C) of this Section 7.03(a)(i), the references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “35%”; or

(ii) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii);

then, in any such event the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (x) in the case of Section 7.03(a)(ii), within two business days after such termination or (y) in the case of Section 7.03(a)(i), concurrently upon the earlier of the entering into or consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay an aggregate amount pursuant to this Section 7.03(a) of greater than the Company Termination Fee. As used herein, “Company Termination Fee” shall mean a cash amount equal to $24.16 million; provided, however, that if the Company makes the $6 million payment provided for in Section 7.03(b) and the Company subsequently is required to pay the Company Termination Fee to Parent pursuant to Section 7.03(a)(i), then the Company shall pay Parent, concurrently upon the earlier of the entering into or consummation of such Takeover Proposal, an amount equal to the Company Termination Fee minus $6 million. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.03(a), together with any reimbursement of applicable expenses pursuant to Section 7.03(c), the receipt of the applicable Company Termination Fee and the expenses referred to in Section 7.03(c) shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) and Parent is not then in willful and material breach of any of its representations, warranties, covenants or agreements hereunder then the Company shall pay to Parent or its designee an amount equal to $6 million by wire transfer of same-day funds, within two business days after such termination.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent commences an Action which results in a judgment against the Company for the payment set forth in this Section 7.03, the Company shall pay Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01 No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, Flagstone Bermuda, Parent and Merger Sub contained in Article II and Section 5.08 shall survive the Final Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Final Effective Time.

SECTION 8.02 Amendment or Supplement. At any time prior to the First-Step Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the First-Step Merger and this Agreement by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.03 Extension of Time, Waiver, Etc. At any time prior to the First-Step Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub, on the one hand, and the Company and Flagstone Bermuda, on the other hand, each shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Flagstone Bermuda, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, together with the Voting Agreements, Confidentiality Agreements, the First-Step Statutory Merger Agreement and the Second- Step Statutory Merger Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Final Effective Time occurs, (A) the right of the holders of Intermediate Company Shares (as holders of Company Shares immediately prior to the First-Step Effective Time) to receive the Merger Consideration payable in accordance with Article II and (B) the right of holders of Share Units and Pre-Closing Vested PSUs to receive the Share Unit Consideration payable in accordance with Article II and (ii) the provisions set forth in Section 5.08 of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.07 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable to the Mergers.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. Each party hereto irrevocably consents to and grants any such court jurisdiction over the Person of such party and, to the extent legally effective, over the subject matter of such dispute and proceeding. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Walk-Away Date, any party hereto brings any action, in each case, in accordance with Section 8.07, to enforce specifically the performance of the terms and provisions hereof by any other party, the Walk-Away Date shall automatically be extended until a decision is issued on such party’s request for a preliminary injunction or temporary restraining order (or equivalent under applicable Law); provided that the parties hereto shall use their respective reasonable best efforts to cause the hearing for such request to be held as soon as reasonably practicable.

SECTION 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM08
Bermuda
Attention: Joseph E. (Jeff) Consolino
 Robert F. Kuzloski, Esq.
Facsimile: 441-278-9090
Email: jeff.consolino@validusholdings.com
 robert.kuzloski@validusholdings.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Todd Freed, Esq.
Facsimile: 917-777-3714
Email: todd.freed@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, Delaware 19899
Attention: Steven J. Daniels, Esq.
Facsimile: 302-552-3240
Email: steven.daniels@skadden.com

If to the Company or Flagstone Bermuda, to:

Flagstone Reinsurance Holdings, S.A.
65, Avenue de la Gare
L-1611 Luxembourg
Attention: William F. Fawcett, General Counsel and Secretary
Facsimile: 866-550-9460
Email: william.fawcett@flagstonere.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Sarkis Jebejian, Esq.
 Eric L. Schiele, Esq.
Facsimile: 212-474-3700
Email: sjebejian@cravath.com
 eschiele@cravath.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received (and, if applicable, confirmed) prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12 Definitions

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any cause of action, litigation, controversy, dispute, hearing, charge, complaint, demand, proceeding, suit, investigation, arbitration or action by or before any Governmental Authority.

“Additional Pre-Closing Vested PSUs” means, with respect to any Pre-Closing Vested PSUs, the excess of (i) the number of Company Shares that the holder of Pre-Closing Vested PSUs would have been entitled to receive if such Pre-Closing Vested PSUs had vested based on the attainment of all applicable performance goals at the maximum level of payment over (ii) the number of Company Shares actually received by the holder of such Pre-Closing Vested PSUs (determined without regard to tax withholding) in connection with the vesting thereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended and all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Parent SAP” means, with respect to any Parent Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator, consistently applied.

“Applicable SAP” means, with respect to any Company Reinsurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator, consistently applied.

“Average Parent Share Price” means the volume weighted average trading price of the Parent Shares on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Company and Parent) for the 10 consecutive trading days immediately preceding the second trading day prior to the Closing Date.

“Book Value” of a Person means the shareholders’ equity of such Person, calculated on a consolidated basis in accordance with GAAP applied on a basis consistent with the determination of the Company Year-End Book Value Amount, in the case of the Company, or the Parent Year-End Book Value Amount, in the case of Parent.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the Grand Duchy of Luxembourg or Bermuda are authorized or required by Law to be closed.

“Company Charter” means the Company’s articles of incorporation (STATUTS), as amended to the date of this Agreement.

“Company Credit Facilities” shall mean (i) that certain Insurance Letters of Credit - Master Agreement, dated as of April 28, 2010, between Flagstone Réassurance Suisse SA, Flagstone Capital Management Luxembourg SICAF - FIS and Citibank Europe plc, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing, and (ii) that certain $200,000,000 Multicurrency Letter of Credit Facility Agreement, dated as of August 31, 2011, by and among Flagstone Suisse, Flagstone Capital Management Luxembourg SICAF-FIS and Barclays Bank plc, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former directors, officers or employees that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any such employee pension benefit plan required by applicable Law.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Company Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law.

“Company Share Plans” means the Amended and Restated Flagstone Employee Restricted Share Unit Plan and the Amended and Restated Flagstone Performance Share Unit Plan.

“Company Year-End Book Value Amount” means $789,048,000.

“Copyrights” means copyrights, copyright registrations, copyrightable subject matter, designs, and design registrations.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Affiliates, is treated as a single employer under Section 414 of the Code.

“First-Step Statutory Merger Agreement” means the First-Step Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company and Flagstone Bermuda as contemplated by the terms hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation, government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, body, agency, official or instrumentality, domestic or foreign, whether federal, national, provincial, state, local or multinational or self-regulatory organization or other similar quasi-governmental regulatory body or arbitration panel, tribunal or arbitrator.

“Hazardous Materials” means any substance, chemical or compound which is regulated by any Environmental Law.

“Insurance Law” means all requirements relating to the sale, issuance, marketing, advertising and administration of insurance products (including licenses and appointments), all Laws applicable to the business and products of insurance or the regulation of insurance companies, whether domestic or foreign, federal, national, provincial, state, local or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.

“Intellectual Property” means all intellectual property and proprietary rights of every kind and description in any jurisdiction throughout the world, whether registered or unregistered, including all United States and foreign (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Software, (v) internet domain names, (vi) Trade Secrets, and (vii) all rights to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.12(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.12(ii) of the Parent Disclosure Schedule.

“Liens” means any pledges, liens, charges, mortgages, Encumbrances or security interests of any kind or nature.

“Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on (A) the ability of the Company or Flagstone Bermuda to consummate the Mergers or (B) the business, results of operations, properties, assets, liabilities, obligations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur pursuant to this clause (B): any effect, change, event or occurrence that results from or arises in connection with (i) changes or conditions generally affecting the property catastrophe reinsurance industry in the geographic regions in which the Company and its Subsidiaries operate or underwrite reinsurance, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or catastrophe, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, or the identity of Parent, (vii) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities, (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or (x) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i) (except to the extent resulting from events described in clause (iv) or (v)), (ii) or (ix) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the property catastrophe reinsurance industry operating in the geographic regions in which the Company and its Subsidiaries operate or underwrite reinsurance (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Measurement Date” means the first business day following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI, other than (i) Section 6.02(d) and Section 6.03(d) (as applicable), and (ii) those conditions that by their nature are to be satisfied at the Closing.

“Parent Director Stock Plan” means the Validus Holdings, Ltd. Director Stock Compensation Plan, as amended.

“Parent Equity Awards” means Parent Restricted Shares, Parent Stock Options, Parent RSUs, Parent PSUs and Parent DSUs.

“Parent Equity Plan” means each of the Validus Holdings, Ltd. 2005 Amended and Restated Long-Term Incentive Plan and Validus Holdings, Ltd. Short Term Incentive Plan.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on (A) the ability of Parent or Merger Sub to consummate the Second-Step Merger or (B) the business, results of operations, properties assets, liabilities, obligations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may occur pursuant to this clause (B): any effect, change, event or occurrence that results from or arises in connection with (i) changes or conditions generally affecting the property catastrophe reinsurance industry and insurance industries in the geographic regions in which Parent and its Subsidiaries operate or underwrite reinsurance or insurance, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or catastrophe, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, or the identity of the Company, (vii) any change or announcement of a potential change, in and of itself, in Parent’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of Parent’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of Parent’s or any of its Subsidiaries’ securities, (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or (x) any action required to be taken by Parent, or that Parent is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) is a Parent Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i) (except to the extent resulting from events described in clause (iv) or (v)), (ii) or (ix) may be taken into account in determining whether or not there has been a Parent Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the property catastrophe reinsurance industry and insurance industries operating in the geographic regions in which Parent and its Subsidiaries operate or underwrite reinsurance or insurance (in which case the incremental disproportionate effect or effects may be taken into account in determining whether or not a Parent Material Adverse Effect has occurred).

“Parent Restricted Share” means a Parent Share issued subject to vesting or other lapse restrictions under a Parent Equity Plan.

“Parent Stock Option” means an option to purchase Parent Shares granted under a Parent Equity Plan.

“Parent Stock Plans” means the Validus Holdings, Ltd. 2005 Long Term Incentive Plan and the Validus Holdings, Ltd. Short Term Incentive Plan.

“Parent Year-End Book Value Amount” means $3,448,425,000.

“Patents” means patents, patent applications, patent rights, and invention disclosures (including all reissues, divisions, continuations, continuations-in-part, reexaminations, divisionals, substitutions and extensions thereof).

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location or impair the ability to transfer such property for its present use, (ii) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, for which adequate reserves have been established on the financial statements in accordance with GAAP or Applicable SAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of the applicable Person or its Subsidiaries, (4) deposit liabilities, (5) statutory deposits, (6) ordinary-course securities lending and short-sale transactions, in the case of the Company and its Subsidiaries, in compliance with the Investment Guidelines and (B) with respect to investment securities held in the name of a nominee, custodian or other record owner, (v) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records that do not, individually or in the aggregate, affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations of such properties, (vii) licenses granted to third parties in the ordinary course of business by the applicable Person or its Subsidiaries, (viii) in the case of the Company and its Subsidiaries, Liens created by or through the actions of Parent or any of its Affiliates, (ix) transfer restrictions imposed by Law and (x) such other Liens, Encumbrances or imperfections that are not, individually or in the aggregate, material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, firm, company, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Second-Step Statutory Merger Agreement” means the Second-Step Statutory Merger Agreement in the form attached hereto as Exhibit B to be executed and delivered by Flagstone Bermuda (as predecessor to the Intermediate Company), Parent and Merger Sub as contemplated by the terms hereof.

“Software” means database rights, rights in computer programs (whether in source code, object code, or other form), algorithms, compilations and data, technology supporting the foregoing and all documentation relating to the foregoing.

“Statutory Merger Agreements” means the First-Step Statutory Merger Agreement and the Second-Step Statutory Merger Agreement.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which, directly or indirectly, securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. With respect to the Company, Star & Shield Holdings LLC is a “Subsidiary” for purposes of this Agreement.

“Trade Secrets” means trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies.

“Trademarks” means trademarks, trademark registrations, trademark applications, service marks, logos, slogans, trade dress, design rights, trade names, business names, brand names, and other similar designations of source or origin (including applications and registrations therefor), together with the goodwill symbolized by any of the foregoing, and all reissues, extensions, and renewals of any of the foregoing.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulation” means the Treasury Regulations (including temporary regulations) promulgated by the U.S. Treasury Department with respect to the Code or other United States federal Tax statutes.

(b) The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.12(a)	Section
Acceptable Confidentiality Agreement	Section 5.02(g)
Accounting Firm	Section 5.17(b)
Adverse Recommendation Change	Section 5.02(d)
Adverse Recommendation Change Period	Section 5.02(d)
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.04(a)
Bermuda Companies Act	Section 1.01
Book-Entry Share	Section 2.01(c)
Book Value Procedures Notice	Section 5.17(a)
Capitalization Date	Section 3.02(a)
Certificate	Section 2.01(c)
Certificate of First-Step Merger	Section 1.02
Certificate of Second-Step Merger	Section 1.07
Closing	Section 1.11
Closing Date	Section 1.11
Code	Section 2.03(i)
Company	Preamble
Company Board Recommendation	Section 3.04(b)
Company Disclosure Schedule	Article III
Company Employee	Section 5.10(a)
Company Filed SEC Documents	Article III
Company Insurance Approvals	Section 3.05
Company PSU	Section 2.04
Company Reinsurance Contracts	Section 3.22
Company Reinsurance Subsidiary	Section 3.19
Company Rights	Section 3.02(b)
Company RSU	Section 2.04
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(b)
Company Shareholder Approval	Section 3.04(d)
Company Shareholders Meeting	Section 5.03(a)
Company Shares	Section 2.01
Company Shareholder Proxies	Section 5.03(c)
Company Statutory Statements	Section 3.20(a)
Company Tax Opinion	Section 6.03(e)
Company Termination Fee	Section 7.03(a)
Company’s Counsel	Section 5.19
Confidentiality Agreements	Section 5.07
Contract	Section 3.04(c)
Exchange Act	Section 3.02(c)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)
Exchange Ratio	Section 2.02(c)
Final Effective Time	Section 1.07

Terms Not Defined in Section 8.12(a)	Section
First-Step Effective Time	Section 1.02
First-Step Merger	Recitals
First-Step Merger Application	Section 1.02
Flagstone Bermuda	Preamble
Flagstone Bermuda Shareholder Approval	Section 3.04(d)
Flagstone Bermuda Shares	Section 2.01
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(b)
Indemnitees	Section 5.08(b)
Indentures	Section 5.12(a)
Intermediate Company	Section 1.01
Intermediate Company Shares	Section 2.01(c)
Investment Assets	Section 3.14(a)
Investment Guidelines	Section 3.14(a)
Laws	Section 3.09
Leased Real Property	Section 3.17(b)
Luxembourg	Section 1.02
Luxembourg Company Law	Section 1.01
Luxembourg Deed Publication	Section 1.02
Luxembourg Merger Publication	Section 1.02
Luxembourg Notarial Deed	Section 1.02
Material Contract	Section 3.18(a)
Maximum Premium	Section 5.08(b)
Measurement Date Book Value	Section 5.17(a)
Mémorial C	Section 1.02
Merger Applications	Section 1.07
Merger Cash Consideration	Section 2.02(c)
Merger Consideration	Section 2.02(c)
Merger Share Consideration	Section 2.02(c)
Merger Sub	Preamble
Merger Sub Shares	Section 2.02
Mergers	Recitals
Non-Requesting Party	Section 5.17(a)
Owned Real Property	Section 3.17(a)
Parent	Preamble
Parent Bye-Laws	Section 4.01(a)
Parent Charter	Section 4.01(a)
Parent Confidentiality Agreement	Section 5.07
Parent Disclosure Schedule	Article IV
Parent DSUs	Section 4.02(a)
Parent Filed SEC Documents	Article IV
Parent Insurance Approvals	Section 4.04
Parent Insurance Subsidiary	Section 4.12
Parent PSUs	Section 4.02(a)
Parent Rights	Section 4.02(b)
Parent RSUs	Section 4.02(a)

Terms Not Defined in Section 8.12(a)	Section
Parent SEC Documents	Section 4.06(a)
Parent Securities	Section 4.02(b)
Parent Shares	Section 2.02(c)
Parent Statutory Statements	Section 4.13(a)
Parent Tax Opinion	Section 6.02(e)
Parent Tax Returns	Section 4.10(p)
Parent’s Counsel	Section 5.19
Permits	Section 3.09
Pre-Closing Vested PSU	Section 2.04(a)
Proxy Statement	Section 3.05
Real Estate Leases	Section 3.17(b)
Real Property	Section 3.17
Registrar	Section 1.02
Registration Statement	Section 3.05
Requesting Party	Section 5.17(a)
Requesting Party Review Period	Section 5.17(b)
Restraints	Section 6.01(c)
SEC	Section 3.05
Second-Step Merger	Recitals
Second-Step Merger Application	Section 1.07
Securities Act	Section 3.02(e)
Share Unit	Section 2.04
Share Unit Consideration	Section 2.04
Superior Proposal	Section 5.02(i)
Surviving Company	Section 1.06
Surviving Company Shares	Section 2.02(a)
Takeover Law	Section 3.16
Takeover Proposal	Section 5.02(g)
Tax	Section 3.10(p)
Tax Returns	Section 3.10(p)
Transfer Taxes	Section 5.05
Voting Agreements	Recitals
Walk-Away Date	Section 7.01(b)(i)
Warrant	Section 2.07

SECTION 8.13 Fees and Expenses. Whether or not either Merger is consummated, all fees and expenses incurred in connection with the Mergers, this Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FLAGSTONE REINSURANCE HOLDINGS, S.A.,
By:	/s/ David A. Brown

Name: David A. Brown
Title: Director

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED,
By:	/s/ David A. Brown

Name: David A. Brown
Title: Director

VALIDUS HOLDINGS, LTD.,
By:	/s/ Robert F. Kuzloski

Name: Robert F. Kuzloski
Title: Executive Vice President and
Chief Corporate Legal Officer

VALIDUS UPS, LTD.,
By:	/s/ Robert F. Kuzloski

Name: Robert F. Kuzloski
Title: Sole Director

EXHIBIT A

Dated [•]

FLAGSTONE REINSURANCE HOLDINGS, S.A.

and

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED

COMMON DRAFT TERM OF MERGER
(FIRST-STEP STATUTORY MERGER AGREEMENT)

THESE COMMON DRAFT TERMS OF MERGER dated [•], are made

BETWEEN:

(1)

FLAGSTONE REINSURANCE HOLDINGS, S.A., a société anonyme registered in the Grand-Duchy of Luxembourg with the companies registry the Registre de Commerce et des Sociétés (“RCS”) under number R.C.S. Luxembourg B 153.214 having its registered office at 65 Avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg (“Company”); and

(2)

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a company registered in Bermuda under number 46543 as an exempted limited liability company having its registered office at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda (“Flagstone Bermuda”).

WHEREAS:

(1)	Flagstone Bermuda is a wholly-owned subsidiary of the Company.
(2)	Validus UPS, Ltd. (“Merger Sub”)) is a wholly-owned subsidiary of Validus Holdings, Ltd. (“Parent”)).
(3)

The Company, Flagstone Bermuda, Merger Sub and Parent have entered into an Agreement and Plan of Merger dated August 30, 2012, (the “Agreement and Plan of Merger”) in terms of which, if the requisite shareholder approvals are obtained and other conditions satisfied, various business combination transactions shall proceed pursuant to which the Company will merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which merger shall immediately be followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second-Step Merger”).

(4)

In accordance with the above, the board of directors of each of the Company and Flagstone Bermuda have agreed on August 29, 2012, that the Company and Flagstone Bermuda should complete the First-Step Merger pursuant to the provisions of the Luxembourg Law on commercial companies of 10 August 1915, as amended (the “Luxembourg Company Law”), and pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”) with the Company being absorbed by Flagstone Bermuda on the terms and conditions of these common draft terms of merger (the “Agreement”).

(5)	This Agreement is the “First-Step Statutory Merger Agreement” referred to in the Agreement and Plan of Merger.
(6)

The board of directors of the Company therefore proposes to the Company’s shareholders that they approve at the extraordinary general meeting of the shareholders of the Company (duly called, convened and held, the “Extraordinary General Meeting”) this Agreement, the Agreement and Plan of Merger and the First-Step Merger.

(7)

The Second-Step Merger shall take place immediately following the First-Step Merger. Pursuant to the terms of the Agreement and Plan of Merger, the Company, as the sole shareholder of Flagstone Bermuda, has approved the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement.

IT IS HEREBY AGREED as follows:

1.	DETAILS OF THE MERGING COMPANIES AND THE COMPANY SURVIVING FROM THE FIRST-STEP MERGER
The name, form and registered office of the merging companies are as follows:

2

Flagstone Reinsurance Holdings, S.A.—Société Anonyme 65, Avenue de la Gare L-1611 Luxembourg Grand-Duchy of Luxembourg (the absorbed company for purposes of Luxembourg law)

Flagstone Reinsurance Holdings (Bermuda) Limited—an exempted limited liability company incorporated in Bermuda 2nd Floor, Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
(the absorbing company for purposes of Luxembourg law)

The name, form and registered office of the company surviving from the First-Step Merger (the “Intermediate Company”) are as follows:
Flagstone Reinsurance Holdings (Bermuda) Limited—an exempted limited liability company incorporated in Bermuda 2nd Floor, Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda.

2.	THE FIRST-STEP MERGER AND ITS EFFECTIVENESS
2.1

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Luxembourg Company Law and the Companies Act, the Company and Flagstone Bermuda shall, by means of a merger by absorption, merge pursuant to article 259 of the Luxembourg Company Law and section 104A of the Companies Act with Flagstone Bermuda surviving as the Intermediate Company, a Bermuda exempted company, and, as a result, the Company shall cease to exist. As a result of the First-Step Merger, (a) the Company will be dissolved without liquidation and all assets and liabilities of the Company shall be transferred to the Intermediate Company and (b) the shareholders of the Company shall receive shares in the Intermediate Company.

2.2	The First-Step Merger shall be conditional on:
	2.2.1	the approval of this Agreement and the First-Step Merger by the shareholders of the Company and Flagstone Bermuda;
2.2.2

as set out in the Agreement and Plan of Merger, the timely satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger and applicable law) of all of the merger conditions applicable to the First-Step Merger; and

	2.2.3	the issuance of a certificate of merger with respect to the First-Step Merger (the “Certificate of First-Step Merger”) by the Bermuda Registrar of Companies (the “Registrar”).
2.3	The First-Step Merger shall become effective at the time and date shown on the Certificate of First-Step Merger issued by the Registrar (such time, the “First-Step Effective Time”).
2.4	At the First-Step Effective Time:
2.4.1

All of the assets and liabilities of the Company and Flagstone Bermuda shall become the assets and liabilities of the Intermediate Company. The Company shall be dissolved without liquidation and shall cease to exist pursuant to the laws of Luxembourg.

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2.4.2

Each issued and outstanding share, par value $0.01 per share, of Flagstone Bermuda that is owned by the Company immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

2.4.3

All shares, par value $0.01 per share, of the Company (each a “Company Share”) that are owned by the Company as treasury shares immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.4.4

Subject to section 2.4.3, each Company Share that is issued and outstanding immediately prior to the First-Step Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable common share, of par value $0.01 per share, of the Intermediate Company (each an “Intermediate Company Share”). As of the First-Step Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each certificate previously evidencing any Company Shares (each, a “Certificate”) or, if any, uncertificated Company Shares represented by book-entry immediately prior to the First-Step Effective Time shall thereafter represent, without the requirement of any exchange thereof, that number of Intermediate Company Shares into which such Company Shares represented by such Certificate or book-entry, as applicable, have been converted pursuant to this section 2.4.4 and the right to receive dividends and other distributions in accordance with section 2.4.5, in each case without interest.

2.4.5

The Intermediate Company Shares resulting from the conversion of the Company Shares pursuant to section 2.4.4 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares previously outstanding, subject, however, to the Intermediate Company’s obligation, if applicable, to pay regular quarterly cash dividends, if any, not to exceed $0.04 per Company Share, with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of the Agreement and Plan of Merger or prior to the date of the Agreement and Plan of Merger and which remain unpaid at the First-Step Effective Time. At the First-Step Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Intermediate Company of the Company Shares that were outstanding immediately prior to the First-Step Effective Time.

3.	DATE FROM WHICH INTERMEDIATE COMPANY SHARES SHALL CARRY THE RIGHT TO PARTICIPATE IN THE PROFITS OF THE INTERMEDIATE COMPANY
3.1	The Intermediate Company Shares shall be validly issued, fully paid and non-assessable as at the First-Step Effective Time, in conformity with the provisions of the Companies Act.
3.2

The Intermediate Company Shares shall, from the date of their issuance, participate fully as to future profits, dividends and distributions of the Intermediate Company, without restriction, and whether any such profits, dividends and distributions relate to prior fiscal years of either the Company or Flagstone Bermuda or otherwise.

4.	EFFECTIVE TIME FOR ACCOUNTING AND TAX PURPOSES
4.1

The operations of the Company, as the absorbed company under Luxembourg law, are to be regarded from an accounting and tax perspective, as being carried out by the Intermediate Company with effect from [June 30, 2012].

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4.2

The accounts used as a basis for the terms and conditions of the First-Step Merger are the [Interim Financial Information dated June 30, 2012], as approved by the respective board of directors of the Company and Flagstone Bermuda on [June 30, 2012]. All of the assets and liabilities of the Company and Flagstone Bermuda shall, from an evaluation and accounting perspective, become, without adjustment, the assets and liabilities of the Intermediate Company with effect from the First-Step Effective Time.

5.	VALUATION OF THE ASSETS AND LIABILITIES TRANSFERRED TO FLAGSTONE BERMUDA

As at [June 30, 2012], the Company had total assets of $2,574,026,000 and total liabilities of $1,737,366,000. The assets and liabilities of the Company that will become the assets and liabilities of the Intermediate Company following the First-Step Merger have been valued in accordance with Luxembourg legal and regulatory requirements.

6.	MEMORANDUM OF ASSOCIATION AND BYE-LAWS
6.1

The memorandum of association of Flagstone Bermuda, as in effect immediately prior to the First-Step Effective Time, shall be the memorandum of association of the Intermediate Company until thereafter changed or amended as provided in the Agreement and Plan of Merger or pursuant to applicable law. The bye-laws of Flagstone Bermuda as in effect immediately prior to the First-Step Effective Time shall be the bye-laws of the Intermediate Company until thereafter changed or amended as provided in the Agreement and Plan of Merger or pursuant to applicable law.

6.2	The proposed memorandum of association and bye-laws of the Intermediate Company are attached as appendix 1.

7.	DIRECTORS AND AUDITORS
7.1

As a result of the First-Step Merger, the Company will cease to exist and shall continue as the Intermediate Company, and the mandates of the board of directors of the Company and the statutory auditors of the Company shall each terminate as of the First-Step Effective Time.

7.2	The names and addresses of the persons proposed to be the inaugural directors of the Intermediate Company are as follows:
	7.2.1	David Brown
7.3

Those individuals identified above currently hold office as directors of Flagstone Bermuda and shall hold office as directors of the Intermediate Company until their resignation, removal or replacement pursuant to the Second-Step Merger.

7.4

The management and supervision of the business and affairs of the Intermediate Company shall be under the control of its directors as elected from time to time subject to the provisions of the Companies Act and the memorandum of association and bye-laws of the Intermediate Company.

7.5

The Directors of the Company receive annual fees plus expenses in accordance with established policies of the Company. No special compensation is being paid to any directors in connection with the First-Step Merger.

7.6

No special compensation is paid to the Company’s auditors or independent auditors, other than their professional fees performed in connection with the First-Step Merger which includes, in the case of the independent auditors, their preparing and issuing the report on the First-Step Merger required by article 266 of the Luxembourg Company Law.

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8.	EFFECT OF THE FIRST-STEP MERGER
8.1

Following the First-Step Merger, all assets and liabilities of the Company and Flagstone Bermuda shall become by operation of law, and without regard as to the period at which they were acquired or assumed, the assets and liabilities of the Intermediate Company. The Intermediate Company shall, when such First-Step Merger has been effected, succeed to and possess without exception all of the assets, rights, privileges, powers and purposes of the Company and Flagstone Bermuda, and shall be liable for all of the liabilities, obligations and penalties of the Company and Flagstone Bermuda in accordance with applicable law.

8.2

The formalities required for the validity of the transfer of industrial and intellectual property rights and of ownership or other “rights in rem” on assets, other than collateral established on movable and immovable property, will be completed by the parties within six months after the First-Step Effective Time and will be valid vis-à-vis third parties on the conditions provided for in the specific laws governing such rights.

9.	EFFECT OF THE FIRST-STEP MERGER FOR EMPLOYEES
Neither of the merging companies has any direct employees and thus the First-Step Merger will have no effects for direct employees.

10.	RIGHTS OF CREDITORS OF THE MERGING COMPANIES
10.1

Creditors of the Company may exercise their rights in accordance with article 268 of the Luxembourg Company Law. This article provides that within two months of the publication in the Luxembourg government gazette (the Mémorial C Recueil des Sociétés et Associations) of the notarial deed recording the resolutions passed at the Extraordinary General Meeting approving this Agreement and the First-Step Merger, creditors of the merging companies, whose claims predate the date of such publication, may apply to the chamber of the district court in Luxembourg (Tribunal d’Arrondissement de et à Luxembourg) dealing with commercial matters and sitting as in urgent matters to obtain adequate security for matured or unmatured debts whether they can readily demonstrate that due to the First-Step Merger the satisfaction of their claims is at stake and that no adequate security has been obtained from the debtor company. Such request may be rejected by the court if it finds that the creditors’ rights are already adequately protected or on account of the financial position of the Company after the First-Step Merger. The merging companies may cause the application to be refused by paying the creditor, even if the debt has not yet matured. If the security is not provided within the time limit prescribed, the debt shall immediately fall due.

10.2	For further information, creditors of the Company may contact its registered office where more detailed information may be obtained free of charge.
10.3	For further information, creditors of Flagstone Bermuda may contact its registered office where more detailed information may be obtained free of charge.

11.	APPROVAL OF SHAREHOLDERS OF THE MERGING COMPANIES
11.1

This Agreement, the Agreement and Plan of Merger and the First-Step Merger shall be submitted to the vote of shareholders at the Extraordinary General Meeting of the shareholders of the Company, to be duly called, convened and held in Luxembourg, Grand Duchy of Luxembourg, which meeting shall be conducted in conformity with the quorum and voting requirements of the Luxembourg Company Law and the Company’s articles of incorporation (Statuts), as amended to the date of this Agreement.

11.2

The First-Step Merger is subject to the affirmative vote (in person or by proxy) of 75% of the Company Shares present or represented at the Extraordinary General Meeting or any adjournment, reconvening or postponement thereof in favor of the approval of this Agreement, Agreement and Plan of Merger and the First-Step Merger.

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11.3

The board of directors of the Company has determined that shareholder(s) of record of the Company at the close of business on the record date disclosed in the proxy statement/prospectus disseminated to shareholders (the “Record Date”) will be entitled to vote at the aforesaid Extraordinary General Meeting or any adjournment, reconvening or postponement thereof to deliberate on this Agreement, Agreement and Plan of Merger and the First-Step Merger.

12.	SCHEDULES AND DOCUMENTS
12.1	Appendix 1 to this Agreement shall constitute an integral part thereof.
12.2

This Agreement, as well as the documents listed in article 267 paragraph 1 of the Luxembourg Company Law may be inspected at the registered offices of each of the Company and Flagstone Bermuda and copies thereof may be obtained on request, free of charge.

12.3	In addition, the Second-Step Statutory Merger Agreement and the Agreement and Merger Plan are available at the registered offices of the Company and Flagstone Bermuda.
12.4

It is acknowledged that the Companies Act does not require a report from the board of directors of Flagstone Bermuda or of a report from its independent auditors with respect to the First-Step Merger. Therefore, in accordance with article 257, third paragraph of the Luxembourg Company Law, no such reports will be available at the registered office of either of the merging companies.

12.5	All documents of the Company referred to in article 9 of the Luxembourg Company Law are filed with the RCS under Registration Number R.C.S. Luxembourg B 153.214.
12.6

The following records of Flagstone Bermuda are available for public inspection at the office of the Registrar, save for the documents listed in paragraph 12.6.5 which are available for public inspection at the registered office of Flagstone Bermuda:

	12.6.1	the memorandum of association and any amendments thereto;
	12.6.2	the certificate of incorporation;
	12.6.3	the notice stating the registered address of Flagstone Bermuda;
	12.6.4	confirmation that there are no charges registered against Flagstone Bermuda; and
	12.6.5	the register of directors and officers and the register of members.
12.7	This Agreement is written in English followed by a French translation. In case of divergences between the English and French texts, the English version shall prevail.
12.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all such counterparts when taken together shall constitute one and the same instrument.

13.	GOVERNING LAW
13.1

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable.

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13.2

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

14.	NOTICES
14.1

Notices under this Agreement shall be given in writing by personal delivery, recorded delivery mail, courier or facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

if to the Company: Flagstone Reinsurance Holdings, S.A.—Société Anonyme 65, Avenue de la Gare L-1611 Luxembourg Grand-Duchy of Luxembourg FAO: William F. Fawcett Fax: 352 273 515 30
With a copy to: M Partners 56, rue Charles Martel L-2134 Luxembourg Grand-Duchy of Luxembourg FAO: Herman Trotskie Fax: 352 26 38 68 66
if to Flagstone Bermuda: Flagstone Reinsurance Holdings (Bermuda) Limited 2nd Floor, Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda FAO: William F. Fawcett Fax: 866 550 9460
With a copy to: Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda FAO: Brad Adderley Fax: 441 298 3340
14.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
	14.2.1	if delivered personally, on delivery;
	14.2.2	if sent by facsimile, when sent (with receipt confirmed); and
	14.2.3	if sent by recorded delivery mail or courier, on delivery.

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15.	MISCELLANEOUS
15.1	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.
15.2

This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions; provided, that in no event will this Agreement supersede the terms and conditions of the Agreement and Plan of Merger.

15.3	No party to this Agreement may terminate this Agreement or the First-Step Merger at any time, other than as expressly set out herein or in the Agreement and Plan of Merger.
15.4	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of FLAGSTONE REINSURANCE HOLDINGS, S.A.	SIGNED for and on behalf of FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED
By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT B

DATED [•]

Flagstone Reinsurance Holdings (Bermuda) Limited

AND

Validus UPS, Ltd.

AND

Validus Holdings, Ltd.

SECOND STEP MERGER
STATUTORY AGREEMENT

THIS MERGER AGREEMENT dated [•] is made

BETWEEN:

(1)

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a company registered in Bermuda under number 46543 as an exempted limited liability company having its registered office at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda (“Intermediate Company”);

(2)

VALIDUS UPS, LTD., a company registered in Bermuda under number 46838 as an exempted limited liability company having its registered office at 29 Richmond Road, Pembroke, Bermuda, HM 08 (“Merger Sub”); and

(3)

VALIDUS HOLDINGS, LTD., a company registered in Bermuda under number 37417 as an exempted limited liability company having its registered office at 29 Richmond Road, Pembroke, Bermuda, HM 08 (“Parent”).

WHEREAS:

(1)	Merger Sub is a wholly-owned subsidiary of Parent.
(2)

Intermediate Company and Merger Sub have agreed to merge pursuant to the provisions of the Companies Act 1981 Bermuda (the “Merger”) and Merger Sub will survive as a Bermuda exempted company (the “Surviving Company”) on the terms hereinafter appearing.

(3)	This Agreement is the “Second-Step Statutory Merger Agreement” as referred to in the Agreement and Plan of Merger (each as defined below).
(4)

Pursuant to the terms of the Agreement and Plan of Merger, the Company, as the sole shareholder of Flagstone Bermuda, has approved the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement.

(5)	Pursuant to the terms of the Agreement and Plan of Merger, Parent, as the sole shareholder of Merger Sub, has approved the Second-Step Merger and the Second-Step Statutory Merger Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement and Plan of Merger” means the agreement and plan of merger dated August 30, 2012 and made among the Company (1), Flagstone Bermuda (2), Parent (3) and Merger Sub (4) relating to, inter alia, the Mergers;

“Book-Entry Share” has the meaning given in the Agreement and Plan of Merger;

“Business Day” has the meaning given in the Agreement and Plan of Merger;

“Certificate” has the meaning given in the Agreement and Plan of Merger;

“Certificate of First-Step Merger” has the meaning given in the Agreement and Plan of Merger;

“Certificate of Second-Step Merger” has the meaning given in the Agreement and Plan of Merger;

“Closing Date” has the meaning given in the Agreement and Plan of Merger;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Company” has the meaning given in the Agreement and Plan of Merger;

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“Excluded Shares” means (i) all Intermediate Company Shares that are owned by the Intermediate Company as treasury shares, and (ii) any Intermediate Company Shares that are owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent immediately prior to the Final Effective Time;

“Final Effective Time” has the meaning given in the Agreement and Plan of Merger;

“First-Step Effective Time” has the meaning given in the Agreement and Plan of Merger;

“Flagstone Bermuda” has the meaning given in the Agreement and Plan of Merger;

“Intermediate Company Share” has the meaning given in the Agreement and Plan of Merger;

“Mergers” has the meaning given in the Agreement and Plan of Merger;

“Merger Conditions” means the conditions set out in Article VI in the Agreement and Plan of Merger;

“Merger Consideration” has the meaning given in the Agreement and Plan of Merger;

“Merger Sub Share” has the meaning given in the Agreement and Plan of Merger;

“Person” includes any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

“Subsidiary” means, in relation to Intermediate Company, Parent or Merger Sub, any entity, whether incorporated or unincorporated, of which securities or ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries;

“Surviving Company Share” has the meaning given in the Agreement and Plan of Merger;

“Taxes” means all taxes, charges, fees, levies or other assessments, including foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to tax; and

“Walk Away Date” means March 31, 2013.

2.	Effectiveness of the Merger
2.1

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Final Effective Time, Intermediate Company and Merger Sub shall merge pursuant to the Companies Act and Merger Sub shall survive as a Bermuda exempted company and Intermediate Company shall cease to exist and shall be struck off the Register of Companies in Bermuda.

2.2	The Merger shall be conditional on:
	2.2.1	the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) on or before the Walk Away Date of each of the Merger Conditions; and
2.2.2

the issuance of the Certificate of Second-Step Merger by the Registrar of Companies, such certificate to be issued on the Closing Date immediately following the issuance of the Certificate of First-Step Merger.

3.	Name

The Surviving Company shall be called VALIDUS UPS, LTD.

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4.	Memorandum of Association

The memorandum of association of the Surviving Company shall be in the same form as the memorandum of association of Merger Sub.

5.	Bye-laws

The bye-laws of the Surviving Company shall be in the same form as the bye-laws of Merger Sub.

6.	Directors
6.1	The names and addresses of the persons proposed to be the inaugural directors of the Surviving Company are as follows: [•] [•] [•] [•]
6.2

Those individuals identified above shall hold office as directors of the Surviving Company until the first annual general meeting of the Surviving Company or until such time as their individual appointments are terminated or their successors are elected or appointed as the case may be.

6.3

The management and supervision of the business and affairs of the Surviving Company shall be under the control of the directors of the Surviving Company from time to time subject to the provisions of the Companies Act and the bye-laws of the Surviving Company.

7.	Share Capital of Merger Sub

At the Final Effective Time, each issued and outstanding Merger Sub Share shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company.

8.	Cancellation of Shares
8.1	At the Final Effective Time:
(a)

each Intermediate Company Share owned by any direct or indirect wholly owned Subsidiary of the Intermediate Company shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration; and

(b) each Excluded Share shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

9.	Conversion of Intermediate Company Shares

Each Intermediate Company Share that is issued and outstanding immediately prior to the Final Effective Time shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration on the terms and subject to the conditions of the Agreement and Plan of Merger. As of the Final Effective Time, all such Intermediate Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Intermediate Company Shares represented thereby to be paid in consideration therefor, in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger, and the right to receive dividends and other distributions in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger, in each case without interest.

10.	Miscellaneous
10.1	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

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10.2

This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

10.3	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.
10.4

Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

10.5	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.
10.6	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
10.7

The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Agreement and Plan of Merger. In the event of any conflict or inconsistency between the terms of this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger shall prevail.

11.	Notices
11.1

Notices under this Agreement shall be given in writing by personal delivery, recorded delivery mail, courier or facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

if to Intermediate Company: Flagstone Reinsurance Holdings (Bermuda) Limited 2nd Floor, Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda FAO: William F. Fawcett Fax: 866 550 9460
With a copy to: Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda FAO: Brad Adderley Fax: 441 298 3340
if to Parent or to Merger Sub: Validus Holdings, Ltd. 29 Richmond Road Pembroke, Bermuda HM 08 FAO: Joseph E. (Jeff) Consolino Robert F. Kuzloski, Esq. Fax: (441) 278-9090

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With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 FAO: Todd Freed, Esq. Fax: 917-777-3714
and
Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899 FAO: Steven J. Daniels, Esq. Fax: 302-552-3240
11.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(a) if delivered personally, on delivery;
(b) if sent by facsimile, when sent (with receipt confirmed); and
(c) if sent by recorded delivery mail or courier, on delivery.

12.	Governing law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED	SIGNED for and on behalf of VALIDUS UPS, LTD.
By:	By:
Name:	Name:
Title:	Title:

SIGNED for and on behalf of VALIDUS HOLDINGS, LTD.
By:
Name:
Title:

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Annex B

EXECUTION COPY

Dated September 27, 2012

FLAGSTONE REINSURANCE HOLDINGS, S.A.

and

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED

COMMON DRAFT TERM OF MERGER
(FIRST-STEP STATUTORY MERGER AGREEMENT)

THESE COMMON DRAFT TERMS OF MERGER dated September 27, 2012, are made

BETWEEN:

(1)

FLAGSTONE REINSURANCE HOLDINGS, S.A., a société anonyme registered in the Grand-Duchy of Luxembourg with the companies registry the Registre de Commerce et des Sociétés (“RCS”) under number R.C.S. Luxembourg B 153.214 having its registered office at 65 Avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg (“Company”); and

(2)

FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED, a company registered in Bermuda under number 46543 as an exempted limited liability company having its registered office at 2nd Floor, Wellesley House, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda (“Flagstone Bermuda”).

WHEREAS:

(1)	Flagstone Bermuda is a wholly-owned subsidiary of the Company.
(2)	Validus UPS, Ltd. (“Merger Sub”)) is a wholly-owned subsidiary of Validus Holdings, Ltd. (“Parent”)).
(3)

The Company, Flagstone Bermuda, Merger Sub and Parent have entered into an Agreement and Plan of Merger dated August 30, 2012, (the “Agreement and Plan of Merger”) in terms of which, if the requisite shareholder approvals are obtained and other conditions satisfied, various business combination transactions shall proceed pursuant to which the Company will merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which merger shall immediately be followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second-Step Merger”).

(4)

In accordance with the above, the board of directors of each of the Company and Flagstone Bermuda have agreed on August 29, 2012, that the Company and Flagstone Bermuda should complete the First-Step Merger pursuant to the provisions of the Luxembourg Law on commercial companies of 10 August 1915, as amended (the “Luxembourg Company Law”), and pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”) with the Company being absorbed by Flagstone Bermuda on the terms and conditions of these common draft terms of merger (the “Agreement”).

(5)	This Agreement is the “First-Step Statutory Merger Agreement” referred to in the Agreement and Plan of Merger.
(6)

The board of directors of the Company therefore proposes to the Company’s shareholders that they approve at the extraordinary general meeting of the shareholders of the Company (duly called, convened and held, the “Extraordinary General Meeting”) this Agreement, the Agreement and Plan of Merger and the First-Step Merger.

(7)

The Second-Step Merger shall take place immediately following the First-Step Merger. Pursuant to the terms of the Agreement and Plan of Merger, the Company, as the sole shareholder of Flagstone Bermuda, has approved the First-Step Merger, the First-Step Statutory Merger Agreement and, subject to the completion of the First-Step Merger, the Second-Step Merger and the Second-Step Statutory Merger Agreement.

IT IS HEREBY AGREED as follows:

1.	DETAILS OF THE MERGING COMPANIES AND THE COMPANY SURVIVING FROM THE FIRST-STEP MERGER
The name, form and registered office of the merging companies are as follows:
Flagstone Reinsurance Holdings, S.A. – Société Anonyme 65, Avenue de la Gare L-1611 Luxembourg Grand-Duchy of Luxembourg (the absorbed company for purposes of Luxembourg law)

Flagstone Reinsurance Holdings (Bermuda) Limited – an exempted limited liability company incorporated in Bermuda
2nd Floor, Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
(the absorbing company for purposes of Luxembourg law)

The name, form and registered office of the company surviving from the First-Step Merger (the “Intermediate Company”) are as follows:
Flagstone Reinsurance Holdings (Bermuda) Limited – an exempted limited liability company incorporated in Bermuda 2nd Floor, Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda.

2.	THE FIRST-STEP MERGER AND ITS EFFECTIVENESS
2.1

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Luxembourg Company Law and the Companies Act, the Company and Flagstone Bermuda shall, by means of a merger by absorption, merge pursuant to article 259 of the Luxembourg Company Law and section 104A of the Companies Act with Flagstone Bermuda surviving as the Intermediate Company, a Bermuda exempted company, and, as a result, the Company shall cease to exist. As a result of the First-Step Merger, (a) the Company will be dissolved without liquidation and all assets and liabilities of the Company shall be transferred to the Intermediate Company and (b) the shareholders of the Company shall receive shares in the Intermediate Company.

2.2	The First-Step Merger shall be conditional on:
	2.2.1	the approval of this Agreement and the First-Step Merger by the shareholders of the Company and Flagstone Bermuda;
2.2.2

as set out in the Agreement and Plan of Merger, the timely satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger and applicable law) of all of the merger conditions applicable to the First-Step Merger; and

	2.2.3	the issuance of a certificate of merger with respect to the First-Step Merger (the “Certificate of First-Step Merger”) by the Bermuda Registrar of Companies (the “Registrar”).
2.3	The First-Step Merger shall become effective at the time and date shown on the Certificate of First-Step Merger issued by the Registrar (such time, the “First-Step Effective Time”).
2.4	At the First-Step Effective Time:
2.4.1

All of the assets and liabilities of the Company and Flagstone Bermuda shall become the assets and liabilities of the Intermediate Company. The Company shall be dissolved without liquidation and shall cease to exist pursuant to the laws of Luxembourg.

2.4.2

Each issued and outstanding share, par value $1.00 per share, of Flagstone Bermuda that is owned by the Company immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

2.4.3

All shares, par value $0.01 per share, of the Company (each a “Company Share”) that are owned by the Company as treasury shares immediately prior to the First-Step Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.4.4

Subject to section 2.4.3, each Company Share that is issued and outstanding immediately prior to the First-Step Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable common share, of par value $1.00 per share, of the Intermediate Company (each an “Intermediate Company Share”). As of the First-Step Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each certificate previously evidencing any Company Shares (each, a “Certificate”) or, if any, uncertificated Company Shares represented by book-entry immediately prior to the First-Step Effective Time shall thereafter represent, without the requirement of any exchange thereof, that number of Intermediate Company Shares into which such Company Shares represented by such Certificate or book-entry, as applicable, have been converted pursuant to this section 2.4.4 and the right to receive dividends and other distributions in accordance with section 2.4.5, in each case without interest.

2.4.5

The Intermediate Company Shares resulting from the conversion of the Company Shares pursuant to section 2.4.4 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares previously outstanding, subject, however, to the Intermediate Company’s obligation, if applicable, to pay regular quarterly cash dividends, if any, not to exceed $0.04 per Company Share, with a record date prior to the First-Step Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of the Agreement and Plan of Merger or prior to the date of the Agreement and Plan of Merger and which remain unpaid at the First-Step Effective Time. At the First-Step Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Intermediate Company of the Company Shares that were outstanding immediately prior to the First-Step Effective Time.

3.	DATE FROM WHICH INTERMEDIATE COMPANY SHARES SHALL CARRY THE RIGHT TO PARTICIPATE IN THE PROFITS OF THE INTERMEDIATE COMPANY
3.1	The Intermediate Company Shares shall be validly issued, fully paid and non-assessable as at the First-Step Effective Time, in conformity with the provisions of the Companies Act.
3.2

The Intermediate Company Shares shall, from the date of their issuance, participate fully as to future profits, dividends and distributions of the Intermediate Company, without restriction, and whether any such profits, dividends and distributions relate to prior fiscal years of either the Company or Flagstone Bermuda or otherwise.

4.	EFFECTIVE TIME FOR ACCOUNTING AND TAX PURPOSES
4.1

The operations of the Company, as the absorbed company under Luxembourg law, are to be regarded from an accounting perspective as being carried out by the Intermediate Company with effect from June 30, 2012, and from a tax perspective as being carried out by the Intermediate Company with effect from the First-Step Effective Time.

4.2

The accounts used as a basis for the terms and conditions of the First-Step Merger are the Interim Financial Information dated June 30, 2012, as approved by the respective board of directors of the Company and Flagstone Bermuda on June 30, 2012. All of the assets and liabilities of the Company and Flagstone Bermuda shall, from an evaluation and accounting perspective, become, without adjustment, the assets and liabilities of the Intermediate Company with effect from the First-Step Effective Time.

5.	VALUATION OF THE ASSETS AND LIABILITIES TRANSFERRED TO FLAGSTONE BERMUDA

As at June 30, 2012, the Company had total consolidated assets of $2,574,026,000 and total consolidated liabilities of $1,737,366,000. The assets and liabilities of the Company that will become the assets and liabilities of the Intermediate Company following the First-Step Merger have been valued in accordance with Luxembourg legal and regulatory requirements.

6.	MEMORANDUM OF ASSOCIATION AND BYE-LAWS
6.1

The memorandum of association of Flagstone Bermuda, as in effect immediately prior to the First-Step Effective Time, shall be the memorandum of association of the Intermediate Company until thereafter changed or amended as provided in the Agreement and Plan of Merger or pursuant to applicable law. The bye-laws of Flagstone Bermuda as in effect immediately prior to the First-Step Effective Time shall be the bye-laws of the Intermediate Company until thereafter changed or amended as provided in the Agreement and Plan of Merger or pursuant to applicable law.

6.2	The proposed memorandum of association and bye-laws of the Intermediate Company are attached as appendix 1.
7.	DIRECTORS AND AUDITORS
7.1

As a result of the First-Step Merger, the Company will cease to exist and shall continue as the Intermediate Company, and the mandates of the board of directors of the Company and the statutory auditors of the Company shall each terminate as of the First-Step Effective Time.

7.2	The names and addresses of the persons proposed to be the inaugural directors of the Intermediate Company are as follows:
	7.2.1	David Brown
7.3

Those individuals identified above currently hold office as directors of Flagstone Bermuda and shall hold office as directors of the Intermediate Company until their resignation, removal or replacement pursuant to the Second-Step Merger.

7.4

The management and supervision of the business and affairs of the Intermediate Company shall be under the control of its directors as elected from time to time subject to the provisions of the Companies Act and the memorandum of association and bye-laws of the Intermediate Company.

7.5

The Directors of the Company receive annual fees plus expenses in accordance with established policies of the Company. No special compensation is being paid to any directors in connection with the First-Step Merger.

7.6

No special compensation is paid to the Company’s auditors or independent auditors, other than their professional fees performed in connection with the First-Step Merger which includes, in the case of the independent auditors, their preparing and issuing the report on the First-Step Merger required by article 266 of the Luxembourg Company Law.

8.	EFFECT OF THE FIRST-STEP MERGER
8.1

Following the First-Step Merger, all assets and liabilities of the Company and Flagstone Bermuda shall become by operation of law, and without regard as to the period at which they were acquired or assumed, the assets and liabilities of the Intermediate Company. The Intermediate Company shall, when such First-Step Merger has been effected, succeed to and possess without exception all of the assets, rights, privileges, powers and purposes of the Company and Flagstone Bermuda, and shall be liable for all of the liabilities, obligations and penalties of the Company and Flagstone Bermuda in accordance with applicable law.

8.2

The formalities required for the validity of the transfer of industrial and intellectual property rights and of ownership or other “rights in rem” on assets, other than collateral established on movable and immovable property, will be completed by the parties within six months after the First-Step Effective Time and will be valid vis-à-vis third parties on the conditions provided for in the specific laws governing such rights.

8.3

The Company’s obligations with respect to its Junior Subordinated Deferrable Interest Debentures due September 2036 (Dollar and Euro denominated), Junior Subordinated Deferrable Interest Notes due July 2037 and Junior Subordinated Deferrable Interest Notes due September 2037 will be assumed by the Intermediate Company in connection with the First-Step Merger.

8.4	The Amended and Restated Share Purchase Warrant, dated June 25, 2010, between the Company and Leyton Limited will remain outstanding in connection with the First-Step Merger.
9.	EFFECT OF THE FIRST-STEP MERGER FOR EMPLOYEES
Neither of the merging companies has any direct employees and thus the First-Step Merger will have no effects for direct employees.
10.	RIGHTS OF CREDITORS OF THE MERGING COMPANIES
10.1

Creditors of the Company may exercise their rights in accordance with article 268 of the Luxembourg Company Law. This article provides that within two months of the publication in the Luxembourg government gazette (the Mémorial C Recueil des Sociétés et Associations) of the notarial deed recording the resolutions passed at the Extraordinary General Meeting approving this Agreement and the First-Step Merger, creditors of the merging companies, whose claims predate the date of such publication, may apply to the chamber of the district court in Luxembourg (Tribunal d’Arrondissement de et à Luxembourg) dealing with commercial matters and sitting as in urgent matters to obtain adequate security for matured or unmatured debts whether they can readily demonstrate that due to the First-Step Merger the satisfaction of their claims is at stake and that no adequate security has been obtained from the debtor company. Such request may be rejected by the court if it finds that the creditors’ rights are already adequately protected or on account of the financial position of the Company after the First-Step Merger. The merging companies may cause the application to be refused by paying the creditor, even if the debt has not yet matured. If the security is not provided within the time limit prescribed, the debt shall immediately fall due.

10.2	For further information, creditors of the Company may contact its registered office where more detailed information may be obtained free of charge.
10.3	For further information, creditors of Flagstone Bermuda may contact its registered office where more detailed information may be obtained free of charge.
11.	APPROVAL OF SHAREHOLDERS OF THE MERGING COMPANIES
11.1

This Agreement, the Agreement and Plan of Merger and the First-Step Merger shall be submitted to the vote of shareholders at the Extraordinary General Meeting of the shareholders of the Company, to be duly called, convened and held in Luxembourg, Grand Duchy of Luxembourg, which meeting shall be conducted in conformity with the quorum and voting requirements of the Luxembourg Company Law and the Company’s articles of incorporation (Statuts), as amended to the date of this Agreement.

11.2

The First-Step Merger is subject to the affirmative vote (in person or by proxy) of 75% of the Company Shares present or represented at the Extraordinary General Meeting or any adjournment, reconvening or postponement thereof in favor of the approval of this Agreement, Agreement and Plan of Merger and the First-Step Merger.

11.3

The board of directors of the Company has determined that shareholder(s) of record of the Company at the close of business on the record date disclosed in the proxy statement/prospectus disseminated to shareholders (the “Record Date”) will be entitled to vote at the aforesaid Extraordinary General Meeting or any adjournment, reconvening or postponement thereof to deliberate on this Agreement, Agreement and Plan of Merger and the First-Step Merger.

12.	SCHEDULES AND DOCUMENTS
12.1	Appendix 1 to this Agreement shall constitute an integral part thereof.
12.2

This Agreement, as well as the documents listed in article 267 paragraph 1 of the Luxembourg Company Law may be inspected at the registered offices of each of the Company and Flagstone Bermuda and copies thereof may be obtained on request, free of charge.

12.3	In addition, the Second-Step Statutory Merger Agreement and the Agreement and Merger Plan are available at the registered offices of the Company and Flagstone Bermuda.

12.4

It is acknowledged that the Companies Act does not require a report from the board of directors of Flagstone Bermuda or of a report from its independent auditors with respect to the First-Step Merger. Therefore, in accordance with article 257, third paragraph of the Luxembourg Company Law, no such reports will be available at the registered office of either of the merging companies

12.5	All documents of the Company referred to in article 9 of the Luxembourg Company Law are filed with the RCS under Registration Number R.C.S. Luxembourg B 153.214.
12.6

The following records of Flagstone Bermuda are available for public inspection at the office of the Registrar, save for the documents listed in paragraph 12.6.5 which are available for public inspection at the registered office of Flagstone Bermuda:

	12.6.1	the memorandum of association and any amendments thereto;
	12.6.2	the certificate of incorporation;
	12.6.3	the notice stating the registered address of Flagstone Bermuda;
	12.6.4	confirmation that there are no charges registered against Flagstone Bermuda; and
	12.6.5	the register of directors and officers and the register of members.
12.7	This Agreement is written in English followed by a French translation. In case of divergences between the English and French texts, the English version shall prevail.
12.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all such counterparts when taken together shall constitute one and the same instrument.
13.	GOVERNING LAW
13.1

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable.

13.2

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

14.	NOTICES
14.1

Notices under this Agreement shall be given in writing by personal delivery, recorded delivery mail, courier or facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

if to the Company:

Flagstone Reinsurance Holdings, S.A. – Société Anonyme
65, Avenue de la Gare
L-1611 Luxembourg
Grand-Duchy of Luxembourg
FAO: William F. Fawcett
Fax: 352 273 515 30

With a copy to:

M Partners
56, rue Charles Martel
L-2134 Luxembourg
Grand-Duchy of Luxembourg
FAO: Herman Trotskie
Fax: 352 26 38 68 66

if to Flagstone Bermuda:

Flagstone Reinsurance Holdings (Bermuda) Limited
2nd Floor, Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
FAO: William F. Fawcett
Fax: 866 550 9460

With a copy to:

Appleby (Bermuda) Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
FAO: Brad Adderley
Fax: 441 298 3340

14.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
	14.2.1	if delivered personally, on delivery;
	14.2.2	if sent by facsimile, when sent (with receipt confirmed); and
	14.2.3	if sent by recorded delivery mail or courier, on delivery.
15.	MISCELLANEOUS
15.1	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.
15.2

This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions; provided, that in no event will this Agreement supersede the terms and conditions of the Agreement and Plan of Merger.

15.3	No party to this Agreement may terminate this Agreement or the First-Step Merger at any time, other than as expressly set out herein or in the Agreement and Plan of Merger.
15.4	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of FLAGSTONE REINSURANCE HOLDINGS, S.A.	SIGNED for and on behalf of FLAGSTONE REINSURANCE HOLDINGS (BERMUDA) LIMITED
By: /s/ David A. Brown	By: /s/ David A. Brown
Name: David A. Brown	Name: David A. Brown
Title: Director	Title: Director

APPENDIX l
Bye-Laws and Memorandum of Association of Intermediate Company

Annex C

August 29, 2012

The Board of Directors of
Flagstone Reinsurance Holdings S.A.
37 Val St. Andre
L-1128 Luxembourg

Members of the Board of Directors:

We understand that Flagstone Reinsurance Holdings S.A., a Luxembourg corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), among Flagstone Bermuda, a Bermuda exempted company and a wholly owned subsidiary of the Company (“Flagstone Bermuda”), Validus Holdings Ltd., a Bermuda exempted company, (the “Counterparty”) and Merger Sub, a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”) (the “Transaction”). Subject to the terms and conditions set forth in the Agreement, the Company will merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which shall be immediately followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), so that immediately following the Mergers, the successor-in-interest to the Company will be a wholly owned subsidiary of the Counterparty. By virtue of the occurrence of the First-Step and Second-Step Merger, each share, par value $0.01 per share, of the Company (each a “Company Share”) shall be converted automatically into and shall thereafter represent the right to receive (i) 0.1935 duly authorized, validly issued, fully paid and non-assessable voting common shares, par value $0.175 per share, of the Counterparty (the “Merger Share Consideration”) and (ii) an amount in cash equal to $2.00, without interest (the “Merger Cash Consideration” and, together with the Merger Share Consideration and any cash paid in lieu of fractional shares the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii)	reviewed certain projected non-public financial statements and other projected non-public financial data relating to the Company prepared and furnished to us by management of the Company;

(iii)

reviewed certain non-public historical financial statements and other nonpublic historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iv)

discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(v)	compared certain historical non-public management projections to actual Company performance;

(vi)	reviewed the reported prices and the historical trading activity of the common stock of the Company;

(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed to be relevant;

(viii)	compared the financial performance of the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed to be relevant;

(ix)	reviewed certain publicly available business and financial information relating to the Counterparty that we deemed to be relevant;

(x)	reviewed the 2012 forecasts provided by the Counterparty, which the Counterparty confirmed in writing to be the only forecasts which they have prepared as of the present time;

(xi)	compared the financial performance of the Counterparty and its stock market trading multiples with those of certain publicly traded companies that we deemed to be relevant;

(xii)	compared the financial performance of the Counterparty and its stock market trading multiples with those of certain other transactions that we deemed to be relevant;

(xiii)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed to be relevant;

(xiv)	considered the potential pro forma impact of the Transaction;

(xv)	reviewed the Merger Agreement; and

(xvi)	performed such other analyses and examinations and considered such other factors that we deemed to be appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and the Counterparty referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company or the counterparty, as appropriate, as to the future financial performance of the Company or the Counterparty under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the holders of Company Shares.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of Company Shares from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of Company Shares should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company or the Counterparty will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will be entitled to receive a success fee if the Transaction is consummated. We will not receive a fee upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we and our affiliates provided financial advisory services to the Company and have received fees for the rendering of these services as well as the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between us or our affiliates and the Counterparty pursuant to which compensation was received by us or our affiliates as a result of such a relationship. We may provide financial or other services to the Counterparty in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, we and our affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Counterparty and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares entitled to receive such Merger Consideration.

Very truly yours,
EVERCORE GROUP L.L.C.
By: /s/ Stuart Britton
Stuart Britton Managing Director

Annex D

EXECUTION COPY

VOTING AGREEMENT

BY AND BETWEEN

VALIDUS HOLDINGS, LTD.

AND

THE SHAREHOLDERS LISTED ON SCHEDULE I HERETO

Dated as of August 30, 2012

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 30, 2012, by and among Validus Holdings, Ltd., a Bermuda exempted company (“Parent”) and the shareholders listed on Schedule I hereto (each a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of shares, par value $0.01 per share (the “Company Shares”), of Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme (the “Company”), set forth opposite such Shareholder’s name on Schedule I hereto (such Company Shares, together with any other Company Shares over which such Shareholder acquires beneficial ownership (including pursuant to Section 3.1(b)) during the period from the date hereof through the term of this Agreement (including, if applicable, the Tail Period (as defined below)) are collectively referred to herein as the “Subject Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company and a wholly-owned Subsidiary of the Company (“Flagstone Bermuda”), Parent and Validus UPS, Ltd., a Bermuda exempted company and a wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which First-Step Merger shall be immediately followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second- Step Merger” and, together with the First-Step Merger, the “Mergers”), so that immediately following the Mergers, the successor-in-interest to the Company will be a wholly owned Subsidiary of Parent;

WHEREAS, the Company’s shareholders will be required to approve the Merger Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement as a condition to the Mergers; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement, Parent and Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote the Subject Shares During the Voting Period. Each Shareholder hereby agrees that, during the period from the date hereof through the earliest to occur of (x) the termination of this Agreement pursuant to Section 6.1(a), (b) or (c) or (y) the termination of the Merger Agreement in accordance with its terms (the “Voting Period”), at any duly called meeting of the shareholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of the Company in lieu of such a meeting, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject

Shares subject to the limitations on voting rights set forth in Section 51A of the Company Charter to the extent applicable (the “Voting Rights Cut-Back”):

(a) in favor of a proposal to approve the Merger Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement;

(b) at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (a) above) in respect of which the Company’s Board of Directors has (i) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement as in effect on the date hereof as it may be amended pursuant to any waiver, modification or amendment that is not an Excluded Amendment (as defined below), (ii) disclosed the determination described in clause (i) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (iii) recommended to be adopted by the shareholders of the Company; provided, however, that the foregoing shall not require such Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Merger Agreement, that would (x) reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof or (y) otherwise be less favorable in any material respect to the Shareholder than the Merger Agreement as in effect on the date hereof (any of the foregoing, an “Excluded Amendment”);

(c) against any Takeover Proposal; and

(d) against any amendments to the Company Charter or other proposal or transaction involving the Company or any of its Subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the Mergers or change, in any manner, the voting rights of any class of share capital of the Company.

SECTION 2.2 Agreement to Vote the Subject Shares During the Tail Period. Each Shareholder hereby agrees that, during the Tail Period, at any duly called meeting of the shareholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of the Company in lieu of such a meeting, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares subject to the Voting Rights Cut-Back against any Takeover Proposal.

SECTION 2.3 Grant of Irrevocable Proxy.

(a) In furtherance of Section 2.1 and Section 2.2 of this Agreement, subject to Section 2.3(b) hereof and the proviso set forth below, each Shareholder hereby irrevocably grants to and appoints Parent and up to two (2) of Parent’s designated representatives (the “Authorized Parties”), and each of them individually, as such Shareholder’s proxy (with full power of substitution and resubstitution) for and in the name, place and stead of such Shareholder, to attend all meetings of the shareholders of the Company and to vote the Subject Shares at any meeting of the shareholders of the Company or in any action by written consent of the shareholders of the Company in lieu of such a meeting, in each case during the Voting Period and, if applicable, the Tail Period and solely on the matters and in the manner specified in Section 2.1 and Section 2.2 hereof, as applicable, in each case subject to applicable Law (the “Proxy”); provided, that in the case of any meeting of the shareholders of the Company during the Voting Period and, if applicable, the Tail Period at which a matter described in Section 2.1 or, if applicable, Section 2.2 is to be considered, such Shareholder’s grant of the Proxy contemplated by this Section 2.3(a) shall be effective if, and only if, such Shareholder has not delivered to the Secretary of the Company at least three (3) business days prior to such meeting a duly executed proxy card previously approved by Parent (such approval shall not be unreasonably withheld, conditioned or delayed) voting such Shareholder’s Subject Shares in the manner specified in Section 2.1 or Section 2.2, as applicable. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of the Company during the Voting Period and, if applicable, the Tail Period with respect to the matters set forth in Section 2.1 or during the Tail Period with respect to Section 2.2, as applicable.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by any Shareholder solely in accordance with applicable Law and will only vote the Subject Shares subject to such Proxy with respect to the matters and in the manner specified in Section 2.1 or Section 2.2 hereof, as applicable. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 2.3(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Shares and any other vote by such Shareholder of its Subject Shares during the Voting Period and, if applicable, the Tail Period.

(c) Each Shareholder hereby affirms that any Proxy granted pursuant to this Section 2.3 is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that any such Proxy will be given to secure the performance of the duties of such Shareholder under this Agreement.

(d) Any Proxy granted pursuant to this Section 2.3 by such Shareholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder to the extent inconsistent with the Proxy granted pursuant to this Agreement. Any Proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement.

(e) Each Shareholder hereby acknowledges that the Company has agreed, pursuant to Section 5.03(c) of the Merger Agreement, to recognize the Proxy at any meeting of the shareholders of the Company during the Voting Period and, if applicable, the Tail Period. Each Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing Parent to fail to recognize such Proxy.

ARTICLE III
COVENANTS

SECTION 3.1 Subject Shares.

(a) Each Shareholder agrees that during the Voting Period and, if applicable, the Tail Period it shall not, without Parent’s prior written consent, (i) directly or indirectly (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to a Transfer of any or all of the Subject Shares or consent to or approve any of the foregoing in this clause (i) or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, any or all of the Subject Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement; provided, that such Shareholder may Transfer any of its Subject Shares or any interest contained therein to any Affiliate of such Shareholder; provided; however, that (A) the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to Parent) to be bound by the provisions of this Agreement and (B) any such Transfer shall not relieve Shareholder from any liability or obligations hereunder.

(b) In the event of a share dividend or distribution, or any change in the Company Shares by reason of any share dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or similar transaction, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) Each Shareholder agrees, during the Voting Period and, if applicable, the Tail Period, to notify Parent and Merger Sub of the number of any new Company Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Article II acquired by such Shareholder, if any, after the date hereof.

SECTION 3.2 Non-Solicitation. During the Voting Period, each Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in Sections 5.02(a) (other than Section 5.02(a)(i)(D)), 5.02(b) or 5.02(c) of the Merger Agreement (subject to any exceptions therein) applicable to the Company as if such covenants were applicable to such Shareholder. For the avoidance of doubt, in no event shall any of the Shareholders be liable for the Company Termination Fee or any other amounts payable pursuant to the Merger Agreement.

SECTION 3.3 Shareholder’s Capacity; Shareholder Designees. All agreements and understandings made herein shall be made solely in a Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. For the avoidance of doubt, the parties acknowledge and agree that (a) each Shareholder is represented on the Company’s Board of Directors and agree that the designee of such Shareholder on the Company’s Board of Directors (the “Shareholder Designee”) shall be free to act in his capacity as a director of the Company in accordance with such dirctor’s fiduciary duties under the laws of Luxembourg, including with respect to any vote cast or written consent given in his capacity as a director of the Company on any matter, (b) nothing herein shall prohibit or restrict the Shareholder Designee from taking any action in his capacity as a director in facilitation of the exercise of such director’s fiduciary duties under the laws of Luxembourg to the extent permitted by Section 5.02 of the Merger Agreement and (c) no action taken by the Shareholder Designee acting solely in his capacity as a director of the Company, including any vote cast or written consent given in his capacity as a director of the Company on any matter, shall be deemed to be a breach by such Shareholder of this Agreement.

SECTION 3.4 Further Assurances. Each of the parties shall, from time to time, use its respective reasonable best efforts to perform, or cause to be performed, such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be necessary to vest in another party the power to carry out and give effect to the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Each Shareholder hereby represents and warrants to Parent as follows:

SECTION 4.1 Due Organization and Authorization. Such Shareholder is duly organized and validly existing under the Laws of the jurisdiction of its organization. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Shareholder’s name the number of Company Shares over which such Shareholder has beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the Company Shares denoted as being beneficially owned by such Shareholder on Schedule I hereto and has the sole power to vote or cause to be voted such Company Shares or shares power to vote or cause to be voted such Company Shares solely with one or more other Shareholders, in each case, subject to the Voting Rights Cut-Back. As of the date hereof, such Shareholder does not own or hold any right to acquire any additional shares of any class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares. Such Shareholder has good and valid title to the Company Shares denoted as being beneficially owned by such Shareholder on Schedule I hereto, free and clear of any and all Liens of any nature or kind whatsoever, other than (i) those created by this Agreement or (ii) those imposed under applicable securities Laws.

SECTION 4.3 No Conflicts. Other than, in the case of clauses (a) and (b)(iii) below, compliance by such Shareholder with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Shareholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable Law except as would not reasonably be expected to materially impair such Shareholder’s ability to perform its obligations under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Shareholder as follows:

SECTION 5.1 Due Organization and Authorization. Parent is a Bermuda exempted company duly organized and validly existing under the Laws of Bermuda. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Shareholders) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 5.2 No Conflicts. Other than, in the case of clauses (a) and (b)(iii) below, compliance by Parent with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable Law except as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI
TERMINATION

SECTION 6.1 Termination. This Agreement shall automatically terminate, and none of Parent or the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement among Parent and each Shareholder to terminate this Agreement; (b) the Final Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Merger Agreement that would reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof; and (d) the termination of the Merger Agreement in accordance with its terms; provided, that, with respect to a termination pursuant to this clause (d) only, in the event the Merger Agreement is terminated (i) by Parent pursuant to Section 7.01(c)(ii)(B) thereof or (ii) by the Company or Parent pursuant to Section 7.01(b)(i) (prior to obtaining the Company Shareholder Approval) or Section 7.01(b)(iii) thereof and, in the case of this clause (ii), prior to such termination a bona fide Takeover Proposal shall have been publicly made or proposed or otherwise communicated to the Company or any of its Subsidiaries or any of their respective Representatives on or after the date of the Merger Agreement and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting) then this Agreement shall terminate 90 calendar days following the termination of the Merger Agreement (such 90 day period, the “Tail Period”). The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s willful and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1 Publication. Each Shareholder hereby permits Parent and the Company to publish and disclose publicly (including in any documents and schedules filed with the Securities and Exchange Commission) such Shareholder’s identity and ownership of Company Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement as reasonably determined by Parent to be required under applicable Law or under the rules and regulations of the New York Stock Exchange.

SECTION 7.2 Fees and Expenses. Each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 7.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to it at:

Validus Holdings, Ltd. 29 Richmond Road Pembroke, Bermuda HM 08
Attention:	Joseph E. (Jeff) Consolino
Robert F. Kuzloski, Esq.
Facsimile:	(441) 278-9090
Email:	jeff.consolino@validusholdings.com
robert.kuzloski@validusholdings.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Todd Freed, Esq.
Facsimile:	917-777-3714
Email:	todd.freed@skadden.com
and
Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899
Attention:	Steven J. Daniels, Esq.
Facsimile:	302-552-3240
Email:	steven.daniels@skadden.com

If to any Shareholder, to it at:

c/o Trilantic Capital Management LLC 399 Park Avenue, 15th Floor New York, NY 10022
Attention:	E. Daniel James, Partner
Facsimile:	212 610 8410
Email:	daniel.james@trilanticpartners.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received (and, if applicable, confirmed) prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.7 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties.

SECTION 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.9 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”

or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or” and “any” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that the foregoing shall not apply to any Excluded Amendment. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable to the transactions contemplated by this Agreement.

SECTION 7.11 Specific Performance; Submission to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.11(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Parent nor the Shareholders would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. Each party hereto irrevocably consents to and grants any such court jurisdiction over the Person of such party and, to the extent legally effective, over the subject matters of such dispute and proceeding. The consents to jurisdiction and venue set forth in this Section 7.11(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.4 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 7.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.12.

SECTION 7.13 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between each Shareholder and Parent and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each Shareholder (a) is entering into this Agreement solely on its own behalf and such Shareholder shall not have any liability (regardless of the legal theory advanced) for any breach of any similar agreement by any other shareholder of the Company and (b) by entering into and performing under this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. To each Shareholder’s knowledge, such Shareholder is not an Affiliate of any other holder of Company Shares entering into a voting agreement with Parent in connection with the Merger Agreement (other than the other Shareholders) and has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

SECTION 7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile transmission or electronic “.pdf”, which shall have the full force and effect of an original signature.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VALIDUS HOLDINGS, LTD.
By:	/s/ Robert F. Kuzloski

Name: Robert F. Kuzloski
Title: Executive Vice President and Chief Corporate Legal Officer

TRILANTIC CAPITAL PARTNERS III L.P.
By: Trilantic Capital Management LLC, its investment advisor
By:	/s/ E. Daniel James

Name: E. Daniel James
Title: Vice President
TRILANTIC CAPITAL PARTNERS FUND (B) III L.P.
By: Trilantic Capital Management LLC, its investment advisor
By:	/s/ E. Daniel James

Name: E. Daniel James
Title: Vice President
TRILANTIC CAPITAL PARTNERS FUND III L.P.
By: Trilantic Capital Management LLC, its investment advisor
By:	/s/ E. Daniel James

Name: E. Daniel James
Title: Vice President
TRILANTIC CAPITAL PARTNERS FUND III ONSHORE ROLLOVER L.P.
By: Trilantic Capital Management LLC, its investment advisor
By:	/s/ E. Daniel James

Name: E. Daniel James
Title: Vice President
TCP CAPITAL PARTNERS V L.P.
By: Trilantic Capital Management LLC, its investment sub-advisor
By:	/s/ E. Daniel James

Name: E. Daniel James
Title: Vice President

Schedule I

Shareholder	Company Shares
Trilantic Capital Partners III L.P.	5,117,509
Trilantic Capital Partners Fund (B) III L.P.	1,359,223
Trilantic Capital Partners Fund III L.P.	1,127,932
TCP Capital Partners V L.P.	248,137
Trilantic Capital Partners Fund III Onshore Rollover L.P.	2,147,199

Annex E

EXECUTION COPY

VOTING AGREEMENT

BY AND BETWEEN

VALIDUS HOLDINGS, LTD.

AND

THE SHAREHOLDERS LISTED ON SCHEDULE I HERETO

Dated as of August 30, 2012

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 30, 2012, by and among Validus Holdings, Ltd., a Bermuda exempted company (“Parent”) and the shareholders listed on Schedule I hereto (each a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of shares, par value $0.01 per share (the “Company Shares”), of Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme (the “Company”), set forth opposite such Shareholder’s name on Schedule I hereto (such Company Shares, together with any other Company Shares over which such Shareholder acquires beneficial ownership (including pursuant to Section 3.1(b)) during the period from the date hereof through the term of this Agreement (including, if applicable, the Tail Period (as defined below)) are collectively referred to herein as the “Subject Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company and a wholly-owned Subsidiary of the Company (“Flagstone Bermuda”), Parent and Validus UPS, Ltd., a Bermuda exempted company and a wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into Flagstone Bermuda, with Flagstone Bermuda surviving such merger (the “First-Step Merger”), which First-Step Merger shall be immediately followed by the merger of Flagstone Bermuda with and into Merger Sub, with Merger Sub surviving such merger (the “Second- Step Merger” and, together with the First-Step Merger, the “Mergers”), so that immediately following the Mergers, the successor-in-interest to the Company will be a wholly owned Subsidiary of Parent;

WHEREAS, the Company’s shareholders will be required to approve the Merger Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement as a condition to the Mergers; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement, Parent and Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote the Subject Shares During the Voting Period. Each Shareholder hereby agrees that, during the period from the date hereof through the earliest to occur of (x) the termination of this Agreement pursuant to Section 6.1(a), (b) or (c) or (y) the termination of the Merger Agreement in accordance with its terms (the “Voting Period”), at any duly called meeting of the shareholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of the Company in lieu of such a meeting, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares subject to the limitations on voting rights set forth in Section 51A of the Company Charter to the extent applicable (the “Voting Rights Cut-Back”):

(a) in favor of a proposal to approve the Merger Agreement, the First-Step Merger and the First-Step Statutory Merger Agreement;

(b) at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (a) above) in respect of which the Company’s Board of Directors has (i) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement as in effect on the date hereof as it may be amended pursuant to any waiver, modification or amendment that is not an Excluded Amendment (as defined below), (ii) disclosed the determination described in clause (i) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (iii) recommended to be adopted by the shareholders of the Company; provided, however, that the foregoing shall not require such Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Merger Agreement, that would (x) reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof or (y) otherwise be less favorable in any material respect to the Shareholder than the Merger Agreement as in effect on the date hereof (any of the foregoing, an “Excluded Amendment”);

(c) against any Takeover Proposal; and

(d) against any amendments to the Company Charter or other proposal or transaction involving the Company or any of its Subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the Mergers or change, in any manner, the voting rights of any class of share capital of the Company.

SECTION 2.2 Agreement to Vote the Subject Shares During the Tail Period. Each Shareholder hereby agrees that, during the Tail Period, at any duly called meeting of the shareholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of the Company in lieu of such a meeting, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares subject to the Voting Rights Cut-Back against any Takeover Proposal.

SECTION 2.3 Grant of Irrevocable Proxy.

(a) In furtherance of Section 2.1 and Section 2.2 of this Agreement, subject to Section 2.3(b) hereof and the proviso set forth below, each Shareholder hereby irrevocably grants to and appoints Parent and up to two (2) of Parent’s designated representatives (the “Authorized Parties”), and each of them individually, as such Shareholder’s proxy (with full power of substitution and resubstitution) for and in the name, place and stead of such Shareholder, to attend all meetings of the shareholders of the Company and to vote the Subject Shares at any meeting of the shareholders of the Company or in any action by written consent of the shareholders of the Company in lieu of such a meeting, in each case during the Voting Period and, if applicable, the Tail Period and solely on the matters and in the manner specified in Section 2.1 and Section 2.2 hereof, as applicable, in each case subject to applicable Law (the “Proxy”); provided, that in the case of any meeting of the shareholders of the Company during the Voting Period and, if applicable, the Tail Period at which a matter described in Section 2.1 or, if applicable, Section 2.2 is to be considered, such Shareholder’s grant of the Proxy contemplated by this Section 2.3(a) shall be effective if, and only if, such Shareholder has not delivered to the Secretary of the Company at least three (3) business days prior to such meeting a duly executed proxy card previously approved by Parent (such approval shall not be unreasonably withheld, conditioned or delayed) voting such Shareholder’s Subject Shares in the manner specified in Section 2.1 or Section 2.2, as applicable. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of the Company during the Voting Period and, if applicable, the Tail Period with respect to the matters set forth in Section 2.1 or during the Tail Period with respect to Section 2.2, as applicable.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by any Shareholder solely in accordance with applicable Law and will only vote the Subject Shares subject to such Proxy with respect to the matters and in the manner specified in Section 2.1 or Section 2.2 hereof, as applicable. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 2.3(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Shares and any other vote by such Shareholder of its Subject Shares during the Voting Period and, if applicable, the Tail Period.

(c) Each Shareholder hereby affirms that any Proxy granted pursuant to this Section 2.3 is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that any such Proxy will be given to secure the performance of the duties of such Shareholder under this Agreement.

(d) Any Proxy granted pursuant to this Section 2.3 by such Shareholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder to the extent inconsistent with the Proxy granted pursuant to this Agreement. Any Proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement.

(e) Each Shareholder hereby acknowledges that the Company has agreed, pursuant to Section 5.03(c) of the Merger Agreement, to recognize the Proxy at any meeting of the shareholders of the Company during the Voting Period and, if applicable, the Tail Period. Each Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing Parent to fail to recognize such Proxy.

ARTICLE III
COVENANTS

SECTION 3.1 Subject Shares.

(a) Each Shareholder agrees that during the Voting Period and, if applicable, the Tail Period it shall not, without Parent’s prior written consent, (i) directly or indirectly (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to a Transfer of any or all of the Subject Shares or consent to or approve any of the foregoing in this clause (i) or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, any or all of the Subject Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement; provided, that such Shareholder may Transfer any of its Subject Shares or any interest contained therein to any Affiliate of such Shareholder; provided; however, that (A) the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to Parent) to be bound by the provisions of this Agreement and (B) any such Transfer shall not relieve Shareholder from any liability or obligations hereunder.

(b) In the event of a share dividend or distribution, or any change in the Company Shares by reason of any share dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or similar transaction, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) Each Shareholder agrees, during the Voting Period and, if applicable, the Tail Period, to notify Parent and Merger Sub of the number of any new Company Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Article II acquired by such Shareholder, if any, after the date hereof.

SECTION 3.2 Non-Solicitation. During the Voting Period, each Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in Sections 5.02(a) (other than Section 5.02(a)(i)(D)), 5.02(b) or 5.02(c) of the Merger Agreement (subject to any exceptions therein) applicable to the Company as if such covenants were applicable to such Shareholder. For the avoidance of doubt, in no event shall any of the Shareholders be liable for the Company Termination Fee or any other amounts payable pursuant to the Merger Agreement.

SECTION 3.3 Shareholder’s Capacity; Shareholder Designees. All agreements and understandings made herein shall be made solely in a Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. For the avoidance of doubt, the parties acknowledge and agree that (a) each Shareholder is represented on the Company’s Board of Directors and agree that the designee of such Shareholder on the Company’s Board of Directors (the “Shareholder Designee”) shall be free to act in his capacity as a director of the Company in accordance with such dirctor’s fiduciary duties under the laws of Luxembourg, including with respect to any vote cast or written consent given in his capacity as a director of the Company on any matter, (b) nothing herein shall prohibit or restrict the Shareholder Designee from taking any action in his capacity as a director in facilitation of the exercise of such director’s fiduciary duties under the laws of Luxembourg to the extent permitted by Section 5.02 of the Merger Agreement and (c) no action taken by the Shareholder Designee acting solely in his capacity as a director of the Company, including any vote cast or written consent given in his capacity as a director of the Company on any matter, shall be deemed to be a breach by such Shareholder of this Agreement.

SECTION 3.4 Further Assurances. Each of the parties shall, from time to time, use its respective reasonable best efforts to perform, or cause to be performed, such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be necessary to vest in another party the power to carry out and give effect to the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Each Shareholder hereby represents and warrants to Parent as follows:

SECTION 4.1 Due Organization and Authorization. Such Shareholder is duly organized and validly existing under the Laws of the jurisdiction of its organization. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Shareholder’s name the number of Company Shares over which such Shareholder has beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the Company Shares denoted as being beneficially owned by such Shareholder on Schedule I hereto and has the sole power to vote or cause to be voted such Company Shares or shares power to vote or cause to be voted such Company Shares solely with one or more other Shareholders, in each case, subject to the Voting Rights Cut-Back. As of the date hereof, such Shareholder does not own or hold any right to acquire any additional shares of any class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares. Such Shareholder has good and valid title to the Company Shares denoted as being beneficially owned by such Shareholder on Schedule I hereto, free and clear of any and all Liens of any nature or kind whatsoever, other than (i) those created by this Agreement or (ii) those imposed under applicable securities Laws.

SECTION 4.3 No Conflicts. Other than, in the case of clauses (a) and (b)(iii) below, compliance by such Shareholder with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Shareholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable Law except as would not reasonably be expected to materially impair such Shareholder’s ability to perform its obligations under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Shareholder as follows:

SECTION 5.1 Due Organization and Authorization. Parent is a Bermuda exempted company duly organized and validly existing under the Laws of Bermuda. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Shareholders) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 5.2 No Conflicts. Other than, in the case of clauses (a) and (b)(iii) below, compliance by Parent with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable Law except as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI
TERMINATION

SECTION 6.1 Termination. This Agreement shall automatically terminate, and none of Parent or the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement among Parent and each Shareholder to terminate this Agreement; (b) the Final Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Merger Agreement that would reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof; and (d) the termination of the Merger

Agreement in accordance with its terms; provided, that, with respect to a termination pursuant to this clause (d) only, in the event the Merger Agreement is terminated (i) by Parent pursuant to Section 7.01(c)(ii)(B) thereof or (ii) by the Company or Parent pursuant to Section 7.01(b)(i) (prior to obtaining the Company Shareholder Approval) or Section 7.01(b)(iii) thereof and, in the case of this clause (ii), prior to such termination a bona fide Takeover Proposal shall have been publicly made or proposed or otherwise communicated to the Company or any of its Subsidiaries or any of their respective Representatives on or after the date of the Merger Agreement and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting) then this Agreement shall terminate 90 calendar days following the termination of the Merger Agreement (such 90 day period, the “Tail Period”). The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s willful and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1 Publication. Each Shareholder hereby permits Parent and the Company to publish and disclose publicly (including in any documents and schedules filed with the Securities and Exchange Commission) such Shareholder’s identity and ownership of Company Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement as reasonably determined by Parent to be required under applicable Law or under the rules and regulations of the New York Stock Exchange.

SECTION 7.2 Fees and Expenses. Each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 7.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to it at:

Validus Holdings, Ltd. 29 Richmond Road Pembroke, Bermuda HM 08
Attention:	Joseph E. (Jeff) Consolino
Robert F. Kuzloski, Esq.
Facsimile:	(441) 278-9090
Email:	jeff.consolino@validusholdings.com
robert.kuzloski@validusholdings.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Todd Freed, Esq.
Facsimile:	917-777-3714
Email:	todd.freed@skadden.com
and
Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899
Attention:	Steven J. Daniels, Esq.
Facsimile:	302-552-3240
Email:	steven.daniels@skadden.com

If to any Shareholder, to it at:

c/o Lightyear Capital LLC 9 West 57th Street New York, New York 10019
Attention:	Lori Forlano
Facsimile:	(212) 328-0516
Email:	Lori.Forlano@lycap.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention:	Caroline Gottschalk
Facsimile:	(212) 455-2502
Email:	cgottschalk@stblaw.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received (and, if applicable, confirmed) prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.7 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties.

SECTION 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.9 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or” and “any” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that the foregoing shall not apply to any Excluded Amendment. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Luxembourg or Bermuda are mandatorily applicable to the transactions contemplated by this Agreement.

SECTION 7.11 Specific Performance; Submission to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.11(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Parent nor the Shareholders would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in

Luxembourg or Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County or any appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. Each party hereto irrevocably consents to and grants any such court jurisdiction over the Person of such party and, to the extent legally effective, over the subject matters of such dispute and proceeding. The consents to jurisdiction and venue set forth in this Section 7.11(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.4 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 7.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.12.

SECTION 7.13 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between each Shareholder and Parent and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each Shareholder (a) is entering into this Agreement solely on its own behalf and such Shareholder shall not have any liability (regardless of the legal theory advanced) for any breach of any similar agreement by any other shareholder of the Company and (b) by entering into and performing under this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. To each Shareholder’s knowledge, such Shareholder is not an Affiliate of any other holder of Company Shares entering into a voting agreement with Parent in connection with the Merger Agreement (other than the other Shareholders) and has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

SECTION 7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile transmission or electronic “.pdf”, which shall have the full force and effect of an original signature.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VALIDUS HOLDINGS, LTD.
By:	/s/ Robert F. Kuzloski

Name: Robert F. Kuzloski
Title: Executive Vice President and Chief Corporate Legal Officer

LIGHTYEAR FUND II (CAYMAN), L.P.
By: Lightyear Fund II (Cayman) GP, L.P., its general partner
By: Lightyear Fund II (Cayman) GP, Ltd., its general partner
By:	/s/ Timothy Kacani

Name: Timothy Kacani
Title: Authorized Signatory
LIGHTYEAR CO-INVEST PARTNERSHIP II (CAYMAN), L.P.
By: Lightyear Fund II (Cayman) GP, L.P., its general partner
By: Lightyear Fund II (Cayman) GP, Ltd., its general partner
By:	/s/ Timothy Kacani

Name: Timothy Kacani
Title: Authorized Signatory
LIGHTYEAR CAPITAL II, LLC
By: Lightyear Capital LLC, its sole member
By:	/s/ Timothy Kacani

Name: Timothy Kacani
Title: Authorized Signatory
LIGHTYEAR CAPITAL LLC
By:	/s/ Timothy Kacani

Name: Timothy Kacani
Title: Authorized Signatory

Schedule I

Shareholder	Company Shares
Lightyear Fund II (Cayman), L.P.	5,982,000
Lightyear Co-Invest Partnership II (Cayman), L.P.	18,000
Lightyear Capital II, LLC	4,060	[1]
Lightyear Capital LLC	10,879	[2]

(1)	Includes 4,060 Company restricted stock units (“RSUs”).

(2)	Includes 10,879 Company RSUs.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20. Indemnification of Directors and Officers

Bye-law 49 of the Validus bye-laws provides, among other things, that Validus will, in the case of directors and officers of Validus, and may (in the discretion of the board of directors), in the case of employees and agents, indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Validus), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, Validus, against any liability or expense actually and reasonably incurred by such person in respect thereof. Validus shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

Bye-law 49 of the Validus bye-laws also provides that none of the officers or directors of Validus will be personally liable to Validus or its shareholders for any action or failure to act to the full extent that they are indemnified under Validus’ bye-laws.

Bye-law 49A of the Validus bye-laws provides that each shareholder agrees (to the fullest extent it may lawfully do so) to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Validus, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Validus; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

Validus has purchased and maintains directors’ and officers’ liability policies. Such insurance is available to Validus’ directors and officers in accordance with its terms. In addition, certain directors may be covered by directors’ and officers’ liability insurance policies purchased by their respective employers.

Any dealer manager agreement that Validus may enter into in connection with an offering of securities pursuant to this registration statement may include provisions providing that the dealer manager is obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Validus against certain liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
2.1

Agreement and Plan of Merger, dated as of August 30, 2012, by and among Flagstone Reinsurance Holdings, S.A., Flagstone Reinsurance Holdings (Bermuda) Limited, Validus Holdings, Ltd. and Validus UPS, Ltd. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).*†

3.1	Memorandum of Association of Validus Holdings, Ltd., dated October 10, 2005 (incorporated by reference to Exhibit 3.1 to Validus’ Registration Statement on Form S-1 filed January 16, 2007).
3.2	Amended and Restated Bye-laws of Validus Holdings, Ltd., as amended (incorporated by reference to Exhibit 3.2 to Validus’ Current Report on Form 8-K filed July 31, 2007).
4.1	Specimen Common Share Certificate of Validus Holdings, Ltd. (incorporated by reference to Exhibit 4.1 to Validus’ Current Report on Form 8-K filed July 31, 2007).
4.2

Certificate of Deposit of Memorandum of Increase of Share Capital of Validus Holdings, Ltd., dated October 28, 2005 (incorporated by reference to Exhibit 4.2 to Validus’ Registration Statement on Form S-1 filed January 16, 2007).

5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the Validus common shares to be issued.**
8.1	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters.*
8.2	Form of opinion of Cravath, Swaine & Moore LLP regarding certain federal income tax matters.*
21.1	List of Subsidiaries of Validus Holdings, Ltd. (incorporated by reference to Exhibit 21 to Validus’ Annual Report on Form 10-K for the year ended December 31, 2012 filed February 17, 2012).
23.1	Consent of PricewaterhouseCoopers, independent registered public accounting firm of Validus Holdings, Ltd.*
23.2	Consent of Deloitte & Touche Ltd. (Bermuda), independent registered public accounting firm of Flagstone Reinsurance Holdings, S.A.*
23.3	Consent of Conyers Dill & Pearman Limited for legality opinion (included in Exhibit 5.1).**
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP for tax opinion (included in Exhibit 8.1).*
23.5	Consent of Cravath, Swaine & Moore LLP for tax opinion (included in Exhibit 8.2).*
99.1	Form of Proxy Card of Flagstone Reinsurance Holdings, S.A.*
99.2

Voting Agreement by and among Validus Holdings, Ltd., Trilantic Capital Partners III L.P., Trilantic Capital Partners Fund (B) III L.P., Trilantic Capital Partners Fund III L.P., TCP Capital Partners V L.P. and Trilantic Capital Partners Fund III Onshore Rollover L.P., dated as of August 30, 2012 (included as Annex D to the proxy statement/prospectus forming a part of this registration statement).*

99.3

Voting Agreement by and among Validus Holdings, Ltd., Lightyear Fund II (Cayman), L.P., Lightyear Co-Invest Partnership II (Cayman), L.P., Lightyear Capital II, LLC and Lightyear Capital LLC, dated as of August 30, 2012 (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).*

99.4	Consent of Evercore Group L.L.C.*
99.5

First-Step Statutory Merger Agreement, dated as of September 27, 2012, between Flagstone Reinsurance Holdings, S.A. and Flagstone Reinsurance Holdings (Bermuda) Limited (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).*

*	Filed herewith.

**	Previously filed.

†	Validus will furnish to the Commission, upon request, a copy of each schedule and exhibit to this agreement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, and the rules thereunder (which we refer to as the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and the rules thereunder (which we refer to as the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(G) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(H) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on October 19, 2012.

VALIDUS HOLDINGS, LTD.

By:	/s/ JOSEPH E. (JEFF) CONSOLINO Name: Joseph E. (Jeff) Consolino Title: President and Chief Financial Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by Joseph E. (Jeff) Consolino for himself and as attorney-in-fact for each other person named below in the capacities indicated on October 19, 2012:

Signature	Title

* Edward J. Noonan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ JOSEPH E. (JEFF) CONSOLINO Joseph E. (Jeff) Consolino	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Mahmoud Abdallah	Director

* Michael E. A. Carpenter	Director

* Matthew J. Grayson	Director

* Jeffrey W. Greenberg	Director

* John J. Hendrickson	Director

* Jean-Marie Nessi	Director

* Mandakini Puri	Director

* Alok Singh	Director

* Christopher E. Watson	Director

By:	/s/ JOSEPH E. (JEFF) CONSOLINO Joseph E. (Jeff) Consolino Attorney-in-fact

Authorized Representative in the U.S.:

By:	/s/ GREGORY F. LAVELLE Name: Gregory F. Lavelle, Managing Director Puglisi & Associates